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TABLE OF CONTENTS
SENECA GAMING CORPORATION INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on July 23, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SENECA GAMING CORPORATION
(Exact name of registrant as specified in its charter)

Not Applicable (State or other jurisdiction of incorporation or organization)	7990 (Primary Standard Industrial Classification Code Number)	54-2122988 (I.R.S. Employer Identification No.)

ADDITIONAL SUBSIDIARY GUARANTOR REGISTRANTS LISTED ON FOLLOWING PAGE
310 Fourth Street
Niagara Falls, New York (Seneca Nation Territory) 14303
(716) 299-1100
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

G. Michael Brown
President and Chief Executive Officer
Seneca Gaming Corporation
310 Fourth Street
Niagara Falls, New York (Seneca Nation Territory) 14303
(716) 299-1237
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Bruce S. Mendelsohn, Esq.
Akin Gump Strauss Hauer & Feld LLP
Robert S. Strauss Building
1333 New Hampshire Avenue, N.W.
Washington, D.C. 20036

        Approximate date of commencement of proposed sale to public:    As soon as practicable after the registration statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)

7 1/4% Senior Notes Due 2012	$300,000,000	100%	$300,000,000	$38,010.00

Guarantees of Senior Notes (2)	—	—	—	—

(1)
Pursuant to Rule 457(f)(2) under the Securities Act, represents the book value of the outstanding 7 1/4% Senior Notes for which the registered securities will be exchanged. Estimated solely for the purpose of calculating the registration fee.

(2)
Calculated pursuant to Rule 457(f)(2). Pursuant to Rule 457(n), no registration fee is required for the registration of the guarantees.

        The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

ADDITIONAL SUBSIDIARY GUARANTOR REGISTRANTS

Exact Name of Subsidiary Guarantor Registrant (1)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Seneca Territory Gaming Corporation	Not applicable	7990	55-0847440
Seneca Erie Gaming Corporation	Not applicable	7990	54-2122993
Seneca Niagara Falls Gaming Corporation (2)	Not applicable	7990	37-1441361

(1)
The address for each Subsidiary Guarantor Registrant is 310 Fourth Street, Niagara Falls, New York (Seneca Nation Territory) 14303.

(2)
Seneca Niagara Falls Gaming Corporation will become a guarantor of the notes after repayment of its existing senior secured term loan.

SUBJECT TO COMPLETION, DATED JULY 23, 2004

The information in this prospectus is not complete and may be changed. We may not exchange these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Seneca Gaming Corporation
Offer to Exchange
7 1/4% Senior Secured Notes Due 2012
($300,000,000 principal amount)
which have been registered under the Securities Act of 1933
for
all outstanding 7 1/4% Senior Notes Due 2012
($300,000,000 principal amount)
issued on May 5, 2004

The Exchange Offer

        The exchange offer expires at 5:00 p.m., New York City time, on            , 2004, unless extended.

        The exchange offer is not conditioned upon the tender of any minimum aggregate amount of the outstanding 7 1/4% Senior Notes due 2012, which we refer to in this prospectus as the old notes.

        All of the old notes tendered according to the procedures in this prospectus and not properly withdrawn will be exchanged for an equal principal amount of exchange notes.

        The exchange offer is not subject to any condition other than that it not violate applicable laws or any applicable interpretation of the staff of the Securities and Exchange Commission, and that no judicial or administrative proceeding be pending or shall have been threatened that would limit us from proceeding with the exchange offer.

Exchange Notes

        The terms of the exchange notes to be issued in the exchange offer are substantially identical to the old notes, except that we have registered the exchange notes with the Securities and Exchange Commission. In addition, the exchange notes will not be subject to the transfer restrictions applicable to the old notes.

        The exchange notes are unsecured and rank equally with our senior indebtedness and senior to any subordinated indebtedness. The notes are guaranteed by each of our two subsidiaries, Seneca Territory Gaming Corporation and Seneca Erie Gaming Corporation, and, after payment of its existing senior secured term loan, will be guaranteed by another of our subsidiaries, Seneca Niagara Falls Gaming Corporation.

        Interest on the exchange notes will accrue from May 5, 2004, or from the most recent interest payment date to which interest has been paid, and is payable on May 1 and November 1 of each year, beginning on November 1, 2004.

        The notes will not be listed on any securities exchange.

        The notes will mature on May 1, 2012.

        See "Risk Factors" beginning on page 17 for a discussion of factors that you should consider before participating in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
INDUSTRY AND MARKET DATA
PROSPECTUS SUMMARY
RISK FACTORS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATION
BUSINESS
MANAGEMENT
SENECA GAMING CORPORATION AND THE NATION
REGULATION OF THE NATION, SENECA GAMING CORPORATION AND ITS SUBSIDIARIES
RELATED PARTY TRANSACTIONS
MATERIAL AGREEMENTS
DESCRIPTION OF TERM LOAN
DESCRIPTION OF THE EXCHANGE NOTES
REGISTRATION RIGHTS AGREEMENT
BOOK-ENTRY; DELIVERY AND FORM
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

i

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the exchange notes to be issued in exchange for the old notes. This prospectus is part of that registration statement. As allowed by the Securities and Exchange Commission's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document. While any of the notes are outstanding, we will make available to any holders or prospective purchasers the information required by Rule 144A(d)(4) under the Securities Act during any period we are not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act.

        We are not currently subject to the periodic reporting and other informational requirements of the Exchange Act. The indenture governing the exchange notes requires that we file reports under the Exchange Act with the Securities and Exchange Commission and furnish information to the trustee and holders of the exchange notes. See "Description of the Exchange Notes—Certain Covenants—Reports." Upon the effectiveness of the registration statement, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly will file periodic reports and other information with the Securities and Exchange Commission. Such periodic reports and other information will be available for inspection and copying at the Securities and Exchange Commission's public reference room and through the Securities and Exchange Commission's web site at http://www.sec.gov. You may read and copy any document we file with the Securities and Exchange Commission at the following public reference room: Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Further information on the operation of the Public Reference Room can be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

        We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any contract or document to which we refer you in this prospectus. Requests for such documents should be directed to Seneca Gaming Corporation, 310 Fourth Street, Niagara Falls, New York (Seneca Nation Territory) 14303, Attention: Senior Vice President and General Counsel, or at (716) 299-1100. In order to obtain timely delivery, you must request documents from us no later than                    , 2004, which is five business days before the expiration of the exchange offer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of the federal securities laws. Statements regarding our expected financial condition, results of operations, business, strategies and financing plans under the headings "Summary," "Risk Factors," "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus are forward-looking statements. In addition, in those and other portions of this prospectus, the words "anticipate," "expect," "plan," "intend," "designed," "estimate," "adjust" and similar expressions, as they relate to us or our management, indicate forward-looking statements. These forward-looking statements may prove to be incorrect.

        Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors are disclosed under "Risk Factors" and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus.

        Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of this prospectus. We assume no obligation to update or revise them or provide reasons why actual results may differ. Important factors that could cause our actual results to differ materially from our expectations include, without limitation:

  •
  risks associated with completing the expansion project and future development projects on budget and on time;

  •
  risks associated with our substantial indebtedness and debt service;

  •
  the performance of our business and future operating results, including the operating results of our expansion;

  •
  our dependence on key management personnel;

  •
  existing and new competition in our markets;

  •
  our locations in a region susceptible to severe winter weather;

  •
  general, local, domestic and global business, economic and political conditions, particularly an economic downturn;

  •
  increases in the cost of compliance with laws and regulations, including environmental laws and regulations;

  •
  changes in or legal challenges to gaming laws or regulations or the Compact between the Nation and New York State;

  •
  changes in federal or state tax laws or the administration of such laws;

  •
  litigation involving the Compact and the status of the Nation's lands;

  •
  maintenance of licenses required under gaming laws and regulations and other permits and approvals required under applicable laws and regulations; and

  •
  the other risks described under the heading "Risk Factors" beginning on page 17.

INDUSTRY AND MARKET DATA

        We generate market and competitive position data on a regular basis to measure the performance of, and plan for, our business. We obtained the market and competitive position data used throughout this prospectus from our own research along with information supplied by sources that we believe are reliable. However, we have not independently verified any such third-party information and it is possible that the market data and information may not be accurate in all material respects. Accordingly, you should not rely too greatly on such data when making your investment decision. The gaming market in the Northeastern United States and Canada is subject to continual change, including changes in the number of facilities and the size of such facilities. For these and other reasons discussed in this prospectus, estimates of our future performance could prove to be materially inaccurate.

PROSPECTUS SUMMARY

        This summary provides an overview of the key aspects of the prospectus. This summary is not complete and does not contain all of the information you should consider before participating in the exchange offer. You should read all the information contained in this prospectus, including the "Risk Factors" section and the financial data and related notes, before making an investment decision. Except as otherwise indicated by the context, in this prospectus (1) "SGC" means Seneca Gaming Corporation, the issuer of the notes, (2) "SNFGC" means Seneca Niagara Falls Gaming Corporation, SGC's wholly owned subsidiary and, after repayment of its existing senior secured term loan, a guarantor of the notes, (3) "STGC" means Seneca Territory Gaming Corporation, a wholly owned subsidiary of SGC and a guarantor of the notes, (4) "SEGC" means Seneca Erie Gaming Corporation, a wholly owned subsidiary of SGC and a guarantor of the notes, (5) the "guarantors" means, collectively, STGC and SEGC and, from and after such time as its existing senior secured term loan is paid in full, SNFGC, (6) the "Nation" or "Seneca Nation of Indians" means the Seneca Nation of Indians of New York, (7) the "Compact" means the Nation-State Gaming Compact between the Seneca Nation of Indians of New York and the State of New York, dated August 18, 2002, (8) "EBITDA" means earnings before interest, taxes, depreciation and amortization, and (9) "we," "our," "ours" and "us" mean, collectively, SGC, SNFGC, STGC, and SEGC.

The Issuer

        Seneca Gaming Corporation is wholly owned by the Seneca Nation of Indians of New York and chartered to manage all of the Nation's gaming operations. The Nation has entered into a Compact with New York State that provides the Nation with the right to establish and operate three Class III gaming facilities in Western New York. We currently operate Seneca Niagara Casino and Seneca Allegany Casino, which opened on December 31, 2002 and May 1, 2004, respectively. Our two casinos are the only gaming facilities in New York State to offer both Class III slot machines and table games. As of June 30, 2004, Seneca Niagara Casino featured over 96,000 square feet of gaming space, with 3,238 slot machines, 97 table games, and 16 poker tables, and Seneca Allegany Casino featured 1,699 slot machines, 24 table games, a 450-seat bingo area, and 201 Class II video gaming machines. As of June 30, 2004, we had approximately 470,000 members in our Seneca Players Club database. As of June 30, 2004, 45.5% of the Seneca Players Club members lived in the Buffalo-Niagara area and the City of Rochester. In addition, 12.1%, 10.1%, and 19.1% lived in Ohio, Pennsylvania and other areas of New York, respectively. For the twelve months ended March 31, 2004, we generated consolidated net revenue of $291.2 million, net income of $87.2 million and EBITDA of $119.9 million.

        Under the Compact, we also have the right to establish and operate a third Class III gaming facility in Erie County, New York. If we fail to commence construction of a Class III gaming facility in Erie County by December 9, 2005, our exclusive right under the Compact to own and operate a Class III gaming facility in Erie County may terminate. On April 9, 2004, we entered into a non-binding letter of intent with Uniland Development Company, or Uniland, to purchase approximately 57.1 acres of property for this facility near the Buffalo-Niagara International Airport in Cheektowaga, New York, or the Cheektowaga Site. The letter of intent provides that our purchase of this property is subject to our ability to enter into a definitive purchase agreement, have this land placed in restricted fee for gaming by the U.S. Department of the Interior and Uniland's ability to enter into an agreement with the Town of Cheektowaga for various make whole benefits for Uniland. In May 2004, various parties, including the Mayor of the City of Buffalo, filed a complaint against Governor Pataki, the State of New York, the Town of Cheektowaga and Uniland to prohibit the sale of the Cheektowaga Site to us on the basis that the Nation's ability, pursuant to the Compact, to locate a Class III gaming facility anywhere in Erie County "in the event a site in the City of Buffalo is rejected by the Nation for any reason" is unconstitutional. On June 16, 2004, Justice Makowski of the Supreme Court of the State of New York Supreme agreed with the plaintiffs and held that the Compact provision allowing the Nation to locate a Class III gaming facility in Erie County outside the City of

Buffalo is unconstitutional. The Court's decision further permanently restrained and enjoined (1) Governor Pataki and the State of New York from any action or activity that would assist the Nation in owning and operating a Class III gaming casino in Erie County other than the City of Buffalo and (2) Uniland from the sale or transfer of the Cheektowaga Site to us. We disagree with the Court's finding and support any decision to appeal. Subsequent to this decision, Uniland requested certain amendments to the executed letter of intent for the Cheektowaga Site. We are evaluating their requested changes, but can provide you with no assurance that we will be able to reach a mutually acceptable agreement with Uniland, that Justice Makowski's decision will be successfully appealed, or that we will be able to commence construction of our third Class III gaming facility in the City of Buffalo or Erie County prior to the termination of our exclusivity period.

        Each of these existing and planned casinos is or will be owned and operated by wholly owned subsidiaries of SGC.

Seneca Niagara Casino

        Seneca Niagara Casino is located on approximately 23.1 acres on the Nation's Territory in the City of Niagara Falls, New York, approximately 20 miles north of Buffalo. Seneca Niagara Casino is open 24 hours per day, seven days per week and is our flagship gaming facility. We opened Seneca Niagara Casino on December 31, 2002 after 100 days of extensive remodeling and renovation of the former Niagara Falls Convention and Civic Center. The initial capital invested to open the Casino was approximately $95.2 million. Since opening, Seneca Niagara Casino has achieved strong financial and operating results, attracting approximately 8.4 million patrons. For the twelve months ended March 31, 2004, we generated consolidated net revenue of $291.2 million, net income of $88.1 million and EBITDA of $119.9 million. We achieved these results despite a limited offering of amenities and promotions and a lack of adequate hotel facilities for potential overnight guests.

        As of June 30, 2004, Seneca Niagara Casino featured:

  •
  over 96,000 square feet of gaming space with 3,238 slot machines, 97 table games, including blackjack, craps, and roulette, 16 poker tables, and keno;

  •
  a recently completed 2,400-space parking garage, with 11 bus bays;

  •
  additional surface parking for approximately 550 vehicles;

  •
  the Bear's Den, a 468-seat theater;

  •
  the Thunder Falls Buffet, a 410-seat international buffet;

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  Morrie's Place, a 179-seat casual restaurant;

  •
  the Western Door, a steakhouse with 175 dining seats and a 75-seat bar and lounge area; and

  •
  two snack bars.

        Seneca Niagara Casino is conveniently located on the Nation's Territory in the City of Niagara Falls, New York, approximately 20 miles north of Buffalo and approximately 90 miles west of Rochester. Our primary market includes the cities of Buffalo and Niagara Falls and covers the area in the United States within an estimated 50 miles of Seneca Niagara Casino. This area has an adult population of approximately 895,000 and a mean annual household income of more than $55,000. Our secondary market includes the City of Rochester and covers the area in the United States within an estimated 51 to 100 miles of Seneca Niagara Casino. This area has an adult population of approximately 1.6 million and a mean annual household income of more than $57,000. Our outer markets include Erie, Pennsylvania, Ohio, other areas of New York and Toronto. In addition, Niagara Falls is a major tourist destination, attracting an estimated 12.0 million visitors to the area annually.

        We believe several factors contribute to our current success, including:

  •
  an underserved local market with limited gaming and entertainment options;

  •
  an attractive demographic mix;

  •
  limited competition;

  •
  easy access by major interstate highways; and

  •
  our experienced senior management team, which has over 75 years of combined gaming experience.

Seneca Niagara Casino Expansion

        Based on Seneca Niagara Casino's strong financial performance to date, continuing growth in revenue and patron base and a growing penetration in the Ohio and Pennsylvania markets as well as regions of New York beyond the Buffalo-Niagara area, we believe that there is considerable opportunity to expand our facilities. We believe that there is substantial demand within our market that is within 100 miles of the Casino that remains largely untapped due to the limited amenities and constraints of our existing facility as well as the lack of hotel options in the immediate area for overnight guests. In order to leverage this opportunity, we plan to utilize a portion of the proceeds from the offering of the old notes, together with cash on hand and cash flow from operations, to:

  •
  construct a new luxury hotel connected to the existing Seneca Niagara Casino featuring:

  •
  approximately 600 rooms, including 118 suites of various sizes;

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  35,000 square feet of additional gaming space featuring approximately 950 slot machines;

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  a full-service luxury spa and salon;

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  a 25,200 square-foot multi-purpose room and an additional 8,000 square feet of conference and banquet space;

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  two specialty restaurants and a 24-hour casual dining restaurant; and

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  approximately 2,300 square feet of retail space; and

  •
  acquire the remaining 26.7 acres of the approximately 50 acres in the City of Niagara Falls, New York, designated by New York State under the Compact for ownership by the Nation.

        By adding 600 hotel rooms that will range in price and style and by adding amenities including restaurants, a spa and a multi-purpose room that can be used for conventions and meeting space, banquets and entertainment events, we expect to attract:

  •
  additional patrons from within our immediate market area;

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  patrons from further distances that will stay overnight; and

  •
  a broader mix of players, including more high-value gaming patrons.

        We began construction of the luxury hotel on May 18, 2004 and we expect to complete the hotel and acquire the remaining 26.7 acres by April 2006. The luxury hotel will cost approximately $198.0 million to complete, including all construction costs and costs associated with furniture, fixtures and equipment. We have entered into a $153.0 million guaranteed maximum price contract with Klewin Building Company, Inc., the general contractor and manager for the project, for the construction costs of the luxury hotel, which includes a construction contingency of approximately $8.6 million.

Seneca Allegany Casino

        Seneca Allegany Casino, our second Class III gaming facility, opened on May 1, 2004. Seneca Allegany Casino is located on the Nation's Territory in the City of Salamanca, New York and cost approximately $75.8 million in total, of which $47.1 million relates to construction, with the balance for furniture, fixtures and equipment and working capital. Substantially all construction costs have been funded from free cash flow provided by SGC. As of June 30, 2004, SGC had funded all of the construction and equipment costs.

        As of June 30, 2004, Seneca Allegany Casino featured:

  •
  over 48,000 square feet of gaming space with 1,699 slot machines and 24 table games, including blackjack, craps, and roulette, and keno;

  •
  a 450-seat bingo area;

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  surface parking for approximately 1,500 vehicles;

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  the Thunder Mountain Buffet, an international buffet; and

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  a snack bar and retail store.

        Seneca Allegany Casino is located immediately off Interstate 86. During the first month of operations, the primary market for this casino has been the area within 75 miles of Seneca Allegany Casino, which includes Erie, Pennsylvania, and the secondary market has been the area within 75 to 175 miles of Seneca Allegany Casino, which includes Cleveland and Akron, Ohio and Pittsburgh, Pennsylvania. Seneca Allegany Casino caters primarily to middle-market, drive-in patrons from the surrounding area.

Other Casino Operations

        In addition to Seneca Niagara Casino and Seneca Allegany Casino, the Compact permits the Nation to establish a Class III gaming facility "in Erie County, at a location in the City of Buffalo to be determined by the Nation, or at such other site as may be determined by the Nation in the event a site in the City of Buffalo is rejected by the Nation for any reason". The Nation's exclusivity to establish a Class III gaming facility expires on December 9, 2005 if we do not commence construction for such facility by that date. We intend to construct our third Class III gaming facility in Erie County, New York. This new Class III gaming facility, which we refer to as Seneca Erie Casino, will cater primarily to the local market in Buffalo and its suburbs. On April 9, 2004, we entered into a non-binding letter of intent with Uniland to purchase the Cheektowaga Site. Our purchase of this property is subject to our ability to enter into a definitive purchase agreement, having this land placed in restricted fee for gaming by the U.S. Department of the Interior and satisfactory resolution of any related litigation. Based on the letter of intent, the purchase agreement will provide that if we are unable to have this land placed in restricted fee status for gaming purposes or if a relevant taxing jurisdiction objects to such action, we will have the right to withdraw our offer and terminate the purchase agreement. In May 2004, various parties, including the Mayor of the City of Buffalo, filed a complaint against Governor Pataki, the State of New York, the Town of Cheektowaga and Uniland to prohibit the sale of the Cheektowaga Site to us on the basis that the Nation's ability, pursuant to the Compact, to locate a Class III gaming facility anywhere in Erie County "in the event a site in the City of Buffalo is rejected by the Nation for any reason" is unconstitutional. On June 16, 2004, Justice Makowski of the Supreme Court of the State of New York Supreme agreed with the plaintiffs and held that the Compact provision allowing the Nation to locate a Class III gaming facility in Erie County outside the City of Buffalo is unconstitutional. The Court's decision further permanently restrained and enjoined (1) Governor Pataki and the State of New York from any action or activity that would assist the Nation in owning and operating a Class III gaming casino in Erie County other than the City of Buffalo and

(2) Uniland from the sale or transfer of the Cheektowaga Site to us. We disagree with the Court's finding and support any decision to appeal. Subsequent to this decision, Uniland requested certain amendments to the executed letter of intent for the Cheektowaga Site. We are evaluating their requested changes, but can provide you with no assurance that we will be able to reach a mutually acceptable agreement with Uniland, that Justice Makowski's decision will be successfully appealed, or that we will be able to commence construction of our third Class III gaming facility in the City of Buffalo or Erie County prior to the termination of our exclusivity period. If we are able to open Seneca Erie Casino, we intend to operate Seneca Erie Casino in a manner that will complement both Seneca Niagara Casino and Seneca Allegany Casino. The timing of the opening of Seneca Erie Casino will depend on the timing of the acquisition of the site, the resolution of related litigation and other factors.

The Nation and the Compact

        The Seneca Nation of Indians is a federally recognized, self governing Indian Nation in Western New York with approximately 7,300 enrolled members. The Nation has four Territories in Western New York, the principal ones being the Cattaraugus and Allegany Territories. The Nation holds an election every two years for its three Executive Branch officers, the President (Chief Executive Officer), Treasurer (Chief Financial Officer), and the Clerk. These officers alternate between the two principal Territories, Cattaraugus and Allegany, every two years. The next election of the Executive Branch officers will be in November 2004. The Legislative Branch, or the Council, has 16 members, of which eight members are elected from each of the two principal Territories for staggered four-year terms. The Nation holds an election every two years for eight of its 16 Council members. The next election of Council members will occur in November 2004.

        The Compact, which the Nation entered into with New York State on August 18, 2002, provides the Nation with the right to establish and operate three Class III gaming facilities in Western New York. The Compact grants the Nation the exclusive right to operate specifically defined gaming devices, including slot machines, within a 10,500 square-mile geographic area in Western New York, beginning on Route 14, approximately 30 miles east of Rochester, and extending west throughout New York State. In exchange for this exclusivity, the Nation is obligated to pay exclusivity fees to New York State based on a percentage of the slot machine net drop (money dropped into the machines after payout but before our expenses). The Compact expires in November 2016 and may be renewed for an additional seven year period.

The Nation's Other Gaming Operations

        Until May 2004, the Nation, through its wholly owned business enterprise, Seneca Gaming & Entertainment, operated two Class II gaming facilities located on the Nation's Territory in the City of Salamanca and Irving, New York. Upon our opening of Seneca Allegany Casino, Seneca Gaming & Entertainment closed its gaming facility in the City of Salamanca. For the fiscal year ended September 30, 2003, the Irving Class II facility generated $25.5 million in net revenue and income from operations of $11.9 million. Seneca Gaming & Entertainment will not be a guarantor of the notes.

        The following chart illustrates the organization of the Nation's gaming operations as of June 30, 2004:

(1)
On April 9, 2004, we entered into a non-binding letter of intent with Uniland Development Company, or Uniland, to purchase approximately 57.1 acres of property for this facility near the Buffalo-Niagara International Airport in Cheektowaga, New York, or the Cheektowaga Site. The letter of intent provides that our purchase of this property is subject to our ability to enter into a definitive purchase agreement, have this land placed in restricted fee for gaming by the U.S. Department of the Interior and Uniland's ability to enter into an agreement with the Town of Cheektowaga for various make whole benefits for Uniland. In May 2004, various parties, including the Mayor of the City of Buffalo, filed a complaint against Governor Pataki, the State of New York, the Town of Cheektowaga and Uniland to prohibit the sale of the Cheektowaga Site to us on the basis that the Nation's ability, pursuant to the Compact, to locate a Class III gaming facility anywhere in Erie County "in the event a site in the City of Buffalo is rejected by the Nation for any reason" is unconstitutional. On June 16, 2004, Justice Makowski of the Supreme Court of the State of New York Supreme agreed with the plaintiffs and held that the Compact provision allowing the Nation to locate a Class III gaming facility in Erie County outside the City of Buffalo is unconstitutional. The Court's decision further permanently restrained and enjoined (1) Governor Pataki and the State of New York from any action or activity that would assist the Nation in owning and operating a Class III gaming casino in Erie County other than the City of Buffalo and (2) Uniland from the sale or transfer of the Cheektowaga Site to us. We disagree with the Court's finding and support any decision to appeal. Subsequent to this decision, Uniland requested certain amendments to the executed letter of intent for the Cheektowaga Site. We are evaluating their requested changes, but can provide you with no assurance that we will be able to reach a mutually acceptable agreement with Uniland, that Justice Makowski's decision will be successfully appealed, or that we will be able to commence construction of our third Class III gaming facility in the City of Buffalo or Erie County prior to the termination of our exclusivity period.

Failure to Exchange Your Old Notes

        Any old notes that you do not tender or that we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the old notes in this exchange offer only following the satisfaction of the procedures and conditions discussed under the caption "The Exchange Offer."

        Because we anticipate that most holders of the old notes will elect to exchange their old notes, we expect that the liquidity of the market, if any, for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the old notes.

        Our principal executive offices are located at Seneca Niagara Casino, 310 Fourth Street, Niagara Falls, New York (Nation Territory) 14303, and our telephone number is (716) 299-1100. The websites for our Seneca Niagara Casino and Seneca Allegany Casino are located at www.senecaniagaracasino.com and www.senecaalleganycasino.com, respectively. The Nation also furnishes information about Seneca Niagara Casino at www.sni.org. The information on these websites is not part of this prospectus.

        Seneca Niagara Casino, Seneca Allegany Casino and the Seneca Niagara Casino logo are registered trademarks in the U.S. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective holders.

The Exchange Offer

        On May 5, 2004, we completed a private offering of $300 million of our unregistered 7 1/4% Senior Notes due 2012, or the old notes. In this exchange offer, we are offering to exchange, for your old notes, exchange notes that are identical in all material respects to the old notes, except for transfer restrictions and registration rights that do not apply to the exchange notes, and different administrative terms.

Background of the Old Notes	We issued $300 million aggregate principal amount of our 7 1/4% Senior Notes due 2012 to Merrill Lynch, Pierce Fenner & Smith Incorporated, Merrill Lynch & Co., Banc of America Securities LLC and Wells Fargo Securities LLC, as the initial purchasers, on May 5, 2004. The initial purchasers then sold the old notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. Because they were sold pursuant to exemptions from registration, the old notes are subject to transfer restrictions. In connection with the issuance of the old notes, we entered into a registration rights agreement in which we agreed to deliver to you this prospectus and to use our reasonable best efforts to complete the exchange offer or to file and cause to become effective a shelf registration statement covering the resale of the old notes.
The Exchange Offer
We are offering to exchange up to $300 million principal amount of exchange notes for an identical principal amount of the old notes. The old notes may be exchanged only in $1,000 increments. The terms of the exchange notes are identical in all material respects to the old notes except that the exchange notes have been registered under the Securities Act. Because we have registered the exchange notes, the exchange notes will not be subject to transfer restrictions and holders of exchange notes will have no registration rights.
Expiration Date
5:00 p.m., New York City time, on , 2004 unless we extend the exchange offer. You may withdraw the old notes you tendered at any time prior to 5:00 p.m., New York City time, on the expiration date. See "The Exchange Offer — Expiration Date; Extensions; Amendments."
Withdrawal Rights
You may withdraw the old notes you tendered by furnishing a notice of withdrawal to the exchange agent or by complying with applicable Automated Tender Offer Program (ATOP) procedures of The Depository Trust Company (DTC) at any time prior to 5:00 p.m. New York City time on the expiration date. See "The Exchange Offer — Withdrawal of Tenders."

Resale of Exchange Notes
We believe you may offer for resale, sell or otherwise transfer the exchange notes you receive in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
	•	you acquire the exchange notes you receive in the exchange offer in the ordinary course of your business;
	•	you are not participating and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and
	•	you are not an affiliate of ours.

Each broker-dealer issued exchange notes in the exchange offer for its own account in exchange for the old notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes issued in the exchange offer. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.
Accrued Interest on the Exchange Notes and the Old Notes
The exchange notes will bear interest from May 5, 2004 or, if later, from the most recent date of payment of interest on the old notes. Accordingly, holders of old notes that are accepted for exchange will not receive interest that is accrued but unpaid on the old notes at the time of tender.
Conditions to the Exchange Offer	The exchange offer is subject only to the following conditions:
	•	the compliance of the exchange offer with securities laws;
	•	the proper tender of the old notes;
•
the representation by the holders of the old notes that they are not our affiliates, that the exchange notes they will receive are being acquired by them in the ordinary course of business and that at the time the exchange offer is completed the holders had no plans to participate in the distribution of the exchange notes; and
	•	no judicial or administrative proceeding is pending or shall have been threatened that would limit us from proceeding with the exchange offer.

]Representations and Warranties	By participating in the exchange offer, you represent to us that, among other things:
	•	you will acquire the exchange notes you receive in the exchange offer in the ordinary course of your business;
	•	you are not participating and have no understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and
	•	you are not an affiliate of ours or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.
Procedures for the Old Notes	To accept the exchange offer, you must send the exchange agent either:
	•	a properly completed and executed letter of transmittal; or
•
a computer-generated message transmitted by means of DTC's ATOP system that, when received by the exchange agent, will form a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal;
and either
	•	a timely confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC; or
	•	the documents necessary for compliance with the guaranteed delivery procedures described below.
Other procedures may apply to holders of certificated notes. For more information, see "The Exchange Offer — Procedures for Tendering".
Tenders by Beneficial Owners
If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender those old notes in the exchange offer, please contact the registered holder as soon as possible and instruct that holder to tender on your behalf and comply with the instructions in this prospectus.
Guaranteed Delivery Procedures
If you are unable to comply with the procedures for tendering, you may tender your old notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer — Guaranteed Delivery Procedures."

Acceptance of the Old Notes and Delivery of the Exchange Notes
If the conditions described under "The Exchange Offer —Conditions" are satisfied, we will accept for exchange any and all old notes that are properly tendered and not properly withdrawn before the expiration date.
Effect of Not Tendering
Any of the old notes that are not tendered or that are tendered but not accepted will remain subject to restrictions on transfer. Since the old notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of an exemption from registration. Upon completion of the exchange offer, we will have no further obligation, except under limited circumstances, to provide for registration of the old notes under the federal securities laws.
United States Federal Income Tax Consequences
The exchange of the old notes for exchange notes will not be a taxable exchange for federal income tax purposes, and such holders will not recognize any taxable gain or loss or interest income for federal income tax purposes as a result of the exchange. See "Certain United States Federal Income Tax Considerations" for a discussion of U.S. federal income tax considerations that we urge you to consider before tendering the old notes in the exchange offer.
Exchange Agent	Wells Fargo Bank, National Association is serving as exchange agent. The address for the exchange agent is listed under "The Exchange Offer — Exchange Agent."

The Exchange Notes

        The form and terms of the exchange notes to be issued in the exchange offer are the same as the form and terms of the old notes, except that the exchange notes will be registered under the Securities Act and, accordingly, will not bear legends restricting their transfer. The notes issued in the exchange offer will evidence the same debt as the old notes, and both the old notes and the exchange notes will be governed by the same indenture. The following terms are applicable to both the old notes and the exchange notes. In this document, the terms "notes" or "7 1/4% notes" refer to both the old notes and the exchange notes. We define certain capitalized terms used in this summary in the "Description of the Exchange Notes—Certain Definitions" section of this prospectus.

Issuer	Seneca Gaming Corporation, a wholly owned entity of the Seneca Nation of Indians of New York.
Notes Offered	Up to $300,000,000 aggregate principal amount of 7 1/4% Senior Notes due 2012.
Maturity	May 1, 2012.
Interest Payment Dates	May 1 and November 1 of each year, beginning on November 1, 2004.
Guarantees
The exchange notes will be jointly and severally guaranteed on an unsecured basis by STGC and SEGC, and after payment of its existing senior secured term loan, by SNFGC. Future subsidiaries may also be required to guarantee the exchange notes.
Ranking
The notes are unsecured and rank equally with our senior indebtedness and senior to any subordinated indebtedness. Each guarantee is unsecured and generally ranks equally with the senior indebtedness of the guarantor (but may rank junior to any future guarantee of SNFGC's existing term loan) and senior to any subordinated indebtedness of the guarantor. The notes effectively rank junior to the liabilities of any of our subsidiaries that are not guarantors. The notes also effectively rank junior to our and each guarantor's secured indebtedness to the extent of the assets securing such indebtedness.
As of March 31, 2004, after giving pro forma effect to the offering of the notes and our use of the net proceeds together with the proceeds from SNFGC's existing senior secured term loan,
• we had outstanding $380.0 million of consolidated senior indebtedness, which includes $80.0 million of secured indebtedness; and
• our subsidiary, SNFGC, had outstanding $80.0 million of secured indebtedness and $33.8 million of other indebtedness and other liabilities.

The notes are not obligations of the Nation and none of the assets of the Nation (other than the assets of SGC which will be available for the creditors of SGC) will be available to pay the notes. In addition, SGC's wholly owned subsidiary, SNFGC, will not be a guarantor of the notes and its assets will not be available to pay the notes until its existing senior secured term loan of $80.0 million is paid in full, except to the extent SNFGC pays dividends to SGC. SNFGC's existing senior secured term loan contains restriction on the payment of dividends to SGC in certain circumstances. In certain circumstances, our subsidiaries may be required to guarantee SNFGC's existing senior secured term loan, which guarantees could be senior to such subsidiaries' guarantees of the notes.

Optional Redemption
We may redeem some or all of the notes at any time on or after May 1, 2008 at the redemption prices described in this prospectus plus accrued and unpaid interest. See "Description of the Exchange Notes — Optional Redemption."
Gaming Redemption	The notes may be subject to redemption requirements imposed by gaming laws and regulations. See "Description of the Exchange Notes — Gaming Redemption."
Covenants	The indenture governing the notes contains covenants that, among other things, limits our ability to:
	•	incur additional indebtedness;
	•	make distributions and certain other payments to the Nation;
	•	make investments;
	•	create liens;
	•	incur dividend or other payment restrictions affecting subsidiaries;
	•	enter into certain transactions with affiliates; and
	•	sell certain assets or merge with or into another person.

Under certain circumstances, the covenant limiting our ability to make certain payments, distributions and investments will be suspended. These covenants are subject to important exceptions and qualifications. See "Description of the Exchange Notes — Certain Covenants."
Use of Proceeds	We will not receive any cash proceeds from the exchange offer. A portion of the proceeds from the sale of the old notes have been or will be used to:
	•	fund certain costs associated with the expansion projects;
	•	repay vendor financing and Empire State Development Corporation bonds;
	•	make certain distributions to the Nation;
	•	acquire certain property in Niagara Falls, New York; and

	•	pay the fees and expenses associated with the initial offering and this exchange offering.
Exchange Offer; Registration Rights	Under a registration rights agreement executed as part of the offering of the old notes, we and the guarantors agreed to:
•
file a registration statement within 120 days after the issue date of the old notes enabling holders of old notes to exchange the privately placed notes for publicly registered notes with identical terms,
	•	use our reasonable best efforts to cause the registration statement to become effective within 270 days after the issue date of the old notes,
	•	use our reasonable best efforts to complete the exchange offer within 300 days after the issue date of the old notes, and
•
use our reasonable best efforts to file a shelf registration statement for the resale of the old notes if we cannot effect an exchange offer within 300 days of the issue date of the old notes and in certain other circumstances.
Our failure to comply with our obligations under the registration rights agreement would result in additional interest being due on the old notes. See "Registration Rights Agreement."

        You should refer to the section titled "Risk Factors" for an explanation of certain risks associated with the exchange notes.

Summary Consolidated Financial and Other Data

        The Nation established Seneca Gaming Corporation as a wholly owned entity to operate all of the Nation's gaming and resort-related activities. The summary consolidated financial data set forth below as of and for the period ended September 30, 2002 and as of and for the year ended September 30, 2003 have been derived from our audited financial statements included in this prospectus. The summary consolidated financial data for the twelve months ended March 31, 2004 and the six months ended March 31, 2003 and 2004 and the other data are unaudited. This information should be read with our financial statements and the related notes included in this prospectus beginning on page F-1. You should also read the following information in conjunction with the sections in this prospectus entitled "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The operating results of SNFGC, which is not a guarantor of the notes until the term loan is repaid in November 2007, are included in the summary consolidated financial and other data presented below. As of March 31, 2004, our only operating casino was Seneca Niagara Casino, and therefore, our historical operating results are largely comprised of the operations of our non-guarantor subsidiary.

	Period from Inception to	Fiscal Year Ended
			Six Months Ended March 31,		Twelve Months Ended March 31,
	September 30,
(dollars in thousands)	2002	2003	2003	2004	2004
			(unaudited)		(unaudited)
Statement of Operations Data:
Revenues:
Gaming	$—	$184,332	$51,445	$141,954	$274,841
Food and beverage	—	16,158	4,345	12,466	24,279
Retail and other	—	4,823	925	5,120	9,018

Gross revenues	—	205,313	56,715	159,540	308,138
Less: Promotional allowances	—	(9,557)	(2,045)	(9,455)	(16,967)

Net revenues	—	195,756	54,670	150,085	291,171
Expenses:
Gaming	—	53,686	15,595	38,950	77,041
Food and beverage	—	15,856	5,383	10,445	20,918
Retail, entertainment and other	—	2,732	525	3,078	5,285
Advertising, general and administrative	—	42,176	12,435	37,268	67,009
Pre-opening costs	2,961	7,155	7,201	1,027	981
Depreciation and amortization	—	9,660	3,258	7,116	13,518

Total operating expenses	2,961	131,265	44,397	97,884	184,752
Operating income (loss)	(2,961)	64,491	10,273	52,201	106,419
Other income and (expense):
Interest income	—	44	11	268	301
Interest expense	—	(14,578)	(4,724)	(9,674)	(19,528)

Net other income (expense)	—	(14,534)	(4,713)	(9,406)	(19,227)

Net income (loss)	$(2,961)	$49,957	$5,560	$42,795	$87,192

Other Financial Data:
EBITDA(1)	$(2,961)	$74,151	$13,531	$59,317	$119,937
Ratio of earnings to fixed charges(2)	—	3.9x	1.6x	4.5x	4.8x

	Period from Inception to	Fiscal Year Ended
					Twelve Months Ended March 31,
			Six Months Ended March 31,
	September 30,
	2002	2003	2003	2004	2004
			(unaudited)		(unaudited)
Property Data(3):
Square footage of gaming space	—	90,454	78,183	90,454	90,454
Average number of slot machines	—	2,741	2,609	2,931	2,879
Slot machine daily win per unit($)	—	213	185	229	227
Average number of table games	—	104	93	114	112
Table game daily win per unit($)	—	1,291	1,368	1,304	1,275
			Six Months Ended March 31,
	Period from Inception to September 30, 2002	Fiscal Year Ended March 31, 2003			Twelve Months Ended March 31, 2004
			2003	2004
Cash and cash equivalents	$132	$59,628	$20,574	$26,826	$26,826
Total assets	2,883	181,749	123,276	223,162	223,162
Total liabilities	5,844	134,753	120,677	148,047	148,047
Total capital (deficit)	(2,961)	46,996	2,599	75,115	75,115

(1)
EBITDA represents earnings before interest, depreciation and amortization. We are not subject to U.S. federal income taxation under current interpretations of the U.S. federal tax code. EBITDA is presented to provide additional information that our management uses to assess our business and because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measurement of financial condition or profitability under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

The following table sets forth a reconciliation of net income to EBITDA, which management believes is the most nearly equivalent measure under U.S. generally accepted accounting principles. The adjustments set forth below are those relevant to the periods presented.

	Period from Inception to	Fiscal Year Ended
			Six Months Ended March 31,
	September 30,
(dollars in thousands)	2002	2003	2003	2004
			(unaudited)
Net income (loss)	$(2,961)	$49,957	$5,560	$42,795
Depreciation and amortization	—	9,660	3,258	7,116
Net interest expense	—	14,534	4,713	9,406

EBITDA	$(2,961)	$74,151	$13,531	$59,317

(2)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of determining the ratio of earnings to fixed charges, the term "earnings" is the amount resulting from adding (i) net income, (ii) fixed charges and (iii) amortization of capitalized interest, less the amount of interest capitalized. The term "fixed charges" is the amount resulting from adding (i) interest expense whether expensed or capitalized, and (ii) the amortization of debt financing costs.

(3)
The casino square footage is given as of the end of each period presented. The average number of slot machines and table games represents the average over the period presented. Slot machine win per unit refers to total slot machine revenue for a given period divided by the average number of slot machines operating in that period divided by the number of days in that period. Table game daily win per unit refers to total table games revenue for a given period divided by the average number of table games operating in that period divided by the number of days in that period.

RISK FACTORS

        You should carefully consider the following factors, as well as the other information contained or incorporated by reference in this prospectus, before deciding to exchange your old notes for the exchange notes. An investment in the notes represents a high degree of risk. There are a number of factors, including those specified below, which may adversely affect our ability to make payments on the notes. You could therefore lose a substantial portion or all of your investment in the notes. Consequently, an investment in the notes should only be considered by persons who can assume such risk. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the notes and us. Each of the risks described in this section with respect to the exchange notes are generally applicable to the old notes. Before making your investment decision, you should also read the other information presented or incorporated by reference in this prospectus, including our financial statements and the related notes.

Risks Related to the Exchange Offer

There is no active trading market for the exchange notes, the value of the exchange notes may fluctuate significantly and any market for the exchange notes may be illiquid.

        The exchange notes will be a new issue of debt securities of the same class as the old notes and will generally be freely transferable. Notwithstanding the foregoing, we cannot assure you that a liquid market will develop for the exchange notes or that you will be able to sell your exchange notes at a particular time, as we do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. In addition, the trading prices of the exchange notes could be subject to significant fluctuations in response to government regulations, variations in quarterly operating results, general economic conditions and various other factors. The liquidity of the trading market in the exchange notes and the market price quoted for the exchange notes may also be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we can give you no assurance that an active trading market will develop for the exchange notes. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. This offer to exchange the exchange notes for the old notes does not depend on any minimum amount of the old notes being tendered for exchange.

You may suffer adverse consequences if you do not exchange your old notes.

        The old notes have not been registered with the U.S. Securities and Exchange Commission or in any state. Unless the old notes are registered, they only may be offered and sold pursuant to an exemption from, or in a transaction that is not subject to, the registration requirements of the Securities Act of 1933, as amended. Depending upon the percentage of the old notes exchanged for exchange notes, the liquidity of the old notes may be adversely affected. No assurance can be given as to the liquidity of any trading market that may develop for the notes that are not exchanged pursuant to the exchange offer.

        We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal or proper compliance with DTC's Automated Tender Offer Program. Therefore, you should allow sufficient time to ensure timely delivery of your old notes and you should carefully follow the instructions in the letter of transmittal on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of old notes. If you are eligible to participate in the exchange offer and do not tender your old notes or if we do not accept your old notes because you did not tender those notes properly, then, after we consummate the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and will no longer have any registration rights, except in limited circumstances requiring the filing of a shelf registration statement, or be entitled to any additional interest with respect to the old notes.

        In addition:

  •
  if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

  •
  if you are a participating broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

        We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any participating broker-dealer for use in connection with any resales of the exchange notes. We do not and will not assume, or indemnify you against, any of your liabilities or obligations in connection with any resale of the exchange notes. After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer of them outstanding.

Risks Related to the Notes

We incurred a substantial amount of indebtedness which could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

        We incurred substantial indebtedness and have significant fixed debt service obligations in addition to our operating expenses. As of June 30, 2004, we had $300.0 million of notes and $80.0 million outstanding under a senior secured term loan entered into by SNFGC, or the term loan. The indenture governing the notes and the term loan permit us and our subsidiaries to incur additional debt in certain, limited circumstances. If we incur additional debt in the future, the related risks could intensify.

        Our high level of indebtedness could have important consequences to you and significant adverse effects on our business. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

  •
  limit our ability to obtain additional debt financing for working capital, capital expenditures or other purposes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, development projects and other general business purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

  •
  place us at a competitive disadvantage compared to our competitors that have less debt and/or more financial resources.

        If our indebtedness affects our operations in these ways, our business, financial condition and results of operations could suffer, making it more difficult for us to satisfy our obligations under the notes.

Our failure to generate sufficient cash flow from our operations could adversely affect our ability to make payments on the notes.

        Our ability to make payments on the notes will depend on our ability to generate cash flow from our current and future operations. Our ability to generate sufficient cash flow to satisfy our obligations will depend on our future operating performance, which is subject to many economic, competitive, regulatory and business factors that are beyond our control. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, sell assets or reduce or delay capital investments, or seek to raise additional capital. For the following reasons, among others, these measures may not be available to us on reasonable terms or at all, or, if available, they may not be adequate to enable us to satisfy our obligations under the notes:

  •
  our ability to incur additional debt will be limited by the covenants of the indenture governing the notes and by the term loan;

  •
  the ability of SNFGC to pay cash dividends to us is limited by the financial covenants contained in the term loan;

  •
  in the event additional financing is allowed under the indenture governing the notes and the term loan, the encumbrances on our assets due to their use as security for the term loan may discourage financial institutions from agreeing to provide us with additional financing;

  •
  the indenture governing the notes and the term loan include covenants which limit our ability to create additional liens on or sell our assets;

  •
  unlike non-governmental businesses, we are prohibited by law from generating cash through an offering of equity securities; and

  •
  in the event of a sale of our assets as permitted under the indenture governing the notes, our ability to maximize the value of our assets will be decreased because their value will be limited by the encumbrances on our assets due to their use as security for the term loan.

        If our cash flow is insufficient and we are unable to raise additional capital, we may not be able to service our debt obligations, including making payments on the notes.

Our obligations under the indenture governing the notes is not secured, and your right to receive payments on the notes is effectively subordinated to SGC's and the guarantors' secured indebtedness, including the term loan, and until it becomes a guarantor, all liabilities of SNFGC.

        Holders of SGC's and the guarantors' secured indebtedness will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing the other indebtedness. During such time as the term loan is outstanding, SNFGC will not guarantee the notes and the noteholders will not have any recourse to SNFGC for payment of debt service obligations under the notes and therefore the notes will be effectively subordinated to all liabilities of SNFGC.

        The indenture governing the notes also permits certain secured indebtedness. The notes are effectively subordinated to all of that secured indebtedness. In the event of any distribution or payment in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of SGC's and the guarantors' secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of SGC's and the guarantors' unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of SGC's and the guarantors' other general creditors, based upon the respective amounts owed to each holder or creditor, in the remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

        As of March 31, 2004, after giving pro forma effect to the offering of the notes and our use of the net proceeds together with the proceeds from SNFGC's existing senior secured term loan, SGC had approximately $380.6 million of consolidated indebtedness, of which $80.0 million is secured indebtedness, and SNFGC had an aggregate of $113.8 million of total liabilities. We are permitted to incur substantial additional indebtedness in the future under the terms of the indenture governing the notes. See "Description of the Exchange Notes—Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Capital Stock."

SGC conducts substantially all of its operations through its subsidiaries and may be limited in its ability to access funds from its subsidiaries to service its debt, including the notes. In addition, the notes will not be guaranteed by SNFGC until the term loan is paid in full.

        SGC conducts substantially all of its operations through its subsidiaries. Accordingly, SGC relies on dividends from its subsidiaries to provide funds necessary to meet its obligations, including the payment of principal and interest on the notes. The ability of any subsidiary to pay dividends or make cash distributions to SGC may be contractually restricted. If SGC is unable to access the cash flows from its subsidiaries, SGC may have difficulty meeting its debt obligations, including the notes.

        In addition, SNFGC is the borrower under the term loan which:

  •
  is secured by a first priority lien on substantially all of SNFGC's assets (other than real property and improvements thereto);

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  requires SNFGC to make payments into a sinking fund account to be held for the benefit of and as additional collateral for the lender;

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  requires SNFGC to maintain, at all times through maturity, a minimum cash balance of $10.0 million and the pro rated share of the next sinking fund payment; and

  •
  contains restrictive covenants that, among other things, restrict SNFGC's ability to pay dividends, guarantee debt, incur additional indebtedness, use cash and maintain minimum debt coverage threshold ratios.

        These and other provisions of the term loan may limit the ability of SNFGC to pay cash dividends to SGC. If SGC does not receive sufficient cash from SNFGC, it may not be able to satisfy its obligations under the notes. For illustrative purposes, after giving pro forma effect to the offering of the old notes and our use of the net proceeds together with the proceeds from the term loan, we estimate that of the $121.1 million of EBITDA generated by SNFGC for the twelve months ended March 31, 2004, the term loan would have permitted approximately $70.0 million to be distributed to SGC, assuming maintenance capital expenditures of $7.5 million and a $5.0 million increase in working capital. SNFGC does not have any obligation to pay amounts due on the notes or to make funds available to SGC for these payments until the term loan is paid in full.

        SNFGC cannot act as a guarantor of the notes until the expiration and repayment of the term loan. As a result, if SGC and the guarantors default on their obligations under the notes before the term loan is paid in full, you will have no claims against SNFGC. For the fiscal year ended September 30, 2003, SNFGC accounted for approximately $195.8 million, or all of our consolidated net revenues, $64.5 million, or all of our operating income, and $74.2 million, or all of our EBITDA. For the six months ended March 31, 2004, SNFGC accounted for approximately $150.1 million, or all of our consolidated net revenues, $53.3 million, or all of our operating income, and $60.5 million, or all of our EBITDA. We plan to use a significant portion of the net proceeds of the offering of the old notes for the development of Seneca Niagara Casino, including the construction of a new luxury hotel. While the indenture governing the notes limits SGC's ability to transfer the proceeds of the offering or cash or assets it receives from its other subsidiaries to SNFGC, SGC will be permitted to make certain investments in SNFGC, including investments to allow SNFGC to make capital expenditures and for working capital purposes.

        The outstanding principal balance on the term loan is $80.0 million. The term loan has a five year term, expiring in November 2007 and prohibits pre-payments by SNFGC. Although the indenture governing the notes restricts our ability to incur additional indebtedness, those restrictions are subject to exceptions.

The development and operation of either or both Seneca Allegany Casino and Seneca Erie Casino may cause the lender under the term loan to require STGC and SEGC, respectively, to provide the lender under the term loan with a guarantee. In some cases, these guarantees could be senior to STGC's or SEGC's guarantee of the notes.

        In connection with the term loan, the Nation entered into an agreement, or the Term Loan-Nation Agreement, with the lender under the term loan dated November 22, 2002. Pursuant to the Term Loan-Nation Agreement, the Nation agreed that if the Nation or any of its affiliates proposes to undertake gaming-related development at any site other than Seneca Niagara Casino, or an Additional Gaming Site, and if the lender under the term loan does not finance such Additional Gaming Site, then the Nation will cause the appropriate affiliate that operates such Additional Gaming Site to provide the lender under the term loan with a guarantee of the term loan (or portion thereof) and/or such additional collateral for the term loan as is deemed reasonably acceptable by the lender under the term loan, such that the lender's position is maintained on an equivalent basis to its position existing prior to the development of such Additional Gaming Site. The guarantee to be provided to the lender under the term loan must be senior to any debt incurred in connection with the construction and operation of the Additional Gaming Site that constitutes the principal financing for such construction and operation unless SNFGC's annual EBITDA equals and continues to equal at least $100.0 million, and in such case the guarantee will rank pari passu to such principal financing.

        We believe that the construction, development and operation of Seneca Allegany Casino and Seneca Erie Casino will not require STGC and SEGC to guarantee the term loan. We believe that the construction, development and operation of Seneca Allegany Casino and Seneca Erie Casino have not impaired and will not impair the position of the lender under the term loan as compared to its position existing prior to the development of such gaming facilities. In addition, a significant portion of the proceeds from the offering of the old notes will be used to construct a 600-room luxury hotel connected to the existing Seneca Niagara Casino. See "Use of Proceeds." We believe this hotel will benefit Seneca Niagara Casino, and therefore, will improve the position of the lender under the term loan. In addition, we believe Seneca Niagara Casino will benefit from the increased cash flows to Seneca Gaming Corporation that are anticipated to occur as a result of the operation of these additional gaming facilities. Nonetheless, the terms of the indenture governing the notes allows STGC and SEGC to guarantee the term loan. See "Description of the Exchange Notes—Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Capital Stock."

        The term loan lender informed us on April 28, 2004 followed up with an analysis dated May 12, 2004 as to why it believes that STGC is required to provide a guarantee of the term loan at this time, and that SEGC may be required to provide a guarantee of the term loan at the time Seneca Erie Casino commences operations. We disagree with the term loan lender's analysis and do not believe that STGC is currently required to provide a guarantee of the term loan. Nor do we believe that the planned opening of Seneca Erie Casino will require SEGC to provide such a guarantee. We are in discussions with the term loan lender regarding this issue. Notwithstanding the foregoing, we may elect to or be forced to grant the requested guarantees before or after the closing of this exchange offer.

        In the event that either or both of STGC and SEGC are required to guarantee the term loan, the guarantee to be provided to the lender under the term loan must be senior to any debt incurred in connection with the construction and operation of the Additional Gaming Site that constitutes the principal financing for such construction and operation, or Additional Gaming Site Debt, unless SNFGC's annual EBITDA equals and continues to equal at least $100.0 million, and in such case the guarantee will rank pari passu to the Additional Gaming Site Debt. SNFGC's EBITDA for the twelve months ended March 31, 2004, was $121.1 million. If SNFGC's EBITDA continues to be at least $100.0 million, then any guarantee of the term loan by STGC or SEGC would be pari passu with the Additional Gaming Site Debt. If the notes were to constitute Additional Gaming Site Debt, as discussed above, any guarantee of the term loan by STGC or SEGC would be senior to their guarantees of the notes unless SNFGC's annual EBITDA equals and continues to equal at least $100.0 million, and in such case their guarantees of the term loan would rank pari passu to their guarantees of the notes. The terms of the indenture governing the notes allow STGC's and SEGC's guarantees of the term loan to be senior to their guarantees of the notes. See "Description of the Exchange Notes—Guarantees—Subordination of Guarantees."

        In certain circumstances the indenture governing the notes allows the issuance of additional notes under the indenture. If the additional notes are deemed to constitute Additional Gaming Site Debt and therefore any guarantee by STGC or SEGC of the term loan would be required under the Term Loan-Nation Agreement to be senior to their guaranties of the notes, unless SNFGC's annual EBITDA equals and continues to equal at least $100.0 million, and in such case their guarantees of the term loan will rank pari passu to their guarantees of the notes.

The notes are not the obligation of the Nation and your rights as a creditor are limited to the assets of SGC and the guarantors.

        SGC and the guarantors are liable exclusively for the payment of the notes. The Nation is not obligated for the payment of the Notes and SNFGC will not be liable for the payment of the notes until the term loan is paid in full. The assets of the Nation and its affiliates other than SGC and the guarantors will not be available to pay the notes. Therefore, your rights as a creditor in a bankruptcy, liquidation or reorganization or similar proceeding would be limited to the assets of SGC and the guarantors and you would have no right to the assets of the Nation or its other affiliates.

Your ability to enforce your rights or have an adequate remedy against the Nation and us may be limited by the sovereign immunity of the Nation and us. If you are unable to enforce your rights, you may lose your entire investment in the notes.

        We issued the old notes and we will issue the exchange notes pursuant to an indenture between us and the trustee that will govern the terms of the notes and the exchange notes. In addition, in connection with our issuance of the old notes, the Nation entered into a nation agreement, or the Nation Agreement, with the trustee pursuant to which the Nation has covenanted not to take certain actions with respect to us while the notes are outstanding. See "Description of the Exchange Notes—Covenants of the Nation." The Nation also entered into an assignment and plan of distribution agreement, or the Assignment Agreement, with SGC pursuant to which the Nation assigned to SGC the Nation's rights to the net proceeds in the event of a liquidation or dissolution of SNFGC, STGC or SEGC and pursuant to the plan of distribution, the net liquidation or dissolution proceeds of such entities shall be distributed by such entities directly to SGC. See "Material Agreements—Assignment and Plan of Distribution Agreement." Under federal law, we and the Nation have sovereign immunity and may not be sued without our and its consent, respectively. In the indenture governing the notes, we have, and in the Nation Agreement and the Assignment Agreement the Nation has, granted a limited waiver of sovereign immunity and consent to suits to interpret or enforce the indenture governing the notes, the notes and the other agreements entered into in connection with the offering. This waiver does not extend to all possible claims or remedies that a holder of the notes might allege or seek against us or the Nation. Specifically, the waiver limits available remedies to specific performance in most cases and limited money damages equal to the amount of a payment made in prohibition of the indenture governing the notes or to the amount of the net liquidation or dissolution proceeds not assigned to SGC; provided, that, such money damages are only payable from assets held by the Nation, SGC, SNFGC, STGC or SEGC related to the gaming business, other than real property held in trust for the Nation by the United States. In the event that a New York court would find that specific performance is not an available remedy, the trustee and the holders of the notes may not have an adequate remedy against the Nation under the Nation Agreement and the Assignment Agreement. Furthermore, in the event that the Nation's or our limited waiver of sovereign immunity is unenforceable, the trustee and the holders of the notes could be precluded from judicially enforcing their rights and remedies under the notes, the indenture governing the notes, the Nation Agreement, and the Assignment Agreement.

        We and the Nation have not waived our sovereign immunity from private civil suits, including for violations of the federal securities laws. Accordingly, the holders of the notes may not have any remedy against us or the Nation for violations of the federal or state securities laws if we raise sovereign immunity as an affirmative defense and it is accepted by the applicable court of law.

Uncertainty exists as to whether a federal or state court would have jurisdiction in an action related to the notes.

        Obtaining jurisdiction over an Indian tribe and tribal instrumentalities, such as the Nation and us, can be difficult. Often, a commercial dispute with an Indian tribe or instrumentality cannot be heard in federal court because the typical requirements for federal jurisdiction are absent. The failure to satisfy the requirements for federal jurisdiction occurs because there is generally no federal law question involved and there is no diversity of citizenship as an Indian tribe is not considered to be a citizen of a state for purposes of obtaining federal diversity jurisdiction.

        The extent to which state courts will assume jurisdiction over disputes involving Indian tribes varies from state to state. The notes, the indenture governing the notes and the related agreements are, or will be, governed by the laws of New York State. There is conflicting case law on the issue of whether disputes with Indian tribes or instrumentalities should be heard in federal, state or tribal court. As a result of these conflicting cases, it is possible that neither a federal nor a state court would accept jurisdiction to resolve a matter involving the notes and the holders of the notes may have no legal recourse to a state or federal court.

        In addition, under certain legal doctrines, a federal court or state court otherwise having jurisdiction may decline to hear a matter involving an Indian tribe and instead defer the matter for disposition in a tribal court or other tribal proceedings. For matters subject to the waiver of sovereign immunity by the Nation and us, the Nation and we have waived our rights to have these matters resolved in any tribal court or other proceeding of the Nation. There is case law, however, suggesting these rights may not be waived. The Nation presently has a tribal court, and a federal or state court may defer to that tribal court if, contrary to the waiver of sovereign immunity by us and the Nation, we or the Nation seek or allege our right to seek tribal proceedings for resolution of a dispute related to the notes. The tribal court system is different from federal and state civil courts. For example, there is no requirement that a judge be a lawyer. The tribal court may reach a different conclusion than the federal or state courts would and this may have a material adverse effect on the rights of the noteholders. Accordingly, holders of notes or the trustee under the indenture governing the notes may have difficulty bringing suits against the Nation and us in federal or state court.

You may be required to dispose of your notes, or your notes may be redeemed, if your ownership of the notes jeopardizes our gaming operations or violates the Compact.

        We may have the right to cause you to dispose of your notes, or to redeem your notes, if regulations are promulgated pursuant to which your ownership of the notes is determined to be unsuitable by the Seneca Gaming Authority or the New York State Racing and Wagering Board. In such event, the redemption price will be the lowest of the amount you paid for the notes, the principal amount of the notes and the then current fair market value of the notes. See "Description of the Exchange Notes-Gaming Redemption."

It is uncertain whether we or the Nation may be subject to the U.S. Bankruptcy Code, which could impair your ability to realize on our assets.

        It is uncertain whether we or the Nation may be a debtor in a case under the U.S. Bankruptcy Code. Without bankruptcy court protection, other creditors might receive preferential payments or otherwise obtain more than they would have under a bankruptcy court proceeding. If either we or the Nation commence a case under the Bankruptcy Code and the bankruptcy court does not dismiss the case, payments from the debtor would cease. It is uncertain how long payments under the notes could be delayed following commencement of a bankruptcy case.

If the guarantees of the notes are deemed fraudulent conveyances or preferential transfers, a court may subordinate or void them.

        The guarantors have incurred substantial debt under the guarantees of the notes. The incurrence by the guarantors of debt under their guarantees may be subject to review under federal and state fraudulent conveyance laws if a bankruptcy, reorganization or rehabilitation case or a lawsuit, including circumstances in which bankruptcy is not involved, were commenced by, or on behalf of, unpaid creditors of our guarantors at some future date. Federal and state statutes allow courts, under specific circumstances, to void guarantees and related liens and require noteholders to return payments received from the issuer or the guarantors.

        An unpaid creditor or representative of creditors could file a lawsuit claiming that the issuance of guarantees constituted a "fraudulent conveyance." To make such a determination, a court would have to find that a guarantor did not receive fair consideration or reasonably equivalent value for the guarantee, and that, at the time the guarantee was issued, such guarantor:

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  was insolvent;

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  was rendered insolvent by the issuance of the notes;

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  was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

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  intended to incur, or believed that it would incur, debts beyond its ability to repay as those debts matured.

        If a court were to make such a finding in respect to a guarantor's guarantee, it could void all or a portion of such guarantor's obligations under its guarantee of the notes, subordinate the claim in respect of its guarantee to its other existing and future indebtedness or take other actions detrimental to you as a holder of the notes, including, in certain circumstances, invalidating the guarantees of the notes.

        The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent for these purposes if the sum of that company's debts is greater than the fair value of all of that company's property, or if the present fair salable value of that company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they mature. Moreover, regardless of insolvency, a court could void an incurrence of indebtedness, including the notes, if it determined that the transaction was made with intent to hinder, delay or defraud creditors, or a court could subordinate the indebtedness, including the notes or the guarantees, to the claims of all existing and future creditors on similar grounds. We cannot determine in advance what standard a court would apply to determine whether we were "insolvent" in connection with the sale of the notes.

        There is a risk of a preferential transfer if:

  •
  a guarantor declares bankruptcy or its creditors force it to declare bankruptcy within 90 days (or in certain cases, one year) after a payment on the guarantee; or

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  a guarantee was made in contemplation of insolvency.

        A guarantee could be voided by a court as a preferential transfer. In addition, a court could require holders of notes to return any payments made on the notes during the 90-day (or one-year) period.

        Each guarantee will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent conveyance. This provision may not be effective to protect the guarantees from being voided under a fraudulent conveyance law.

SGC and the guarantors may not be able to repurchase notes upon a change of control.

        The indenture governing the notes requires SGC and the guarantors to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, upon the occurrence of specific kinds of change of control events. SGC and the guarantors may not have sufficient funds to purchase the notes after a change of control. SGC's and the guarantors' failure to purchase the notes would be a default under the indenture governing the notes, which would, in turn, be a default under SNFGC's senior secured credit facility and potentially other senior debt.

We are controlled by the Nation and the interests of the Nation may conflict with your interests as a noteholder.

        The guarantors are wholly owned and controlled by SGC, which is wholly owned and controlled by the Nation. Circumstances may occur in which the interests of the Nation, the Council or the members of the Nation could be in conflict with your interests as a holder of the notes. In particular, the Nation, the Council or the members of the Nation could make business or other decisions that may affect you as a noteholder. For example, the Nation could decide to expand our facilities, incur more debt, dispose of assets or enter into other transactions that, in their judgment, are in their interest, even though these transactions might involve risks to you as a holder of the notes, including making it more difficult for us to make payments on the notes and for the guarantors to guarantee these payments.

The Nation has a limited body of laws and has not adopted a corporate code. As a result, legal terms used in this prospectus, the indenture governing the notes and related transaction documents may have a different meaning under the laws of the Nation than under laws with which you are familiar.

        The Nation has a limited number of laws, which primarily consist of the Nation's constitution, a limited number of ordinances and codes, Council resolutions and judicial interpretations of Nation law. Because the body and scope of the Nation's laws are not as fully developed as federal and state law, in many instances under Nation law it is difficult to predict how and which law will be applied. In particular, the Nation has not adopted a corporate code. Therefore, terms used in this prospectus, the indenture governing the notes and other related transaction documents, including, but not limited to, terms such as "liquidation" and "dissolution" that may require application and interpretation of the

Nation's laws may have no defined meanings under those laws or may have meanings different from what you are accustomed to finding under laws with which you are familiar.

Risks Related to Our Business

We are subject to greater risks than a geographically diverse company.

        We currently rely exclusively on cash flow from Seneca Niagara Casino and Seneca Allegany Casino to service our obligations, including the notes. While we expect to expand the geographic scope of our patron base as a result of our expansion project, our Seneca Niagara Casino relies primarily on patrons from within a 100-mile radius for its cash flow and Seneca Allegany Casino relies primarily on patrons from within an 80-mile radius for its cash flow. Further, our future expansion plans for additional casino operations as permitted by the Compact are limited to Western New York. As a result, in addition to our susceptibility to adverse global and domestic economic, political and business conditions, any economic downturn in the region could have a material adverse effect on our operations. An economic downturn would likely cause a decline in the disposable income of consumers in the region, which could result in a decrease in the number of patrons at Seneca Niagara Casino and Seneca Allegany Casino, the frequency of their visits and the average amount that they would each be willing to spend at the casinos. We are subject to greater risks than more geographically diversified gaming or resort operations and may continue to be subject to these risks upon completion of our expansion project, including:

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  a downturn in national, regional or local economic conditions;

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  an increase in competition in New York State or the Northeastern United States and Canada, particularly for day-trip patrons residing in New York State, including as a result of recent legislation permitting new Indian casinos and video gaming machines at certain racetracks;

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  impeded access due to road construction or closures of primary access routes; and

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  adverse weather and natural and other disasters in the Northeastern United States and Canada.

        Although we maintain insurance customary in our industry (including property, casualty, terrorism (at Seneca Niagara Casino only) and business interruption insurance), we cannot assure you that such insurance will be adequate or available to cover all the risks to which our business and assets may be subject. The occurrence of any one of the events described above could cause a material disruption in our business and make us unable to generate sufficient cash flow to make payments on the notes.

We compete with casinos, other forms of gaming and other resort properties. If we are unable to compete successfully, we will not be able to generate sufficient cash flow to make payments on the notes.

        Our casino operations compete with casinos, other forms of gaming and other resort properties located within and outside New York State. Currently, there are two casino resorts, Casino Niagara and Niagara Fallsview Casino Resort, and two video gaming facilities, Finger Lakes Gaming and Racetrack and Buffalo Raceway, within the 100-mile radius that constitutes Seneca Niagara Casino's and Seneca Allegany Casino's primary market. Existing gaming facilities within our casino's primary market area, as well as potentially new market entrants, have and will have a direct effect on our operations. In addition, casinos and gaming-related operations in our broader regional market may also affect us and may reduce our ability to draw patrons.

        Seneca Niagara Casino competes with Casino Niagara and Niagara Fallsview Casino Resort which are located in Niagara Falls, Ontario, and are both with two miles of Seneca Niagara Casino. Casino Niagara and Niagara Fallsview Casino Resort are owned and operated by the Province of Ontario and managed by the Hyatt-led Falls Management Company. Casino Niagara offers 100,000 square feet of gaming space including more than 2,800 slot machines, 135 table games, four restaurants, and eight bars. Niagara Fallsview Casino Resort opened in June 2004. Niagara Fallsview Casino Resort features 180,000 square feet of gaming space including 3,000 slots, 150 table games, a 368-room Hyatt hotel, a spa and various restaurant and entertainment venues. To a lesser extent, we compete with Casino Rama, which is north of Toronto and approximately 150 miles north of Seneca Niagara Casino and is located on the Chippewas of Mnjikaning (Rama) First Nation's Territory. Nordic Gaming Corporation also operates a racetrack and video gaming facility located in Fort Erie, Ontario. This facility features 1,200 VGMs and is located approximately 22 miles from Seneca Niagara Casino.

        Seneca Allegany Casino competes with Buffalo Raceway, a racetrack facility offering approximately 1,000 VGMs in a 27,000 square foot gaming facility. Buffalo Raceway is located approximately 50 miles from us. At the present time, there are no other direct gaming facilities that compete with Seneca Allegany Casino. To a lesser extent, we compete with other recreational amenities offered in the area.

        Despite the exclusivity in Western New York provided by the Compact, our casinos face competition in New York State from both Indian and non-Indian gaming operations. The Compact allows New York State to permit the Tuscarora Indian Nation and the Tonawanda Band of Seneca Indians to obtain the right to include gaming devices in a compact without abrogating the exclusivity provisions of the Compact, so long as either tribe locates its proposed gaming facility either on its existing reservations or more than 25 miles from a Nation Gaming Facility. In addition, New York State could allow other Indian gaming facilities to be located within our area of exclusivity, in which case it would forfeit its right to receive exclusivity fees for the types of Class III games in such competitor's facility on which the Nation pays an exclusivity fee under the Compact. Of the seven federally recognized Indian nations in New York other than the Nation, only the St. Regis Mohawk Tribe and the Oneida Indian Nation of New York have signed compacts with New York State to open casinos.

        The St. Regis Mohawk Tribe currently operates a small casino facility near Hogansburg, New York, approximately 350 miles and 390 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively, and the Oneida Indian Nation operates a gaming facility resort near Syracuse, New York, approximately 190 miles and 235 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively. In October 2001, New York State authorized six new casinos to be run by Native Americans in the state, each of which is permitted to feature Class III slot machines. Three of these authorized casinos are or will be operated by us (Seneca Niagara Casino, Seneca Allegany Casino and Seneca Erie Casino). The other three casinos will be located in Sullivan and Ulster Counties in the Catskill region, approximately 330 miles and 320 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively. In addition to the Mohawks, the Stockbridge-Munsee Band of Mohicans, a federally recognized Wisconsin-based Indian tribe, has filed a trust land application for approximately 330 acres in Bridgeville, New York, the Cayuga Indian Nation of New York has announced a venture with the owner of the Monticello Raceway, Empire Resorts, to build a $500 million casino adjacent to the Monticello Raceway and the Seneca-Cayuga tribe of Oklahoma is negotiating with Governor Pataki to open a $500 million casino and hotel complex in downtown Rochester. The State's legislation authorizing the six new Indian casinos is the subject of litigation challenging its validity and an action is pending in New York State appellate court, or the mid-level appellate court, upheld legislation authorizing the six new Indian casinos. See "Risk Factors—There is pending litigation challenging the validity of our Compact and our right to conduct Class III gaming in New York State and our right to locate a Class III gaming facility in Erie County outside the City of Buffalo."

        In 2001, eight racetracks in New York State were awarded licenses to operate video gaming machines, or VGMs. In January 2004, Sportsystems opened a 1,300 machine video gaming facility at Saratoga Raceway in Saratoga Springs, New York, approximately 325 miles and 340 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively. This video gaming facility made Saratoga the first racetrack to offer VGMs under the law enacted over two years ago. Shortly thereafter, in February 2004, Finger Lakes Gaming and Race Track in Farmington, New York, approximately 100 miles and 140 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively, opened a 1,010 machine video gaming facility. Buffalo Raceway in Hamburg, New York, approximately 30 miles and 50 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively, opened a 27,000 square foot gaming facility in March 2004 and offers nearly 1,000 VGMs. Monticello Raceway in Monticello, New York, approximately 325 miles and 280 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively, opened a gaming facility on June 30, 2004, with approximately one-half of its planned 1,743 VGMs installed. Batavia Downs, in Batavia, New York, approximately 50 miles from Seneca Niagara Casino, was scheduled to open a renovated racetrack facility in July 2004 with approximately 750 VGMs, however the opening has been delayed until necessary financing can be obtained. The New York Racing Association granted a right to operate VGMs at the Aqueduct racetrack in Queens, New York, approximately 450 miles from Seneca Niagara Casino. After suspending work on the 4,500 video gaming machine facility from August to December 2003, the project is now scheduled for completion in late 2004 or early 2005. In August 2003, Vernon Downs Racetrack in Vernon, New York, approximately 200 miles from Seneca Niagara Casino, commenced construction on an 1,100 to 1,200 machine video gaming facility. Originally scheduled to open in November 2003, the video gaming facility has experienced multiple delays and the timing for opening remains uncertain. Yonkers Raceway near Manhattan and the Monticello Raceway in the Catskills are engaged in financing and development plans for additional video gaming facilities and intend to open properties by early to mid 2005 and the second calendar quarter of 2004, respectively. In January 2004, the Governor of New York proposed allowing up to eight additional VGM venues in the state. These eight licenses would be awarded in a competitive bid process and could go to the state-owned Off-Track Betting Corporation or other operators. On July 7, 2004, the mid-level appellate court held that the New York State legislation authorizing VGMs was unconstitutional because a portion of the VGM revenues are used for horse-racing breeding funds and to increase track purses.

        Other proposed gaming operations in New York State include a Cayuga tribe development in Union Springs, New York, approximately 140 miles from Seneca Niagara Casino, which has been approved for a Class II gaming license; a proposed high stakes bingo hall in Aurelius, New York, approximately 150 miles from Seneca Niagara Casino, which is being pursued by the Seneca-Cayuga Tribe of Oklahoma; and a proposed casino in Hampton Bays, New York, approximately 530 miles from Seneca Niagara Casino, which is being pursued by the Shinnecock Tribe. The likelihood and timing of these projects is uncertain at this point in time.

        There are also several federally recognized Indian tribes and unrecognized Indian groups that are pursuing casino projects in New York State and other northeastern states, which, if successful and completed, could compete with us. In addition, on July 5, 2004, the governor of Pennsylvania signed a bill permitting up to an aggregate of 61,000 slot machines at 14 locations in Pennsylvania. The Pennsylvania legislation would permit up to 5,000 or 500 slot machines at proposed or existing racetracks or resorts, respectively. These facilities could be located in Pittsburgh or Erie, Pennsylvania, which would be in the primary and secondary market for Seneca Allegany Casino. We also face competition from non-gaming leisure activities and destinations.

        If we are unable to compete successfully, our business, financial condition and results of operations could be materially adversely affected and we may not be able to generate sufficient cash flow to make payments on the notes.

We depend on our key personnel to manage our business effectively and if we are unable to hire additional personnel or retain existing personnel, our ability to execute our business strategy could be impaired.

        Our future success depends upon the continued services of our executive officers, including in particular G. Michael Brown, our President and Chief Executive Officer. The loss of the services of certain key operating and executive personnel currently employed by us could have an adverse impact on us. There can be no assurance that the services of such personnel will continue to be made available to us. We do not maintain key person life insurance policies on any of our executives.

We could face difficulties in attracting and retaining qualified employees.

        The operation of the expanded facilities of Seneca Niagara Casino and opening of Seneca Allegany Casino and Seneca Erie Casino will require us to hire qualified executives, managers and a significant number of skilled employees with gaming and hospitality industry experience and qualifications. Currently, there is a shortage of skilled labor in the gaming industry in general. We can not assure you that we will be able to recruit, train and retain a sufficient number of qualified employees, particularly due to the very small number of workers skilled in the gaming industry that reside in the immediate vicinity of either casino.

The indenture governing the notes contains various covenants that limit our management's discretion in the operation of our business.

        The indenture governing the notes includes covenants that, among other things, restrict our ability to:

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  incur additional debt;

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  make investments;

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  create liens;

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  enter into transactions with affiliates;

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  sell assets;

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  merge, consolidate or sell substantially all of our assets; and

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  make capital expenditures.

        All of these restrictive covenants may limit our ability to expand our operations or to pursue our business strategies. Changes in business conditions or results of operations, adverse regulatory developments or other events beyond our control may affect our ability to comply with these and other provisions of the indenture governing the notes. The breach of any of these covenants could result in a default under our indebtedness, which could cause those obligations to become due and payable. If our indebtedness were to be accelerated, there can be no assurance that we would be able to pay it.

Our operations could be adversely affected during our expansion.

        Although construction activities related to Seneca Niagara Casino are planned to minimize disruptions, construction noise and debris may disrupt Seneca Niagara Casino's current operations. Unexpected construction delays could exacerbate or magnify these disruptions. We cannot assure you that construction activities will not have a material adverse effect on our results of operations.

Failure to complete our new luxury hotel complex and other future development projects on budget and on time could adversely affect our financial condition.

        Our current expansion project is, and any future expansion project will be, subject to significant development and construction risks, any of which could cause unanticipated cost increases and delays. These include, among others, the following:

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  shortages of material and skilled labor;

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  labor disputes and work stoppages;

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  weather interference or delays;

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  engineering problems;

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  environmental problems;

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  regulatory problems;

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  changes to the plans or specifications;

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  fire, earthquake, flood and other natural disasters; and

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  geological, construction, excavation and equipment problems.

        We have entered into a design/build guaranteed maximum price contract for the design and construction of the planned luxury hotel. The guaranteed maximum price is based upon plans and specifications which are only partially complete. If we make a change to the plans or upgrade the quality of the fixtures, the final price may exceed our guaranteed maximum price. While we have the right under the guaranteed maximum price contract to challenge any change orders submitted by the contractor and we would expect the final amount of all change orders to be negotiated by us and the contractor, the final determination of any change order may increase the guaranteed maximum price causing us to exceed the allocated construction budget. There can be no assurance that changes in the scope of the project will not be required.

        We cannot assure you that construction costs of our new luxury hotel will be completed within our budget or that new operations will open on schedule. Failure to complete the project on time and within our budget may cause us to devote additional resources to the project, which could divert our time and attention away from our operation of Seneca Niagara Casino and could cause our business to suffer.

        In addition, we may not be able to complete our other expansion programs in a timely manner or at all. For example, in April 2004, we entered into a purchase and sale agreement to acquire a hotel located near Seneca Niagara Casino which would have provided us with 400 mid-tier hotel rooms to market to our patrons. After completing our due diligence, we were unable to complete the acquisition and in June 2004 we terminated the purchase and sale agreement. We are currently considering other options but may be unable to find a satisfactory alternative prior to opening our luxury hotel.

We may not be able to generate enough cash flow to complete our current and future expansion projects.

        We intend to fund a portion of our current and future expansion projects with cash flows from operations. We cannot assure you that we will be able to generate the required amount of cash from our operations to complete any or all of these projects. If we are not able to generate enough cash to pay for our expansion projects, our projects may be delayed and we may need to find additional sources of funds, which may not be available on terms acceptable to us, if at all. Further, if we incur additional debt to cover the cost of our expansion projects, risks related to our indebtedness could intensify. If we cannot generate enough cash or find alternative sources of funding to expand our operations, our business, financial condition and results of operations could be materially adversely affected and we may not be able to make payments on the notes.

Although senior management has experience operating multiple gaming facilities with hotels, we have limited experience operating a casino and we do not have experience operating resort facilities of the size contemplated by the expansion project or hotels of any size.

        While our current senior management has over 75 years of combined experience managing significant gaming facilities with hotels, our casino has only been in operation since December 31, 2002 and we do not have experience operating a hotel in Niagara Falls, New York. Our expansion plans include opening an additional casino in Western New York and the addition of a luxury hotel and other amenities for Seneca Niagara Casino. We may experience difficulties in operating more than one casino or more than one casino in a limited geographic region. Further, the addition of a new luxury hotel and other new and untested amenities to our existing casino have many of the same risks inherent in the establishment of a new business enterprise since we have no operating history in those activities. We may not be able to timely identify or anticipate all of the material risks associated with operating that business or additional casinos. Our lack of operating history in these new ventures may adversely affect our future operating results, ability to generate adequate cash flow and ability to make payments on the notes.

Our business could be affected by weather-related factors and seasonality.

        Our results of operations may be adversely affected by weather-related and seasonal factors. Since opening, Seneca Niagara Casino's gaming revenues have not been materially impacted by severe weather conditions, but severe winter weather conditions may deter or prevent patrons from reaching our gaming facilities or undertaking day trips. In addition, some recreational activities, such as tourism, are curtailed during the winter months. Although our cash flow management system assumes these seasonal fluctuations in gaming revenues for both of our casinos to ensure adequate cash flow during expected periods of lower revenues, we cannot assure you that weather-related and seasonal factors will not have a material adverse effect on our operations. Our limited operating history makes it difficult to predict the future effects of seasonality on our business, if any.

There is pending litigation challenging the validity of our Compact and our right to conduct Class III gaming in New York State and our right to locate a Class III gaming facility in Erie County outside the City of Buffalo.

        In October 2001, the New York Legislature passed Chapter 383 of the Laws of 2001, or Chapter 383, which allowed Governor Pataki to enter into a gaming compact with the Seneca Nation of Indians and to enter into gaming compacts with other Indian tribes for the establishment of three additional casinos in the Catskills. Chapter 383 also approved the installation of VGMs at certain racetracks.

        In January 2002, anti-gaming activists filed suit, Dalton v. Pataki, seeking a declaratory judgment that Chapter 383 is unconstitutional in light of the New York State Constitution's general prohibition on gambling. On June 12, 2003, in Saratoga v. Pataki, the New York Court of Appeals struck down a compact that had been entered into in 1993 by then Governor Cuomo with the St. Regis Mohawk Tribe on the ground that it had not been authorized or ratified by the New York State Legislature. The Court declined to decide the constitutional issue then pending in the Dalton case on the ground that the record before it did not properly raise the question. Judge Smith's opinion, concurring in part and dissenting in part, would have ruled that Chapter 383 was unconstitutional. Judge Read's dissenting opinion would have upheld both the compact and Chapter 383.

        On July 17, 2003, the New York Supreme Court dismissed the plaintiffs' complaints in Dalton v. Pataki and held that Chapter 383 is constitutional. The plaintiffs appealed the Court's decision to the Third Department of the New York Supreme Court's Appellate Division and oral argument was held December on 16, 2003. On July 7, 2004, a five judge panel issued its Opinion and Order declaring the provision of Chapter 383 of the Laws of 2001 authorizing, among other things, the Governor to enter into four tribal-state compacts (including the Compact) for the operation of casino gaming activities at up to six facilities on Indian lands pursuant to IGRA, and the provision authorizing the Division of the Lottery to license and implement the operation of VGMs at several pari-mutuel racetracks, constitutional as challenged. Notwithstanding the constitutionality of VGMs, the court declared the licensing of VGMs to racetracks to be unconstitutional due to the impermissible revenue distribution scheme set forth therein. Lastly, the court declared the provision of Chapter 383 of the Laws of 2001 authorizing the Division of the Lottery to participate in the multi-state lottery constitutional. The decision is almost certain to be appealed to the Court of Appeals by both sides. Following a Court of Appeals decision, the losing party is expected to seek review by the United States Supreme Court. No assurance can be given that the ultimate result of this litigation will be to uphold the constitutionality of Chapter 383 and the validity of the Compact. The State of New York is defending the validity of Chapter 383 and the validity of compacts entered into under its authority.

        If the New York State Court of Appeals or the U.S. Supreme Court were to rule that Chapter 383 violates the New York Constitution and if there were a subsequent ruling that the Compact is invalid, the Nation could not continue to operate Class III gaming at Seneca Niagara Casino or any other casino it may establish. In that event the Nation could operate a Class II casino with various Class II electronic games that are lawful under the new regulations promulgated by the National Indian Gaming Commission in 2003. Although we can provide no assurances, the Nation believes that any change in New York law will not retroactively invalidate what the State has agreed to in the Compact. If New York State were to make various forms of gaming illegal or against public policy (or the courts were to similarly rule), or otherwise to take a legal position adverse to SGC, such actions could have a material adverse effect on our ability to conduct our gaming operations as currently conducted.

        The Compact provides that the Nation may acquire property and establish a gaming facility "in Erie County, at a location in the City of Buffalo to be determined by the Nation, or at such other site as may be determined by the Nation in the event a site in the City of Buffalo is rejected by the Nation for any reason." In May 2004, various parties, including the Mayor of the City of Buffalo, filed a complaint against Governor Pataki, the State of New York, the Town of Cheektowaga and Uniland to prohibit the sale of the Cheektowaga Site to us on the basis that the Nation's ability, pursuant to the Compact, to locate a Class III gaming facility anywhere in Erie County "in the event a site in the City of Buffalo is rejected by the Nation for any reason" is unconstitutional. On June 16, 2004, Justice Makowski of the Supreme Court of the State of New York Supreme agreed with the plaintiffs and held that the Compact provision allowing the Nation to locate a Class III gaming facility in Erie County outside the City of Buffalo is unconstitutional. The Court's decision further permanently restrained and enjoined (1) Governor Pataki and the State of New York from any action or activity that would assist the Nation in owning and operating a Class III gaming casino in Erie County other than the City of Buffalo and (2) Uniland from the sale or transfer of the Cheektowaga Site to us. We disagree with the Court's finding and support any decision to appeal. Subsequent to this decision, Uniland requested certain amendments to the executed letter of intent for the Cheektowaga Site. We are evaluating their requested changes, but can provide you with no assurance that we will be able to reach a mutually acceptable agreement with Uniland, that Justice Makowski's decision will be successfully appealed, or that we will be able to commence construction of our third Class III gaming facility in the City of Buffalo or Erie County prior to the termination of our exclusivity period.

If our ability to operate Class III gaming facilities on land held in restricted fee were successfully challenged, it would have a material adverse effect on our ability to conduct gaming operations in Niagara Falls and Erie County pursuant to the Compact.

        The Compact authorizes the Nation to use funds appropriated under the Seneca Nation Land Claims Settlement Act, or SNLCSA, to acquire parcels of land in Niagara Falls and Erie County for gaming purposes. In 1990, Congress enacted SNLCSA which provides the Nation with fair compensation for use of its land and for the impact on the Nation from prior lease arrangements in the City of Salamanca, New York. The funds appropriated under the SNLCSA are available for the Nation to acquire additional land which could be placed into restricted fee status. As previously determined by the U.S. Secretary of the Interior, the Nation possesses jurisdiction over lands placed into restricted fee status pursuant to SNLCSA, and such lands constitute gaming eligible "Indian lands" as defined by the Indian Gaming Regulatory Act, or IGRA. While there is substantial support for the Secretary's determination that lands placed into restricted fee pursuant to SNLCSA qualify as gaming eligible Indian lands as defined by IGRA, including the lands upon which Seneca Niagara Casino is located, it is possible that some person or group could challenge the Secretary's conclusion that the Nation is authorized to use such land for gaming purposes pursuant to IGRA. If the Secretary's determination were successfully challenged, the Nation would be unable to conduct any gaming under IGRA in the current Niagara Falls facility. However, such an adverse determination would not affect the ability of the Nation to operate its Seneca Allegany Casino which is located on existing Nation reservation territory.

Terrorism and war may directly or indirectly harm our business.

        The strength and profitability of our business will depend on consumer demand for casino resorts in general and for the type of luxury amenities Seneca Niagara Casino offers. Changes in consumer preferences or discretionary consumer spending could harm our business. The terrorist attacks of September 11, 2001 and ongoing terrorist and war activities in the United States and elsewhere, have had a negative impact on travel and leisure expenditures, including lodging, gaming and tourism. We cannot predict the extent to which the events of September 11, 2001 may continue to affect us, directly or indirectly, in the future. An extended period of reduced discretionary spending and/or disruptions or declines in travel, conferences and conventions could significantly harm our operations.

We may be subject to material environmental liability as a result of unknown environmental hazards.

        Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or chemical releases on or relating to its property and may be held liable to a governmental entity or to third parties for property damage, personal injury and for investigation and cleanup costs incurred by such parties in connection with the contamination. Such laws typically impose cleanup responsibility and liability without regard to whether the owner knew of or caused the presence of contaminants. The costs of investigation, remediation or removal of such substances may be substantial. Although the Nation has not waived its sovereign immunity with regard to such federal, state and local environmental legislation, the existence or discovery of an environmental hazard on any of its lands could result in an assertion of liability under federal environmental laws and have a significant adverse effect on the Nation's relations with the state and the local community.

We rely in part on federal and in part on common law trade name protection to protect certain of our trademarks.

        We rely in part on federal and in part on common law trade name protection to protect certain of our trademarks. We may face claims by third parties for alleged trade name infringement. Any resulting claims, if successful, could require us to cease using one or more of the names used in our business or require us to pay to use these names.

A change in our current tax-exempt status could have a material adverse effect on our ability to repay our obligations under the notes.

        A change in our current tax-exempt status could have a material adverse effect on our ability to repay our obligations under the notes. Based on our current interpretations of federal tax law, we will continue to treat our income as not being subject to federal income tax. However, we have not sought a private letter ruling from the Internal Revenue Service, or the IRS, confirming that interpretation.

        SGC and each of the subsidiaries are instrumentalities of the Nation's government and chartered under the laws of the Nation. Under current law, the Nation is not subject to federal income tax and we do not believe that SGC or the guarantors, as instrumentalities of the Nation's government, are so subject. The IRS, prior to 1996, took the position that tribal corporations wholly owned by a tribe were treated the same as the tribe and not subject to federal income tax. However, in 1996, the IRS publicly announced that it was taking the issue under submission and intended to study it further, and did not state whether any such future guidance would be prospective only or be retroactive. When the IRS changed its position on the federal tax status of state chartered corporations wholly owned by a tribe (stating that such entities were taxable), it made such change prospective and provided a transition period with retroactive relief if the form of the corporation was modified. Following the IRS public announcement in 1996, some tribal corporations have obtained private letter rulings from the IRS to the effect that their operations would not be subject to federal income tax. Private letter rulings cannot be relied upon by other taxpayers. As of May 5, 2004, the IRS had not issued definitive guidance upon which we could rely as to whether it agreed or disagreed that tribal corporations are subject to federal income tax, or, if subject to federal income tax in some circumstances and not others, the circumstances in which a tribal corporation would be subject to federal income tax. Consequently, there is no controlling legal authority that supports or is contrary to our position that we are not subject to federal income tax. If our interpretations are incorrect, or if the applicable tax law changes in this regard, our cash flow and ability to service the notes may be adversely affected.

        Efforts have been made in Congress over the past several years to tax the income of tribal business enterprises. These have included a House of Representatives bill that would have taxed gaming income earned by Indian tribes as business income subject to corporate tax rates. Although that legislation has not been enacted, similar legislation could be enacted in the future. Any future legislation permitting the taxation of the Nation or our business could have a material adverse effect on our business, financial condition, results of operations or ability to make payments on the notes.

Any adverse changes in the laws regulating our gaming operations or failure to maintain licenses required under gaming laws and regulations and other permits and approvals required under applicable laws and regulations could have a material adverse effect on our ability to conduct gaming operations and on our ability to fulfill our obligations under the notes.

        Gaming on the Nation's land is regulated by Nation laws, the Compact and federal statutes, most notably the IGRA. Several bills have been proposed during the current and recent sessions of Congress that could affect Indian gaming. Notably, though its proposed legislation has yet to be presented to Congress, the Policies and Procedures Subproject of the Bureau of Indian Affairs has proposed sweeping changes to the federal laws concerning Indians. Certain of such bills, if enacted, could impair the ability of the Nation and SGC to expand its gaming operations and adversely impact the future growth of the Nation's revenue base. In addition, from time to time, various government officials have proposed taxing Indian casino gaming or otherwise limiting or restricting the conduct of gaming operations by Indian tribes. No assurance can be given that such legislation, if and when enacted by Congress, would not have a material adverse effect on the operations of SGC. In addition, under federal law, gaming on the Nation's lands may be dependent upon the permissibility under New York law of certain forms of gaming or similar activities. If New York State were to make various forms of gaming illegal or against public policy (or the courts were to similarly rule), or otherwise to take a legal position adverse to the Compact or any of its provisions, such actions could have a material adverse effect on our ability to conduct our gaming operations as currently conducted. Moreover, a 1996 U.S. Supreme Court decision may permit a state to avoid or refuse to negotiate amendments to existing compacts such as the Compact.

        Currently, the operation of all gaming on Indian lands is subject to IGRA. For the past several years, legislation has been introduced in Congress designed to address numerous perceived problems with this Act. Most of the proposals that have been seriously considered would be prospective in effect and have contained clauses that would grandfather existing Indian gaming operations such as Seneca Niagara Casino. However, certain legislative acts have also proposed repealing many of the provisions of IGRA. While none of the substantive proposed amendments to IGRA has proceeded out of committee hearings to a vote by either house of Congress, we cannot predict the success of future legislative acts. Changes in applicable laws and regulations or an increase in the cost of compliance with applicable laws and regulations could limit or materially affect the types of gaming that we may offer and the revenues our operations generate. Furthermore, if Congress enacted legislation that was applied retroactively, our ability to meet our obligations under the notes could be adversely affected.

        Under the Compact and federal, state and Nation law we are required to maintain certain licenses, permits and approvals in order to conduct gaming operations. Failure to maintain such licenses, permits and approvals could have a material adverse affect on our ability to conduct gaming operations and on our ability to make payment on the notes.

Changes in the membership of the Council, its policies or the Nation's constitution could adversely affect our operations.

        The Nation is governed by a Council, consisting of sixteen members, of which eight members are elected from each of the two principal Territories. Councillors are elected to four-year terms, which are staggered. The Nation holds an election every two years for its three executive branch officers: the President, the Treasurer and the Clerk. These officers alternate between the two principal Territories. The next election of the executive branch officers and eight Council members will take place in November 2004. If there is a significant change in the composition of the Council, the new Council may not pursue the same agenda or goals as the current government, in particular with respect to us and our expansion project. In addition, the Council acts by majority vote and with respect to any issue or policy, a change in views by one or more members could result in a change in the policy adopted by the Council. Changes in the Council or its policies could result in significant changes in our structure or operations or in our planned expansion. In addition, the Council appoints the members of SGC's board of directors. The Council may also remove a member of SGC's board of directors for cause either upon the recommendation of a majority of SGC's board of directors, or upon its own initiative with a vote of at least twelve Councillors. The term "cause" has not been defined in SGC's charter or in Nation law, and therefore, we do not know how this term will be interpreted. As a result, a change in the membership or views of existing members of Council adverse to the existing board or management could result in a change in SGC's board of directors and potentially in SGC's management. Any such changes could adversely affect our business plan or otherwise result in a material adverse effect in our business, financial condition, results of operations or ability to make payments on the notes.

        Further, while we believe that under the Nation's constitution, adopted in 1848 and last amended in 1993, a referendum may only be called by the Council, our interpretation of the Nation's constitution could be incorrect or the constitution may be amended in the future to provide that the Seneca people may call a referendum without the approval of the Council. If the constitution were amended to allow the Seneca people to call for a referendum directly, the Nation may adopt laws adversely affecting our business and results of operations.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        We issued $300.0 million aggregate principal amount of the old notes to the initial purchasers on May 5, 2004 in transactions not registered under the Securities Act in reliance on exemptions from registration under that Act. The initial purchasers then sold the old notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-United States persons outside the United States in reliance on Regulation S under the Securities Act. Because they have been sold pursuant to exemptions from registration, the old notes are subject to transfer restrictions.

        In connection with the issuance of the old notes, we agreed with the initial purchasers that we would:

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  file with the Securities and Exchange Commission a registration statement related to the exchange notes;

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  use our reasonable best efforts to cause the registration statement to become effective under the Securities Act; and

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  offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes upon the effectiveness of the registration statement.

        Our failure to comply with these agreements within certain time periods would result in additional interest being due on the old notes. A copy of the agreement with the initial purchasers has been filed as an exhibit to the registration statement of which this prospectus is a part.

        Based on existing interpretations of the Securities Act by the staff of the Securities and Exchange Commission described in several no-action letters to third parties, and subject to the following sentence, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by their holders, other than broker-dealers who purchased the old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, or our affiliates, without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of the old notes who is an affiliate of ours, who is not acquiring the exchange notes in the ordinary course of such holder's business or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

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  will not be able to rely on the interpretations by the staff of the Securities and Exchange Commission described in the above-mentioned no-action letters;

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  will not be able to tender the old notes in the exchange offer; and

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  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless the sale or transfer is made under an exemption from these requirements.

        We do not intend to seek our own no-action letter, and there is no assurance that the staff of the Securities and Exchange Commission would make a similar determination regarding the exchange notes as it has in these no-action letters to third parties.

        As a result of the effectiveness of the registration statement of which this prospectus is a part, we will not be required to pay an increased interest rate on the old notes unless we either fail to timely consummate the exchange offer or fail to maintain the effectiveness of the registration statement to the extent we agreed to do so. Following the closing of the exchange offer, holders of the old notes not tendered will not have any further registration rights except in limited circumstances requiring the filing of a shelf registration statement, and the old notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the old notes will be adversely affected.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions stated in this prospectus and in the letter of transmittal, we will accept all old notes properly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authenticating agent, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of the old notes accepted in the exchange offer.

        By tendering the old notes for exchange notes in the exchange offer and signing or agreeing to be bound by the letter of transmittal, you will represent to us that:

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  you will acquire the exchange notes you receive in the exchange offer in the ordinary course of your business;

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  you are not participating and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;

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  you are not an affiliate of ours or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

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  if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

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  if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes.

        Broker-dealers that are receiving exchange notes for their own account must have acquired the old notes as a result of market-making or other trading activities in order to participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be admitting that it is an "underwriter" within the meaning of the Securities Act. We will be required to allow broker-dealers to use this prospectus for a period of 180 days following the exchange offer in connection with the resale of exchange notes received for their account in exchange for old notes acquired by broker-dealers as a result of market-making or other trading activities. If required by applicable securities laws, we will, upon written request, make this prospectus available to any broker-dealer for use in connection with a resale of exchange notes. See "Plan of Distribution."

        The exchange notes will evidence the same debt as the old notes and will be issued under and entitled to the benefits of the same indenture. The form and terms of the exchange notes are identical in all material respects to the form and terms of the old notes except that:

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  the exchange notes will be issued in a transaction registered under the Securities Act;

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  the exchange notes will not be subject to transfer restrictions; and

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  provisions providing for an increase in the interest rate on the old notes will be eliminated after completion of the exchange offer.

        As of the date of this prospectus, $300 million aggregate principal amount of the old notes was outstanding. In connection with the issuance of the old notes, we arranged for the old notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

        This prospectus, together with the accompanying letter of transmittal, are initially being sent to all registered holders as of the close of business on                    , 2004. We intend to conduct the exchange

offer in accordance with the Exchange Act, and the rules and regulations of the Securities and Exchange Commission under the Exchange Act, including Rule 14e-1, to the extent applicable.

        Rule 14e-1 describes unlawful tender offer practices under the Exchange Act. This rule requires us, among other things:

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  to hold our exchange offer open for 20 business days;

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  to give ten business days notice of any material change in the terms of this offer; and

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  to issue a press release in the event of an extension of the exchange offer.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of the old notes being tendered, and holders of the old notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or under the indenture in connection with the exchange offer. We shall be considered to have accepted the old notes tendered according to the procedures in this prospectus when, as and if we have given oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent. See "—Exchange Agent." The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us and delivering exchange notes to those holders.

        If any tendered old notes are not accepted for exchange because of an invalid tender or the occurrence of other events described in this prospectus, certificates for these unaccepted old notes will be returned, at our cost, to the tendering holder of old notes or, in the case of old notes tendered by book-entry transfer, the holder's interest in such notes will be transferred into the holder's account at DTC according to the procedures described below, as promptly as practicable after the expiration date.

        Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes related to the exchange of the old notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "—Solicitation of Tenders; Fees and Expenses."

        Neither we nor our board of directors makes any recommendation to holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes in the exchange offer. Moreover, no one has been authorized to make any such recommendation. Holders of the old notes must make their own decision whether to tender in the exchange offer and, if so, the amount of the old notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

Expiration Date; Extension; Amendments

        The term "expiration date" shall mean 5:00 p.m., New York City time, on                    , 2004, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended.

        We expressly reserve the right, in our sole discretion:

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  to delay acceptance of any old notes or to terminate the exchange offer and to refuse to accept old notes not previously accepted, if any of the conditions described under "—Conditions" shall have occurred and shall not have been waived by us;

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  to extend the expiration date of the exchange offer;

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  to amend the terms of the exchange offer in any manner;

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  to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date; and

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  to the extent permitted by applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

        The terms of the purchases or offers described in the fourth and fifth clauses above may differ from the terms of the exchange offer.

        Any delay in acceptance, termination, extension or amendment of the exchange offer will be followed as promptly as practicable by oral or written notice to the exchange agent and by making a public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the amendment.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, termination, extension or amendment of the exchange offer, we shall have no obligation to publish, advise or otherwise communicate any public announcement, other than by making a timely release to Business Wire.

        You are advised that we may extend the exchange offer because some of the holders of the old notes do not tender on a timely basis. In order to give these noteholders the ability to participate in the exchange and to avoid the significant reduction in liquidity associated with holding an unexchanged note, we may elect to extend the exchange offer.

Interest on the Exchange Notes

        The exchange notes will bear interest from May 5, 2004 or the most recent date on which interest was paid or provided for on the old notes surrendered for the exchange notes. Interest on the exchange notes will be payable semi-annually on each May 1 and November 1, commencing on November 1, 2004. Accordingly, holders of old notes that are accepted for exchange will not receive interest that is accrued but unpaid on the old notes at the time of tender.

Procedures for Tendering

        Only a holder may tender its old notes in the exchange offer. Any beneficial owner whose old notes are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee or are held in book-entry form and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on such holder's behalf. If the beneficial owner wishes to tender on such holder's own behalf, the beneficial owner must, before completing and executing the letter of transmittal and delivering such holder's old notes, either make appropriate arrangements to register ownership of old notes in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

        The tender by a holder will constitute an agreement among the holder, us and the exchange agent according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

        A holder who desires to tender old notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose old notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

        The method of deliver of the old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders delivery of such documents will be deemed made only when actually received by the exchange agent or deemed received under the ATOP procedures described below. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect the tender for holders in each case as described in this prospectus and in the letter of transmittal.

Old Notes Held in Certificate Form

        For a holder to validly tender old notes held in physical form, the exchange agent must receive, before 5:00 p.m., New York City time, on the expiration date, at its address set forth in this prospectus:

  •
  a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

  •
  certificates for tendered old notes.

Old Notes Held in Book-Entry Form

        We understand that the exchange agent will make a request promptly after the date of the prospectus to establish an account for the old notes at DTC for the purpose of facilitating the exchange offer, and subject to its establishment, any financial institution that is a participant in DTC may make book-entry delivery of the old notes by causing DTC to transfer the old notes to the exchange agent using DTC's procedures for transfer.

        If you desire to transfer old notes held in book-entry form with DTC, the exchange agent must receive, before 5:00 p.m. New York City time on the expiration date, at its address set forth in this prospectus, a confirmation of book-entry transfer of old notes into the exchange agent's account at DTC, which is referred to in this prospectus as a "book-entry confirmation," and:

  •
  a properly completed and validly executed letter of transmittal, or manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the letter of transmittal; or

  •
  an agent's message transmitted pursuant to ATOP.

Tender of Old Notes Using DTC's Automated Tender Offer Program (ATOP)

        The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes held in book-entry form to the exchange agent in accordance with DTC's ATOP procedures for transfer. DTC will then send a book- entry confirmation, including an agent's message, to the exchange agent.

        The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. If you use ATOP procedures to tender old notes, you will not be required to deliver a letter of transmittal to the exchange agent, but you will be bound by its terms just as if you had signed it.

Signatures

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of

Rule 17Ad-15 under the Exchange Act, unless old notes tendered with the letter of transmittal are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" in the letter of transmittal; or

  •
  for the account of an institution eligible to guarantee signatures.

        If the letter of transmittal is signed by a person other than the registered holder or DTC participant who is listed as the owner, the old notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the old notes on behalf of the registered holder or DTC participant who is listed as the owner, in either case signed as the name of the registered holder(s) who appears on the old notes or the DTC participant who is listed as the owner. If the letter of transmittal or any of the old notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        If you tender your notes through ATOP, signatures and signature guarantees are not required.

Determination of Validity

        All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered old notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time we shall determine. Although we intend to notify holders of defects or irregularities related to tenders of old notes, neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities related to tenders of old notes nor shall we or any of them incur liability for failure to give notification. Tenders of old notes will not be considered to have been made until the irregularities have been cured or waived. Any old notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date, or, in the case of old notes tendered by book-entry transfer, will be transferred into the holder's account at DTC according to the procedures described above.

Guaranteed Delivery Procedures

        Holders who wish to tender their old notes and:

  •
  whose old notes are not immediately available;

  •
  who cannot complete the procedure for book-entry transfer on a timely basis;

  •
  who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date; or

  •
  who cannot complete a tender of old notes held in book-entry form using DTC's ATOP procedures on a timely basis;

may effect a tender if they tender through an eligible institution described under "—Procedures for Tendering" and "—Signatures" or if they tender using ATOP's guaranteed delivery procedures.

        A tender of old notes made by or through an eligible institution will be accepted if:

  •
  before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery, that: (1) sets forth the name and address of the holder, the certificate number or numbers of the holder's old notes and the principal amount of the old notes tendered, (2) states that the tender is being made, and (3) guarantees that, within three business days after the expiration date, a properly completed and validly executed letter of transmittal or facsimile, together with a certificate(s) representing the old notes to be tendered in proper form for transfer, or a confirmation of book-entry transfer into the exchange agent's account at DTC of the old notes delivered electronically, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered old notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

        A tender made through ATOP will be accepted if:

  •
  before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives an agent's message from DTC stating that DTC has received an express acknowledgment from the participant in DTC tendering the old notes that they have received and agree to be bound by the notice of guaranteed delivery; and

  •
  the exchange agent receives, within three business days after the expiration date, either: (1) a book-entry confirmation, including an agent's message, transmitted via ATOP procedures; or (2) a properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered old notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of old notes in the exchange offer:

  •
  a written or facsimile transmission of a notice of withdrawal must be received by the exchange agent at its address listed below before 5:00 p.m., New York City time, on the expiration date; or

  •
  you must comply with the appropriate procedures of ATOP.

        Any notice of withdrawal must:

  •
  specify the name of the person having deposited the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes or, in the case of the old notes transferred by book-entry transfer, the name and number of the account at the depositary to be credited;

  •
  be signed by the same person and in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee for the old notes to register the transfer of the old notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any of these old notes are to be registered, if different from that of the person who deposited the old notes to be withdrawn.

        All questions as to the validity, form and eligibility, including time of receipt, of the withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be judged not to have been tendered according to the procedures in this prospectus for purposes of the exchange offer, and no exchange notes will be issued in exchange for those old notes unless the old notes so withdrawn are validly retendered. Any old notes that have been tendered but are not accepted for exchange will be returned to the holder of the old notes without cost to the holder or, in the case of old notes tendered by book-entry transfer, will be transferred into the holder's account at DTC according to the procedures described above. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under "—Procedures for tendering" at any time before the Expiration Date.

Conditions

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

  •
  the exchange notes to be received will not be tradeable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

  •
  the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission; or

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

        In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

  •
  proper tender of such old notes in accordance with the requirements set forth in this prospectus and in the letter of transmittal;

  •
  the representations described under "Terms of the Exchange Offer;" and

  •
  such other representations as may be reasonably necessary under applicable rules, regulations or interpretations of the Securities and Exchange Commission to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

        We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension to their holders. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

        In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

        Wells Fargo Bank, National Association, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In this capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. Requests for assistance with respect to the procedures for tendering and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent. You should send certificates for the old notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Hand:	By Regular Mail or Overnight Courier:
Wells Fargo Bank, N.A. MAC # N9303-121 Corporate Trust Operations P.O. Box 1517 Minneapolis, MN 55480-1517	Wells Fargo Bank, N.A. 608 Second Avenue South Corporate Trust Operations, 12th Floor Minneapolis, MN 55402	Wells Fargo Bank, N.A. MAC # N9303-121 Corporate Trust Operations 6th & Marquette Avenue Minneapolis, MN 55479
For Information or to Confirm by Telephone Call:	By Facsimile (Eligible Institutions Only):
(800) 344-5128	(612) 667-4927

Delivery of the letter of transmittal to an address other than as listed above or transmission of the letter of transmittal via facsimile other than as described above does not constitute a valid delivery of the letter of transmittal.

Solicitation of Tenders; Fees and Expenses

        We will bear the expenses of soliciting the requesting holders of old notes to determine if such holders wish to tender those notes for exchange notes. The principal solicitation under the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph, telephone or telecopier.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

        We will also pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs.

        You will not be obligated to pay any transfer tax in connection with the exchange, except if you instruct us to register exchange notes in the name of, or request that notes not tendered or not accepted in the exchange offer be returned to, a person other than you, in which event you will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

Participation in the Exchange Offer; Untendered 7 1/4% Notes

        Participation in the exchange offer is voluntary. Holders of old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

        As a result of the making of, and upon acceptance for exchange of all of the old notes tendered under the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of old notes who do not tender in the exchange offer will continue to hold their old notes and will be entitled to all the rights, and subject to the limitations, applicable to the old notes under the indenture. Holders of old notes will no longer be entitled to any rights under the registration rights agreement that by their terms terminate or cease to have further effect as a result of the making of this exchange offer. See "Description of Exchange Notes." All untendered old notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent the old notes are tendered and accepted, there will be fewer old notes remaining following the exchange, which could significantly reduce the liquidity of the untendered notes.

        We may in the future seek to acquire our untendered old notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. We intend to make any acquisitions of the old notes following the applicable requirements of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission under the Exchange Act, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not tendered in the exchange offer, except in those circumstances in which we may be obligated to file a shelf registration statement.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange the old notes in like principal amount, which will be cancelled, and as such will not result in any increase in our indebtedness.

        The gross proceeds from the issuance of the old notes were $300.0. The following table illustrates as of June 30, 2004, the estimated sources and uses of the gross proceeds from the offering of the old notes, cash flow from operations and funds available under the term loan.

Sources of Funds	Amounts
(dollars in millions)
7 1/4% senior notes due 2012	$300.0
Term loan	22.7
Free cash flow(1)	33.6

Total sources	$356.3

Uses of Funds	Amounts
(dollars in millions)
Seneca Niagara Casino luxury hotel(2)	$198.0
Repayment of Seneca Niagara Casino vendor financing(3)	20.6
Completion of Seneca Allegany Casino(4)	43.8
Acquisition of property(5)	34.0
Distribution to the Nation(6)	25.0
Repayment of Empire State Development bonds(7)	23.9
Fees and expenses	11.0

Total uses	$356.3

(1)
This represents the amount of cash flow we will need to complete the specified projects over the next two years and does not represent a forecast of our cash flows over this period.

(2)
We have entered into a $153.0 million guaranteed maximum price design and construction contract with Klewin Building Company, Inc., including a construction contingency of approximately $8.6 million. We anticipate that furniture, fixtures and equipment for the luxury hotel will cost approximately $45.0 million.

(3)
The vendor financings were repaid on May 14, 2004.

(4)
Seneca Allegany Casino opened on May 1, 2004. Seneca Allegany Casino cost $75.8 million in total, of which $47.1 million relates to construction and with the remaining amount for furniture, fixtures and equipment and working capital. We expect all project costs will be funded from our cash on hand and free cash flow. As of June 30, 2004, SGC has funded all of the construction and equipment costs.

(5)
The Nation intends to acquire the remaining 26.7 acres of the approximately 50 acres in the City of Niagara Falls, New York, designated by New York State under the Compact for ownership by the Nation. Under the Nation's agreement with New York State, the Nation is required to fund the acquisition of the property, including all related costs and expenses. As initial security for the Nation's obligations to pay site acquisition costs and as a condition to the initiation of the condemnation proceeding, the Nation must deliver to the Empire State Development Corporation a letter of credit or cash escrow in the aggregate amount of the greater of (a) 150% of the estimate of the total remaining site acquisition costs not yet paid by the Nation, and (b) any other amount required by the court. The $34.0 million amount represents 150% of the estimated site acquisition costs as of May 5, 2004, the date of the offering of the old notes. If the Nation is able to acquire any parcels outside of the condemnation process, or for an amount less than the escrow amount for such parcel through condemnation, then the escrow amount will be appropriately reduced. In May 2004, we purchased an additional 0.21 acres of the approximately 50 acres in the City of Niagara Falls, New York, designated by New York State under the Compact for ownership by the Nation for approximately $127,000. In addition, in June 2004 we entered into an agreement to purchase a six-story office building within the 50 acre area set aside for the Nation for $4.0 million.

(6)
We distributed this amount to the Nation on May 5, 2004.

(7)
Pursuant to agreements entered into in furtherance of the Compact, SNFGC is obligated to pay the Empire State Development Corporation $23.9 million upon the opening of a permanent gaming facility in the City of Niagara Falls, New York. The term loan requires us to escrow the $23.9 million balance as of July 1, 2002 of the general obligation bonds incurred in connection with the construction of the Niagara Falls Convention and Civic Center, within 60 days of the start of construction of the permanent facility. It is our intention to either escrow the funds as required by the Term Loan, or come to an agreement with the Empire State Development Corporation for an early payment of this obligation. We intend to use proceeds from this offering to satisfy this obligation.

CAPITALIZATION

        The following table sets forth as of March 31, 2004 our actual capitalization and our capitalization on an as-adjusted basis to give effect to the issuance of the notes and our use of the net proceeds thereof together with the proceeds from the Term Loan. This table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes thereto included in this prospectus beginning on page F-1.

	As of March 31, 2004
	Actual	As-adjusted
	(dollars in millions)
Cash and cash equivalents	$26.8	$219.1

Long-term debt (including current maturities):
Term Loan	$57.3	$80.0
Vendor financing loans	22.8	—
Other debt	0.6	0.6
7 1/4% senior notes due 2012	—	300.0

Total long-term debt	80.7	380.6
Total owner's equity(1)	75.1	75.5

Total capitalization	$155.8	$456.1

(1)
The as-adjusted amount reflects the net gain of $0.4 million associated with the vendor financing which has been repaid.

SELECTED CONSOLIDATED FINANCIAL DATA

        The Nation established Seneca Gaming Corporation as a wholly owned entity to operate all of the Nation's gaming and resort-related activities. The selected consolidated financial data set forth below as of and for the period ended September 30, 2002 and as of and for the year ended September 30, 2003 have been derived from our audited financial statements included in this prospectus. The selected consolidated financial data for the twelve months ended March 31, 2004 and the six months ended March 31, 2003 and 2004 and the other data are unaudited. This information should be read with our financial statements and the related notes included in this prospectus beginning on page F-1. You should also read the following information in conjunction with the sections in this prospectus entitled "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The operating results of SNFGC, which is not a guarantor of the notes until the term loan is repaid in November 2007, are included in the selected consolidated financial and other data presented below. As of March 31, 2004, our only operating casino was Seneca Niagara Casino, and therefore, our historical operating results are largely comprised of the operations of our non-guarantor subsidiary.

	Period from Inception to	Fiscal Year Ended
					Twelve Months Ended March 31,
			Six Months Ended March 31,
	September 30,
(dollars in thousands)	2002	2003	2003	2004	2004
			(unaudited)		(unaudited)
Statement of Operations Data:
Revenues:
Gaming	$—	$184,332	$51,445	$141,954	$274,841
Food and beverage	—	16,158	4,345	12,466	24,279
Retail and other	—	4,823	925	5,120	9,018

Gross revenues	—	205,313	56,715	159,540	308,138
Less: Promotional allowances	—	(9,557)	(2,045)	(9,455)	(16,967)

Net revenues	—	195,756	54,670	150,085	291,171
Expenses:
Gaming	—	53,686	15,595	38,950	77,041
Food and beverage	—	15,856	5,383	10,445	20,918
Retail, entertainment and other	—	2,732	525	3,078	5,285
Advertising, general and administrative	—	42,176	12,435	37,268	67,009
Pre-opening costs	2,961	7,155	7,201	1,027	981
Depreciation and amortization	—	9,660	3,258	7,116	13,518

Total operating expenses	2,961	131,265	44,397	97,884	184,752
Operating income (loss)	(2,961)	64,491	10,273	52,201	106,419
Other income and (expense):
Interest income	—	44	11	268	301
Interest expense	—	(14,578)	(4,724)	(9,674)	(19,528)

Net other income (expense)	—	(14,534)	(4,713)	(9,406)	(19,227)

Net income (loss)	$(2,961)	$49,957	$5,560	$42,795	$87,192

Other Financial Data:
EBITDA(1)	$(2,961)	$74,151	$13,531	$59,317	$119,937
Ratio of earnings to fixed charges(2)	—	3.9x	1.6x	4.5x	4.8x

	Period from Inception to	Fiscal Year Ended
					Twelve Months Ended March 31,
			Six Months Ended March 31,
	September 30,
(dollars in thousands)	2002	2003	2003	2004	2004
			(unaudited)		(unaudited)
Property Data(3):
Square footage of gaming space	—	90,454	78,183	90,454	90,454
Average number of slot machines	—	2,741	2,609	2,931	2,879
Slot machine daily win per unit($)	—	213	185	229	227
Average number of table games	—	104	93	114	112
Table game daily win per unit($)	—	1,291	1,368	1,304	1,275
			Six Months Ended March 31,
	Period from Inception to September 30, 2002	Fiscal Year Ended March 31, 2003			Twelve Months Ended March 31, 2004
			2003	2004
Cash and cash equivalents	$132	$59,628	$20,574	$26,826	$26,826
Total assets	2,883	181,749	123,276	223,162	223,162
Total liabilities	5,844	134,753	120,677	148,047	148,047
Total capital (deficit)	(2,961)	46,996	2,599	75,115	75,115

(1)
EBITDA represents earnings before interest, depreciation and amortization. We are not subject to U.S. federal income taxation under current interpretations of the U.S. federal tax code. EBITDA is presented to provide additional information that our management uses to assess our business and because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measurement of financial condition or profitability under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

The following table sets forth a reconciliation of net income to EBITDA, which management believes is the most nearly equivalent measure under U.S. generally accepted accounting principles. The adjustments set forth below are those relevant to the periods presented.

	Period from Inception to	Fiscal Year Ended
			Six Months Ended March 31,
	September 30,
(dollars in thousands)	2002	2003	2003	2004
			(unaudited)
Net income (loss)	$(2,961)	$49,957	$5,560	$42,795
Depreciation and amortization	—	9,660	3,258	7,116
Net interest expense	—	14,534	4,713	9,406

EBITDA	$(2,961)	$74,151	$13,531	$59,317

(2)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of determining the ratio of earnings to fixed charges, the term "earnings" is the amount resulting from adding (i) net income, (ii) fixed charges and (iii) amortization of capitalized interest, less the amount of interest capitalized. The term "fixed charges" is the amount resulting from adding (i) interest expense whether expensed or capitalized, and (ii) the amortization of debt financing costs.

(3)
The casino square footage is given as of the end of each period presented. The average number of slot machines and table games represents the average over the period presented. Slot machine win per unit refers to total slot machine revenue for a given period divided by the average number of slot machines operating in that period divided by the number of days in that period. Table game daily win per unit refers to total table games revenue for a given period divided by the average number of table games operating in that period divided by the number of days in that period.

MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

        You should read the following discussion and analysis in conjunction with the section titled "Selected Consolidated Financial and Other Data" and the financial statements and related notes included elsewhere in this prospectus. References herein to years are to fiscal years of Seneca Gaming Corporation unless otherwise noted. Our fiscal year is from October 1 through September 30.

Overview

        Seneca Gaming Corporation is wholly owned by the Seneca Nation of Indians of New York and chartered to manage and direct all of the Nation's gaming operations. The Nation entered into a Compact with New York State on August 18, 2002 that provides the Nation with the right to establish and operate three Class III gaming facilities in Western New York. We opened our first Class III gaming facility on Nation Territory in the City of Niagara Falls, New York on December 31, 2002, featuring both Class III slot machines and table games. This facility is operated by our wholly owned subsidiary SNFGC. From August 1, 2002 to September 30, 2002, SNFGC operated as a development stage company and devoted its efforts to obtaining regulatory and governmental approvals, securing financing, recruiting and training employees and overseeing the renovation of the Niagara Falls Convention and Civic Center. Given our short operating history and limited operations at SNFGC in the fiscal year ended September 30, 2002, we believe comparisons between any period in the fiscal year ended September 30, 2003 and the comparable period in the fiscal period ended September 30, 2002 are not meaningful. Therefore, these comparisons are not discussed below. Likewise, comparisons of our operating results for the six months ended March 31, 2004 and 2003 are not meaningful.

        On May 1, 2004, we opened our second Class III gaming facility, Seneca Allegany Casino located on the Nation's Territory in the City of Salamanca, New York. This facility features Class III table games, poker, slots, keno and bingo. We formed STGC on September 20, 2003 as a wholly owned subsidiary to operate this facility. Our "Selected Consolidated Financial and Other Data," the financial statements and related notes included elsewhere in this prospectus and the following discussion and analysis only covers periods through March 31, 2004 and does not reflect our operating results for the first two months of Seneca Allegany Casino.

        Under the Compact, we also have the right to establish and operate a third Class III gaming facility in Erie County, New York. If we fail to commence construction of a Class III gaming facility in Erie County by August 18, 2005, our exclusive right under the Compact to own and operate a Class III gaming facility in Erie County may terminate. On April 9, 2004, we entered into a non-binding letter of intent with Uniland to purchase the Cheektowaga Site. The letter of intent provides that our purchase of this property is subject to our ability to enter into a definitive purchase agreement, have this land placed in restricted fee for gaming by the U.S. Department of the Interior and Uniland's ability to enter into an agreement with the Town of Cheektowaga for various make whole benefits for Uniland. In May 2004, various parties, including the Mayor of the City of Buffalo, filed a complaint against Governor Pataki, the State of New York, the Town of Cheektowaga and Uniland to prohibit the sale of the Cheektowaga Site to us on the basis that the Nation's ability, pursuant to the Compact, to locate a Class III gaming facility anywhere in Erie County "in the event a site in the City of Buffalo is rejected by the Nation for any reason" is unconstitutional. On June 16, 2004, Justice Makowski of the Supreme Court of the State of New York Supreme agreed with the plaintiffs and held that the Compact provision allowing the Nation to locate a Class III gaming facility in Erie County outside the City of Buffalo is unconstitutional. The Court's decision further permanently restrained and enjoined (1) Governor Pataki and the State of New York from any action or activity that would assist the Nation in owning and operating a Class III gaming casino in Erie County other than the City of Buffalo and (2) Uniland from the sale or transfer of the Cheektowaga Site to us. We disagree with the Court's finding and support any decision to appeal. Subsequent to this decision, Uniland requested certain amendments to the executed letter of intent for the Cheektowaga Site. We are evaluating their requested changes, but can provide you with no assurance that we will be able to reach a mutually acceptable agreement with Uniland, that Justice Makowski's decision will be successfully appealed, or that we will be able to commence construction of our third Class III gaming facility in the City of Buffalo or Erie County prior to the termination of our exclusivity period.

Executive Summary

        Our Current Operations.    We currently operate two Class III gaming facilities, Seneca Niagara Casino, in the City of Niagara Falls, New York and Seneca Allegany Casino, in the City of Salamanca, New York. Our casino operations include gaming, dining, entertainment and retail. For the twelve months ended March 31, 2004, approximately 94% of our net revenue was derived from our Class III gaming activities.

        Key Performance Indicators.    Our operating results are dependent on the volume of profitable patrons at our casino and our ability to attract them for repeat visits to our facilities. Seneca Niagara Casino currently relies primarily on drive-in and bus patrons from the Buffalo, Niagara Falls, and Rochester areas in New York and secondarily from the Erie, Pennsylvania area, Ohio and other parts of New York. Since opening on December 31, 2002, Seneca Niagara Casino has experienced steady growth in its patron base, net revenue and profitability. We believe that the proposed expansion of Seneca Niagara Casino, including the addition of a luxury hotel and other amenities, will enable us to increase our profitable patron volume and gaming activity, extend our geographic penetration, and appeal to a more diverse demographic base.

        We have paid for substantially all of our expansion to date out of cash flow from operations, including the addition of the Turtle Island non-smoking casino room, the Blue Heron Club, a gaming salon designed exclusively for high stakes table game patrons, the new 2,400-space parking garage, and the Western Door, our new upscale steakhouse. We have also funded substantially all of the construction and equipment and pre-opening costs of Seneca Allegany Casino from the cash flow of Seneca Niagara Casino. We also intend to purchase Seneca Erie Casino Site from our cash flow. We currently rely and will continue to rely on our ability to generate cash flow from operations to repay our debt financing, fund the maintenance of our facilities and provide funds for future development.

        To date our results of operations have not been seasonal in nature in our brief operating history.

        Overall Outlook.    As discussed above, since inception, we have invested heavily in our operations and plan to continue to do so in 2004. We recently completed renovating our approximately 14,400 square foot mezzanine level of Seneca Niagara Casino to provide an additional 6,600 square feet of gaming space with 242 additional slot machines and a banquet area for up to 350 people. In March 2004 we completed the addition of a 2,400-space parking garage, and in May 2004 we opened a steakhouse, both at our Seneca Niagara Casino. We believe that our investments in additional non-gaming amenities at our existing facility, such as our planned addition of a luxury hotel at Seneca Niagara Casino, and the expansion of our gaming operations through the May opening of a second Class III gaming facility. Seneca Allegany Casino, in the City of Salamanca, will enable us to capitalize on what we believe is an underserved market in Western New York, Pennsylvania and parts of Ohio. In July 2004 we began construction of a $35.0 million 1,850-space parking garage at Seneca Allegany Casino, which we expect to complete on or prior to December 31, 2004. We expect substantially all of the costs of the garage to be funded from free cash flow provided by STGC.

Critical Accounting Policies and Estimates

        Management's discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements. To prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, we must make estimates and assumptions that affect the amounts reported in the consolidated financial statements. We regularly evaluate these estimates and assumptions, particularly in areas we consider to be critical accounting estimates, where changes in the estimates and assumptions could have a material impact on our results of operations, financial position and, to a lesser extent, cash flows. There can be no assurance that actual results will not differ from our estimates. To provide an understanding of the methodology we apply, our significant accounting policies and basis of presentation are summarized in Note 2 to our consolidated financial statements included in this prospectus. We believe the following accounting policies involve a higher degree of management judgment.

        Liability for Unredeemed Seneca Link Players Club Points.    Patrons who are members of our Seneca Link Players Card rewards program earn promotional points based on the volume and type of their gaming activity. The Seneca Link Player's Card uses points that are redeemable for food and beverages at our restaurants and products offered at our retail stores. Points are accrued and reflected as current liabilities on our balance sheets based upon expected redemption rates and the estimated cost of the service or merchandise to be provided. Management reviews the adequacy of the accrual for unredeemed points by periodically evaluating the historical redemption and projected trends. Actual results could differ from our estimates.

        Self-Insurance Reserves.    We have financial exposures for portions of our employee benefits programs and general liability reserves. We accrue for liabilities based on filed claims and estimates of claims incurred but not reported. In our opinion our accruals to cover these costs are adequate, but actual results may vary from the amount accrued.

        Property and Equipment.    We have a significant amount of capital invested in our property and equipment, which is stated at cost less accumulated depreciation and amortization. We use judgment in determining if or when assets have been impaired and the estimated useful lives of assets. The accuracy of these estimates affects whether or not impairment exists, and the depreciation and amortization expense recognized in our results of operations. Leasehold improvements represent a significant portion of our property and equipment balance. These assets are amortized over the lesser of the related lease term or the estimated life of the assets. The useful lives assigned to our other property and equipment assets are based on our standard policy, which we believe represents the useful life of each category of asset. In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the carrying values of our long-lived assets are reviewed when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets are grouped at the property level when estimating future cash flows for determining whether an asset has been impaired. Management assesses the possibility of an asset impairment by using the estimates of future cash flows which are affected by current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition and other economic factors.

        Our analysis of cash flows represents our best estimates at the time of the review. However, changes in these assumptions due to actual market conditions that cause less favorable results than our estimates may result in impairments in the future.

Operating Results

Operating Results

		Six Months Ended March 31,
	Fiscal Year Ended September 30, 2003
(dollars in thousands)		2003	2004
		(unaudited)
Net revenue	$195,756	$54,670	$150,085
Operating expenses:
Gaming	53,686	15,595	38,950
Food and beverage	15,856	5,383	10,445
Retail, entertainment and other	2,732	525	3,078
Advertising, general and administrative	42,176	12,435	37,268
Pre-opening costs	7,155	7,201	1,027
Depreciation and amortization	9,660	3,258	7,116

Operating income	$64,491	$10,273	$52,201

        The most important factors and trends contributing to our operating performance since beginning our operations on December 31, 2002 have been:

  •
  Our ability to market Seneca Niagara Casino successfully to our primary target market located within 100 miles of our casino.

  •
  Our ability to enroll approximately 470,000 patrons in our Seneca Players Club, which has increased our ability to use effective direct mail and targeted marketing programs to establish patron loyalty to our property at a profitable level.

  •
  Our mix of slot machines, which we believe is superior to our competition and includes the latest product introductions by leading United States and international slot manufacturers.

  •
  Our use of current information technology, including "ticket-in/ticket-out" slot machines, automated jackpot payment machines, and database programs to increase operating efficiencies.

  •
  Our ability to operate at a high margin which we achieve through the careful monitoring and control of labor costs, and the effective use of our marketing and advertising expenditures.

  •
  Our continued expansion at and reinvestment in our Seneca Niagara Casino.

Detailed Revenue Information

		Six Months Ended March 31,
	Fiscal Year Ended September 30, 2003
(dollars in thousands)		2003	2004
		(unaudited)
Gaming revenue:
Slots	$147,658	$39,972	$114,390
Table games	36,479	11,473	27,286
Other	195	—	278

Gaming revenue	184,332	51,445	141,954
Non-gaming revenue:
Food and beverage	16,158	4,345	12,466
Retail, entertainment and other	4,823	925	5,120

Non-gaming revenue	20,981	5,270	17,586
Less promotional allowance	(9,557)	(2,045)	(9,455)

Net revenues	$195,756	$54,670	$150,085

        Since opening, our net gaming revenue has increased steadily primarily due to increasing patron counts and slot play. Over this period, we have increased the number of slot machines available for play by 332 machines, or 12.7%, from 2,609 to 2,941 at March 31, 2004.

        Our food and beverage and retail revenues have increased in direct relation to our increase in gaming revenues. For the twelve months ended March 31, 2004, 45.0% of our food and beverage and 84.9% of our retail revenues represented players' point redemptions. Our three restaurants at Seneca Niagara Casino typically operate at full capacity. Our May 2004 opening of our steakhouse provided an additional attractive dining option for our patrons and also allow us to accommodate patrons at our existing Seneca Niagara Casino restaurants in a more timely and efficient manner.

Detailed Operating Expenses Information

		Six Months Ended March 31,
	Fiscal Year Ended September 30, 2003
(dollars in thousands)		2003	2004
		(unaudited)
Operating expenses:
Gaming	$53,686	$15,595	$38,950
Food and beverage	15,856	5,383	10,445
Retail, entertainment and other	2,732	525	3,078
Advertising, general and administrative	42,176	12,435	37,268
Pre-opening costs	7,155	7,201	1,027
Depreciation and amortization	9,660	3,258	7,116

Operating expenses	$131,265	$44,397	$97,884

        The most important factors making up our operating expenses since beginning our operations on December 31, 2002 are the following:

        Gaming expenses principally represent our costs incurred with operating our table games and slots. The significant components of our gaming expenses were related payroll and employee benefit costs, and the slot exclusivity fee due to New York State pursuant to the Compact. For the year ended

September 30, 2003, and for the six months ended March 31, 2003 and 2004, the slot exclusivity fee represented $28.8 million, $7.4 million, and $21.3 million of gaming expenses, respectively. In January 2004, we transferred $39.0 million to the Nation for the exclusivity fee subsequently paid to New York State for calendar year 2003. Currently, the exclusivity fee is 18% of the slot machine net drop (money dropped into the machines after payout but before our expenses). This will increase to 22% beginning on January 1, 2007 and to 25% beginning on January 1, 2010.

        Food and beverage expenses are costs we incur for the operation of our restaurants, snack bars and beverage outlets, and principally are our costs of food, beverage, payroll and employee benefit expenses.

        Retail, entertainment and other expenses represent our costs to operate our retail and entertainment offerings. The significant components of these expenses include related payroll and employee benefit costs, purchase of products offered for sale in our three retail outlets, and contract costs for entertainers performing at Club 101 and the Bear's Den.

        Advertising, general and administrative expenses are incurred for our advertising, marketing and administrative costs necessary to support our operations. The significant components of these expenses were payroll and employee benefits, regulatory, advertising, marketing, insurance, and legal and energy costs. In addition, we paid the Nation a lease payment for the land where we operate Seneca Niagara Casino of $3 million, $0, and $6 million during the year ended September 30, 2003, and the six months ended March 31, 2003 and March 31, 2004, respectively.

        Pre-opening expenses are costs we incurred in connection with the December 31, 2002 opening of Seneca Niagara Casino and the May 1, 2004 opening of Seneca Allegany Casino. Expenses include employee costs, legal, marketing and advertising expenses and other direct expenses related to the opening of our casinos. Pre-opening expenses incurred at Seneca Niagara Casino were $7.2 million incurred during the fiscal year ended September 30, 2003. Pre-opening expenses incurred at Seneca Allegany Casino through March 31, 2004 were approximately $1.0 million.

Non-Operating Expenses

        The following table summarizes information related to interest on our long term debt:

		Six Months Ended March 31,
	Fiscal Year Ended September 30, 2003
(dollars in thousands)		2003	2004
		(unaudited)
Interest expense	$14,578	$4,724	$9,674

        Our interest cost is attributed to SNFGC's term loan agreement, the term loan, net of capitalized interest, and equipment financing. The term loan requires us to make monthly interest payments on the outstanding balance at one-month LIBOR plus 29%. As of September 30, 2003, and March 31, 2003 and 2004, $57.3 million was outstanding with an additional $22.7 million available to be borrowed by SNFGC. SNFGC borrowed the remaining $22.7 million available under the term loan on April 15, 2004.

        SNFGC had five financing arrangements with slot machine vendors that initially provided approximately $37.3 million of loans to finance its gaming equipment to open Seneca Niagara Casino facility on December 31, 2002. The interest rates on these loans range from 6.0% to 6.42%. The principal balance outstanding at March 31, 2004 was $22.8 million. We repaid the $22.8 million of the outstanding equipment financing on May 14, 2004 with a portion of the proceeds of the offering of the old notes.

Liquidity and Capital Resources

Cash Flows

		Six Months Ended March 31,
	Fiscal Year Ended September 30, 2003
(dollars in thousands)		2003	2004
		(unaudited)
Net cash provided by operations	$97,720	$24,862	$36,701
Investing cash flows
Capital expenditures	(111,607)	(89,420)	(51,983)
Payments for land acquisitions and other assets	(7,356)	(2,077)	(5,093)

Net cash used in investing activities	(118,963)	(91,497)	(57,076)
Financing cash flows
Proceeds from term loan	57,300	57,300	—
Proceeds from notes payable, equipment and other	37,344	37,344	1,128
Repayment of notes payable, equipment and other	(8,487)	(2,593)	(6,626)
Repayments from note payable to the Nation	(250)	(250)	—
Deposits to sinking fund	—	—	(6,008)
Payment of deferred financing costs	(5,168)	(4,724)	(487)
Cash dividends to the Nation	—	—	(434)

Net cash provided by (used in) financing activities	80,739	87,077	(12,427)

Net increase (decrease) in cash and cash equivalents	$59,496	$20,442	$(32,802)

        Cash Flows—Operating Activities.    The increase in cash flows from operations during the six months ended March 31, 2004 compared to the same period in 2003 resulted from three additional months of operations at Seneca Niagara Casino, increased marketing and deeper market penetration, the opening of the 2,400-space connected parking garage and the increase in our players club membership. As of March 31, 2004 and 2003, we had cash and cash equivalents of $26.8 million and $20.6 million, respectively.

        Cash Flows—Investing Activities.    Our capital expenditures of $52.0 million during the six months ended March 31, 2004 principally represented costs associated with the construction of a 2,400-space parking garage connected to Seneca Niagara Casino, construction of a steakhouse restaurant, the addition of slot machines and other property improvements. We also expended $21.6 million for construction and equipment costs for our Seneca Allegany Casino, which opened on May 1, 2004. We also acquired $5.1 million of land that was subsequently transferred to the Nation when it was placed in restricted fee by the U.S. Department of the Interior.

        During the six months ended March 31, 2003, our capital expenditures were made principally for the development, renovation and equipping of Seneca Niagara Casino.

        During the fiscal year ended September 30, 2003, our capital expenditures of $111.6 million included the development, renovation, and equipping of Seneca Niagara Casino. We also made other improvements to this facility including a non-smoking casino, a high limit-table games room, additional slot machines, and other property improvements. We also spent $7.2 million to purchase land subsequently transferred to the Nation when placed in restricted fee by the U.S. Department of the Interior.

        Cash Flows—Financing Activities.    As of March 31, 2004, we had borrowed $57.3 million of the $80.0 million available under the term loan, principally to fund the opening of Seneca Niagara Casino. We are obligated to pay interest on the outstanding balance at LIBOR plus 29%. SNFGC borrowed the remaining $22.7 million on April 15, 2004. In addition, SNFGC is obligated to maintain a minimum cash balance of $10.0 million and a pro rata share of the sinking fund payment, with $12.0 million due by December 31, 2004. In addition, we borrowed $37.3 million from vendors to finance the initial equipment for this facility at interest rates from 6.0% to 6.42% for 36 months. Our equipment financing for Seneca Niagara Casino required monthly principal repayments of approximately $1.1 million through December 2005.

        Principal Debt Arrangements.    With the completion of the offering of the old notes, our long-term debt has consisted of the notes on which we will pay a fixed interest rate. In addition, we have borrowed the $80.0 million available under our term loan. We will continue to pay variable interest based on LIBOR plus 29% on our term loan. As of March 31, 2004, we had outstanding $22.8 million in outstanding financing for the gaming equipment in our Seneca Niagara Casino that was repaid on May 14, 2004 with a portion of the proceeds from the offering of the old notes.

        The term loan contains limitations on distributions from SNFGC to SGC. For illustrative purposes, after giving pro forma effect to the offering of the old notes and our use of the net proceeds together with the proceeds from the term loan, we estimate that of the $121.1 million of EBITDA generated by SNFGC for the six months ended March 31, 2004, the term loan would have permitted approximately $70.0 million to be distributed to SGC, assuming maintenance capital expenditures of $7.5 million and a $5.0 million increase in working capital. SNFGC does not have any obligation to pay amounts due on the notes or to make funds available to SGC for these payments until the term loan is paid in full.

        During the next 24 months, we plan to make substantial capital improvements to our gaming facilities. We intend to begin and complete construction of a new 600-room luxury hotel, including 35,000 square feet of additional gaming space with approximately 950 slot machines. We expect the cost of constructing and equipping our 600-room luxury hotel to be approximately $198.0 million, which includes $153.0 million in construction costs under a guaranteed maximum fixed price design and construction contract for the luxury hotel, including a construction contingency of approximately $8.6 million, and approximately $45.0 million for furniture, fixtures and equipment. If Justice Makowski's decision is successfully appealed, we also expect to pay $15.0 million for the purchase of the Cheektowaga Site from Uniland.

        The Nation intends to acquire the remaining 26.7 acres of the approximately 50 acres in the City of Niagara Falls, New York, designated by New York State under the Compact for ownership by the Nation. Under the Compact, the Nation is required to fund the acquisition of the property, including all related costs and expenses. As initial security for the Nation's obligations to pay site acquisition costs and as a condition to the initiation of the condemnation proceeding, the Nation must deliver to the Empire State Development Corporation a letter of credit or cash escrow in the aggregate amount of the greater of (a) 150% of the estimate of the total remaining site acquisition costs not yet paid by the Nation, and (b) any other amount required by the court, or the Escrow Amount. We currently estimate 150% of site acquisition costs to be approximately $34.0 million.

        Pursuant to agreements entered into in furtherance of the Compact, SNFGC is obligated to pay the Empire State Development Corporation $23.9 million upon the opening of a permanent gaming facility in the City of Niagara Falls, New York. The term loan requires us to escrow the $23.9 million balance as of July 1, 2002 of the general obligation bonds incurred in connection with the construction of the Niagara Falls Convention and Civic Center, within 60 days of the start of construction of the permanent facility. It is our intention to either escrow the funds as required by the Term Loan, or come to an agreement with the Empire State Development Corporation for an early payment of this obligation. We intend to use proceeds from this offering to satisfy this obligation.

        Upon completing the offering of the old notes, we made a one-time distribution to the Nation of $25.0 million.

        We expect cash generated from our operations, available cash as of March 31, 2004 and the proceeds of the offering of the old notes to be sufficient to fund our expansion plans, including the construction of a 600-room luxury hotel, service our debt, and meet our working capital requirements for the foreseeable future. However, our ability to fund our operations, make planned capital expenditures and service our debt depends on our future operating performance and cash flow, which are in turn subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control. Additionally, unlike traditional corporations, we are prohibited by law from generating cash through an offering of equity securities and, upon completing the offering of the old notes, our ability to incur additional indebtedness became limited under the terms of the indenture governing the notes.

        We are highly leveraged and have significant interest and sinking fund payment requirements pursuant to our term loan agreement. As such, limitations on our capital resources could force us to delay or abandon capital projects and improvement and the construction and development of new properties.

Quantitative and Qualitative Disclosure About Market Risk

        Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with the term loan. We currently have $80.0 million of variable rate debt based on LIBOR outstanding. Based on this $80.0 million balance a 100 basis point (1.0%) increase in LIBOR would result in an increase to our annual interest expense of approximately $800,000. We purchased two interest rate caps on May 21, 2004 covering $80.0 million, the amount of the term loan. The term loan bears interest at the one-month LIBOR plus 29%. These derivatives cap our LIBOR at 4%, and expire simultaneously with the termination of the term loan on November 22, 2007. The notes are fixed-rate indebtedness.

Capital and Commercial Commitments

        The following table reflects our significant contractual obligations and other commercial commitments as of September 30, 2003:

	Payment due by period
Capital Commitment	Total	1 Year	2-3 Years	4-5 Years	After 5 Years
(dollars in thousands)
Principal amount of term loan (1)	$57,300	$—	$—	$57,300	$—
Deposits into sinking fund to be used for repayment of term loan	80,000	6,000	50,500	23,500	—
Equipment financing (2)	28,857	12,214	16,639	4	—
Seneca Niagara Casino operating lease	240,000	12,000	24,000	24,000	180,000

(1)
On April 15, 2004, we borrowed the remaining $22.7 million available under the term loan. As of June 30, 2004, we had $80.0 million outstanding under the term loan.

(2)
On May 14, 2004, we repaid the equipment financing.

        In connection with opening Seneca Allegany Casino, we intend to amend our existing long-term operating leases with the Nation for the land upon which Seneca Allegany Casino is located. Our aggregate monthly lease payments for Seneca Allegany Casino are $750,000 and we expect the monthly lease payment to increased to $1.0 million on October 1, 2004.

        Amounts included in the above table do not include interest. For a more complete description of our obligations under our term loan, see "Description of Certain Indebtedness," and for a more complete description of our obligations under our operating leases, see "Related Party Transactions—Transactions with the Nation."

Regulation

        Our operations are regulated by Nation laws, the Compact and federal statutes, most notably the Indian Gaming Regulatory Act, or IGRA. Several bills have been proposed during the current and recent sessions of U.S. Congress that could affect Indian gaming. Notably, though its proposed legislation has yet to be presented to Congress, the Policies and Procedures Subproject of the Bureau of Indian Affairs has proposed sweeping changes to the federal laws concerning Indians. Certain of such bills, if enacted, could impair the ability of the Nation and SGC to expand its gaming operations and adversely impact the future growth of the Nation's revenue base. In addition, from time to time, various government officials have proposed taxing Indian casino gaming or otherwise limiting or restricting the conduct of gaming operations by Indian tribes. No assurance can be given that such legislation, if and when enacted by Congress, would not have a material adverse effect on the operations of SGC. In addition, under federal law, gaming on the Nation's lands may be dependent upon the permissibility under New York law of certain forms of gaming or similar activities. If New York State were to make various forms of gaming illegal or against public policy (or the courts were to rule similarly), or otherwise to take a legal position adverse to the Compact or any of its provisions, such actions could have a material adverse effect on the ability of the Casino to conduct its gaming operations as currently conducted. Moreover, a 1996 U.S. Supreme Court decision may permit a state to avoid or refuse to negotiate amendments to existing compacts such as the Compact.

New Accounting Pronouncements

        There are no accounting standards that have not yet been adopted which are expected to have a material impact on our financial reporting.

BUSINESS

        Seneca Gaming Corporation is wholly owned by the Seneca Nation of Indians of New York and chartered to manage all of the Nation's gaming operations. The Nation has entered into a Compact with New York State that provides the Nation with the right to establish and operate three Class III gaming facilities in Western New York. We currently operate Seneca Niagara Casino and Seneca Allegany Casino, which opened on December 31, 2002 and May 1, 2004, respectively. Our two casinos are the only gaming facilities in New York State to offer both Class III slot machines and table games. As of June 30, 2004, Seneca Niagara Casino over 96,000 square feet of gaming space, with 3,238 slot machines, 97 table games, and 16 poker tables; and Seneca Allegany Casino featured 1,699 slot machines, 24 table games, a 450-seat bingo area, and 201 Class II video gaming machines. 96,000. For the twelve months ended March 31, 2004, we generated consolidated net revenue of $291.2 million, net income of $87.2 million and EBITDA of $119.9 million.

        Under the Compact, we also have the right to establish and operate a third Class III gaming facility in Erie County, New York. If we fail to commence construction of a Class III gaming facility in Erie County by August 18, 2005, our exclusive right under the Compact to own and operate a Class III gaming facility in Erie County may terminate. On April 9, 2004, we entered into a non-binding letter of intent with Uniland to purchase the Cheektowaga Site. The letter of intent provides that our purchase of this property is subject to our ability to enter into a definitive purchase agreement, have this land placed in restricted fee for gaming by the U.S. Department of the Interior and Uniland's ability to enter into an agreement with the Town of Cheektowaga for various make whole benefits for Uniland. In May 2004, various parties, including the Mayor of the City of Buffalo, filed a complaint against Governor Pataki, the State of New York, the Town of Cheektowaga and Uniland to prohibit the sale of the Cheektowaga Site to us on the basis that the Nation's ability, pursuant to the Compact, to locate a Class III gaming facility anywhere in Erie County "in the event a site in the City of Buffalo is rejected by the Nation for any reason" is unconstitutional. On June 16, 2004, Justice Makowski of the Supreme Court of the State of New York Supreme agreed with the plaintiffs and held that the Compact provision allowing the Nation to locate a Class III gaming facility in Erie County outside the City of Buffalo is unconstitutional. The Court's decision further permanently restrained and enjoined (1) Governor Pataki and the State of New York from any action or activity that would assist the Nation in owning and operating a Class III gaming casino in Erie County other than the City of Buffalo and (2) Uniland from the sale or transfer of the Cheektowaga Site to us. We disagree with the Court's finding and support any decision to appeal. Subsequent to this decision, Uniland requested certain amendments to the executed letter of intent for the Cheektowaga Site. We are evaluating their requested changes, but can provide you with no assurance that we will be able to reach a mutually acceptable agreement with Uniland, that Justice Makowski's decision will be successfully appealed, or that we will be able to commence construction of our third Class III gaming facility in the City of Buffalo or Erie County prior to the termination of our exclusivity period.

        Each of these existing and planned casinos are or will be owned and operated by wholly owned subsidiaries of SGC.

Seneca Niagara Casino

        Seneca Niagara Casino is located on 23.1 acres on the Nation's Territory in the City of Niagara Falls, New York, approximately 20 miles north of Buffalo, and offers gaming, entertainment and related amenities occupying approximately 100,000 square feet in total, with over 96,000 square feet of gaming space. Seneca Niagara Casino is open 24 hours per day, seven days per week and is our flagship gaming facility. We opened Seneca Niagara Casino on December 31, 2002 after 100 days of extensive remodeling and renovation of the former Niagara Falls Convention and Civic Center. The initial capital investment to open Seneca Niagara Casino was approximately $95.2 million. Since opening, Seneca Niagara Casino has achieved strong financial and operating results, attracting approximately 8.4 million patrons. During the twelve months ended March 31, 2004, we generated $291.2 million in net revenue, net income of $88.1 million and $119.9 million in EBITDA. We achieved these results despite a limited offering of amenities and promotions and a lack of adequate hotel facilities for potential overnight guests.

        As of June 30, 2004, Seneca Niagara Casino featured:

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  over 96,000 square feet of gaming space with 3,238 slot machines, 97 table games, including blackjack, craps, and roulette, 16 poker tables, and keno;

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  a recently completed 2,400-space parking garage, with 11 bus bays;

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  additional surface parking for approximately 550 vehicles;

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  the Bear's Den, a 468-seat theater;

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  the Thunder Falls Buffet, a 410-seat international buffet;

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  Morrie's Place, a 179-seat casual restaurant;

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  the Western Door, a steakhouse with 175 dining seats and a 75-seat bar and lounge area; and

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  two snack bars.

        We believe several competitive factors contribute to our current success, including:

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  an underserved local market with limited gaming and entertainment options;

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  an attractive demographic mix;

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  limited competition;

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  easy access by major interstate highways; and

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  our experienced senior management team, which has over 75 years of combined gaming experience.

        Accommodations.    Seneca Niagara Casino currently relies on independently-owned local hotels to provide accommodations to its patrons. Since Seneca Niagara Casino does not currently own any overnight accommodations, we have not been able to offer our patrons high quality lodging amenities and have not aggressively marketed to any patron segment requiring overnight stays. We will continue to focus our marketing efforts on the profitable drive-in and bus markets, and the planned luxury hotel, Seneca Niagara Casino will use the luxury hotel to market to patrons with higher gaming budgets.

        Food and Beverage Facilities.    Seneca Niagara Casino features three restaurants and two snack bars. The Western Door is a steakhouse and seats approximately 175 patrons in the dining room with an additional 75 seats in the bar and lounge. Morrie's Place provides casual dining and seats approximately 179 patrons and the Thunder Falls Buffet offers an extensive international selection at a buffet style restaurant and seats 410 patrons. Due to the quality of our restaurants and the success of our business, the Western Door, Morrie's Place and the Thunder Falls Buffet are popular local dining venues and are often at full capacity.

        The easy accessibility of the food and beverage facilities from the casino floor, particularly at the two snack bars, is designed to encourage gaming patrons to spend longer periods of time at the casino, thereby extending the time spent gaming and enhancing gaming revenues. Seneca Niagara Casino also has two bars, Club 101 located at the center of the gaming floor and the Keno bar adjacent to the Keno lounge. For the 12 months ended March 31, 2004, food and beverage sales accounted for approximately 8% of our gross revenues.

        Entertainment Facility.    Seneca Niagara Casino's 468-seat, 5,432 square foot theater, the Bear's Den, presents live musical, comedy and theatrical entertainment. Since it opened, the Bear's Den has hosted, in an intimate setting, a wide range of headline acts, including the Charlie Daniels Band, Sinbad, David Crosby, Chuck Mangione, Alice Cooper, Eddie Money, Williams and Ree, Tanya Tucker and Cyndi Lauper. During the twelve months ended March 31, 2004, the showroom featured approximately 50 headliner acts. In addition to the Bear's Den, Seneca Niagara Casino provides nightly entertainment in the center of the gaming floor atop Club 101.

        Retail.    Seneca Niagara Casino features three retail shops offering a wide variety of merchandise. The Logo Shop offers official Seneca Niagara Casino merchandise, as well as a wide selection of affordable gifts. The Eight Clans Gift Shop features authentic Native American items, including Native American jewelry, Native American style blankets and bags, soapstone sculptures and sweet grass baskets. The Players Club Store offers a variety of products and merchandise at various price ranges, including state-of-the-art and high-end merchandise such as electronics, golf clubs, cameras and diamond jewelry. It is used to support our Players Club rewards program.

        Parking and Transportation Facilities.    Since most of Seneca Niagara Casino's patrons arrive at Seneca Niagara Casino by automobile, we provide ample space for parking and we have approximately 3,400 parking spaces, including a new 2,400-space parking garage which was completed in March 2004. Seneca Niagara Casino provides all valet and guest parking free of charge. We believe our parking facilities are adequate to service the parking needs of our patrons. Seneca Niagara Casino also has a bus program that has accounted for approximately 1,000 patrons per day to Seneca Niagara Casino since the opening of 11 new bus bays in March 2004.

Seneca Niagara Casino Expansion

        Based on Seneca Niagara Casino's strong financial performance to date, continuing growth in revenue and patron base and a growing penetration in the Ohio and Pennsylvania markets as well as regions of New York beyond the Buffalo-Niagara area, we believe that there is considerable opportunity to expand our facilities. We believe that there is substantial demand within our market that is within 100 miles of the Casino that remains largely untapped due to the limited amenities and constraints of our existing facility as well as the lack of hotel options in the immediate area for overnight guests. In order to leverage this opportunity, we plan to utilize a portion of the proceeds from the offering of the old notes, together with cash on hand and cash flow from operations, to:

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  construct a new 600-room luxury hotel connected to the existing Seneca Niagara Casino; and

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  acquire the remaining 26.7 acres of the approximately 50 acres in the City of Niagara Falls, New York, designated by New York State under the Compact for ownership by the Nation.

        By adding 600 hotel rooms that will range in price and style and by adding amenities including restaurants, a spa and a multi-purpose room that can be used for conventions, meeting space, banquets and entertainment events, we expect to attract:

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  additional patrons from within our immediate market area;

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  patrons from further distances that will stay overnight; and

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  a broader mix of players, including more high-value gaming patrons.

        The New Seneca Niagara Casino Luxury Hotel. We aim to accommodate growing demand and to leverage our position as the premier gaming facility in Western New York by significantly expanding our portfolio of gaming, leisure and entertainment offerings, and amenities. The major components of the expansion are expected to include the following:

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  a hotel with approximately 600 rooms, including 118 suites of various sizes;

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  35,000 square feet of additional gaming space featuring approximately 950 slot machines;

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  a full-service luxury spa and salon;

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  a 25,200 square-foot multi-purpose room and an additional 8,000 square feet of conference and banquet space;

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  two specialty restaurants and a 24-hour casual dining restaurant; and

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  approximately 2,300 square feet of retail space.

        Rooms.    Our new luxury hotel will feature 486 standard rooms and 118 suites. A standard room will be approximately 450 square feet in size. The suites will range in size from about 700 square feet to 1,850 square feet.

        Meeting and Conference Space; Multi-purpose Room.    After completion of the luxury hotel, we plan to leverage Seneca Niagara Casino's enhanced accommodations and entertainment products to attract convention and group meeting business on a larger scale. To that end, the new luxury hotel will offer a 25,200 square foot multi-purpose room and an additional 8,000 square feet of conference and banquet space. We expect that the multi-purpose room will seat up to 2,250 at concerts and could hold up to 150 trade show booths. We further expect that increased convention and group meeting business will constitute a significant source of our future visitor growth.

        Full-Service Luxury Spa.    An 18,000 square foot full-service luxury spa will be a part of the new luxury hotel. The luxury spa will offer a range of services, including massage treatments, facials and wraps, as well as saunas, a swimming pool, an exercise room and a salon.

        Dining and Other Amenities.    The luxury hotel will also feature a 244-seat 24-hour coffee shop, two specialty restaurants, including an Asian restaurant, 24-hour room service and a variety of retail shops.

        Other. We recently completed remodeling our approximately 14,400 square foot mezzanine level of the casino to provide an additional 6,600 square feet of gaming space with 242 additional slot machines and a banquet area for up to 350 people. We also intend to acquire an additional 26.7 acres of real estate designated as land to be developed by the Nation under the Compact with New York State which will enable us to further expand our gaming and entertainment facility in the City of Niagara Falls.

        Design and Construction. Klewin Building Company, Inc., or Klewin, has managed the construction of all of our projects to date, including the renovation of the former Niagara Falls Convention and Civic Center for Seneca Niagara Casino. Klewin has also managed the development of our new high-end steakhouse. We have signed a guaranteed maximum price contract covering all major elements of the design and construction of the luxury hotel with Klewin as construction manager responsible for contract procurement, daily oversight and adherence to the expansion project schedule and budget. We expect the cost of constructing and equipping our 600-room luxury hotel to be approximately $198.0 million, which includes $153.0 million in construction costs under a guaranteed maximum fixed price design and construction contract including a construction contingency of approximately $8.6 million, and approximately $45.0 million for furniture, fixtures and equipment. We began construction of this hotel on May 18 2004, open all public areas and the first 10 floors of rooms by August 2005, and complete the project by April 2006. Klewin has over 20 years of construction experience and has managed the construction of such projects as the Grand Pequot Tower Hotel/Casino and the Norwich Navigators Baseball Stadium. Klewin Building Company, Inc. has entered into a design contract with Jeter, Cook & Jepson Architects, Inc., the architect for the overall design of all of our projects to date and the expansion project. Jeter, Cook & Jepson Architects, Inc. has over 68 years of design experience and has worked on many casino properties in the United States, including the Foxwoods Resort Casino.

Seneca Allegany Casino

        Seneca Allegany Casino, our second Class III gaming facility, opened on May 1, 2004. Seneca Allegany Casino is located on the Nation's Territory in the City of Salamanca, New York Seneca Allegany Casino offers Class III gaming, entertainment and related amenities, occupying approximately 123,000 square feet in total. During the first month of operations, the primary market for this casino has been the area within 75 miles of Seneca Allegany Casino, which includes Erie, Pennsylvania, and the secondary market has been the area within 75 to 175 miles of Seneca Allegany Casino, which includes Cleveland and Akron, Ohio and Pittsburgh, Pennsylvania. Seneca Allegany Casino caters primarily to middle-market, drive-in patrons from the surrounding area.

        Seneca Allegany Casino cost approximately $75.8 million in total, of which $47.1 million related to construction, with the balance for furniture, fixtures and equipment and working capital. Substantially all project costs were or will be funded from free cash flow provided by SGC. As of June 30, 2004, SGC had funded all of the construction and equipment costs. Seneca Allegany Casino is operated by our wholly owned subsidiary, STGC, and is open 24 hours per day, seven days per week.

        As of June 30, 2004, Seneca Allegany Casino featured:

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  over 48,000 square feet of gaming space with 1,699 slot machines, 24 table games, including blackjack, craps, and roulette, and keno; and

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  a 450-seat bingo area;

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  surface parking for approximately 1,500 vehicles;

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  the Thunder Mountain Buffet, an international buffet; and

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  a snack bar and retail store.

        In September 2004 we plan to convert and divide Seneca Allegany Casino's existing 450-seat bingo area into a non-smoking poker room with up to 18 tables and a non-smoking casino with approximately 200 slot machines. At the same time, we plan to relocate our existing bingo operations at Seneca Allegany Casino to the site of Seneca Gaming & Entertainment's former Class II gaming operations, or the Facility, in Salamanca, New York, that included bingo, four poker tables and 200 Class II video gaming machines. The Facility is located less than a mile from Seneca Allegany Casino. Seneca Gaming & Entertainment ceased operating the Facility immediately prior to the opening of Seneca Allegany Casino. We currently lease the Facility from the Nation. We are currently renovating and upgrading the Facility. During the renovations, we will continue to operate the four poker tables and the 200 Class II video gaming machines located in the Facility. We believe the relocation of the bingo operation is necessary because our Seneca Allegany Casino bingo patrons have indicated to us that they prefer to be segregated from Class III gaming patrons and like the convenient parking of the Facility. Bingo will continue to be operated and managed by Seneca Territory Gaming Corporation once it is relocated to the Facility.

        We do not currently serve alcohol at Seneca Allegany Casino or at the Facility. In April 2004 we applied to the New York State Liquor Authority for a liquor license for Seneca Allegany Casino. The New York State Liquor Authority has not yet issued the license.

Business and Marketing Strategy

        Our strategy is to further expand and develop Seneca Niagara Casino and Seneca Allegany Casino and to establish an additional Class III gaming facility in Erie County, New York. We believe this strategy will make us the premier gaming operator in the region including New York, Pennsylvania and Ohio. We intend for all of our gaming facilities to provide a high-quality and diverse gaming experience that we believe will add to our patron base and strengthen patron loyalty in each segment of the gaming market. In order to maximize our income from operations, we will coordinate our advertising, promotions, entertainment and special events to minimize competition among our gaming facilities, and also integrate our administrative and information technology functions. We will continue to brand the Seneca name through advertising and promotion of our Seneca Link Player's Card, which is accepted at all of our facilities.

        The key components of our integrated marketing plan include the following:

        Promote the Seneca Brand Name.    The successful opening and operation of Seneca Niagara Casino has established "Seneca" as a leading gaming brand in the region, including New York, Pennsylvania and Ohio. We plan to capitalize on this brand recognition by prominently incorporating the Seneca name at all of our gaming and entertainment facilities.

        Incorporate the Seneca Link Player's Card.    Until recently, we offered the Seneca Players Club rewards program to patrons of Seneca Niagara Casino to foster patron loyalty. As of June 30, 2004, we had approximately 470,000 members in the Seneca Players Club database. With the opening of Seneca Allegany Casino, we replaced the Seneca Players Club with the Seneca Link Player's Card that will be accepted at all of our gaming facilities. Patrons will be able to use the Seneca Link Player's Card to earn points at each of our gaming facilities and redeem these points at any Seneca casino. Our player's card will provide us with valuable information about our patrons and enable us to better understand their preferences in order to more effectively serve them at each of our gaming facilities.

        Expand Target Markets and Patron Base.    We believe the completion of our planned luxury hotel at our Seneca Niagara Casino will enable us to expand our marketing efforts to high-value gaming patrons. We plan to substantially increase our marketing efforts in the region, including New York, Pennsylvania and Ohio, as well as Toronto. We intend to market to these areas by offering various promotions, including special events for preferred gaming patrons, motorcoach tours and organized package group visits. We do not currently market aggressively to these areas because we do not offer certain types of amenities desirable to prospective patrons in these markets, such as overnight accommodations.

        Offer Gaming Experience to Broadest Customer Base.    We intend to operate each of our gaming facilities in a manner that will be complementary. Seneca Niagara Casino will be our flagship resort property catering to mid to high value gaming patrons looking for a full service gaming resort destination. Seneca Allegany Casino targets and we believe Seneca Erie Casino will target mid-level gaming patrons with frequent visits. Seneca Erie Casino will specifically target the local Buffalo market.

        Utilize an Integrated Marketing Strategy.    Our marketing strategy relies on an integrated approach of targeted direct mail, television, radio, print and outdoor advertising, promotions, slot and table tournaments, special events, bussing and entertainment, to attract and retain our patrons and to brand the Seneca name as the premier gaming and entertainment experience in Western New York. We coordinate our marketing events to maximize the quality and length of stay of patron visits and, in the future, to minimize competition among our gaming facilities. Our patron tracking system through the Seneca Link Player's Card, is sophisticated and scaleable and provides us with the ability to analyze our guests' gaming preferences. Starting in May 2004, we began using a "promotional credit" program that provides slot credits to our patrons based on the amount of their gaming at our facilities. These credits are available on the patron's Seneca Link Player's Card when they return for visits. These credits must be played and cannot be redeemed for cash, which we believe will encourage repeat business.

        Reinvest in and Expand our Gaming Facilities.    We believe our commitment to develop and reinvest in each of our gaming facilities is critical to our continued success and future growth. We intend to reinvest in our gaming facilities to ensure their attractiveness to our patrons. To achieve maximum profitability we intend to continue to upgrade our slot machines with the most popular products in order to create a more exciting gaming experience for our patrons. We will also reinvest in technology, including slot machine ticket-in/ticket-out technology, automated ticket redemption machines, player tracking system enhancements and the development of a Seneca brand inter-property progressive link. Reinvestment in our gaming facilities will help to ensure that our patrons have an enjoyable entertainment experience.

        Offer the Highest Quality Service.    We believe that we can distinguish our gaming facilities with consistent superior patron service, which is a fundamental component of our business and marketing strategy. We attribute our success at Seneca Niagara Casino to our employees' ability to provide efficient and friendly service. We believe that patron care is integral to our continued success and we intend to provide the highest standard of service at each of our gaming facilities.

Seneca Niagara Casino and Surrounding Area

Market and Competition

        Market.    Seneca Niagara Casino is conveniently located on the Nation's Territory in the City of Niagara Falls, New York, approximately 20 miles north of Buffalo and approximately 90 miles west of Rochester. Our primary market includes the cities of Buffalo and Niagara Falls and covers the area in the United States within an estimated 50 miles of Seneca Niagara Casino. This area has an adult population of approximately 895,000 and a mean annual household income of more than $55,000. Our secondary market includes the City of Rochester and covers the area in the United States within an estimated 51 to 100 miles of Seneca Niagara Casino. This area has an adult population of approximately 1.6 million and a mean annual household income of more than $57,000. Our outer markets include Erie, Pennsylvania, Ohio, other areas of New York and Toronto. In addition, Niagara Falls is a major tourist destination, attracting an estimated 12.0 million visitors to the area annually. Seneca Allegany Casino is located immediately off Interstate 86. During the first month of operations, the primary market for this casino has been the area within 75 miles of Seneca Allegany Casino, which includes Erie, Pennsylvania, and the secondary market has been the area within 75 to 175 miles of Seneca Allegany Casino, which includes Cleveland and Akron, Ohio and Pittsburgh, Pennsylvania. Seneca Allegany Casino caters primarily to middle-market, drive-in patrons from the surrounding area.

        As of June 30, 2004, we had approximately 470,000 members in the Seneca Players Club database. As of June 30, 2004, 45.5% of the Seneca Players Club members lived in the Buffalo-Niagara area and the City of Rochester. In addition, 12.1%, 10.1%, and 19.1% lived in Ohio, Pennsylvania and other areas of New York, respectively.

        Competition.    The United States and Canadian gaming industries are highly regulated and the overall number of casino operations in the Northeast is limited. In recent years, there has been a trend to relax the legal restrictions on entry and to permit the development of additional gaming operations. Currently, there is one casino resort, Casino Niagara, and two video gaming facilities, Finger Lakes Gaming and Racetrack and Buffalo Raceway, within the 100-mile radius that constitutes Seneca Niagara Casino's immediate market. Batavia Downs is constructing an additional video gaming facility within Seneca Niagara Casino's primary market and holds a license to operate video gaming machines, or VGMs. Buffalo Raceway, a racetrack facility within Seneca Allegany Casino's primary market which offers 1,000 VGMs is the only direct competition in this casino's primary market. Existing gaming facilities within our casino's primary market area, as well as potentially new market entrants, have and will have a direct effect on our operations. In addition, casinos and gaming-related operations in the broader regional market may also affect us and may reduce our ability to draw patrons.

        Canadian Competition.    Seneca Niagara Casino competes with Casino Niagara and Niagara Fallsview Casino Resort which are located in Niagara Falls, Ontario, and are both with two miles of Seneca Niagara Casino. Casino Niagara and Niagara Fallsview Casino Resort are owned and operated by the Province of Ontario and managed by the Hyatt-led Falls Management Company. Casino Niagara offers 100,000 square feet of gaming space including more than 2,800 slot machines, 135 table games, four restaurants, and eight bars. Niagara Fallsview Casino Resort opened in June 2004. Niagara Fallsview Casino Resort features 180,000 square feet of gaming space including 3,000 slots, 150 table games, a 368-room Hyatt hotel, a spa and various restaurant and entertainment venues. To a lesser extent, we compete with Casino Rama, which is north of Toronto and approximately 150 miles north of Seneca Niagara Casino and is located on the Chippewas of Mnjikaning (Rama) First Nation's Territory. Nordic Gaming Corporation also operates a racetrack and video gaming facility located in Fort Erie, Ontario. This facility features 1,200 VGMs and is located approximately 22 miles from Seneca Niagara Casino.

        New York State Competition.    Despite the exclusivity in Western New York provided by the Compact, our casinos face competition in New York State from both Indian and non-Indian gaming operations. The Compact allows New York State to permit the Tuscarora Indian Nation and the Tonawanda Band of Seneca Indians to obtain the right to include gaming devices in a compact without abrogating the exclusivity provisions of the Compact, so long as either tribe locates its proposed gaming facility either on its existing reservations or more than 25 miles from a Nation Gaming Facility. In addition, New York State could allow other Indian gaming facilities to be located within our area of exclusivity, in which case it would forfeit its right to receive exclusivity fees for the types of Class III games in such competitor's facility on which the Nation pays an exclusivity fee under the Compact. Of the seven federally recognized Indian nations in New York other than the Nation, only the St. Regis Mohawk Tribe and the Oneida Indian Nation of New York have signed compacts with New York State to open casinos.

        The St. Regis Mohawk Tribe currently operates a small casino facility near Hogansburg, New York, approximately 350 miles and 390 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively, and the Oneida Indian Nation operates a gaming facility resort near Syracuse, New York, approximately 190 miles and 235 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively. In October 2001, New York State authorized six new casinos to be run by Native Americans in the state, each of which is permitted to feature Class III slot machines. Three of these authorized casinos are or will be operated by us (Seneca Niagara Casino, Seneca Allegany Casino and

Seneca Erie Casino). The other three casinos will be located in Sullivan and Ulster Counties in the Catskill region, approximately 330 miles and 320 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively. In addition to the Mohawks, the Stockbridge-Munsee Band of Mohicans, a federally recognized Wisconsin-based Indian tribe, has filed a trust land application for approximately 330 acres in Bridgeville, New York, the Cayuga Indian Nation of New York has announced a venture with the owner of the Monticello Raceway, Empire Resorts, to build a $500 million casino adjacent to the Monticello Raceway and the Seneca-Cayuga tribe of Oklahoma is negotiating with Governor Pataki to open a $500 million casino and hotel complex in downtown Rochester. The State's legislation authorizing the six new Indian casinos is the subject of litigation challenging its validity and an action is pending in New York State appellate court, or the mid-level appellate court, upheld legislation authorizing the six new Indian casinos. See "Risk Factors—There is pending litigation challenging the validity of our Compact and our right to conduct Class III gaming in New York State and our right to locate a Class III gaming facility in Erie County outside the City of Buffalo."

        In 2001, eight racetracks in New York State were awarded licenses to operate video gaming machines, or VGMs. In January 2004, Sportsystems opened a 1,300 machine video gaming facility at Saratoga Raceway in Saratoga Springs, New York, approximately 325 miles and 340 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively. This video gaming facility made Saratoga the first racetrack to offer VGMs under the law enacted over two years ago. Shortly thereafter, in February 2004, Finger Lakes Gaming and Race Track in Farmington, New York, approximately 100 miles and 140 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively, opened a 1,010 machine video gaming facility. Buffalo Raceway in Hamburg, New York, approximately 30 miles and 50 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively, opened a 27,000 square foot gaming facility in March 2004 and offers nearly 1,000 VGMs. Monticello Raceway in Monticello, New York, approximately 325 miles and 280 miles from Seneca Niagara Casino and Seneca Allegany Casino, respectively, opened a gaming facility on June 30, 2004, with approximately one-half of its planned 1,743 VGMs installed. Batavia Downs, in Batavia, New York, approximately 50 miles from Seneca Niagara Casino, was scheduled to open a renovated racetrack facility in July 2004 with approximately 750 VGMs, however the opening has been delayed until necessary financing can be obtained. The New York Racing Association granted a right to operate VGMs at the Aqueduct racetrack in Queens, New York, approximately 450 miles from Seneca Niagara Casino. After suspending work on the 4,500 video gaming machine facility from August to December 2003, the project is now scheduled for completion in late 2004 or early 2005. In August 2003, Vernon Downs Racetrack in Vernon, New York, approximately 200 miles from Seneca Niagara Casino, commenced construction on an 1,100 to 1,200 machine video gaming facility. Originally scheduled to open in November 2003, the video gaming facility has experienced multiple delays and the timing for opening remains uncertain. Yonkers Raceway near Manhattan and the Monticello Raceway in the Catskills are engaged in financing and development plans for additional video gaming facilities and intend to open properties by early to mid 2005 and the second calendar quarter of 2004, respectively. In January 2004, the Governor of New York proposed allowing up to eight additional VGM venues in the state. These eight licenses would be awarded in a competitive bid process and could go to the state-owned Off-Track Betting Corporation or other operators. On July 7, 2004, the mid-level appellate court held that the New York State legislation authorizing VGMs was unconstitutional because a portion of the VGM revenues are used for horse-racing breeding funds and to increase track purses.

        Other proposed gaming operations in New York State include a Cayuga tribe development in Union Springs, New York, approximately 140 miles from Seneca Niagara Casino, which has been approved for a Class II gaming license; a proposed high stakes bingo hall in Aurelius, New York, approximately 150 miles from Seneca Niagara Casino, which is being pursued by the Seneca-Cayuga Tribe of Oklahoma; and a proposed casino in Hampton Bays, New York, approximately 530 miles from Seneca Niagara Casino, which is being pursued by the Shinnecock Tribe. The likelihood and timing of these projects is uncertain at this point in time.

        There are also several federally recognized Indian tribes and unrecognized Indian groups that are pursuing casino projects in New York State and other northeastern states, which, if successful and completed, could compete with us. In addition, on July 5, 2004, the governor of Pennsylvania signed a bill permitting up to an aggregate of 61,000 slot machines at 14 locations in Pennsylvania. The Pennsylvania legislation would permit up to 5,000 or 500 slot machines at proposed or existing racetracks or resorts, respectively. These facilities could be located in Pittsburgh or Erie, Pennsylvania, which would be in the primary and secondary market for Seneca Allegany Casino. We also face competition from non-gaming leisure activities and destinations.

        If we are unable to compete successfully, our business, financial condition and results of operations could be materially adversely affected and we may not be able to generate sufficient cash flow to make payments on the notes.

        Other Regional Gaming Operations.    Foxwoods Resort Casino and the Mohegan Sun Casino are located in southeastern Connecticut (approximately 460 miles from Seneca Niagara Casino), operated by the Mashantucket Pequot Indian Tribe and the Mohegan Tribe, respectively. There are also numerous casinos in Atlantic City, New Jersey (approximately 480 miles from the Casino). In addition, there are VGM gaming operations in West Virginia located approximately 250 to 300 miles from Seneca Niagara Casino.

        If we are unable to compete successfully, our business, financial condition and results of operations could be materially adversely affected and we may not be able to generate sufficient cash flow to make payments on the notes.

Class III Gaming Compact

        The Nation's Compact with New York State provides the Nation with the right to establish and operate three Class III gaming facilities in Western New York. The Compact grants the Nation the exclusive right to operate specifically defined gaming devices, including slot machines, within a 10,500 square-mile, geographic area in Western New York, beginning on Route 14, approximately 30 miles East of Rochester, and extending westerly throughout New York State. In exchange for this exclusivity, we pay exclusivity fees to New York State based on a percentage of the slot machine net drop (money dropped into the machines after payout but before our expenses). The exclusivity payment is 18% for the first four years, 22% for the years 5-7, and 25% for the remainder of the term; the exclusivity payment to New York State was $39.0 million for calendar year 2003. If New York State breaches the exclusivity arrangement by, for example, allowing a person or entity to operate Class III slot machines within the zone of exclusivity, then the State forfeits the exclusivity fees as to Class III slot machines. The Compact allows New York State to permit the Tuscarora Indian Nation and the Tonawanda Band of Seneca Indians to obtain the right to include gaming devices in a compact without abrogating the exclusivity provisions of the Compact, so long as either tribe located its proposed gaming facility either on its existing reservations or more than 25 miles from a Nation Gaming Facility. We do not believe that these tribes plan to open gaming facilities. The Compact provides that the Nation may acquire property and establish a gaming facility in the City of Niagara Falls within an approximately 50 acre area designated as land to be developed by the Nation. Seneca Niagara Casino is located on land within this designated area on lands held in restricted fee pursuant to the Seneca Nation Land Claims Settlement Act of 1990, or SNLCSA. The two additional Class III gaming facilities include the recently opened Seneca Allegany Casino on existing Nation Territory, and a third facility at a yet to be determined site in Erie County. The Nation's exclusivity to establish a Class III gaming facility expires on August 18, 2005, if we do not commence construction for the facility by that date. The Compact expires in November 2016 and may be renewed by the Nation for an additional seven year period.

The Nation's Other Gaming Operations

        The Nation, through its wholly owned business enterprise, Seneca Gaming & Entertainment, operates a Class II gaming facility located on the Nation's Territory in Irving, New York. For the fiscal year ended September 30, 2003, the Irving Class II facility generated $25.5 million in net revenue and income from operations of $11.9 million. Seneca Gaming and Entertainment will not be a guarantor of the notes.

Property

        Seneca Niagara Casino is located in Niagara Falls, New York, in the former Niagara Falls Convention and Civic Center, which we lease from the Nation. Seneca Niagara Casino is located approximately 20 miles north of Buffalo, New York and approximately 90 miles west of Rochester, New York.

        Pursuant to the Compact, the Nation may acquire property and establish gaming facilities in the City of Niagara Falls within the boundaries of the approximately 50 acre area of land described in Appendix I of the Compact and designated as land to be developed by the Nation in connection with the Nation's gaming facilities. The Compact also authorizes the Nation to establish a gaming facility in Erie County and one on current Nation Territory. The Compact authorizes the Nation to use funds appropriated under the Seneca Nation Land Claims Settlement Act of 1990, or SNLCSA, to acquire parcels of land in Niagara Falls and Erie County for gaming purposes.

        To date, the Nation has acquired approximately 23.3 acres (of the approximately 50 acre area of land described in Appendix I of the Compact) with funds appropriated under the SNLCSA in Niagara Falls. By operation of federal law, these lands and other parcels that may be acquired in the future pursuant to the SNLCSA (whether in Niagara Falls or Erie), are subject to restrictions against alienation, constitute "Indian country" subject to the jurisdiction of the Nation, and qualify as gaming eligible "Indian lands" pursuant to IGRA. Seneca Niagara Casino, its newly constructed 2,400 space parking garage, and the contemplated luxury hotel, are situated on the Nation's restricted fee lands. The Nation intends to acquire the remaining acres (of the approximately 50 acre area of land described in Appendix I of the Compact) pursuant to the Compact.

        The United States Department of the Interior issued Findings of No Significant Impact with respect to the conversion of the approximately 23.1 acres (of the approximately 50 acres of land designated under our Compact for ownership and development by the Nation) into restricted fee lands, determining that the conversions would not result in significant impacts to the quality of the human environment.

        Seneca Allegany Casino is located on the Nation's Allegany Territory in the City of Salamanca, New York. STGC leases the gaming facility in which Seneca Allegany Casino is located from the Nation. Seneca Allegany Casino is located immediately off Interstate 86, approximately 70 miles south of Niagara Falls, New York and is within 75 miles of Erie, Pennsylvania, and 165 miles of Cleveland and Akron, Ohio and Pittsburgh, Pennsylvania.

        The land upon which the Nation owns and operates Seneca Allegany Casino is within the Nation's territorial boundaries, and is therefore eligible for gaming pursuant to IGRA.

        On April 9, 2004, we entered into a non-binding letter of intent with Uniland to purchase the Cheektowaga Site. The letter of intent provides that our purchase of this property is subject to our ability to enter into a definitive purchase agreement, have this land placed in restricted fee for gaming by the U.S. Department of the Interior and Uniland's ability to enter into an agreement with the Town of Cheektowaga for various make whole benefits for Uniland. In May 2004, various parties, including the Mayor of the City of Buffalo, filed a complaint against Governor Pataki, the State of New York, the Town of Cheektowaga and Uniland to prohibit the sale of the Cheektowaga Site to us on the basis that the Nation's ability, pursuant to the Compact, to locate a Class III gaming facility anywhere in Erie County "in the event a site in the City of Buffalo is rejected by the Nation for any reason" is unconstitutional. On June 16, 2004, Justice Makowski of the Supreme Court of the State of New York Supreme agreed with the plaintiffs and held that the Compact provision allowing the Nation to locate a Class III gaming facility in Erie County outside the City of Buffalo is unconstitutional. The Court's decision further permanently restrained and enjoined (1) Governor Pataki and the State of New York from any action or activity that would assist the Nation in owning and operating a Class III gaming casino in Erie County other than the City of Buffalo and (2) Uniland from the sale or transfer of the Cheektowaga Site to us. We disagree with the Court's finding and support any decision to appeal. Subsequent to this decision, Uniland requested certain amendments to the executed letter of intent for the Cheektowaga Site. We are evaluating their requested changes, but can provide you with no assurance that we will be able to reach a mutually acceptable agreement with Uniland, that Justice Makowski's decision will be successfully appealed, or that we will be able to commence construction of our third Class III gaming facility in the City of Buffalo or Erie County prior to the termination of our exclusivity period.

Employees

        As of June 30, 2004, SGC employed 3,137 employees. Of those, Seneca Niagara Casino employed 2,241 employees, including 999 casino staff, 602 food and beverage employees, 123 security staff, 424 administrative employees, 84 parking and transportation employees, and a management team of nine; Seneca Allegany Casino employed 896 employees, including 546 casino staff, 212 food and beverage employees, 81 security staff, 12 administrative employees, 39 parking and transportation employees, and a management team of six. We consider relations with our employees to be good. None of our employees are currently members of any labor union or similar organization.

Legal Proceedings

        In October 2001, the New York Legislature passed Chapter 383 of the Laws of 2001, or Chapter 383, which allowed Governor Pataki to enter into a gaming compact with the Seneca Nation of Indians and to enter into gaming compacts with other Indian tribes for the establishment of three additional casinos in the Catskills. Chapter 383 also approved the installation of VGMs at certain racetracks.

        In January 2002, anti-gaming activists filed suit, Dalton v. Pataki, seeking a declaratory judgment that Chapter 383 is unconstitutional in light of the New York State Constitution's general prohibition on gambling. On June 12, 2003, in Saratoga v. Pataki, the New York Court of Appeals struck down a compact that had been entered into in 1993 by then Governor Cuomo with the St. Regis Mohawk Tribe on the ground that it had not been authorized or ratified by the New York State Legislature. The Court declined to decide the constitutional issue then pending in the Dalton case on the ground that the record before it did not properly raise the question. Judge Smith's opinion, concurring in part and dissenting in part, would have ruled that Chapter 383 was unconstitutional. Judge Read's dissenting opinion would have upheld both the Compact and Chapter 383.

        On July 17, 2003, the New York Supreme Court dismissed the plaintiffs' complaints in Dalton v. Pataki and held that Chapter 383 is constitutional. The plaintiffs appealed the Court's decision to the Third Department of the New York Supreme Court's Appellate Division and oral argument was held December on 16, 2003. On July 7, 2004, a five judge panel issued its Opinion and Order declaring the provision of Chapter 383 of the Laws of 2001 authorizing, among other things, the Governor to enter into four tribal-state compacts (including the Compact) for the operation of casino gaming activities at up to six facilities on Indian lands pursuant to IGRA, and the provision authorizing the Division of the Lottery to license and implement the operation of VGMs at several pari-mutuel racetracks, constitutional as challenged. Notwithstanding the constitutionality of VGMs, the court declared the licensing of VGMs to racetracks to be unconstitutional due to the impermissible revenue distribution scheme set forth therein. Lastly, the court declared the provision of Chapter 383 of the Laws of 2001 authorizing the Division of the Lottery to participate in the multi-state lottery constitutional. The decision is almost certain to be appealed to the Court of Appeals by both sides. Following a Court of Appeals decision, the losing party is expected to seek review by the United States Supreme Court. No assurance can be given that the ultimate result of this litigation will be to uphold the constitutionality of Chapter 383 and the validity of the Compact. The State of New York is defending the validity of Chapter 383 and the validity of compacts entered into under its authority.

        If the New York State Court of Appeals or the U.S. Supreme Court were to rule that Chapter 383 violates the New York Constitution and if there were a subsequent ruling that the Compact is invalid, the Nation could not continue to operate Class III gaming at Seneca Niagara Casino or any other casino it may establish. In that event the Nation could operate a Class II casino with various Class II electronic games that are lawful under the new regulations promulgated by the National Indian Gaming Commission in 2003. Although we can provide no assurances, the Nation believes that any change in New York law will not retroactively invalidate what the State has agreed to in the Compact. If New York State were to make various forms of gaming illegal or against public policy (or the courts were to similarly rule), or otherwise to take a legal position adverse to SGC, such actions could have a material adverse effect on our ability to conduct our gaming operations as currently conducted.

        The Compact provides that the Nation may acquire property and establish a gaming facility "in Erie County, at a location in the City of Buffalo to be determined by the Nation, or at such other site as may be determined by the Nation in the event a site in the City of Buffalo is rejected by the Nation for any reason." In May 2004, various parties, including the Mayor of the City of Buffalo, filed a complaint against Governor Pataki, the State of New York, the Town of Cheektowaga and Uniland to prohibit the sale of the Cheektowaga Site to us on the basis that the Nation's ability, pursuant to the Compact, to locate a Class III gaming facility anywhere in Erie County "in the event a site in the City of Buffalo is rejected by the Nation for any reason" is unconstitutional. On June 16, 2004, Justice Makowski of the Supreme Court of the State of New York Supreme agreed with the plaintiffs and held that the Compact provision allowing the Nation to locate a Class III gaming facility in Erie County outside the City of Buffalo is unconstitutional. The Court's decision further permanently restrained and enjoined (1) Governor Pataki and the State of New York from any action or activity that would assist the Nation in owning and operating a Class III gaming casino in Erie County other than the City of Buffalo and (2) Uniland from the sale or transfer of the Cheektowaga Site to us. We disagree with the Court's finding and support any decision to appeal. Subsequent to this decision, Uniland requested certain amendments to the executed letter of intent for the Cheektowaga Site. We are evaluating their requested changes, but can provide you with no assurance that we will be able to reach a mutually acceptable agreement with Uniland, that Justice Makowski's decision will be successfully appealed, or that we will be able to commence construction of our third Class III gaming facility in the City of Buffalo or Erie County prior to the termination of our exclusivity period.

MANAGEMENT

        The following table sets forth the names, titles and ages of the executive officers and directors of SGC as of June 30, 2004:

Name	Age	Position
G. Michael Brown	61	President and Chief Executive Officer
Annette Mohawk Smith	43	Treasurer, Chief Financial Officer and Director
John Pasqualoni	58	Senior Vice President of Slot Operations/Marketing
Joseph D'Amato	56	Senior Vice President of Finance and Administration
Michael F. Speller	49	Senior Vice President of Table Games and Poker
Brian Hansberry		STGC Vice President and Chief Operating Officer
Cyrus M. Schindler	56	Chairman of the Board of Directors
Natalie A. Hemlock	46	Vice Chairman of the Board of Directors
Bruce A. Snow	60	Director
Bergal L. Mitchell, III	30	Director
Rickey L. Armstrong	51	Director
Adrian V. Stevens	45	Director

        The Nation's Legislative Branch, or Council, alone has the power to appoint and remove SGC's directors. As discussed below, the board of directors of SGC has the power to appoint and remove directors from each of its subsidiaries. The Nation's Council may also appoint or remove directors from each of our subsidiaries through its power to amend the corporate charters.

        G. Michael Brown is our President and Chief Executive Officer. Mr. Brown has been with us since August 2002. Mr. Brown also serves as President and Chief Executive Officer of SNFGC, SEGC and STGC. Prior to joining our company, Mr. Brown served as President and Chief Executive Officer of the Mashantucket Pequot Tribe's Foxwoods Resort Casino in Connecticut from 1993 to 1997. Mr. Brown also practiced law at the law firm Brown & Caroll from April 1982 through December 2002, where he concentrated on gaming issues and has served as Director of the New Jersey Division of Gaming Enforcement from 1979 to 1982.

        Annette Mohawk Smith has been a member of the boards of directors of SGC and SNFGC since August 2002. In February 2003, Ms. Mohawk Smith was appointed Treasurer of both corporations. She commenced her employment as Chief Financial Officer of both corporations in July 2003. Ms. Mohawk Smith also serves as Chief Financial Officer of SEGC and STGC. From 1991 until joining SGC in 2003, Ms. Mohawk Smith was employed by Chautauqua County, initially as its Budget Director, and subsequently as Director of Management and Budget. Ms. Mohawk Smith is the first cousin of Ms. Hemlock. Ms. Mohawk Smith received a Bachelor of Science degree in Business Administration and Accounting from Rochester Institute of Technology. Ms. Mohawk Smith is an enrolled member of the Nation.

        John Pasqualoni is our Senior Vice President, Slot Operations/Marketing. Mr. Pasqualoni has been with us since October 2002. He also serves as Senior Vice President, Slot Operations/Marketing of SNFGC, SEGC and STGC. Prior to accepting his current position with Seneca Niagara Casino, Mr. Pasqualoni was employed by Resorts International Hotel and Casino in Atlantic City from November 2001 to October 2002 and attained the position of Senior Vice President of Slot Operations/Promotions. From June 1999 to November 2001, Mr. Pasqualoni was a gaming industry consultant to Louisiana Downs and Resorts International Hotel and Casino. From March 1998 to June 1999, Mr. Pasqualoni was a partner at Top Gun Gaming, LLC, a slot machine development company. From 1993 to 1998, Mr. Pasqualoni was Vice President of Slot Operations and Casino Marketing at the Foxwoods Resort Casino. Additionally, he has worked in slot management positions at several casinos and hotel gaming complexes, including the Frontier Hotel in Las Vegas, Bally's Park Place Casino,

Tropicana Casino, the Hilton/Trump's Castle and Trump Plaza Hotel Casino in Atlantic City and the Lucayan Beach Hotel Resort in the Bahamas.

        Joseph D'Amato is our Senior Vice President of Finance and Administration. Mr. D'Amato has been with us since December 2002. Mr. D'Amato also serves as Senior Vice President of Finance and Administration of SNFGC, SEGC and STGC. From August 2000 to November 2002, he was Senior Vice President of Finance/ CFO of Resorts International Casino in Atlantic City. Prior to joining Resorts, he was employed for over three years by the Trump Organization, serving as the COO of Trump's riverboat operation in Gary, Indiana and then as Vice President of Finance/CFO of Trump Marina. Prior to his employment at Trump, Mr. D'Amato held various financial management positions with Bally's Casinos in Atlantic City, including Vice President of Finance and Administration, Vice President of Finance and Treasurer. Mr. D'Amato is a graduate of LaSalle University where he earned a Bachelor of Science in Accounting and a Master of Business Administration. He also earned a Master of Science in Taxation from Widener University. Mr. D'Amato is a Certified Public Accountant in New Jersey and Pennsylvania.

        Michael F. Speller has served as our Senior Vice President of Table Games and Poker since June 2004. From September 2002 to June 2004, Mr. Speller served as our Vice President of Table Games. From 1999 to September 2002, Mr. Speller worked as an independent gaming consultant. Mr. Speller has over thirty years of gaming experience in both domestic and international gaming jurisdictions. He has worked with major casino operators including at the Tropicana in Atlantic City, Coral Casino Group in London, England, Resorts International in Paradise Island, Bahamas, and Foxwoods Resort and Casino in Connecticut. He has extensive senior management experience at the Chief Executive Officer, Chief Operating Officer, General Manager, and executive operations management positions.

        Brian Hansberry has served as STGC's Vice President and Chief Operating Officer since December 2003. Mr. Hansberry joined us in October 2002 as a sables games shift manager and subsequently as tables games manager. Mr. Hansberry has over twenty-five years of experience in the gaming industry. He has worked for several gaming corporations including Resorts International Casino and Sands in Atlantic City, and Players Island Casino Isle of Capri in Louisiana. Mr. Hansberry has experience in operations, marketing and administration, and has held the positions of Director of Operations and Vice President of Operations and Administration. He is a 1977 graduate of Rutgers University.

        Cyrus M. Schindler has served as Chairman of the board of directors of SGC and SNFGC since August 2002. Mr. Schindler is currently retired. He is a former owner of the Big Indian Smoke Shop. Mr. Schindler served as the President of the Nation from November 2000 through November 2002 and is currently a member of the Council.

        Natalie A. Hemlock has served as the Vice Chairman of the board of directors of SGC and SNFGC since August 2002. Ms. Hemlock has served as the community planning and development director for the Nation since August 1998. Ms. Hemlock is the first cousin of Ms. Mohawk Smith.

        Bruce A. Snow has served as a member of the board of directors and as Secretary of SGC and SNFGC since August 2002. In 1994, Mr. Snow retired from an executive position at Rochester Gas & Electric, where he had worked since 1964. From 1994 to the present, Mr. Snow has served as a part time management consultant at Performance Concepts, Inc., a human resources consulting firm.

        Bergal L. Mitchell, III has served as a member of the board of directors of SGC and SNFGC since August 2002. Mr. Mitchell has served as a member of the Council since August 2002. Mr. Mitchell has been employed by Ross John Enterprise since 1996 where he has held various business development positions.

        Rickey L. Armstrong has served as a member of the board of directors of SGC and SNFGC since October 2002. Mr. Armstrong is the President of the Nation, a position he has held since October 2002. From October 2002 through November 2002, Mr. Armstrong served as the Nation's Chief Financial Officer. From November 1998 through October 2002, Mr. Armstrong served as the director of the Nation's department of public works.

        Adrian V. Stevens has served as a member of the board of directors of SGC and SNFGC since October 2002. Since September 1999, Mr. Stevens has served as the Tribal Health Director for the Nation's Health Department. From January 1999 to September 1999, Mr. Stevens served as Tribal Sanitarian for the Nation's Heath Department. Mr. Stevens is also a director of the Niagara Falls Memorial Medical Center.

Committees of the Board of Directors

        Our board of directors has established various committees to assist it with its responsibilities. These committees are described below.

        Executive Committee.    The principal duties of our executive committee are the same as of our board of directors, except as to the following matters:

  •
  the filling of vacancies in any committee;

  •
  the amendment or repeal of the by-laws, or the adoption of new by-laws;

  •
  the amendment or repeal of any resolution of the board of directors which by its terms shall not be so amendable or repealable;

  •
  the approval of any financing transaction, loan or use of proceeds of SGC in excess of $1.0 million; provided, however, such approval for amounts of $1.0 million or less requires the authorization of at least two-thirds of all members of the executive committee;

  •
  the approval of any sale, lease or exchange of SGC's property and assets in excess of $1.0 million; provided, however, such approval for amounts of $1.0 million or less requires the authorization of at least two-thirds of all members of the executive committee;

  •
  the approval of an agreement of merger or consolidation of SGC; and

  •
  the dissolution, liquidation or reorganization of SGC.

        The members of our executive committee are Mr. Schindler, who is the chairman of the committee, and Ms. Hemlock and Mr. Snow.

        Audit Committee.    The principal duties of our audit committee are as follows:

  •
  to recommend board action related to the discharge of the board of directors' responsibilities with respect to overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our risk assessment and risk management policies and procedures, and the performance of our internal and external audit functions;

  •
  to hire, monitor the performance of and, if necessary, replace the independent auditors;

  •
  to approve any significant non-audit relationship with the independent auditors and assess the independent auditor's qualifications and independence;

  •
  to perform an annual evaluation of the committee itself; and

  •
  to undertake any other action deemed appropriate or necessary by the board of directors or applicable rules or regulations.

        The members of our audit committee are Mr. Schindler, who is the chairman of the committee, and Ms. Hemlock and Mr. Armstrong.

        Compensation Committee.    The principal duties of our compensation committee are as follows:

  •
  to recommend board action related to the discharge of the board of directors' responsibilities with respect to compensation of our executives and directors;

  •
  to review and approve corporate goals and objectives relevant to compensation of our chief executive officer, evaluate our chief executive officer's performance against corporate goals and objectives and set our chief executive officer's compensation based on this evaluation;

  •
  to perform an annual evaluation of the committee itself; and

  •
  to undertake any other action deemed appropriate or necessary by the board of directors or applicable rules or regulations.

        The members of our compensation committee are Ms. Hemlock, who is the chairman of the committee, and Messrs. Mitchell and Stevens.

        Nominating Committee.    The principal duties of our nominating committee are as follows:

  •
  to recommend board action related to the discharge of the board's responsibilities with respect to board composition for each of our wholly owned subsidiaries;

  •
  to develop criteria for selecting qualified directors, identify individuals qualified to become directors and recommend candidates for nomination to the board of directors for each of our wholly owned subsidiaries;

  •
  to perform an annual evaluation of the committee itself; and

  •
  to undertake any other action deemed appropriate or necessary by the board of directors.

        The members of our nominating committee are Mr. Snow, who is the chairman of the committee, and Messrs. Mitchell and Stevens.

Director Compensation

        Directors who are also employees of SGC receive no additional compensation for their services as directors. Our non-employee directors receive a fee of $500 for telephonic or in-person meetings per day for each meeting in which such director participates, including committee meetings held on days when the board of directors is not meeting. In addition, we reimburse directors for travel and other expenses incurred in connection with their duties as directors of SGC.

Executive Compensation

        The following table presents the cash compensation paid by us to our chief executive officer and each of our most highly compensated executive officers whose total compensation exceeded $100,000 for the period ended September 30, 2003.

		Annual compensation
Name and Principal Position
	Year	Salary($)	Bonus($)(1)
G. Michael Brown Chief Executive Officer	2003	574,615	650,000
Annette Mohawk Smith Chief Financial Officer	2003	50,000	100,000
John Pasqualoni Senior Vice President, Slot Operations/Marketing	2003	215,347	225,000
Joseph D'Amato Senior Vice President, Finance and Administration	2003	160,000	200,000
Michael F. Speller Senior Vice President of Table Games and Poker	2003	179,423	180,000

(1)
Bonuses were paid at the end of each calendar year for that calendar year's service.

Employment Agreements

        SGC has entered into employment agreements with several of its executive officers, the material terms of which are summarized below.

        G. Michael Brown. Mr. Brown and SGC entered into an amended and restated employment agreement on April 13, 2004, pursuant to which Mr. Brown will serve as President and Chief Executive Officer of each of SGC, SNFGC, STGC and SEGC through September 30, 2007, unless his employment is earlier terminated pursuant to the terms of the agreement or renewed by subsequent written agreement. Mr. Brown is entitled to a base salary of $650,000 for the fiscal year ending September 30, 2004, $800,000 for the fiscal year ending September 30, 2005, $1.0 million for the year ending September 30, 2006, and $1.2 million for the fiscal year ending September 30, 2007, with a salary review by the board of directors each fiscal year thereafter at which time the board of directors shall determine whether, in its sole discretion, Mr. Brown's base salary shall be increased. Mr. Brown is also eligible for an annual performance bonus. For the fiscal year ending September 30, 2004, Mr. Brown is eligible for an annual performance bonus equal to 5% of excess cash flow of SNFGC, not to exceed $350,000. For the fiscal year ending September 30, 2005, Mr. Brown will be eligible for an annual performance bonus equal to $200,000 if SNFGC's EBITDA for the 2005 fiscal year is at least 10% greater than SNFGC's EBITDA for its fiscal year ending September 30, 2004. For the fiscal year ending September 30, 2006, Mr. Brown will be eligible for an annual performance bonus equal to $205,000 if SNFGC's EBITDA for the 2006 fiscal year is at least 10% greater than SNFGC's EBITDA for its fiscal year ending September 30, 2005. For the fiscal year ending September 30, 2007, Mr. Brown will be eligible for an annual performance bonus equal to $400,000 if SGC's consolidated EBITDA for the 2007 fiscal year is equal to or greater than $200.0 million. Mr. Brown also received a milestone bonus equal to $100,000 because Seneca Allegany Casino opened for business to the public prior to June 30, 2004. In addition, Mr. Brown is eligible for a milestone bonus of (i) $75,000 if Seneca Erie Casino is opened for business to the public on or prior to September 30, 2006, and (ii) an additional $75,000 if the luxury hotel for Seneca Niagara Casino is opened for business to the public on or prior to September 30, 2006. In addition, Mr. Brown is entitled to a signing bonus of $50,000 in connection with entering into this agreement.

        If Mr. Brown's employment is terminated for any reason other than for cause, his death or disability, the loss by the Nation of its ability to conduct gaming activities, or the loss by Mr. Brown of his license to work at the Nation's gaming facilities, we are obligated to: (i) pay Mr. Brown his earned, but unpaid, base salary through the termination date, (ii) pay Mr. Brown a pro-rata bonus for the year of his termination, and (iii) continue to pay his base salary in effect as of the date of termination for a period following his termination equal to the lesser of (A) two years or (B) the remainder of the period ending on the termination date. Following the termination of his employment, Mr. Brown has a duty to mitigate damages by seeking employment as an attorney, or as an executive of another entity in the gaming industry in the United States, with duties and salary comparable to those provided by us, and if he obtains such employment, he shall reimburse us the amount of the compensation he has received from such other entity for such period, but not to exceed the amount of the compensation we have paid him for such period. In addition to the foregoing, if Mr. Brown would have earned a milestone bonus if he were still employed by us at the time such bonus would have been paid, then Mr. Brown shall be paid a pro-rated milestone bonus.

        Annette Mohawk Smith. Ms. Mohawk Smith and SGC entered into an amended and restated employment agreement on July 13, 2004, pursuant to which Ms. Mohawk Smith will serve as Treasurer and Chief Financial Officer of each of SGC, SNFGC, STGC and SEGC through September 30, 2007, unless her employment is earlier terminated pursuant to the terms of the agreement or renewed by subsequent written agreement. Ms. Mohawk Smith is entitled to an annual base salary of $225,000 for the period commencing June 1, 2004 and ending September 30, 2004, $250,000 for the fiscal year ending September 30, 2005, $275,000 for the fiscal year ending September 30, 2006, and $300,000 for the fiscal year ending September 30, 2007, with a salary review by the board of directors each fiscal year thereafter at which time the board of directors shall determine whether, in its sole discretion, Ms. Mohawk Smith's base salary shall be increased. Ms. Mohawk Smith is also eligible for an annual performance bonus. For the fiscal year ending September 30, 2004, Ms. Mohawk Smith is eligible for an annual performance bonus equal to 50% of her paid base salary if SNFGC's EBITDA is at least $115.0 million. For the fiscal year ending September 30, 2005, Ms. Mohawk Smith will be eligible for an annual performance bonus equal to $125,000 if SGC's Consolidated EBITDA (as defined in the indenture governing the notes) for the 2005 fiscal year is at least $140.0 million. For the fiscal year ending September 30, 2006, Ms. Mohawk Smith will be eligible for an annual performance bonus equal to $150,000 if SGC's Consolidated EBITDA for the 2006 fiscal year is at least $145.0 million. For the fiscal year ending September 30, 2007, Ms. Mohawk Smith will be eligible for an annual performance bonus equal to $175,000 if SGC's Consolidated EBITDA for the 2007 fiscal year is at least $147.0 million. Ms. Mohawk Smith is eligible for a milestone bonus of (i) $25,000 if Seneca Erie Casino is opened for business to the public on or prior to September 30, 2006, and (ii) an additional $25,000 if the luxury hotel for Seneca Niagara Casino is opened for business to the public on or prior to September 30, 2006. In addition, Ms. Mohawk Smith is entitled to a signing bonus of $25,000 in connection with entering into this agreement.

        If Ms. Mohawk Smith's employment is terminated for any reason other than for cause, her death or disability, the loss by the Nation of its ability to conduct gaming activities, or the loss by Ms. Mohawk Smith of her license to work at the Nation's gaming facilities, we are obligated to: (i) pay Ms. Mohawk Smith her earned, but unpaid, base salary through the termination date, (ii) pay Ms. Mohawk Smith a pro-rata performance bonus for the year of her termination, and (iii) continue to pay her base salary in effect as of the date of termination for a period following her termination equal to the lesser of (A) 18 months or (B) the remainder of the period ending on the termination date. Following the termination of her employment, Ms. Mohawk Smith has a duty to mitigate damages by seeking employment with duties and salary comparable to those provided by us, and if she obtains such employment, she shall reimburse us the amount of the compensation she has received from such other entity for such period, but not to exceed the amount of the compensation we have paid her for such period.

        John Pasqualoni. Mr. Pasqualoni and SGC entered into an amended and restated employment agreement on July 13, 2004, pursuant to which Mr. Pasqualoni will serve as Senior Vice President of Slot Operations/Marketing of each of SGC, SNFGC, STGC and SEGC through September 30, 2007, unless his employment is earlier terminated pursuant to the terms of the agreement or renewed by subsequent written agreement. Mr. Pasqualoni is entitled to an annual base salary of $375,000 for the period commencing June 1, 2004 and ending September 30, 2005, $400,000 for the fiscal year ending September 30, 2006, and $425,000 for the fiscal year ending September 30, 2007, with a salary review by the board of directors each fiscal year thereafter at which time the board of directors shall determine whether, in its sole discretion, Mr. Pasqualoni's base salary shall be increased. Mr. Pasqualoni is also eligible for an annual performance bonus. For the fiscal year ending September 30, 2004, Mr. Pasqualoni is eligible for an annual performance bonus equal to 50% of his paid base salary if SNFGC's EBITDA is at least $115 million. For the fiscal year ending September 30, 2005, Mr. Pasqualoni will be eligible for an annual performance bonus equal to $187,500 if SGC's Consolidated EBITDA for the 2005 fiscal year is at least $140.0 million. For the fiscal year ending September 30, 2006, Mr. Pasqualoni will be eligible for an annual performance bonus equal to $200,000 if SGC's Consolidated EBITDA for the 2006 fiscal year is at least $145.0 million. For the fiscal year ending September 30, 2007, Mr. Pasqualoni will be eligible for an annual performance bonus equal to $212,500 if SGC's Consolidated EBITDA for the 2007 fiscal year is at least $147.0 million. Mr. Pasqualoni is eligible for a milestone bonus of (i) $50,000 if Seneca Erie Casino is opened for business to the public on or prior to September 30, 2006, and (ii) an additional $50,000 if the luxury hotel for Seneca Niagara Casino is opened for business to the public on or prior to September 30, 2006. In addition, Mr. Pasqualoni is entitled to a signing bonus of $75,000 in connection with entering into this agreement.

        If Mr. Pasqualoni's employment is terminated for any reason other than for cause, his death or disability, the loss by the Nation of its ability to conduct gaming activities, or the loss by Mr. Pasqualoni of his license to work at the Nation's gaming facilities, we are obligated to: (i) pay Mr. Pasqualoni his earned, but unpaid, base salary through the termination date, (ii) pay Mr. Pasqualoni a pro-rata performance bonus for the year of his termination, and (iii) continue to pay his base salary in effect as of the date of termination for a period following his termination equal to the lesser of (A) 18 months or (B) the remainder of the period ending on the termination date. Following the termination of his employment, Mr. Pasqualoni has a duty to mitigate damages by seeking employment with duties and salary comparable to those provided by us, and if he obtains such employment, he shall reimburse us the amount of the compensation he has received from such other entity for such period, but not to exceed the amount of the compensation we have paid him for such period.

        Joseph D'Amato. Mr. D'Amato and SGC entered into an amended and restated employment agreement on July 13, 2004, pursuant to which Mr. D'Amato will serve as Senior Vice President of Finance and Administration of each of SGC, SNFGC, STGC and SEGC through September 30, 2007, unless his employment is earlier terminated pursuant to the terms of the agreement or renewed by subsequent written agreement. Mr. D'Amato is entitled to an annual base salary of $375,000 for the period commencing June 1, 2004 and ending September 30, 2005, $400,000 for the fiscal year ending September 30, 2006, and $425,000 for the fiscal year ending September 30, 2007, with a salary review by the board of directors each fiscal year thereafter at which time the board of directors shall determine whether, in its sole discretion, Mr. D'Amato's base salary shall be increased. Mr. D'Amato is also eligible for an annual performance bonus. For the fiscal year ending September 30, 2004, Mr. D'Amato is eligible for an annual performance bonus equal to 50% of his paid base salary if SNFGC's EBITDA is at least $115 million. For the fiscal year ending September 30, 2005,

Mr. D'Amato will be eligible for an annual performance bonus equal to $187,500 if SGC's Consolidated EBITDA for the 2005 fiscal year is at least $140.0 million. For the fiscal year ending September 30, 2006, Mr. D'Amato will be eligible for an annual performance bonus equal to $200,000 if SGC's Consolidated EBITDA for the 2006 fiscal year is at least $145.0 million. For the fiscal year ending September 30, 2007, Mr. D'Amato will be eligible for an annual performance bonus equal to $212,500 if SGC's Consolidated EBITDA for the 2007 fiscal year is at least $147.0 million. Mr. D'Amato is eligible for a milestone bonus of (i) $50,000 if Seneca Erie Casino is opened for business to the public on or prior to September 30, 2006, and (ii) an additional $50,000 if the luxury hotel for Seneca Niagara Casino is opened for business to the public on or prior to September 30, 2006. In addition, Mr. D'Amato is entitled to a signing bonus of $75,000 in connection with entering into this agreement.

        If Mr. D'Amato's employment is terminated for any reason other than for cause, his death or disability, the loss by the Nation of its ability to conduct gaming activities, or the loss by Mr. D'Amato of his license to work at the Nation's gaming facilities, we are obligated to: (i) pay Mr. D'Amato his earned, but unpaid, base salary through the termination date, (ii) pay Mr. D'Amato a pro-rata performance bonus for the year of his termination, and (iii) continue to pay his base salary in effect as of the date of termination for a period following his termination equal to the lesser of (A) 18 months or (B) the remainder of the period ending on the termination date. Following the termination of his employment, Mr. D'Amato has a duty to mitigate damages by seeking employment with duties and salary comparable to those provided by us, and if he obtains such employment, he shall reimburse us the amount of the compensation he has received from such other entity for such period, but not to exceed the amount of the compensation we have paid him for such period.

        Barry W. Brandon. Mr. Brandon and SGC entered into an employment agreement on July 13, 2004, pursuant to which Mr. Brandon will serve as Senior Vice President and General Counsel of each of SGC, SNFGC, STGC and SEGC from the later of August 1, 2004 or the receipt a his license from the Seneca Gaming Authority, through September 30, 2007, unless his employment is earlier terminated pursuant to the terms of the agreement or renewed by subsequent written agreement. Mr. Brandon is entitled to an annual base salary of $375,000 for the period commencing August 1, 2004 and ending September 30, 2005, $400,000 for the fiscal year ending September 30, 2006, and $425,000 for the fiscal year ending September 30, 2007, with a salary review by the board of directors each fiscal year thereafter at which time the board of directors shall determine whether, in its sole discretion, Mr. Brandon "s base salary shall be increased. Mr. Brandon is also eligible for an annual performance bonus. For the fiscal year ending September 30, 2004, Mr. Brandon is eligible for an annual performance bonus equal to $31,250 if SNFGC's EBITDA is at least $115 million. For the fiscal year ending September 30, 2005, Mr. Brandon will be eligible for an annual performance bonus equal to $187,500 if SGC's Consolidated EBITDA for the 2005 fiscal year is at least $140.0 million. For the fiscal year ending September 30, 2006, Mr. Brandon will be eligible for an annual performance bonus equal to $200,000 if SGC's Consolidated EBITDA for the 2006 fiscal year is at least $145.0 million. For the fiscal year ending September 30, 2007, Mr. Brandon will be eligible for an annual performance bonus equal to $212,500 if SGC's Consolidated EBITDA for the 2007 fiscal year is at least $147.0 million. Mr. Brandon is eligible for a milestone bonus of (i) $50,000 if Seneca Erie Casino is opened for business to the public on or prior to September 30, 2006, and (ii) an additional $50,000 if the luxury hotel for Seneca Niagara Casino is opened for business to the public on or prior to September 30, 2006. In addition, Mr. Brandon is entitled to a signing bonus of $75,000 in connection with entering into this agreement.

        If Mr. Brandon's employment is terminated for any reason other than for cause, his death or disability, the loss by the Nation of its ability to conduct gaming activities, or the loss by Mr. Brandon of his license to work at the Nation's gaming facilities, we are obligated to: (i) pay Mr. Brandon his earned, but unpaid, base salary through the termination date, (ii) pay Mr. Brandon a pro-rata performance bonus for the year of his termination, and (iii) continue to pay his base salary in effect as of the date of termination for a period following his termination equal to the lesser of (A) two years or (B) the remainder of the period ending on the termination date. Following the termination of his employment, Mr. Brandon has a duty to mitigate damages by seeking with duties and salary comparable to those provided by us, and if he obtains such employment, he shall reimburse us the amount of the compensation he has received from such other entity for such period, but not to exceed the amount of the compensation we have paid him for such period.

        We will also reimburse Mr. Brandon for reasonable travel expenses between his home in the Washington, D.C. metropolitan area and Niagara Falls New York. If either we or Mr. Brandon determine that it is necessary for Mr. Brandon to relocate to Niagara Falls, New York, we will reimburse Mr. Brandon for reasonable relocation expenses.

        Michael F. Speller. Mr. Speller and SGC entered into an amended and restated employment agreement on July 13, 2004, pursuant to which Mr. Speller will serve as Senior Vice President of Table Games and Poker of each of SGC, SNFGC, STGC and SEGC through September 30, 2007, unless his employment is earlier terminated pursuant to the terms of the agreement or renewed by subsequent written agreement. Mr. Speller is entitled to an annual base salary of $225,000 for the period commencing June 1, 2004 and ending September 30, 2004, $290,000 for the fiscal year ending September 30, 2005, $315,000 for the fiscal year ending September 30, 2006 and $340,000 for the fiscal year ending September 30, 2007, with a salary review by the board of directors each fiscal year thereafter at which time the board of directors shall determine whether, in its sole discretion, Mr. Speller's base salary shall be increased. Mr. Speller is also eligible for an annual performance bonus. For the fiscal year ending September 30, 2004, Mr. Speller is eligible for an annual performance bonus equal to 50% of his paid base salary if SNFGC's EBITDA is at least $115 million. For the fiscal year ending September 30, 2005, Mr. Speller will be eligible for an annual performance bonus equal to $125,000 if SGC's Consolidated EBITDA for the 2005 fiscal year is at least $140.0 million. For the fiscal year ending September 30, 2006, Mr. Speller will be eligible for an annual performance bonus equal to $150,000 if SGC's Consolidated EBITDA for the 2006 fiscal year is at least $145.0 million. For the fiscal year ending September 30, 2007, Mr. Speller will be eligible for an annual performance bonus equal to $175,000 if SGC's Consolidated EBITDA for the 2007 fiscal year is at least $147.0 million. Mr. Speller is eligible for a milestone bonus of (i) $25,000 if Seneca Erie Casino is opened for business to the public on or prior to September 30, 2006, and (ii) an additional $25,000 if the luxury hotel for Seneca Niagara Casino is opened for business to the public on or prior to September 30, 2006. In addition, Mr. Speller is entitled to a signing bonus of $25,000 in connection with entering into this agreement.

        If Mr. Speller's employment is terminated for any reason other than for cause, his death or disability, the loss by the Nation of its ability to conduct gaming activities, or the loss by Mr. Speller of his license to work at the Nation's gaming facilities, we are obligated to: (i) pay Mr. Speller his earned, but unpaid, base salary through the termination date, (ii) pay Mr. Speller a pro-rata performance bonus for the year of his termination, and (iii) continue to pay his base salary in effect as of the date of termination for a period following his termination equal to the lesser of (A) 18 months or (B) the remainder of the period ending on the termination date. Following the termination of his employment, Mr. Speller has a duty to mitigate damages by seeking employment with duties and salary comparable to those provided by us, and if he obtains such employment, he shall reimburse us the amount of the compensation he has received from such other entity for such period, but not to exceed the amount of the compensation we have paid him for such period.

Medical Reimbursement Plan

        We have in place an executive medical reimbursement plan pursuant to which members of our senior management are entitled to reimbursement for up to $100,000 in otherwise uncovered medical expenses. We pay all premiums for this plan on behalf of our senior executives. As of June 30, the annual premium is $8,200 for each member of senior management covered by this plan.

SENECA GAMING CORPORATION AND THE NATION

Seneca Gaming Corporation

        SGC was established by the Nation for the purpose of developing, constructing, leasing, operating, managing, maintaining, promoting and financing all of the Nation's gaming facilities. SGC is a governmental instrumentality of the Nation and was established by the Nation pursuant to Nation law by a duly enacted resolution of its Legislative Branch, or Council. SGC is wholly owned by the Nation for economic and governmental purposes and shares in the Nation's sovereign immunity, which can be waived if the board of directors adopts a resolution waiving immunity in a specific situation. SGC is managed by a board of directors with seven members, not less than four of whom must be members of the Nation. The Nation's Council alone has the power to appoint and remove SGC's directors.

        There are three subsidiary entities under the control, operation and management of SGC: Seneca Niagara Falls Gaming Corporation, established to finance, develop, and operate the Nation's gaming facility in downtown Niagara Falls, Seneca Niagara Casino; Seneca Erie Gaming Corporation, established to finance, develop, and operate the Nation's gaming facility in Erie County; and Seneca Territory Gaming Corporation, established to finance, develop, and operate the Nation's gaming facilities on Allegany or Cattaraugus Territory. The SNFGC operates the Nation's Seneca Niagara Casino located on Nation lands in downtown Niagara Falls, New York. The STGC operates the Nation's Seneca Allegany Casino, located in the City of Salamanca, New York on the Nation's Allegany Territory. The SGC board of directors appoints and has the power to remove the members of the subsidiary entities' boards of directors. The Council also may appoint or remove members of the subsidiary entities' boards of directors through its power to amend the corporate charters. Each of the subsidiary corporations are required to make periodic financial reports and submit an annual report to the SGC board of directors. The SGC board of directors is required to make quarterly and annual reports to the Council regarding the financial condition of the companies, including but not limited to, significant problems and accomplishments, future plans, and such other information as the Council deems pertinent.

Gaming Authority

        SGC's gaming operations are subject to the supervision and regulation of the Seneca Gaming Authority, or SGA, which was established by Nation ordinance and is responsible for overseeing regulation of the Nation's gaming operations. The Nation's gaming ordinance which provides regulatory authority to SGA for the Nation's Class III gaming was adopted on August 1, 2002, subsequently amended on November 16, 2002 and approved by the National Indian Gaming Commission, or NIGC, on November 26, 2002. The Nation amended this gaming ordinance to extend SGA's regulatory authority to include jurisdiction over Class II gaming. This amendment was approved by the NIGC. The SGA, currently headed by Chairman Michael Green, a former agent with the Federal Bureau of Investigation and a Nation member, consists of five commissioners selected by the Nation and is responsible for, among other things, monitoring and regulating the standards of operation and standards of management of all authorized Class III gaming, protecting the assets and integrity of casino operations, overseeing the casino's security and surveillance, monitoring the compliance of the Nation's gaming operations with external accounting and audit control procedures, and supervising the licensure of all employees and vendors of the Nation's gaming operations. The SGA functions independently and autonomously from the Council in all matters within its purview. While the SGA is responsible for regulatory matters relating to the Nation's gaming activities, SGC (or one of its subsidiary entities) is responsible for the day-to-day management and operation of the Nation's gaming activities other than the Class II gaming activities at the Irving, New York gaming facility, which is operated by Seneca Gaming & Entertainment.

The Nation

        The Seneca Nation of Indians is a federally recognized, self governing Indian nation operating under a Constitution originally adopted in 1848 and most recently amended in 1993. The Nation's current total enrollment population is approximately 7,300. The Seneca Nation is one of the Six Nations of the Iroquois Confederacy that consists of the Seneca, Cayuga, Onondaga, Oneida, Mohawk and Tuscarora nations. The members of the Nation originally lived in the area between the Genesee River and the Seneca Lake in the Finger Lakes region of New York. Today, the Seneca Nation holds title to four distinct Territories in Western New York State, including land in Niagara Falls and on land set aside by the 1794 Treaty of Canandaigua: the Allegany, Cattaraugus and Oil Spring Territories. These Territories encompass parts of four counties: the Allegany, Cattaraugus, Chautauqua, and Erie counties. The Oil Springs Territory is 640 acres, or one square mile, of land located 43 miles southeast of the Cattaraugus Territory and 24 miles east of the Allegany Territory. The Allegany Territory is composed of 31,097 acres and includes the City of Salamanca which is located within its territorial boundaries. The Cattaraugus Territory is 35 miles north of Allegany and encompasses 22,012 acres of land. In addition, approximately 21.3 acres of land (of the 50± acre parcel identified in Appendix I of the Compact) have been converted into restricted fee lands pursuant to the Seneca Nation Land Claims Settlement Act of 1990, or SNLCSA. By operation of federal law, these lands and other parcels that may be acquired in the future pursuant to the SNLCSA, whether in Niagara Falls or Erie County, are subject to restrictions against alienation, constitute "Indian country" subject to the jurisdiction of the Nation, and qualify as gaming eligible "Indian lands" pursuant to IGRA.

Nation Governance

        The Nation came into formal existence in 1848 when the "chief' system was replaced by a constitution with elected officials. The Nation's Constitution provides for three branches of government: executive, legislative and judicial. The Nation holds an election every two years for its three Executive Branch officers: the President, Treasurer and the Clerk. These officers alternate between the two principal Territories, Cattaraugus and Allegany, every two years. The next election of the Executive Branch Officers will be held in November 2004. The Legislative Branch, or the Council, has sixteen members, of which eight members are elected from each of the two principal Territories. Each Councillor is elected to a four-year term, which is staggered. The next election of eight Council members will be in November 2004.

Nation Governmental Operations

        The Nation currently has 31 administrative departments located on both the Allegany and Cattaraugus Territories. The Nation's programs include tribal administration functions as well as a wide array of community services, including health, environmental, education, recreation and community planning. In order to provide efficient services to the communities, many departments have offices located on both Territories. The tribal administrative executive offices are housed in the two central administration buildings located on the Allegany and Cattaraugus Territories: the G.R. Plummer and the William Seneca Buildings. The other Nation organizational departments are located in buildings adjacent to the main tribal administration building or surrounding area.

Nation Businesses

        The Nation enterprises, subdivisions of the Nation's government, are responsible for the various economic development initiatives undertaken by the Nation other than SGC and its subsidiaries. The Nation enterprises are currently comprised of the following: Seneca Gaming & Entertainment, Seneca One Stop, Seneca-Iroquois National Museum, and Highbanks Campground. None of these enterprises is a part of SGC or its subsidiaries or otherwise contributes to its revenues.

        Individual Seneca entrepreneurs also operate their own businesses on Nation lands. The businesses include, but are not limited to, restaurants, retail shops, hotels, gas stations, and Internet-based businesses.

REGULATION OF THE NATION, SENECA GAMING CORPORATION
AND ITS SUBSIDIARIES

        The conduct of all Class III gaming activities on Nation lands is subject to regulation by the Nation through its Gaming Ordinance and in accordance with the Compact between the Nation and New York State. See "Material Agreements—Nation-State Gaming Compact." The federal government also oversees Indian gaming generally pursuant to IGRA and exercises regulatory oversight through the National Indian Gaming Commission, or NIGC. The Department of Justice also possesses authority to enforce IGRA and the Gambling Devices Act, 15 U.S.C. §§1171-78, more commonly known as the "Johnson Act." The following description of the regulatory environment in which gaming takes place and in which SGC and its subsidiaries operate is intended as a summary and is not a complete recitation of all relevant laws. Moreover, because the regulatory environment is dynamic and evolving, it is impossible to predict how certain provisions will ultimately be interpreted or applied or how they may affect SGC and its subsidiaries. Changes in such laws or regulations could, under certain circumstances, have a material adverse effect on the operations of SGC and its subsidiaries.

Seneca Nation Law and Legal Systems

        Applicability of State and Federal Law.    The Nation is an Indian tribal government with certain sovereign powers. The Nation's ability to enact its own laws and regulations to regulate gaming activities derives from the exercise of the Nation's inherent sovereign powers, recognized by the United States in the 1794 Treaty of Canandaigua and in subsequent federal court opinions. It is the position of the United States, and federal courts have uniformly held, that Indian nations are subject to certain federal laws and certain state laws where federal law so prescribes. It is therefore possible that a federal agency with whose regulations the Nation may not be currently complying could object to such noncompliance. If an agency sought to enforce compliance, such agency action and any resultant federal court ruling could result in the disruption of construction and related activities of SGC which events would have a material adverse effect on the operations and financial results of the casino operations.

        Waiver of Sovereign Immunity; Court Jurisdiction; Exhaustion of Tribal Remedies.    Indian nations enjoy sovereign immunity from unconsented suit similar to that of the states and the United States. An Indian nation and its wholly owned tribal entities, such as SGC and its subsidiaries, share in the Indian nation's sovereign immunity, but may formally waive their sovereign immunity with respect to suits against them. In the Nation Agreement and the Indenture, the Nation and SGC, respectively, granted a limited waiver of sovereign immunity and consented to suit in connection with the Nation Agreement, the notes and the Indenture, including suits against SGC to enforce its obligation to repay the notes. Courts have held such waiver of sovereign immunity to be effective, if given explicitly with proper authorization.

        The remedies available against an Indian nation also depend, at least in part, upon the jurisdiction of courts and the rules of comity and doctrines requiring initial exhaustion of remedies in tribal tribunals and, as to some judicial remedies, the particular nation's consent to jurisdictional provisions contained in the disputed agreements. The U.S. Supreme Court has ruled that state courts do not have jurisdiction over actions involving Indians or Indian tribes and arising within Indian country unless Congress specifically grants jurisdiction to those courts. Congress has granted the courts of New York State jurisdiction over certain matters involving Indians and occurring on Indian lands in New York, although each situation must be analyzed on a case-by-case basis.

        The Nation's judiciary branch is comprised of separate Peacemaker, Appellate, and Surrogate Courts. The Nation court system has its own clerks and facilities and has heard numerous civil cases.

        The U.S. Supreme Court has held that, under certain circumstances, where a tribal court exists, the remedies and jurisdictional questions in that forum must first be exhausted before the claim can properly be heard by federal courts that would otherwise have jurisdiction. In the Nation Agreement and the Indenture, the Nation and SGC, respectively, consented to the jurisdiction of the federal and New York State courts in connection with any action by the trustee to enforce the Nation Agreement, the notes and the Indenture and agreed to waive the requirement of exhaustion of tribal court remedies. However, it is not clear that such a waiver would be effective. Generally, where a dispute as to the existence of jurisdiction in the tribal forum exists, the tribal court must first rule as to the limits of its own jurisdiction. In the event that such waiver of tribal court jurisdiction is held to be ineffective, the trustee and the holders of the notes may be required to enforce their rights and remedies against the Nation or SGC in Nation court. In addition, unless the decisions of the Nation court violate some applicable state or federal law, there may be no effective right to appeal such decisions in state or federal court.

        The Federal Court of Appeals for the Second Circuit (which has appellate jurisdiction over federal district courts located in New York State) has ruled that if a non-member of a tribe asserts a claim against a tribe based on state or federal law, and not on tribal law, and no prior tribal court proceedings are pending, a federal court generally may adjudicate the claim without requiring the plaintiff to exhaust tribal court remedies. A similar ruling by a New York State appellate court concluded that the state trial court properly proceeded with adjudicating a dispute rather than requiring the plaintiff to exhaust tribal court remedies where the dispute was among tribal members involving issues not concerning internal tribal affairs, the state court had jurisdiction concurrent with tribal courts over the issues and no case was currently pending before the tribal court. Courts in other states and federal judicial circuits have reached different conclusions, and it cannot be certain whether a court in New York State will defer exercising jurisdiction over a case until after the appropriate tribal court has had an opportunity to adjudicate the matter, even where there is a waiver of exhaustion of tribal court remedies.

The Indian Gaming Regulatory Act of 1988

        IGRA.    All gaming activities on Indians lands are subject to IGRA. Congress enacted IGRA in order to establish a system for regulating gaming activities on Indian lands. IGRA's purpose is to provide a statutory basis for the operation of gaming by Indian tribes as a means of promoting tribal economic development, self sufficiency, and strong tribal governments. Congress simultaneously sought to shield Indian gaming from organized crime and other corrupting influences, to ensure that the Indian tribe is the primary beneficiary of the gaming operation and that gaming is conducted fairly and honestly by both the operator and players.

        Classes of Gaming.    IGRA divides gaming into three classes, each of which is regulated differently. Class I gaming encompasses social games solely for prizes of minimal value or traditional forms of Indian gaming engaged in by individuals as a part of, or in connection with, tribal ceremonies or celebrations. Such gaming is subject to the exclusive jurisdiction of the tribes and is not subject to regulation under IGRA. Class II gaming includes bingo and similar games, and is subject to tribal regulation and federal oversight by the NIGC. Class III gaming, the most heavily regulated of the three classes, encompasses all other forms of gaming, and includes slot machines, casino games, banking card games, dog racing, and lotteries. Class III gaming is lawful only if it is (1) authorized by a tribal ordinance, (2) located in a State that permits such gaming for any purpose by any person, organization, or entity, and (3) conducted in conformance with a Tribal-State compact.

        National Indian Gaming Commission.    The NIGC, an independent executive agency located in the Department of the Interior, is vested with regulatory authority over gaming activities on Indian lands pursuant to IGRA and its implementing regulations. The NIGC is charged with the administration and enforcement of IGRA. The NIGC regulates gaming by Indian tribes, in order to shield tribes from organized crime and other corrupting influences, to ensure that the Indian tribe is the primary beneficiary of the gaming operation and that gaming is conducted fairly and honestly by both the operator and players. Congress aimed to make gaming a means of promoting tribal economic development, self-sufficiency, and strong tribal governments. To carry out these goals, Congress gave the NIGC substantial power, including the authority to initiate enforcement actions, close tribal gaming operations and levy civil fines. Moreover, the NIGC has authority to issue regulations governing gaming activities of Indian lands, review and approve Class II and Class III gaming ordinances, review and approve management agreements for tribal gaming operations, conduct investigations and generally monitor Indian gaming activities. IGRA also provides for federal criminal penalties for illegal gaming on Indian land and for theft from Indian gaming facilities. The Secretary of the Interior retains certain responsibilities under IGRA, such as the approval of tribal-state compacts and approval of per capita distribution plans.

        NIGC regulations implement certain provisions of IGRA. These regulations govern, among other things, the submission and approval of tribal gaming ordinances or resolutions, and require an Indian tribe to have the sole proprietary interest in and responsibility for the conduct of gaming activities. Pursuant to NIGC regulations, tribes are required to issue gaming licenses only under certain articulated standards, to conduct or commission financial audits of their gaming enterprises, to perform or commission background investigations of primary management officials and key employees and to maintain facilities in a manner that adequately protects the environment and the public health and safety. NIGC regulations also set forth a review procedure for tribal licensing of all gaming operation employees and require tribes to report certain specified information, including information derived from background investigations, to the NIGC.

        Tribal-State Compacts.    Under IGRA, Class III gaming activities are lawful on Indian lands only if such activities are conducted in conformance with a Tribal-State compact. A Tribal-State gaming compact is the product of negotiation by a tribe and a state which sets the terms by which the tribe may conduct Class III gaming. IGRA contemplates that states and tribes will utilize the compacting process to address public policy issues of mutual concern. IGRA provides a representative list of the types of provisions that may be included in a Tribal-State compact. Among other things, Congress sought through the compact process to accommodate significant governmental interests of the states. At the same time, IGRA's compacting process affords reciprocal protection for the significant governmental interests of tribes by requiring a state to negotiate over a form of Class III gaming as long as the State permits it for any purpose by any person. The mechanism for entering into a Tribal-State compact is set forth in IGRA.

        The Compact was executed on August 18, 2002, and deemed approved by the Secretary of the Interior on October 25, 2002 pursuant to IGRA. After taking effect on December 9, 2002 when notice was published in the Federal Register, the Compact authorized the Nation to own and operate three Class III gaming facilities, two off-Territory in the City of Niagara Falls and in Erie County, and one on current Nation Territory. See "Material Agreements—Nation-State Gaming Compact."

        Tribal-state compacts have been the subject of litigation in thirteen states, including New York. In 1996, the U.S. Supreme Court ruled in the case of Seminole Tribe of Florida v. Florida that the provision of IGRA that permits Indian tribes to sue in federal court to force states to negotiate tribal-state gaming compacts in good faith is unconstitutional by virtue of the Eleventh Amendment to the U.S. Constitution.

        In 1999, certain legislators, organizations and individuals opposed to casino gambling brought a lawsuit: (1) challenging the validity of the 1993 gaming compact between New York State and the St. Regis Mohawk Tribe under the separation of powers provisions in the New York State Constitution; and (2) seeking a declaration that the New York State Constitution's general prohibition on gambling covers Las Vegas-style gaming at casinos operated pursuant to IGRA by Indian tribes on their Territory lands in New York. The plaintiffs also requested an injunction prohibiting the New York State from expending any money in furtherance of the gaming compact.

        In October 2001, the New York Legislature passed Chapter 383 of the Laws of 2001, or Chapter 383, which allowed Governor Pataki to enter into a gaming compact with the Seneca Nation of Indians and to enter into gaming compacts with other Indian tribes for the establishment of three additional casinos in the Catskills. Chapter 383 also approved the installation of VGMs at certain racetracks.

        In January 2002, anti-gaming activists filed suit, Dalton v. Pataki, seeking a declaratory judgment that Chapter 383 is unconstitutional in light of the New York State Constitution's general prohibition on gambling. On June 12, 2003, in Saratoga v. Pataki, the New York Court of Appeals struck down a compact that had been entered into in 1993 by then Governor Cuomo with the St. Regis Mohawk Tribe on the ground that it had not been authorized or ratified by the New York State Legislature. The Court declined to decide the constitutional issue then pending in the Dalton case on the ground that the record before it did not properly raise the question. Judge Smith's opinion, concurring in part and dissenting in part, would have ruled that Chapter 383 was unconstitutional. Judge Read's dissenting opinion would have upheld both the Compact and Chapter 383.

        On July 17, 2003, the New York Supreme Court dismissed the plaintiffs' complaints in Dalton v. Pataki and held that Chapter 383 is constitutional. The plaintiffs appealed the Court's decision to the Third Department of the New York Supreme Court's Appellate Division and oral argument was held December on 16, 2003. On July 7, 2004, a five judge panel issued its Opinion and Order declaring the provision of Chapter 383 of the Laws of 2001 authorizing, among other things, the Governor to enter into four tribal-state compacts (including the Compact) for the operation of casino gaming activities at up to six facilities on Indian lands pursuant to IGRA, and the provision authorizing the Division of the Lottery to license and implement the operation of VGMs at several pari-mutuel racetracks, constitutional as challenged. Notwithstanding the constitutionality of VGMs, the court declared the licensing of VGMs to racetracks to be unconstitutional due to the impermissible revenue distribution scheme set forth therein. Lastly, the court declared the provision of Chapter 383 of the Laws of 2001 authorizing the Division of the Lottery to participate in the multi-state lottery constitutional. The decision is almost certain to be appealed to the Court of Appeals by both sides. Following a Court of Appeals decision, the losing party is expected to seek review by the United States Supreme Court. No assurance can be given that the ultimate result of this litigation will be to uphold the constitutionality of Chapter 383 and the validity of the Compact. The State of New York is defending the validity of Chapter 383 and the validity of compacts entered into under its authority.

        If the New York State Court of Appeals or the U.S. Supreme Court were to rule that Chapter 383 violates the New York Constitution and if there were a subsequent ruling that the Compact is invalid, the Nation could not continue to operate Class III gaming at Seneca Niagara Casino or any other casino it may establish. In that event the Nation could operate a Class II casino with various Class II electronic games that are lawful under the new regulations promulgated by the National Indian Gaming Commission in 2003. Although we can provide no assurances, the Nation believes that any change in New York law will not retroactively invalidate what the State has agreed to in the Compact. If New York State were to make various forms of gaming illegal or against public policy (or the courts were to similarly rule), or otherwise to take a legal position adverse to SGC, such actions could have a material adverse effect on our ability to conduct our gaming operations as currently conducted.

        While no assurance can be given as to litigation in New York State, any invalidation of the Nation's Compact would not affect the Nation's ability to engage in Class II Gaming.

        Indian Lands.    In order for the Nation to conduct gaming pursuant to the Compact, it must do so on Indian lands within its jurisdiction. Indian lands include, but are not limited to, lands located within the boundaries of an Indian Territory. For non-Territory lands to qualify as Indian lands under IGRA, the land must be held in either trust by the United States for the benefit of any Indian tribe or individual, or held by any Indian tribe or individual subject to restriction by the United States against alienation, and the tribe must exercise "governmental power" over those lands.

        As it relates to lands that have been acquired in trust or restricted fee status for gaming purposes after October 17, 1988, IGRA generally prohibits gaming on such lands unless certain conditions are met. As relevant here, lands that are acquired as part of "a settlement of a land claim" are exempt from the prohibition against gaming on lands acquired after the enactment of IGRA.

        Pursuant to the Compact, the Nation may acquire property and establish gaming facilities in the City of Niagara Falls within the boundaries of the approximately 50 acre area of land described in Appendix I of the Compact and designated as land to be developed by the Nation in connection with its gaming facilities. The Compact also authorizes the Nation to establish a gaming facility in Erie County and one on current Nation Territory. Moreover, the Compact authorizes the Nation to use funds appropriated under the SNLCSA to acquire parcels of land in Niagara Falls and Erie County for gaming purposes.

        In 1990, Congress enacted the SNLCSA which provides the Nation with fair compensation for use of its land and for the impact on the Nation from prior lease arrangements in the City of Salamanca, New York. The funds appropriated under the SNLCSA are available for the Nation to acquire additional land which could be placed into restricted fee status. The SNLCSA provides that unless the Secretary of the Interior determines that lands acquired pursuant to the SNLCSA should not be subject to restrictions against alienation, such lands shall be held in restricted fee status by the Nation.

        As determined by the Secretary of the Interior in connection with the approval of the Compact, the Nation will have jurisdiction over lands placed into restricted fee status pursuant to the SNLCSA. Indeed, lands placed in restricted status pursuant to the SNLCSA are "held in the same legal manner as existing Nation's lands are held and thus, subject to the Nation's jurisdiction." In addition, the Secretary determined that lands placed into restricted fee status pursuant to the SNLCSA are "Indian lands" as defined by IGRA, and the Nation is authorized to use such land for gaming purposes pursuant to IGRA, because such lands will be acquired as part of "a settlement of a land claim."

        To date, the Nation has acquired approximately 23.3 acres (of the approximately 50 acre area of land described in Appendix I of the Compact) with funds appropriated under the SNLCSA. By operation of federal law, these lands and other parcels that may be acquired in the future pursuant to the SNLCSA (in Niagara Falls or Erie County), are subject to restrictions against alienation, constitute "Indian country" subject to the jurisdiction of the Nation, and qualify as gaming eligible "Indian lands" pursuant to IGRA. The Nation's existing casino in Niagara Falls is situated on these lands.

        In addition to the two off-Territory sites in Niagara Falls and Erie County, the Compact also authorizes the Nation to establish a gaming facility on current Nation Territory. The lands upon which the Nation owns, operates and manages its Territory-based Seneca Allegany Casino, are located within the Nation's Territory boundaries, thus constituting Indian lands eligible for gaming pursuant to IGRA.

        Possible Changes in Federal and State Law.    Several bills have been proposed during the current and recent sessions of Congress that could affect Indian gaming. Notably, though its proposed legislation has yet to be presented to Congress, the Policies and Procedures Subproject of the Bureau of Indian Affairs has proposed sweeping changes to the federal laws concerning Indians. Certain of such bills, if enacted, could impair the ability of the Nation and SGC to expand its gaming operations and adversely impact the future growth of the Nation's revenue base. In addition, from time to time, various government officials have proposed taxing Indian casino gaming or otherwise limiting or restricting the conduct of gaming operations by Indian tribes. No assurance can be given that such legislation, if and when enacted by Congress, would not have a material adverse effect on the operations of SGC. In addition, under federal law, gaming on the Nation's lands may be dependent upon the permissibility under New York law of certain forms of gaming or similar activities. If New York State were to make various forms of gaming illegal or against public policy (or the courts were to similarly rule), or otherwise to take a legal position adverse to SGC, such actions could have a material adverse effect on our ability to conduct our gaming operations as currently conducted and our ability to make payment on the notes.

RELATED PARTY TRANSACTIONS

Transactions with the Nation

        On October 25, 2002, the Nation entered into an operating lease, or the Head Lease, with SNFGC for use of the land and the facility currently occupied by Seneca Niagara Casino. The lease term is 21 years and requires monthly rent payments of $1.0 million. Rent payments commenced on July 1, 2003. Rent is payable only to the extent that sufficient funds are available from the net proceeds derived from the operation of the casino facility and other commercial activities related to the operation of the casino. Rent payments are subordinate to the payment required under the term loan. During the fiscal year ended September 30, 2003, SNFGC made lease payments to the Nation of $3.0 million. The Compact requires SNFGC to sublease the facility to Empire State Development Corporation, or ESD, for $1.00 per year. ESD leases the facility back to SNFGC. From inception through March 2004, Head Lease payments totaled $9.0 million. The Nation submitted the leases described above and certain related agreements to the Secretary of the U.S. Department of the Interior for review and approval to the extent required by Title 25 of the United States Code. While approval of these leases and certain related agreements is expected to be routinely obtained in the near future, it is a discretionary decision on the part of the Secretary of Interior. Moreover, there are no explicit timeframes established within the statute or the applicable regulations. As a result, although we believe the Secretary will ultimately approve these documents, to the extent required by Title 25 of the United States Code, the decision could and has been delayed for reasons beyond our control and failure to obtain such approvals, if required, could adversely affect our ability to operate Seneca Niagara Casino.

        In November 2002, SNFGC reimbursed the Nation approximately $2.4 million representing the development costs incurred by the Nation in obtaining Class III gaming approval and other SNFGC formation costs.

        In October 2002, the Nation guaranteed a $1.0 million short term loan for the benefit of SNFGC. SNFGC repaid the full amount of this loan in November 2002.

        We reimburse the Nation for all of the regulatory costs of the SGA, the New York State Racing and Wagering Board and the New York State Police, which are incurred by the Nation. From inception through March 2004, we reimbursed the Nation approximately $8.3 million for regulatory costs.

        In October 2003, SNFGC distributed land with an acquisition cost of approximately $7.3 million to the Nation.

        In January 2004, STGC distributed land with an acquisition cost of approximately $4.4 million to the Nation.

        We make distributions to the Nation pursuant to resolutions adopted by our board of directors for specific projects identified by the Nation. In March 2004, SGC declared a dividend to the Nation of $3.0 million. Of this amount, $0.4 million was paid to the Nation in March 2004 and the remaining $2.6 million is payable in equal installments from April through September 2004. Between September 2002 and February 2004, we made an aggregate of $77,382 in additional distributions to the Nation. We have committed to fund up to an aggregate $654,024 for a proposed water and sewer project of the Nation. We intend to continue to make distributions to the Nation subject to the restrictions set forth in the indenture governing the notes and the term loan.

        On May 5, 2004, we made a distribution of $25.0 million to the Nation.

        From inception through December 2003, SGC distributed approximately $39.0 million to the Nation for payment of the exclusivity fee to New York State for revenues generated through December 31, 2003. For more information on the exclusivity fee we pay to New York State, see "Business—Class III Gaming Compact."

        STGC acquired and assumed long-term leases entered into by Sandra Abrams and Valent Farms, LLC with the Nation on December 29, 2003 and February 19, 2003, respectively. Seneca Allegany Casino was built on land occupied pursuant to such leases. Pursuant to the terms of the indenture governing the notes, the monthly payments to the Nation under these leases are limited to $1.25 million with annual 3.0% increases beginning no earlier than October 2005.

Related Party Transactions

        Mr. Brown is a partner at a law firm which provides legal service to SNFGC. Between September 2002 and March 2004, SNFGC incurred legal fees of $333,171, primarily for regulatory and Compact matters, from that firm. Mr. Brown did not receive any remuneration from the law firm during 2003 and is not actively involved in its management.

        Between September 2002 and March 2004, SNFGC purchased an aggregate of $620,781 of tobacco products from KW Seneca Tobacco, which is owned by Kevin Seneca, a Seneca Gaming Authority commissioner.

        Between September 2002 and March 2004, SNFGC purchased an aggregate of $112,371 of bottled water from Wahta Springs, which is owned by Arthur Montour, Jr., a member of the Council.

        SGC agreed to sponsor the Native American Games which is organized by the Buffalo Sports Society, of which Bergal Mitchell, one of our directors, is a member. From inception through March 2004, SNFGC provided the Buffalo Sports Society with an aggregate of $250,000.

MATERIAL AGREEMENTS

        The following discussion summarizes significant terms of certain material agreements to which the Nation or SGC (or its subsidiaries) are parties. This summary does not purport to be complete and is qualified in its entirety by reference to each of the agreements described herein. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the agreement being described (unless otherwise indicated).

Nation-State Gaming Compact

        The Nation engages in Class III gaming activities in accordance with the Compact, approved on October 25, 2002. The Compact was negotiated between the Nation and New York State in accordance with the provisions of IGRA applicable to the conduct of Class III gaming operations by Indian tribes. See "Regulation of the Nation and Seneca Gaming Corporation and its Subsidiaries—The Indian Gaming Regulatory Act of 1988—Tribal State Compacts."

        The Compact provides, among other things, that:

          (1)   The Nation may conduct the following games of chance on its lands: baccarat, bang, beat the dealer, best poker hand, blackjack, Caribbean stud poker, chuck-a-luck, craps, gaming devices, hazard, joker seven, keno, let it ride poker, minibaccarat, pai gow poker, pai gow tiles, red dog, roulette, sic bo, super pan, under and over seven, wheel games, casino war, Spanish blackjack, multiple action blackjack, and three card poker. The legality of slot machines pursuant to State law, however, is the subject of ongoing state court litigation. See "Regulation of the Nation and Seneca Gaming Corporation and its Subsidiaries—The Indian Gaming Regulatory Act of 1988—Tribal-State Compacts." The Compact sets forth specifications describing and governing the operation of each of these types of games by the Nation.

          (2)   The Compact provides for the establishment of the Seneca Gaming Authority, or SGA, which exercises jurisdiction over and responsibility for the conduct of gaming operations by the Nation. The SGA was established pursuant to the Gaming Ordinance. The New York State Racing and Wagering Board and the New York State Police, collectively, the SGO, act in a concurrent regulatory and oversight role with regard to the Nation's Class III gaming operations. The SGA is entitled to unfettered access to all areas of the Nation's gaming facilities including the surveillance room(s), copies of daily inspection reports as well as access to the business and accounting records relating to the Nation's gaming operations during the course of an investigation. Each Nation Class III gaming operation must provide reasonable office and reserved parking space adjacent to the Class III gaming facilities for the SGO. New York State is empowered to sue to enforce applicable Compact terms and to remedy violations through arbitration or in federal court.

          (3)   Law enforcement responsibilities relating to the Nation's Class III gaming operations are concurrent between the Nation Law Enforcement Agency and the New York State Police as a matter of federal law. Nothing in the Compact alters the jurisdiction of New York State, if any, over Indian land as provided by applicable law. Members of the New York State Police in the course of official duties have unfettered access to all areas of the Class III gaming and auxiliary facilities, subject only to State and federal constitutional limitations. As stated, the Nation Law Enforcement Agency may exercise concurrent authority with that of the New York State Police to maintain public order and safety, to the extent authorized by federal law.

          (4)   All gaming employees are required to apply for, and obtain, a valid gaming employee license issued by the SGA, following a fingerprint check by the New York State Division of Criminal Justice Services, a background investigation by the New York State Police, and a suitability determination by the SGO. Applicants must submit a license application to the SGA concerning personal and family history, personal and business references, criminal conviction record, business activities, financial affairs, gaming industry experience, gaming school education and general educational background. The SGA may in specified circumstances suspend, revoke or deny a renewal of any gaming license.

          (5)   Any enterprise providing gaming services, gaming supplies or gaming equipment to a Nation Class III gaming operation must hold a current valid gaming service registration issued by the SGA.

          (6)   Any enterprise that provides goods, supplies or services to a Nation Class III gaming operation (other than gaming services, gaming supplies or gaming equipment) in a total amount exceeding $75,000 in a single twelve-month period must be identified to the Board by the Commission. The SGA cooperates with the SGO in any reasonable investigations deemed necessary by the SGO relating to the fitness of any such enterprise to engage in any business with a Nation Class III gaming operation. The SGO may bar such an enterprise from providing such goods, supplies or services upon a determination of a threat to the effective regulation of Class III gaming or danger of unfair or illegal practices, methods and activities in the conduct of Class III gaming.

          (7)   The Nation's Class III gaming operations must conform with a detailed set of operational and management standards relating to a variety of matters, including accounting, internal controls, operational procedures, surveillance personnel and the handling of cash and credit.

          (8)   The Nation must maintain complete and accurate records of all transactions relating to the revenues and costs of its gaming operations. The forms of such accounts must be consistent with generally accepted accounting principles. An annual audit of the financial statements of its gaming operations must be conducted by an independent certified public accountant in a manner consistent with generally accepted auditing standards.

          (9)   The Nation reimburses New York State for its costs of oversight under the Compact. Costs include staffing, fringe benefits, overhead costs and non-personal services.

          (10) The Nation prohibits the possession of firearms in its Class III gaming facilities except by persons authorized by law and does not permit persons under the age of 18 to be admitted to any Class III gaming facility or to place any wager, directly or indirectly. The SGA maintains and shares with the SGA a list of persons barred from the Class III gaming facilities because of criminal histories or associations posing a threat to gaming integrity or safety.

          (11) As required by IGRA and the Nation's Class III Gaming Ordinance, SGC has constructed, maintained, and operated its gaming facilities in a manner that adequately protects the environment and the public health and safety.

          (12) SGC (or its subsidiaries) or the Nation on its behalf maintains liability insurance to compensate injured patrons of Class III gaming facilities. The Nation has established procedures for the adjudication of compensation for tort claims by patrons of Class III gaming facilities.

          (13) Except for disputes concerning the games and activities permitted under the Compact, the Nation and New York State have established binding arbitration as a method of resolution of all other disputes concerning compliance with and interpretation of Compact provisions.

          (14) The terms and conditions of the Compact may be modified or amended by written agreement of both parties. If the State agrees to permit any other Nation or Indian tribe to conduct a Class III game or activity which has not been authorized under the Compact, the State shall notify the Nation, which may then conduct such game or activity upon adoption of the State's specifications regarding such game or activity.

          (15) The Compact is in effect until December 9, 2016, to be renewed for an additional period of seven years unless either party objects in writing, or terminated as a result of any of the following: (1) repeal of IGRA; (2) the Nation adopts a referendum revoking the Nation's authority to conduct Class III gaming; or (3) either the Nation or the State commits a Material Breach as defined by the Compact.

          (16) The Compact in no way waives the right of the Nation to request negotiations for amendment or modification to the Compact with respect to a Class III game or activity which is to be conducted on Nation lands but which is not permitted under the provisions of the Compact.

          (17) Except as specifically provided in the Compact, neither New York State nor the Nation waived its sovereign immunity by entering into the Compact.

        The President of the Nation and the Governor of New York signed the Compact on August 18, 2002, and, on October 25, 2002, by operation of law, the Compact was deemed approved in accordance with IGRA. The Compact took effect on December 9, 2002, when notice was published in the Federal Register.

Assignment and Plan of Distribution Agreement

        SGC will enter into an assignment and plan of distribution agreement, or the Assignment Agreement, with the Nation. Pursuant to this agreement, the Nation has pursuant to the charters of each of SNFGC, STGC and SEGC, adopted a plan of distribution providing that in the event of the dissolution or final liquidation of any of these entities, the net liquidation or dissolution proceeds shall be distributed to SGC, and the Nation has further assigned to SGC all of its rights, title and interest in and to these proceeds. The Nation has agreed to enter into the Assignment Agreement because even though SNFGC, STGC, and SEGC are owned by SGC, according to the charters of these subsidiaries, in the event of a liquidation or dissolution of a subsidiary, the Nation, and not SGC, would be entitled to receive the net proceeds of the liquidation or dissolution after all liabilities and obligations of the subsidiary have been paid, satisfied and discharged. Each of the Nation and SGC shall waive their respective sovereign immunity from unconsented suit and consent to suit in accordance with the Assignment Agreement. Remedies against the Nation are generally limited to specific performance. However, in the event a subsidiary has distributed net liquidation or dissolution proceeds to the Nation and the Nation has not transferred those proceeds to SGC, the Nation may be required to transfer an amount equal to the liquidation proceeds to SGC, or if such remedy is not available, a claim for money damages in an amount no greater than the amount of net liquidation or dissolution proceeds not assigned. Any such money damages for which the Nation is liable are only payable from assets held by the Nation, SGC, SNFGC, STGC, or SEGC related to the gaming business, other than real property held in trust for the Nation by the United States.

Term Loan-Nation Agreement

        In connection with the term loan, the Nation entered into a non-interference agreement, or the Term Loan-Nation Agreement, with the lender under the term loan, dated November 22, 2002. The Term Loan-Nation Agreement contains various covenants, including an agreement that if the Nation or any of its affiliates finance the construction, development or operation of any gaming facility in Erie County, New York or any other site other than Seneca Niagara Casino, which sites we refer to collectively as the Additional Gaming Sites, and if the lender under the term loan does not finance such Additional Gaming Site, then the Nation will cause the appropriate gaming corporation that operates such Additional Gaming Site to provide the lender under the term loan with a guarantee of the term loan (or portion thereof) and/or such additional collateral for the term loan as is deemed reasonably acceptable by the lender under the term loan, such that the position of the lender under the term loan is maintained on an equivalent basis to its position existing prior to the development of such

Additional Gaming Facility. The guarantee to be provided to the lender under the term loan must be senior to the principal debt incurred, or Principal Indebtedness, to finance such Additional Gaming Facility unless SNFGC's annual EBITDA equals at least $100.0 million, and in such case the guarantee will rank pari passu to the Principal Indebtedness.

Construction Agreement

        SNFGC entered into a design/build construction agreement with Klewin Building Company, Inc. for the construction of the planned luxury hotel dated October 15, 2003 and amended on February 10, 2004. Klewin will be responsible for contract procurement and daily oversight of adherence to the expansion project schedule. Klewin has subcontracted with Jeter Cook & Jepson Architects, Inc. for the overall design of the expansion project. The design/build construction agreement provides that the cost of all of the contract work to be completed under the agreement will not exceed a guaranteed maximum amount of $153.0 million. However, if we change the scope of the project or finishing materials, the guaranteed maximum amount under the contract may be increased.

Real Estate Acquisition

        Cheektowaga, New York.    On April 9, 2004, we entered into a non-binding letter of intent with Uniland Development Company, or Uniland, to purchase approximately 57.1 acres of property near the Buffalo-Niagara International Airport in Cheektowaga, New York, or the Cheektowaga Site. The letter of intent provides that our obligation to purchase this property will be subject to our satisfaction with the condition of the title, our ability to enter into a definitive purchase agreement, the failure of any relevant taxing jurisdiction to object to the property being placed in restricted fee for gaming by the U.S. Department of the Interior, Uniland's ability to enter into an agreement with the Town of Cheektowaga for various make whole benefits for Uniland and the settlement of related litigation.

        In May 2004, various parties, including the Mayor of the City of Buffalo, filed a complaint against Governor Pataki, the State of New York, the Town of Cheektowaga and Uniland to prohibit the sale of the Cheektowaga Site to us on the basis that the Nation's ability, pursuant to the Compact, to locate a Class III gaming facility anywhere in Erie County "in the event a site in the City of Buffalo is rejected by the Nation for any reason" is unconstitutional. On June 16, 2004, Justice Makowski of the Supreme Court of the State of New York Supreme agreed with the plaintiffs and held that the Compact provision allowing the Nation to locate a Class III gaming facility in Erie County outside the City of Buffalo is unconstitutional. The Court's decision further permanently restrained and enjoined (1) Governor Pataki and the State of New York from any action or activity that would assist the Nation in owning and operating a Class III gaming casino in Erie County other than the City of Buffalo and (2) Uniland from the sale or transfer of the Cheektowaga Site to us. We disagree with the Court's finding and support any decision to appeal.

        The purchase price for this property will be $15.0 million. In June 2004, Uniland requested certain amendments to the executed letter of intent. We are evaluating their request, however we may be unable to reach a mutually acceptable agreement with Uniland, Justice Makowski's decision may not be successfully appealed, and we may be unable to commence construction of our third Class III gaming facility in the City of Buffalo or Erie County prior to the termination of our exclusivity period.

DESCRIPTION OF TERM LOAN

        Prior to the issuance of the old notes, we had not directly incurred any indebtedness. In connection with the design, construction and financing of Seneca Niagara Casino, our wholly owned subsidiary, SNFGC, incurred certain indebtedness to finance that casino. The discussion below summarizes certain terms of the senior secured term loan entered into by SNFGC to finance Seneca Niagara Casino.

Term Loan

        Our wholly owned subsidiary, SNFGC, entered into a five year term loan agreement, or the term loan, with Freemantle Limited, or Freemantle, dated November 22, 2002. The term loan provides that Freemantle will provide up to $80.0 million in financing for the initial construction of Seneca Niagara Casino and other related costs. As of March 31, 2004, $57.3 million was outstanding on this loan. SNFGC borrowed the remaining $22.7 million on April 15, 2004. The entire outstanding balance is due on November 22, 2007 and may not be pre-paid prior to such date. Although the term loan may not be pre-paid, it may be defeased in its entirety.

        SNFGC pays interest on a monthly basis in arrears based on the outstanding principal balance at the one-month LIBOR plus 29%. In addition, SNFGC incurs an availability fee of 0.5% on the un-borrowed amount. We purchased two interest rate cap agreements related to the term loan on May 21, 2004.

        SNFGC has pledged substantially all of its assets as collateral for the outstanding amounts due under the term loan. SNFGC is permitted to pledge its equipment, including slot machines, to support an additional $35.4 million of equipment financing from other lenders. During the term of the term loan, this amount is permitted to be re-borrowed; however, the maturity date of new financing must be the same as or exceed the maturity date of the term loan. As of March 31, 2004, the Company had $12.6 million available to be borrowed from other lenders. We intend to repay the $22.8 million of the outstanding equipment financing with a portion of the proceeds of the offering of the old notes. In addition, SNFGC cannot borrow additional funds, other than borrowings for equipment, until the entire $80.0 million under the term loan has been borrowed. Any additional borrowings cannot rank pari passu with the borrowings from the term loan unless permitted by Freemantle.

        SNFGC is also obligated to make payments into a sinking fund account to be held for the benefit of and as additional collateral for Freemantle. An annual payment to the sinking fund of $12.0 million is due on or before December 31, 2004. Commencing January 1, 2005 and through December 31, 2006, equal quarterly payments in the amount of $5.5 million each are due on or before the last day of each calendar quarter, resulting in annual payments of $22.0 million. Commencing January 1, 2007 through the maturity date of the term loan, November 22, 2007, three equal quarterly payments are due on or before the last day of the first three calendar quarters and one final payment is due on the maturity date, of $4.5 million, or $18.0 million in total. SNFGC may satisfy these amounts by entering into an unconditional bank loan commitment or irrevocable standby letter of credit for the benefit of Freemantle.

        The term loan contains various covenants, including, but not limited to, restrictions on SNFGC's ability to pay dividends, guarantee of debt, limitation on additional borrowings, uses of cash, minimum debt coverage, and debt coverage threshold ratios. In addition, the term loan requires SNFGC to maintain, at all times through the maturity of the term loan, a minimum cash balance of $10.0 million and the pro rated share of the next sinking fund payment. Also, the term loan requires SNFGC to establish a segregated bank account where its operating and investment cash is maintained. In the event of default, as defined in the term loan, Freemantle has recourse to these funds as additional collateral. SNFGC may obtain a release of the collateral pledged as support for the borrowings by depositing funds sufficient to cover the $80.0 million principal balance of the term loan and all cumulative successive interest payments due under the fixed interest rate until the maturity date of the term loan.

DESCRIPTION OF THE EXCHANGE NOTES

        The old notes were, and the exchange notes will be, issued under an Indenture (the "Indenture") among the Company, the Guarantors, SNFGC and Wells Fargo Bank, National Association, as trustee (the "Trustee"). The terms of the notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939. The definitions of most of the initially capitalized terms used in the following summary are set forth below under "—Certain Definitions." For purposes of this section, the term "Company" means Seneca Gaming Corporation only, and does not include any of its Subsidiaries.

        On May 5, 2004, we issued $300 million aggregate principal amount of old notes under the Indenture. The terms of the exchange notes will be identical in all material respects to the old notes, except that the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights or be entitled to any additional interest. The Trustee will authenticate and deliver exchange notes for original issue only in exchange for a like principal amount of old notes. Any old notes that remain outstanding after the consummation of the exchange offer, together with the exchange notes, will be treated as a single class of securities under the Indenture. Accordingly, all references in this section to the "Notes" or "notes" refer collectively to the old notes and exchange notes, and all references in this section to specified percentages in aggregate principal amount of the old notes will be deemed, at any time after the exchange offer is consummated, to be the same percentage in aggregate principal amount of the old notes and exchange notes then outstanding.

        The notes are unsecured and rank equally with our senior indebtedness and senior to any subordinated indebtedness. Each guarantee is unsecured and generally ranks equally with the senior indebtedness of the guarantor (but may rank junior to any future guarantee of SNFGC's existing term loan) and senior to any subordinated indebtedness of the guarantor. The notes effectively rank junior to the liabilities of any of our subsidiaries that are not guarantors. The notes also effectively rank junior to our and each guarantor's secured indebtedness to the extent of the assets securing such indebtedness.

Brief Description of the Notes

The Notes

        The Notes will be:

  •
  general unsecured obligations of the Company;

  •
  guaranteed by the Guarantors;

  •
  equal in right of payment to all existing and future unsubordinated Indebtedness of the Company;

  •
  effectively junior to all secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness; and

  •
  senior in right of payment to any future Indebtedness of the Company that is expressly subordinated to the Notes.

The Guarantees

        The Notes will be unconditionally guaranteed by each of the Company's Restricted Subsidiaries other than Seneca Niagara Falls Gaming Corporation ("SNFGC") and its Restricted Subsidiaries, if any. Upon the repayment of the Existing Facility, SNFGC and its Restricted Subsidiaries, if any, will guarantee the Notes. The Nation will not be a Guarantor. In addition, the Nation operates other businesses that will not be Guarantors. As of the Issue Date, the only Guarantors will be Seneca Territory Gaming Corporation and Seneca Erie Gaming Corporation.

        The Guarantee by each Guarantor will be:

  •
  a general unsecured obligation of such Guarantor;

  •
  equal in right of payment to all existing and future unsubordinated Indebtedness of such Guarantor (but may rank junior to any future guarantee of outstanding Indebtedness under the Existing Facility);

  •
  effectively junior to all secured Indebtedness of such Guarantor to the extent of the value of the assets securing such Indebtedness; and

  •
  senior in right of payment to any future Indebtedness of such Guarantor that is expressly subordinated to the Guarantee of such Guarantor.

        Initially, neither SNFGC nor its Restricted Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of SNFGC, it will pay its debts and other obligations (including trade payables) before it will be able to distribute any of its assets to the Company.

        SNFGC generated substantially all of our consolidated net sales, operating income and cash flow from operating activities for the twelve months ended March 31, 2004 and held substantially all of our total consolidated assets as of March 31, 2004. As of March 31, 2004, SNFGC had outstanding $80.0 million of indebtedness and $33.8 million of other liabilities outstanding. As of March 31, 2004, after giving pro forma effect to the offering of the notes and our use of the net proceeds together with the proceeds from SNFGC's existing senior secured term loan, the consolidated indebtedness of SGC was approximately $380.6 million, of which $80.0 million is secured indebtedness.

        The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The Company will appoint the Trustee to serve as registrar and paying agent under the Indenture at its offices at Wells Fargo Bank, National Association, Minneapolis, Minnesota 55479. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

Maturity, Interest and Principal of the Notes

        The Notes were initially issued in an aggregate principal amount of $300.0 million (the "Initial Notes") and will mature on May 1, 2012. Additional Notes may be issued in one or more series from time to time (the "Additional Notes"), subject to compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Capital Stock." Any Additional Notes subsequently issued under the Indenture will be treated as a single class with the Initial Notes for all purposes under the Indenture, including, without limitation, for purposes of waivers, amendments, redemptions, Change of Control Offers and Net Proceeds Offers.

        Cash interest on the Notes will accrue at a rate of 7 1/4% per annum and will be payable semi-annually in arrears on each May 1 and November 1, commencing November 1, 2004, to the Holders of record of Notes at the close of business on April 15 and October 15, respectively, immediately preceding such interest payment date. Cash interest will accrue from the date of original issuance or if interest has already been paid, from the most recent interest payment date to which interest has been paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Guarantees

        The Guarantors will, jointly and severally, unconditionally guarantee the Company's obligations under the Notes. The obligations of each Guarantor under its Guarantee will be limited as necessary, after giving effect to all other liabilities of such Guarantors and after giving effect to the amount of any contribution received from any other Guarantor pursuant to the contribution obligations in the Indenture, to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—If the guarantees of the notes are deemed fraudulent conveyances or preferential transfers, a court may subordinate or void them."

        The Guarantee of a Guarantor will be released under the circumstances described under "—Certain Covenants—Subsidiary Guarantees."

Subordination of Guarantees

        SNFGC has outstanding Indebtedness under the Existing Facility. In certain circumstances, certain entities would be required to guarantee such Indebtedness under the terms of the Term Loan-Nation Agreement. In the event that a guarantee by a Guarantor would be required pursuant to the terms of the Term Loan-Nation Agreement, such guarantee would be (1) pari passu, or in certain circumstances senior, in right of payment to such Guarantor's Guarantee and (2) of an amount up to, in certain circumstances, the aggregate amount of Indebtedness and other obligations of SNFGC under the Existing Facility.

Optional Redemption

        The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2008, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Redemption Price
2008	103.625%
2009	101.813%
2010 and thereafter	100.000%

Gaming Redemption

        Each Holder, by accepting a Note, will be deemed to have agreed that if both the New York Gaming Authority and the Seneca Gaming Authority determine, or if the New York Gaming Authority acting alone determines, and a Holder or beneficial owner of the Notes is notified, that:

          (1)   the Holder or beneficial owner must obtain a license, qualification or finding of suitability under any applicable gaming law and the Holder or beneficial owner does not apply at its own cost or expense for that license, qualification or finding of suitability within 30 days, or any shorter period as may be required by such Gaming Authority; or

          (2)   the Holder or beneficial owner will not be licensed, qualified or found suitable under an applicable gaming law, or any license, qualification or finding of suitability is not renewed upon its expiration or is revoked; or

          (3)   the Holder or beneficial owner has been found to be unsuitable for licensing;

then the Company, at its option, may:

          (1)   require that the Holder or beneficial owner dispose of the Holder's or beneficial owner's Notes within 30 days, or any earlier date as may be required by the Gaming Authority, after (A) the termination of the 30-day period described above for the Holder or beneficial owner to apply for a license, qualification or finding of suitability, or (B) the receipt of the notice from the Gaming Authority that the Holder or beneficial owner will not be licensed, qualified or found suitable; or

          (2)   redeem the Holder's or beneficial owner's Notes at a price equal to the least of (A) 100% of the principal amount thereof, (B) the price at which the Holder or beneficial owner acquired the Notes (minus the amount of accrued and unpaid interest and Additional Interest, if any, at the time such Holder or beneficial owner acquired the Notes) and (C) the fair market value of the Notes, together with, in each case (other than clause (C)), accrued and unpaid interest, if any, thereon to the earlier of the date of redemption or such earlier date as may be required by the Gaming Authority or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by the Gaming Authority.

        The Company will comply with the redemption procedures for the Notes as described in the Indenture unless otherwise required by a Gaming Authority.

        Immediately upon a determination that a Holder or beneficial owner will not be licensed, qualified or found suitable, or that such license, qualification or finding of suitability has been revoked or will not be renewed, (A) the Holder or beneficial owner will have no further rights (1) to exercise any right conferred by the Notes, directly or indirectly, through any trustee, nominee or any other Person or entity, or (2) to receive any interest or other distribution or payment with respect to the Notes or any remuneration in any form from the Company or any of the Guarantors for services rendered or otherwise, except the redemption price of the Notes and (B) until such Holder or beneficial owner has disposed of all of its Notes, such Notes shall be deemed not to be outstanding for purposes of approving amendments, supplements, waivers and similar matters under the Indenture.

        The Holder or beneficial owner of Notes applying for a license, qualification or a finding of suitability may be required to pay all costs of the licenses or investigation for this qualification or finding of suitability. The Company is not required to pay or reimburse any Holder or beneficial owner of Notes who is required to apply for any license, qualification or finding of suitability.

Selection and Notice of Redemption

        In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less will be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest (including Additional Interest) will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Repurchase at the Option of the Holders

        Change of Control.    If a Change of Control occurs (the date of such occurrence being the "Change of Control Date"), the Company will, within 30 days after the occurrence of such Change of Control, make an offer (the "Change of Control Offer") to all Holders to purchase all outstanding Notes properly tendered pursuant to such offer, and within 60 days after the occurrence of the Change of Control, all Notes properly tendered pursuant to such offer will be accepted for purchase (the date of such purchase, the "Change of Control Purchase Date") for a cash price equal to 101% of the principal amount thereof as of the Change of Control Purchase Date, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase.

        In order to effect the Change of Control Offer, the Company will mail a notice to each Holder with a copy to the Trustee stating:

          (1)   that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price (the "Change of Control Purchase Price") in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase;

          (2)   the purchase date, which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

          (3)   that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest (including Additional Interest) after the Change of Control Purchase Date; and

          (4)   the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes purchased.

        The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will apply regardless of whether any other provisions of the Indenture are applicable.

        The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Existing Facility. Future Credit Facilities and other Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repaid or repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, including a default due to the financial effect of such purchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the Holders of the Notes the rights described under "—Events of Default."

        The definition of "Change of Control" includes, among other transactions, a disposition of all or substantially all of the assets of the Company. With respect to the disposition of assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established quantitative meaning under New York law (which is the choice of law under the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make an offer to purchase the Notes as described above.

        The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in a manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        If the Company makes a Change of Control Offer, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, any other applicable federal or state securities laws and regulations, any applicable requirements of any securities exchange on which the Notes are listed, IGRA, and the rules and regulations of all applicable Gaming Authorities and any violation of the provisions of the Indenture relating to such Change of Control Offer occurring as a result of such compliance will not be deemed a Default or an Event of Default.

        The existence of a Holder's right to require the Company to purchase such Holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.

        The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford Holders the right to require the Company to purchase such Holder's Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its Affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its Affiliates) that may adversely affect Holders, if such transaction is not a transaction defined as a Change of Control. A transaction involving the Company's management or its Affiliates, or a transaction involving a recapitalization of the Company, would result in a Change of Control if it is the type of transaction specified by such definition.

        Asset Sales.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Asset Sale, unless:

          (1)   the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and

          (2)   at least 75% of such consideration received by the Company or such Restricted Subsidiary consists of (A) cash or Cash Equivalents, (B) assets (other than securities) to be used in a Related Business, (C) the Capital Stock of any Person engaged in a Related Business that is, or as a result of or in connection with the acquisition of such Capital Stock by the Company or such Restricted Subsidiary becomes, a Restricted Subsidiary of the Company or (D) a combination of cash, Cash Equivalents, such assets and such Capital Stock.

Notwithstanding the foregoing, the Company will not be permitted to make any sale or other disposition of Key Project Assets or material Gaming Licenses.

        The amount of any (A) Indebtedness (other than any Subordinated Indebtedness) of the Company or any of its Restricted Subsidiaries that is actually assumed by any Person other than the Company or any Restricted Subsidiary of the Company in connection with such Asset Sale and from which the Company and its Restricted Subsidiaries are fully and unconditionally released will be deemed to be cash for purposes of determining the percentage of the consideration received by the Company or its Restricted Subsidiaries in cash or Cash Equivalents and (B) notes or other obligations received by the Company or its Restricted Subsidiaries in connection with such Asset Sale that are converted, sold or exchanged within 30 days of the related Asset Sale by the Company or its Restricted Subsidiaries into cash or Cash Equivalents will be deemed to be cash, in an amount equal to the net cash proceeds or the Fair Market Value of the Cash Equivalents realized upon such conversion, sale or exchange for purposes of determining the percentage of the consideration received by the Company or its Restricted Subsidiaries in cash or Cash Equivalents.

        If at any time any non-cash consideration received by the Company or any of its Restricted Subsidiaries, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition will be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof will be applied in accordance with the provisions of this covenant.

        The Company or such Restricted Subsidiary, as the case may be, may apply an amount equal to the Net Cash Proceeds of any Asset Sale within 365 days of receipt thereof to:

          (1)   repay Indebtedness outstanding under any Credit Facility, the Existing Facility or any other Secured Indebtedness of the Company or any Guarantor, or any Indebtedness of any Restricted Subsidiary that is not a Guarantor (and to cause a corresponding permanent reduction in commitments if such repaid Indebtedness was outstanding under the revolving portion of a Credit Facility); or

          (2)   make an investment in or expenditures for assets (other than securities) to be used in a Related Business or acquire the Capital Stock of any Person engaged in a Related Business that is, or as a result of or in connection with such Investment becomes, a Restricted Subsidiary of the Company.

        The requirement of clause (2) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the expenditures or acquisitions referred to therein is entered into by the Company or such Restricted Subsidiary within such 365-day period and such Net Cash Proceeds are subsequently applied in accordance with such agreement within 12 months following the date of such agreement.

        Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce revolving credit borrowings to the extent not prohibited by the Indenture.

        To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied or committed within 365 days of such Asset Sale as described in clause (1) or (2) (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Company will, within 20 days after such 365th day, make an offer to purchase (a "Net Proceeds Offer") all outstanding Notes and other Indebtedness that is not, by its terms, expressly subordinated in right of payment to the Notes and the terms of which require an offer to purchase such other Indebtedness to be made with the proceeds from the sale of assets ("Pari Passu Debt") on a pro rata basis up to an aggregate maximum principal amount of Notes and such Pari Passu Debt equal to such Unutilized Net Cash Proceeds, at a purchase price in cash equal, in the case of the Notes, to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date thereof and, in the case of such other Indebtedness, the purchase price specified by the terms thereof; provided, however, that the Net Proceeds Offer may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $10.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $10.0 million, will be applied as required pursuant to this paragraph.

        With respect to any Net Proceeds Offer effected pursuant to this covenant, among the Notes and the Pari Passu Debt that is subject to provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem such Pari Passu Debt with the proceeds from the sale of assets, to the extent the aggregate principal amount of Notes and such Pari Passu Debt tendered pursuant to such

Net Proceeds Offer exceeds the Unutilized Net Cash Proceeds to be applied to the repurchase thereof, such Notes and such Pari Passu Debt will be purchased pro rata based on the aggregate principal amount of such Notes and such Pari Passu Debt tendered by each holder thereof. To the extent the Unutilized Net Cash Proceeds exceed the aggregate amount of Notes and Pari Passu Debt tendered by the holders thereof pursuant to such Net Proceeds Offer (such excess constituting an "Excess"), the Company may retain and utilize such Excess for any general corporate purposes. Upon the completion of a Net Proceeds Offer, the amount of Unutilized Net Cash Proceeds will be reset to zero.

        If the Company makes a Net Proceeds Offer, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, any other applicable federal or state securities laws and regulations, any applicable requirements of any securities exchange on which the Notes are listed, IGRA, and the rules and regulations of all applicable Gaming Authorities and any violation of the provisions of the Indenture relating to such Net Proceeds Offer occurring as a result of such compliance will not be deemed a Default or an Event of Default.

Certain Covenants

        The Indenture contains, among other things, the following covenants:

        Limitation on Restricted Payments.    (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or any other distribution on any Capital Stock of the Company or any of its Restricted Subsidiaries or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any of its Restricted Subsidiaries (other than any dividends, distributions and payments made to the Company or any Restricted Subsidiary of the Company and dividends, distributions and payments payable to any Person solely in the form of Qualified Capital Stock of the Company);

          (2)   purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary of the Company (other than any such Capital Stock owned by the Company or any Restricted Subsidiary of the Company);

          (3)   purchase, redeem, defease or retire for value, or make any principal payment on, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than any Subordinated Indebtedness held by the Company or any Restricted Subsidiary of the Company), except payments, purchases, redemptions, defeasances, acquisitions or retirements not more than one year before the Stated Maturity thereof; or

          (4)   make any Investment in any Person (other than Permitted Investments);

(any such payment or other action (other than any exception thereto) described in clause (1), (2), (3) or (4) above, a "Restricted Payment"), unless at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (A)  no Default or Event of Default will have occurred and be continuing at the time or immediately after giving effect to such Restricted Payment;

          (B)  immediately after giving effect to such Restricted Payment, the Company would be able to Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "—Limitation on Indebtedness and Issuance of Disqualified Capital Stock" below; and

          (C)  immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of:

            (i)  50% of cumulative Consolidated Net Income of the Company determined for the period (taken as one period) from the beginning of the fiscal quarter during which the Issue Date occurs and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the Company is available (or if such cumulative Consolidated Net Income will be a loss, minus 100% of such loss), plus

            (ii)  the aggregate net cash proceeds received after the Issue Date by the Company either (x) as a capital contribution or (y) from the issue and sale (other than to a Subsidiary) of its Qualified Capital Stock (except, in each case, to the extent such proceeds are used to purchase, redeem, retire, defease or otherwise acquire Capital Stock or Subordinated Indebtedness as set forth in clause (2) or (3) of paragraph (b) below and excluding the net proceeds from any issuance and sale of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid), plus

            (iii)  100% of the aggregate net cash proceeds (not to exceed $25.0 million in the aggregate) received by the Company or any Guarantor as a result of the Incurrence by the Company or such Guarantor of Qualifying Subordinated Indebtedness, plus

            (iv)  the principal amount (or accreted amount, determined in accordance with GAAP, if less) of any Indebtedness of the Company or any Restricted Subsidiary of the Company Incurred after the Issue Date which has been converted into or exchanged for Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem, retire, defease or otherwise acquire Subordinated Indebtedness as set forth in clause (3) of paragraph (b) below), plus

            (v)  in the case of the disposition or repayment of any Investment or the release of a guarantee constituting a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (x) the return of capital with respect to such Investment and (y) the amount of such Investment which was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, and, in the case of guarantees, less any amounts paid under such guarantee, plus

            (vi)  so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with the covenant described under "—Designation of Unrestricted Subsidiaries" below, the Company's proportionate interest in an amount equal to the excess of (x) the Total Assets of such Subsidiary, valued on an aggregate basis at Fair Market Value, over (y) the total liabilities of such Subsidiary, determined in accordance with GAAP (and provided that such amount will not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation).

        (b)   The foregoing provisions will not prevent:

          (1)   the payment of any dividend or distribution on, or redemption of, Capital Stock within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of the Indenture;

          (2)   the purchase, redemption, retirement or other acquisition of any Capital Stock of the Company or a Restricted Subsidiary with the net cash proceeds of a substantially concurrent capital contribution to the Company or issue and sale (other than to a Subsidiary) of, or in exchange for, other Capital Stock of the Company (other than Disqualified Capital Stock in the case of any such purchase, redemption, retirement or other acquisition of Qualified Capital Stock); provided, however, that any such net cash proceeds and the value of any Qualified Capital Stock issued in exchange for such retired Capital Stock are excluded from clause (C)(ii) of paragraph (a) above (and were not included therein at any time);

          (3)   the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness, or any other payment thereon, with the net cash proceeds of a substantially concurrent capital contribution to the Company or issue and sale (other than to a Subsidiary) of, or in exchange for:

            (A)  Qualified Capital Stock of the Company; provided, however, that any such net cash proceeds and the value of any Qualified Capital Stock issued in exchange for Subordinated Indebtedness are excluded from clauses (C)(ii) and (C)(iv) of paragraph (a) above (and were not included therein at any time) or

            (B)  Disqualified Capital Stock of the Company or other Subordinated Indebtedness having no stated maturity for the payment of any portion of principal thereof prior to the final stated maturity of the Subordinated Indebtedness being purchased, redeemed, retired, defeased or otherwise acquired and having a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Subordinated Indebtedness being purchased, redeemed, retired, defeased or otherwise acquired;

          (4)   Restricted Payments made after the Issue Date not to exceed $25.0 million in the aggregate at any one time outstanding;

          (5)   the redemption or repurchase of any debt or equity securities of the Company or any Restricted Subsidiary of the Company required by, and in accordance with, any order of, any Gaming Authority; provided, however, that the Company has used its commercially reasonable efforts to effect a disposition of such securities to a third party and has been unable to do so;

          (6)   any payment, purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness of the Company or any Guarantor if (A) such payment or other action is required by the indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued as a result of a change of control, and (B) the Company has purchased all Notes, if any, properly tendered pursuant to any Change of Control Offer that resulted from such event;

          (7)   the payment of any dividend by a Restricted Subsidiary to the holders of its Capital Stock on a pro rata basis;

          (8)   the payment of a Restricted Payment to the Nation pursuant to the application of the proceeds from the issuance of the Notes as described under the "Use of Proceeds" section of this prospectus; and

          (9)   the payment of Restricted Payments to the Nation in the form of transfers of interests in real property if in each such case the Nation promptly thereafter requests that such real property interests be designated as federal trust lands for the benefit of the Nation and agrees that such property may be used by the Company and its Subsidiaries in connection with a Related Business.

provided, however, that in the case of clause (4), no Default or Event of Default will have occurred and be continuing or would arise therefrom.

        In determining the amount of Restricted Payments permissible under clause (C) of paragraph (a) of this covenant, amounts expended pursuant to clause (1) of the immediately preceding paragraph will be included as Restricted Payments and amounts expended pursuant to clauses (2)-(9) will be excluded. The amount of any non-cash Restricted Payment will be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment.

        Notwithstanding any of the foregoing, at any time after the Expansion Project is open and fully operational for 180 consecutive days, if:

          (1)   no Default or Event of Default has occurred and is continuing,

          (2)   the ratio of total Indebtedness of the Company and its Restricted Subsidiaries outstanding to Consolidated EBITDA of the Company for the latest four-quarter period for which financial statements are available is less than 1.5 to 1, and

          (3)   the ratings of the Notes (and the Exchange Notes) by each of Moody's and S&P are equal to or higher than the respective ratings of the Notes by each of such rating agencies on the Issue Date, then the provisions preceding this sentence in this covenant (the "Suspended Covenant") will no longer be applicable to the Notes from and after such time; provided, however, that if at any time thereafter any of the criteria set forth in clauses (1) through (3) above in this sentence ceases to be satisfied, the Suspended Covenant shall be automatically reinstated (the "Reinstated Covenant") and all transactions by the Company and its Restricted Subsidiaries that occurred during the time that such covenant was suspended and that would have violated such covenant had such covenant been in effect at the time shall be deemed not to constitute a Default or an Event of Default, as the case may be, and shall be deemed to have been in compliance with such covenant for all purposes; provided, further, that thereafter all transactions by the Company and its Restricted Subsidiaries occurring on or after the date on which the Suspended Covenant has been reinstated shall be required to be in compliance with the Reinstated Covenant and the amount available for Restricted Payments pursuant to paragraph (a)(C) of the Reinstated Covenant as of the date on which the Suspended Covenant is reinstated shall be equal to the greater of (x) the amount that would have been available for Restricted Payments pursuant to such paragraph (a)(C) on such date had the Suspended Covenant never been suspended and after giving effect to all Restricted Payments made through such date and (y) zero. Any reinstatement of the Suspended Covenant as described in the foregoing sentence shall not preclude the subsequent suspension of the Reinstated Covenant and reinstatement of the Suspended Covenant in accordance with the terms of this paragraph.

        Limitation on Indebtedness and Issuance of Disqualified Capital Stock.    The Company will not, directly or indirectly, Incur any Indebtedness (including any Acquired Indebtedness) or issue any Disqualified Capital Stock, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including any Acquired Indebtedness) or issue any Preferred Capital Stock, except in each case for Permitted Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of this Indebtedness, the Company and any Guarantor may Incur Indebtedness, and the Company or any Guarantor may issue Disqualified Capital Stock, if, in any such case, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness or issuance of Disqualified Capital Stock and the application of the proceeds therefrom, the Consolidated Coverage Ratio of the Company would be greater than 2.0 to 1.0 if such Indebtedness is incurred prior to November 22, 2007 and 2.5 to 1.0 thereafter.

        The foregoing limitations will not apply to the Incurrence or issuance of any of the following (collectively, "Permitted Indebtedness"), each of which will be given independent effect:

          (1)   Indebtedness under the Notes issued on the Issue Date and the Exchange Notes that may be issued pursuant to the Registration Rights Agreement;

          (2)   Existing Indebtedness (other than Indebtedness under the Existing Facility);

          (3)   Indebtedness of the Company and the Guarantors under any one or more Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed $150.0 million, less:

            (x)   the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the Issue Date to permanently repay Indebtedness under Credit Facilities or the Existing Facility and, if the Indebtedness is under a revolving Credit Facility, to reduce the revolving credit commitment pursuant to the covenant described above under the caption "Repurchase at the Option of Holders—Asset Sales" and

            (y)   the aggregate principal amount of Indebtedness outstanding pursuant to clause (4) below;

          (4)   Indebtedness of SNFGC under the Existing Facility in an aggregate principal amount not to exceed $80.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the Issue Date to permanently repay Indebtedness under the Existing Facility, and guarantees thereof by Seneca Erie Gaming Corporation, Seneca Territory Gaming Corporation and any other Restricted Subsidiaries of the Company;

          (5)   Indebtedness of any Restricted Subsidiary of the Company owed to and held by the Company or any other Restricted Subsidiary of the Company and Indebtedness of the Company owed to and held by any Restricted Subsidiary of the Company or Disqualified Capital Stock of the Company or any Restricted Subsidiary of the Company held by the Company or any Restricted Subsidiary of the Company; provided, however, that (i) any such Indebtedness owed by the Company or any Guarantor will be unsecured and expressly subordinated in right of payment to the payment and performance of the Company's or such Guarantor's obligations under the Indenture, the Notes and the Guarantees, as applicable, and (ii) an Incurrence of Indebtedness and issuance of Disqualified Capital Stock that is not permitted by this clause (5) will be deemed to have occurred upon (x) any sale or other disposition of any Indebtedness or Disqualified Capital Stock of the Company or any Restricted Subsidiary of the Company referred to in this clause (5) to a Person other than the Company or any Restricted Subsidiary of the Company, and (y) the designation of a Restricted Subsidiary which holds Indebtedness or Disqualified Capital Stock of the Company or any other Restricted Subsidiary as an Unrestricted Subsidiary;

          (6)   guarantees by the Company or any Guarantor of Indebtedness permitted to be Incurred under this covenant;

          (7)   Hedging Obligations of the Company and its Restricted Subsidiaries; provided, however, that such Hedging Obligations are entered into for genuine business purposes and not for speculative purposes to protect the Company and/or its Restricted Subsidiaries against interest rate fluctuations or to reduce costs; provided, further, that (i) such Hedging Agreements shall not increase the Indebtedness of the Company and the Restricted Subsidiaries outstanding other than as a result of fluctuations in interest rates or other risk being hedged or by reason of fees, indemnities and compensation payable thereunder and (ii) in the case of Hedging Agreements relating to interest rates, the foregoing will not prohibit the swap of fixed to floating rates for genuine business purposes;

          (8)   the Incurrence by the Company and its Restricted Subsidiaries of Indebtedness in one or more FF&E Financings and Capital Lease Obligations to acquire or refinance FF&E, in an aggregate principal amount under this clause (8) (including refinancings (as defined in clause (11) below) thereof that do not result in an increase in the aggregate principal amount of Indebtedness as of the date of such proposed refinancing (other than increases from the amount of accrued and unpaid interest thereon, the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and the amount of reasonable fees and expenses incurred by the Company in connection with such refinancing)) not to exceed $15.0 million outstanding at any one time;

          (9)   Indebtedness of the Company or any of its Restricted Subsidiaries consisting of indemnities, obligations in respect of purchase price adjustments, earnouts, or similar obligations (at such time as the amount of such obligation is capable of being determined and its payment is probable) in connection with the acquisition or disposition of assets (including pursuant to any amendments to the agreements governing any such acquisition or disposition), including, without limitation, Capital Stock; provided that, with respect to any such disposition, the maximum aggregate liability in respect of all such Indebtedness will at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

          (10) the Incurrence by the Company or any Restricted Subsidiary of the Company of Indebtedness in connection with letters of credit (including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance) with respect to reimbursement type obligations, regarding workers' compensation claims, escrow agreements, bankers' acceptances and surety and performance bonds (in each case to the extent that such Incurrence does not result in the Incurrence of any obligation to repay any obligation relating to borrowed money), all in the ordinary course of business;

          (11) Indebtedness or Disqualified Capital Stock of the Company or a Restricted Subsidiary of the Company to the extent representing a replacement, renewal, refinancing or extension (collectively, a "refinancing") of outstanding Indebtedness Incurred or Disqualified Capital Stock issued in compliance with the proviso of the first paragraph of this covenant or any of clause (1), (2), (4) or (11) of this covenant; provided, however, that:

            (A)  any such refinancing will not exceed the sum of the principal amount (or accreted amount (determined in accordance with GAAP), if less) or liquidation preference, as applicable, of the Indebtedness or Disqualified Capital Stock being refinanced, plus the amount of accrued and unpaid interest or dividends thereon, plus the amount of any reasonably determined prepayment premium necessary to accomplish and actually paid in connection with such refinancing and reasonable fees and expenses incurred in connection therewith;

            (B)  the refinancing Indebtedness or Disqualified Capital Stock will have a final maturity not earlier than, and a Weighted Average Life to Maturity not less than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Capital Stock, as applicable, being refinanced;

            (C)  Subordinated Indebtedness may be refinanced only with Subordinated Indebtedness or Disqualified Capital Stock, and Disqualified Capital Stock may be refinanced only with other Disqualified Capital Stock; and

            (D)  refinancing Indebtedness Incurred by a Restricted Subsidiary of the Company that is not a Guarantor may be used to refinance Indebtedness only of a Restricted Subsidiary that is not a Guarantor; and

            (E)  the agreements and instruments governing any refinancing of the Existing Facility shall not prohibit SNFGC (or its Restricted Subsidiaries) from becoming a Guarantor.

          (12) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to repurchase Notes tendered in a Change of Control Offer or (B) deposited to defease the Notes pursuant to the provisions described below under "Satisfaction and Discharge of Indenture; Defeasance";

          (13) the Incurrence by the Company or any Guarantor of Qualifying Subordinated Indebtedness in an aggregate principal amount not to exceed $25.0 million at any one time outstanding; and

          (14) in addition to the items referred to in clauses (1) through (13) above, Indebtedness of the Company or any Guarantor (including any Indebtedness under any Credit Facility that utilizes this clause (14)) having an aggregate principal amount not to exceed $25.0 million at any time outstanding.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above (other than Indebtedness under the Existing Facility, which will be deemed to have been Incurred under clause (4)) or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company may, in its sole discretion, classify such item of Indebtedness in any manner that results in compliance with this covenant.

        Notwithstanding the first two paragraphs under this covenant, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness unless such Indebtedness is Incurred in compliance with the covenants described under "—Antilayering," "—Limitation on Liens," and "—Subsidiary Guarantees."

        Antilayering.    None of the Company or any Guarantor will, directly or indirectly, Incur any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) would be expressly subordinate in right of payment to any other Indebtedness unless such Indebtedness is also by its terms (or by terms of any agreement governing such Indebtedness) subordinate in right of payment to the Notes or the Guarantees, as applicable, at least to the same extent such Indebtedness is subordinated in right of payment to such other Indebtedness; provided, however, that no indebtedness of the Company or any Guarantor will be deemed to be subordinate in right of payment to any other indebtedness solely as a result of one or more of the following: being unsecured, or having a junior lien position; having a later maturity date; or being junior to such other indebtedness with respect to order of payments or application of funds.

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to: (A) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary of the Company on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary of the Company, (B) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Company or any other Restricted Subsidiary of the Company or (C) transfer any of its assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of:

        (a)   with respect to clauses (A), (B), and (C),

          (1)   any Credit Facility; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company's Board of Directors, not materially more restrictive with respect to such encumbrances and restrictions than those customary in comparable financings (as determined by the Company) and the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes;

          (2)   pursuant to an agreement in effect at or entered into on the Issue Date, including, but not limited to, the Existing Facility;

          (3)   any applicable law or any rule, regulation or order of any governmental authority;

          (4)   any agreement governing Indebtedness of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of the acquisition (except to the extent that Indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

          (5)   any agreement for the sale or disposition of the Capital Stock or assets of any Restricted Subsidiary of the Company pending closing of such sale or disposition;

          (6)   refinancing Indebtedness permitted under clause (11) of the second paragraph of "—Limitation on Indebtedness and Issuance of Disqualified Capital Stock" above; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company's Board of Directors, not materially more restrictive with respect to such encumbrances and restrictions than those contained in the agreements governing the Indebtedness being refinanced;

          (7)   supermajority voting requirements and other customary provisions existing under corporate charters, by-laws, stockholders agreements, joint venture agreements and other similar agreements;

          (8)   the Indenture; and

          (9)   any agreement or instrument that amends, modifies, restates, renews, increases, supplements, refunds, replaces, extends or refinances any agreement or instrument described in clauses (a)(2), (4) and (8) of this covenant, from time to time, in whole or in part, provided, that the encumbrances or restrictions set forth therein, taken as a whole, are, in the good faith judgment of the Company's Board of Directors, not materially more restrictive than those contained in the predecessor agreement or instrument (regardless of whether the predecessor agreement or instrument remains outstanding in whole or in part).

        (b)   with respect to clause (C) only,

          (1)   any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

          (2)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (3)   agreements governing Permitted Liens to the extent such encumbrance or restriction restricts the transfer of the property subject to such Lien;

          (4)   purchase money obligations for property acquired in the ordinary course of business (or any agreement or instrument that amends, modifies, restates, renews, supplements, refunds, replaces, extends or refinances any such obligation) that impose restrictions on the property so acquired; and

          (5)   customary restrictions imposed on the transfer of, or in licenses related to, copyrights, patents or other intellectual property and contained in agreements entered into in the ordinary course of business.

        Designation of Unrestricted Subsidiaries.    The Company may designate after the Issue Date any Subsidiary of the Company as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if.

          (1)   no Default or Event of Default will have occurred and be continuing or will result after giving effect to such Designation;

          (2)   at the time of and after giving effect to such Designation, the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "—Limitation on Indebtedness and Issuance of Disqualified Capital Stock" above;

          (3)   the Company would be permitted to make an Investment at the time of Designation in an amount of the Designation Amount;

          (4)   such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary in excess of the value that such Unrestricted Subsidiary would have obtained from a Person who was not an Affiliate will be deemed added to the Designation Amount; and

          (5)   such Unrestricted Subsidiary does not own any Key Project Assets or Gaming Licenses.

        The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, at any time (A) provide credit support for, subject any of its assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (B) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary, (C) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary, or (D) transfer any Key Project Assets or Gaming Licenses to an Unrestricted Subsidiary, except, with respect to (A), (B) and (C) above, such support or liability that would be permitted under the covenants described under "—Limitation on Restricted Payments" and "—Limitation on Indebtedness and Issuance of Disqualified Capital Stock." All Subsidiaries of Unrestricted Subsidiaries will be automatically deemed to be Unrestricted Subsidiaries.

        The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if.

          (1)   no Default or Event of Default will have occurred and be continuing or will result after giving effect to such Revocation;

          (2)   at the time of and after giving effect to such Revocation, the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "—Limitation on Indebtedness and Issuance of Disqualified Capital Stock" above; and

          (3)   all Liens of such Unrestricted Subsidiary outstanding immediately following such Revocation would be permitted to be outstanding under the Indenture.

        All Designations and Revocations must be evidenced by filing by the Company with the Trustee of Board Resolutions and an Officers' Certificate certifying compliance with the foregoing provisions.

        Limitation on Liens.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur or suffer to exist any Liens (other than Permitted Liens)

against or upon any of their respective assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, in each case to secure any Indebtedness unless contemporaneously therewith:

          (1)   in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

          (2)   in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

        Transactions with Affiliates.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into, renew, amend or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any assets or the rendering of any service) with or for the benefit of any of their respective Affiliates (each, an "Affiliate Transaction"), unless:

          (1)   such Affiliate Transaction, taken as a whole, is on terms which are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction on an arm's-length basis with an unaffiliated third party;

          (2)   if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate payments or other consideration having a Fair Market Value in excess of $2.0 million, such Affiliate Transaction is in writing and a majority of the disinterested members of the Board of Directors of the Company will have approved such Affiliate Transaction and determined that such Affiliate Transaction complies with the foregoing provisions, or, in the event that there are no disinterested directors, the Trustee has received a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or the Restricted Subsidiary involved in such Affiliate Transaction, as the case may be; and

          (3)   if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate payments or other consideration having a Fair Market Value in excess of $10.0 million, such Affiliate Transaction is in writing and the Trustee has received a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or the Restricted Subsidiary involved in such Affiliate Transaction, as the case may be.

Notwithstanding the foregoing, the restrictions set forth in this covenant will not apply to:

          (a)   transactions, to the extent not otherwise prohibited under the Indenture, between or among the Company and/or one or more Restricted Subsidiaries;

          (b)   any Restricted Payment or other Investment or payment permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments" above;

          (c)   the payment of customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary of the Company entered into in the ordinary course of business (including customary benefits thereunder) and payments under any indemnification arrangements permitted by applicable law;

          (d)   any transactions undertaken pursuant to any contractual obligations in existence on the Issue Date, as such obligations are in effect on the Issue Date or as thereafter amended, restated or amended and restated in any manner not materially adverse to the Holders of Notes, taken as a whole;

          (e)   the issue and sale by the Company of its Qualified Capital Stock or any contribution to capital;

          (f)    any transaction with an Affiliate where the only consideration paid by the Company or any Restricted Subsidiary of the Company is Qualified Capital Stock of the Company;

          (g)   reasonable bid preferences to members of the Nation and their businesses in accordance with Nation policy;

          (h)   payments to the Nation for reimbursement of (a) regulatory costs incurred by the Nation attributable to the business and operations of the Company and its Restricted Subsidiaries and (b) the payments of exclusivity fees under the Compact; and

          (i)    lease or similar payments to the Nation for the use of land and facilities occupied by Seneca Niagara Casino, Seneca Allegany Casino and Seneca Erie Casino to the extent the amount of such payments does not exceed $1.25 million per month per facility, increasing by 3.0% per annum on each October 1, commencing October 1, 2005.

        In addition, the Company will not amend the Assignment Agreement in a manner that would be materially adverse to the economic interests of the Holders.

        Limitation on Capital Stock of Restricted Subsidiaries.    The Company will not permit any of its Restricted Subsidiaries to issue any Capital Stock to any Person (other than to the Company or a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Capital Stock of a Restricted Subsidiary of the Company, if in either case as a result thereof such Restricted Subsidiary would no longer be a Restricted Subsidiary of the Company unless the Company's remaining ownership interest in such Person after such sale would be permitted by the covenant as described under "—Limitation on Restricted Payments"; provided, however, that this provision will not prohibit (x) the Company or any of the Restricted Subsidiaries from selling, transferring or otherwise disposing of all of the Capital Stock of any Restricted Subsidiary or (y) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with the Indenture.

        Subsidiary Guarantees.    If the Company or any of its Restricted Subsidiaries acquires or creates another Subsidiary after the Issue Date, then the Company will cause such newly acquired or created Restricted Subsidiary to (i) execute and deliver to the Trustee a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary will unconditionally Guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary; provided, however, that the Guarantee of any Restricted Subsidiary of SNFGC shall not be effective until the repayment of the Existing Facility.

        Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary will be automatically and unconditionally released and discharged:

          (1)   upon any sale or other disposition of all or substantially all of the assets of such Restricted Subsidiary (including by way of merger or consolidation or any sale of all of the Capital Stock of that Restricted Subsidiary) to a Person that is not the Company or a Subsidiary of the Company; provided that the Company will, if applicable, apply the Net Cash Proceeds of that sale or other disposition in accordance with the applicable provisions of the Indenture; and

          (2)   if the Company designates such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the Indenture.

        Provision of Financial Information.    Whether or not required by the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders within the time periods specified in the SEC's rules and regulations for reporting companies under Section 13 or 15(d) of the Exchange Act:

          (1)   all annual and quarterly financial information that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's independent public accountants; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

        Notwithstanding the foregoing, the Company may satisfy such requirements prior to the effectiveness of the registration statement contemplated by the Registration Rights Agreement by filing with the SEC such registration statement, to the extent that any such registration statement contains substantially the same information as would be required to be filed by the Company if it were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

        If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include or be accompanied by a reasonably detailed presentation of the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

        In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in the third preceding paragraph with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company will also furnish to Holders, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. The Company will also comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939.

        Merger, Sale of Assets, etc.    The Company will not consolidate with or merge with or into (whether or not the Company is the Surviving Person) any other entity and the Company will not, and will not cause or permit any Restricted Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Company's and its Restricted Subsidiaries' assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) to any Person in a single transaction or series of related transactions, unless:

          (1)   either (A) the Company will be the Surviving Person or (B) the Surviving Person (if other than the Company) will be an entity organized and validly existing under the laws of the Nation, and will, in any such case, expressly assume by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture and the Registration Rights Agreement to be performed or observed on the part of the Company;

          (2)   immediately thereafter, on a pro forma basis after giving effect to such transaction (and treating any Indebtedness not previously an obligation of the Company or any Restricted Subsidiary of the Company in connection with or as a result of such transaction as having been

  Incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing; and

          (3)   immediately after giving effect to any such transaction including the Incurrence by the Company or any of its Restricted Subsidiaries, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any Restricted Subsidiary of the Company in connection with or as a result of such transaction as having been Incurred at the time of such transaction), the Surviving Person could Incur, on a pro forma basis after giving effect to such transaction, at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Capital Stock" above.

        Notwithstanding the provisions of clause (3) of the immediately preceding paragraph, any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its assets to the Company or another Restricted Subsidiary of the Company.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitute all or substantially all the assets of the Company, will be deemed to be the transfer of all or substantially all the assets of the Company.

        A Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the covenant described under "—Subsidiary Guarantees") may not sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the Surviving Person), another Person (other than the Company or any other Guarantors) unless:

          (1)   immediately after giving effect to that transaction, no Default or Event of Default exists;

        and

          (2)   either:

            (a)   in the case of a sale, conveyance, assignment, transfer, lease or other disposition of all or substantially all of such Guarantor's assets, the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture; or

            (b)   in the case of a consolidation with or merger into another Person, either (i) such Guarantor will be the Surviving Person or (ii) the Surviving Person (if other than such Guarantor) will be an entity organized and validly existing under the laws of the Nation, and will, in any such case, expressly assume by a supplemental indenture reasonably satisfactory to the Trustee all obligations of such Guarantor under its Guarantee and the performance and observance of every covenant of the Indenture and the Registration Rights Agreement to be performed or observed on the part of such Guarantor.

        In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company will deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, together stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture. In addition, each Guarantor, in the case of a transaction described in the first paragraph hereunder where the Company is not the Surviving Person, unless it is the other party to the transaction or unless its Guarantee will be released and discharged in accordance with its terms as a result of the transaction, will be required to confirm, by supplemental indenture, that its Guarantee will continue to apply to the obligations of the Surviving Person under the Indenture.

        Upon any consolidation or merger of the Company or any Guarantor or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company or a Guarantor is not the Surviving Person, the Surviving Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, the Notes and the Registration Rights Agreement or such Guarantor under the Indenture, the Guarantee of such Guarantor and the Registration Rights Agreement, as the case may be, with the same effect as if such successor corporation had been named as the

        Company or such Guarantor, as the case may be, therein; and thereafter except in the case of a lease, the Company will be discharged from all obligations and covenants under the Indenture, the Notes and the Registration Rights Agreement and such Guarantor will be discharged from all obligations and covenants under the Indenture, the Registration Rights Agreement and the Guarantee of such Guarantor, as the case may be.

        For all purposes of the Indenture and the Notes (including the provision of this covenant and the covenants described under "Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Capital Stock," "Certain Covenants—Limitation on Restricted Payments" and "Certain Covenants—Limitation on Liens"), Subsidiaries of any Surviving Person will, upon such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated as Unrestricted Subsidiaries pursuant to and in accordance with the terms of the Indenture and all Indebtedness, and all Liens on assets, of the Company and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been Incurred upon such transaction or series of related transactions.

        Business Activities.    The Company will not, and will not permit any of its Restricted Subsidiaries to, engage, directly or indirectly, in any business other than a Related Business.

        Gaming Licenses.    The Company will use its commercially reasonable efforts to obtain and retain in full force and effect at all times all Gaming Licenses necessary for the operation of the Venues, provided that, if in the course of the exercise of its governmental or regulatory functions the Nation is required to suspend or revoke any consent, permit or license or close or suspend any operation or any part of any Venue as a result of any noncompliance with the law, the Company will use its commercially reasonable efforts to promptly and diligently correct such noncompliance or replace any personnel causing such noncompliance so that such Venue will be opened and fully operating. The Company shall file with the Trustee any Notice of Violation, Order of Temporary Closure, or Assessment of Civil Fines, from the NIGC pursuant to 25 C.F.R. Part 573 or 575 or any successor provision, and any written notice issued by, or cause of action commenced by, New York State under the Compact.

        Maintenance of Insurance.    The Company will, and will cause its Restricted Subsidiaries to, maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty. Customary insurance coverage will be deemed to include, without limitation, the following:

          (1)   workers' compensation insurance to the extent required to comply with the Compact or the laws and regulations of any applicable jurisdiction;

          (2)   comprehensive general liability insurance with minimum limits of $1.0 million;

          (3)   umbrella or excess liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $4.0 million;

          (4)   business interruption insurance; provided that such business interruption insurance will have a minimum limit of at least $50.0 million; and

          (5)   property insurance protecting the property against losses or damages as is customarily covered by an "all-risk" policy or a property policy covering "special" causes of loss for a business of similar type and size; provided, however, that such insurance will provide coverage of not less than 100.0% of actual replacement value (as determined at each policy renewal based on the F.W. Dodge Building Index or some other recognized means) of any improvements customarily insured consistent with industry standards and with a deductible no greater than 2% of the insured value of the Venues or such greater amount as is available on commercially reasonable terms (other than earthquake or flood insurance, for which the deductible may be up to 10% of such replacement value).

        All such insurance policies will be issued by carriers having an A.M. Best & Company, Inc. rating of A or higher and a financial size category of not less than VII, in each case on the date each such policy is issued to the Company, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by an opinion from a reputable insurance broker.

        Payments for Consent.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless that consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame described in the solicitation documents relating to that consent, waiver or agreement, as applicable.

        Distributions to the Company from SNFGC.    Except to the extent restricted pursuant to any agreements that are not prohibited under the covenant described under "Certain Covenants—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries," the Company shall, for so long as SNFGC is not a Guarantor, cause SNFGC to declare and pay regular quarterly dividends or distributions to the Company, within one business day after the earlier to occur of (i) the date on which the Company files a Form 10-K or 10-Q with the Securities and Exchange Commission and (ii) the date by which the Securities and Exchange Commission's rules and regulations for reporting companies under Section 13 or 15(d) of the Exchange Act specify such Forms must be filed by the Company, in an amount equal to substantially all of the available excess cash flow of SNFGC for such quarter as determined in good faith by the Company's senior officers, subject to such reserves and other amounts as, in the good faith judgment of the Company's senior officers, may be necessary or desirable to operate the business of SNFGC.

Covenants of the Nation

        Pursuant to an agreement to be executed by the Nation and the Trustee (the "Nation Agreement"), the Nation will make the following covenants and the waiver of sovereign immunity related thereto as described under "Limited Waiver of Sovereign Immunity; Specific Consent to Jurisdiction; Exhaustion of Tribal Remedies."

        (a)   The Nation shall not, by action of the Council, by referendum or any other means, and shall not permit any of its representatives, political subunits or councils, agencies, instrumentalities or enterprises, directly or indirectly, except as required by federal or state law or the Compact, to do any of the following:

          (1)   increase or impose any tax or other payment obligation on the Company or on any patrons of, or any activity at, any Venue other than:

            (A)  payments which are due under any agreement in effect on the Issue Date or payments that are permitted by the covenants in the Indenture;

            (B)  payments which the Company has agreed to reimburse each Holder of Notes for the economic effect thereof, if any;

            (C)  sales, use, room occupancy, leisure and related excise taxes, including admissions and cabaret taxes and any other tax (other than income tax) that the Nation may from time to time impose on the Company or its Restricted Subsidiaries, their patrons or operations; provided, however, that the rate and scope of such taxes shall not be materially inconsistent with taxes imposed by other governments in New York State;

            (D)  fees imposed on the Nation by the NIGC under IGRA that directly relate to a Related Business; or

            (E)  reimbursement payments to the Nation for fees, costs and expenses imposed on or charged to the Nation, by Persons that are not Affiliates of the Nation, that directly relate to a Related Business;

          (2)   amend the Nation Gaming Ordinance in effect on the Issue Date in a manner that would be materially adverse to the economic interests of the Holders of the Notes unless any such amendment is a legitimate effort to ensure that the Company, its Restricted Subsidiaries and the Venues conduct gaming operations in a manner that is consistent with applicable laws, rules and regulations or that protects the environment, the public health and safety or the integrity of the Company, its Restricted Subsidiaries or the Venues;

          (3)   restrict or eliminate the right of the Company to conduct gaming operations at the Venues in a manner that would be materially adverse to the economic interests of the Holders of the Notes;

          (4)   take any other action, enter into any agreement, amend its constitution or amend or enact any ordinance, law, rule or regulation that would have a material adverse effect on the economic interests of Holders of the Notes, including, without limitation, taking any action to engage in Class III Gaming (as defined in IGRA) in the exclusivity area provided by the Compact other than through the Company or a Restricted Subsidiary and other than such businesses being conducted by the Nation on the Issue Date;

          (5)   except pursuant to the Nation Agreement, waive its sovereign immunity in any manner that would create recourse to the assets of the Company and its Restricted Subsidiaries (including any cash thereof), except that the Nation may do so to the extent it is acting for the account and benefit of the Company, any Guarantor or any of their respective Restrictive Subsidiaries and so long as such action of the Nation would not be prohibited by the Indenture if undertaken directly by the Company, such Guarantor or such Restricted Subsidiary and such action has been approved by the Company's Board of Directors;

          (6)   unless required by the Compact or other applicable law, enact any statute, law, ordinance or rule that would have a material adverse effect on the rights of the Trustee or the Holders of the Notes under the Indenture or the Notes;

          (7)   except with the consent of a majority of Holders of the Notes, directly or indirectly impose, tax or otherwise make a charge on the Notes, the Indenture or any payments or deposits to be made thereunder;

          (8)   permit or incur any consensual liability of the Nation (or of any other instrumentality, enterprise or subunit of the Nation) that is a legal obligation of the Company or any of its Restricted Subsidiaries, for which the assets of the Company or any of its Restricted Subsidiaries may be bound or for which there may be recourse to the assets of the Company or any of its Restricted Subsidiaries, other than a liability that the Company or its Restricted Subsidiaries are permitted or not prohibited from incurring on their own behalf under the Indenture;

          (9)   appoint or consent to the appointment of a custodian of the Company for all or substantially all of the assets of the Company pursuant to or within the meaning of bankruptcy law;

          (10) enact any bankruptcy law or similar law for the relief of debtors that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Trustee or the Holders of the Notes provided for in the Indenture or the Notes;

          (11) exercise any power of eminent domain over the assets of the Company or any of its Restricted Subsidiaries (other than any such exercise that would not materially adversely affect the economic rights and benefits of the Trustee or the Holders of the Notes);

          (12) schedule by action of the Council any referendum by the members of the Nation on any proposed action that would violate, if taken, the agreements of the Nation in the Nation Agreement or the agreements of the Company and the Restricted Subsidiaries in the Indenture; or

          (13) amend the Assignment Agreement in a manner that would be materially adverse to the economic interests of the Holders of the Notes;

provided however, that the terms of the Nation Agreement shall not preclude the Company from taking any action not otherwise prohibited by the Indenture.

        (b)   The Nation agrees that upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company or its Restricted Subsidiaries, the holders of the Notes will be entitled to receive payment in full in respect to all principal, premium, interest and other amounts owing in respect of the Notes before any payment or any distribution to the Nation in respect of the Capital Stock of the Company or such Guarantor.

        (c)   In the event that the Nation receives any payment from the Company or its Restricted Subsidiaries at a time when such payment is prohibited by the terms of the Indenture, such payment shall be held by the Nation in trust for the benefit of, and shall be paid forthwith over and delivered, upon the written request of the Trustee or the Company, to the Company or such Restricted Subsidiary.

        (d)   The Nation agrees that the Company and its Restricted Subsidiaries shall have sole and exclusive authority to operate the Venues in accordance with the Company Ordinance.

        (e)   Any action taken by the Nation to comply with federal or state law or the Compact (or regulations promulgated thereunder) that would otherwise violate the terms of the Nation Agreement shall be taken only after 30 days prior written notice to the Trustee, to the extent such notice is possible under the federal or state law or the Compact, accompanied by an officers' certificate and opinion of counsel that such action is required by federal or state law or the Compact (or regulations promulgated thereunder).

Events of Default

        The occurrence of any of the following will be defined as an "Event of Default" under the Indenture:

          (1)   failure to pay principal of (or premium, if any, on) any Note when due and payable, whether at its Stated Maturity, upon optional redemption, upon required purchase, upon acceleration or otherwise;

          (2)   failure to pay any interest on any Note when due and payable, and such failure continues for 30 days or more;

          (3)   failure to perform or comply with any of the provisions described under "Repurchase at the Option of the Holders—Change of Control," "Repurchase at the Option of the Holders—Asset Sales" or "Merger, Sale of Assets, etc." above;

          (4)   failure to perform any other covenant or agreement of the Company or a Guarantor under the Indenture, in the Notes or in a Guarantee (other than those defaults specified in clause (1), (2) or (3) above) continued for 60 days or more after written notice to the Company by the Trustee or to the Trustee and the Company by Holders of at least 25% in aggregate principal amount of the then outstanding Notes;

          (5)   a default or defaults under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any of the Restricted Subsidiaries having an outstanding principal amount of greater than $10.0 million individually or in the aggregate, which default (A) is caused by a failure to pay at final maturity principal on such Indebtedness after giving effect to any applicable grace period, (B) results in the acceleration of such Indebtedness prior to its express final maturity or (C) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness;

          (6)   the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of the Restricted Subsidiaries in an amount of greater than $10.0 million (which are not covered by a reputable and solvent third party insurer as to which such insurer has not disclaimed coverage) which remain undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

          (7)   a Guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or a Guarantee is found to be invalid or a Guarantor denies its liability under its Guarantee or gives notice to that effect (other than by reason of release of the Guarantor in accordance with the terms of the Indenture);

          (8)   certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries;

          (9)   cessation of any material portion or aspect of gaming operations for a period of more than 90 consecutive days at the Venues, taken as a whole (other than as a result of a casualty loss);

          (10) failure by the Nation to comply with any provision of the Nation Agreement described under "Covenants of the Nation" for 45 days after notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes to comply;

          (11) failure by the Nation to be a sovereign Indian nation recognized by the United States of America;

          (12) the rendering of a final judgment or judgments (not subject to appeal or further review) by a court of competent jurisdiction determining that the Compact is invalid; and

          (13) failure of the lands on which the Company's Niagara Falls gaming operations are located to remain as lands eligible for gaming under the IGRA.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default will occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Notes, unless such Holders will have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee and subject to the terms of the Indenture, the Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee.

        If an Event of Default with respect to the Notes (other than an Event of Default with respect to the Company or any Guarantor that is a Significant Subsidiary described in clause (8) of the first paragraph of this section) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes, by notice in writing to the Trustee and the Company, may declare the unpaid principal of (and premium, if any) and accrued and unpaid interest to the date of acceleration on all the outstanding Notes to be due and payable immediately. If an Event or Default specified in clause (8) of the first paragraph of this section with respect to the Company or any Guarantor that is a Significant Subsidiary occurs under the Indenture, the Notes will automatically become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes.

        Any such declaration with respect to the Notes may be rescinded or annulled by the Holders of a majority in aggregate principal amount of the outstanding Notes if all Defaults and Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture, and certain other conditions specified in the Indenture are satisfied.

        The Indenture provides that the Trustee will, within 30 days after the occurrence of any Default or Event of Default with respect to the Notes outstanding, give the Holders of the Notes thereof notice of all uncured Defaults or Events of Default thereunder known to it. Except in the case of a Default or an Event of Default in payment with respect to the Notes or a Default or Event of Default in complying with "Merger, Sale of Assets, etc." above, the Trustee may withhold such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders of the Notes.

        No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder will have previously given to the Trustee written notice of a continuing Event of Default thereunder and unless the Holders of at least 25% of the aggregate principal amount of the outstanding Notes will have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as the Trustee, and the Trustee will have not have received from the Holders of a majority in aggregate principal amount of such outstanding Notes a direction inconsistent with such request and will have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of such a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

        The Company will be required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the Indenture. The Company is also required to notify the Trustee within 30 days of becoming aware of a Default or Event of Default.

No Personal Liability of Nation or Certain Individuals

        Neither the Nation nor any member of the Nation, council member, director, officer, employee, agent, representative, attorney, incorporator or stockholder of the Company, any Subsidiary or the Nation or holder of an Ownership Interest of the Company or any of its Subsidiaries, as such, will have any liability for any obligations of the Company or any of its Affiliates under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws. Other than as specifically set forth in the Indenture, nothing contained herein shall constitute a waiver of the sovereign immunity of either the Company or the Nation.

Satisfaction and Discharge of Indenture; Defeasance

        The Indenture will be discharged and the Company's substantive obligations in respect of the Notes will cease when:

          (1)   either (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation or (B) all Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense of, the Company;

          (2)   the Company has deposited or caused to be deposited with the Trustee, in trust for the benefit of the Holders of the Notes, all sums payable by it on account of principal of, premium, if any, and interest on all Notes (except lost, stolen or destroyed Notes which have been replaced or paid) or otherwise, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at the Stated Maturity or redemption date, as the case may be; and

          (3)   the Company complies with certain other requirements set forth in the Indenture.

        In addition to the foregoing, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom under the Indenture and provided that no default under any other Indebtedness of the Company would result therefrom (other than a Default or Event of Default resulting from the borrowing of funds to be applied to the deposit and the entering into of customary documentation in connection therewith, including agreements granting Liens to secure such Indebtedness), the Company may terminate its substantive covenant obligations in respect of the Notes (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the Notes) by:

          (1)   depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on such Notes;

          (2)   delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations; and

          (3)   complying with certain other requirements set forth in the Indenture.

Governing Law

        The Indenture, the Notes and the Guarantees are, or will be, governed by and construed in accordance with the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby. The Nation, the Company and the Trustee agree that the transactions under the Indenture, including the execution of the Indenture, the lending of money and the issuance of the Notes, occurred outside the Nation's reservation in the State of New York.

Limited Waiver of Sovereign Immunity; Specific Consent to Jurisdiction; Exhaustion of Tribal Remedies

        The Nation, the Company and the Guarantors do not consent to the enforcement, levy or other execution of any judgment for money or other damages against any assets, real or personal, of the Nation.

        Notwithstanding the foregoing, the Nation shall grant to the Trustee (and the Holders of Notes and their respective representatives), an irrevocable limited waiver of sovereign immunity from unconsented suit and consent to suit in accordance with the Nation Agreement solely and exclusively to:

          (1)   interpret or enforce the terms of the Nation Agreement;

          (2)   to compel arbitration under the commercial arbitration rules of the American Arbitration Association;

          (3)   to enforce an arbitrator's decision with respect to arbitration under the commercial arbitration rules of the American Arbitration Association; and

          (4)   for no other purpose whatsoever.

        The Nation's waiver of its sovereign immunity set forth above is expressly conditioned on a limitation of any remedy available against it as a result of any such unconsented suit or commercial arbitration to the following:

          (a)   specific performance of the covenants of the Nation as set forth in the Nation Agreement; or

          (b)   in the event that the Company or a Restricted Subsidiary has made a prohibited payment to the Nation as described in paragraphs (a) or (c) under "Certain Covenants—Covenants of the Nation," return of such payment to the Company or such Restricted Subsidiary, or if such remedy is not available, a claim for money damages in an amount no greater than the amount of the prohibited payment in question, provided, that, such money damages are only payable from the assets held by the Nation, the Company, or a Restricted Subsidiary and used in connection with a Related Business, other than real property held in trust for the Nation by the United States.

        The Company and the Guarantors shall grant to the Trustee (and the Holders and their respective representatives), an irrevocable limited waiver of sovereign immunity from unconsented suit and consent to suit in accordance with the Indenture solely and exclusively to:

          (i)    interpret or enforce the terms of the Indenture or the Notes;

          (ii)   compel arbitration under the commercial arbitration rules of the American Arbitration Association;

          (iii)   enforce an arbitrator's decision with respect to arbitration under the commercial arbitration rules of the American Arbitration Association;

          (iv)  order amounts payable under the Indenture and the Notes to be paid in accordance with the terms thereof and enforce the award of damages owing as a consequence of a breach of the Indenture or the Notes, whether such order or award is the product of litigation or arbitration;

          (v)   order the seizure and sale of any assets of the Company or a Restricted Subsidiary used or held for use in the Related Business, or the exercise of any other remedy available generally in the State of New York for judgment creditors;

          (vi)  determine whether any consent or approval of the Company or a Guarantor has been improperly granted or unreasonably withheld; and

          (vii)  enforce any judgment or arbitration decision prohibiting the Company or a Guarantor from taking any action, or mandating or obligating the Company or a Guarantor to take any action.

        The limited waiver by each of the Nation, the Company and the Guarantors of its sovereign immunity as to unconsented suit is effective if, and only if, each and every one of the following conditions is met:

          (i)    the claim is made by the Trustee (or by the Holders or their respective representatives);

          (ii)   the claim alleges a breach by the Nation under the Nation Agreement or by the Company or any of the Guarantors under the Indenture or the Notes;

          (iii)  the claim seeks (a) payment of a specified sum, some specific action, or discontinuance of some action, by the Nation, the Company or any of the Guarantors to bring the Nation into full compliance with the duties and obligations expressly assumed by the Nation under the Nation Agreement or the Company or the Guarantors under the Indenture or the Notes, or (b) with respect to the Company or any of the Guarantors, money damages for non compliance with the terms and provisions of the Indenture;

          (iv)  the claim is made in a detailed written statement to the Nation or the Company against which such claim is being made stating the specific action or discontinuance action by the Nation, the Company or such Guarantor that would cure the alleged breach or non-performance, or the sum of money to be due and owing to the Trustee (or the Holders of the Notes) by reason of such specific breach or non-performance, and the Nation, the Company or such Guarantor shall have seven (7) calendar days to cure or cause the cure of such breach or non-performance or to make such payment before judicial proceedings may be instituted; provided, however, that this cure period may be reasonably extended in the sole discretion of the Trustee (or by the Holders or their respective representatives) for non-monetary matters as long as the Nation, the Company or such Guarantor is making good faith efforts to cure such breach or non-performance; and

          (v)   with respect to any claim authorized by the Nation Agreement or the Indenture, initial suit, as authorized herein, shall be commenced within the later of three (3) years after the claim accrues or is discovered upon the exercise of due diligence, or such claim shall be forever barred. The waiver granted herein shall commence on the date of such agreements and shall continue for three (3) years following the date of the termination of such agreements, except that the waiver shall remain effective for any proceedings then pending, and all appeals therefrom.

        The recipients of the benefit of the irrevocable waiver of sovereign immunity are limited to the Trustee and each Holder.

        Each of the Nation and the Trustee and the Company, the Guarantors and the Trustee shall agree that any dispute arising under the provisions of the Nation Agreement or Indenture, as applicable, shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state.

        Each of the Nation, the Company and the Guarantors shall irrevocably waive its sovereign immunity from a judgment or order consistent with the terms and provisions of its limited waiver and agreement set forth in the second and third paragraphs under this section, when such judgment or order is final because either the time for appeal thereof has expired or the judgment or order is issued by a court having final appellate jurisdiction over the matter. Each of the Nation, the Company and the Guarantors shall consent to the jurisdiction of, to be sued in and shall accept and agree to be bound by any order or judgment of any of the United States District Courts for New York or the New York State Supreme Court, and any federal or state court having appellate jurisdiction thereover, consistent with the terms and provisions of its limited waiver and agreement. Each of the Nation, the Company and the Guarantors shall irrevocably waive its sovereign immunity as to an action by the Trustee (or by the Holders or their respective representatives) in any United States District Courts for New York or the New York State Supreme Court, and in the federal or state courts having appellate jurisdiction thereover, seeking injunctive and/or declaratory relief against the Nation, the Company or any Guarantor, as applicable, based upon any attempt to revoke its irrevocable waiver of its sovereign immunity under the Nation Agreement, the Indenture or the Notes, as applicable, and as to enforcement in said United States Federal District Courts or New York State Supreme Court of any such final judgment against the Nation, the Company or any Guarantor, as applicable. Without in any way limiting the generality of the foregoing, each of the Nation, the Company and the Guarantors shall expressly authorize any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any such court, to take such action to give effect to any judgment entered or order granted in accordance with the terms of the Nation Agreement or the Indenture, as applicable.

        Each of the Nation, the Company and the Guarantors shall expressly and irrevocably waive:

          (i)    its rights to have any dispute, controversy, suit, action or proceeding arising under the Nation Agreement or the Indenture heard in any forum other than as set forth in the immediately preceding paragraph whether or not such forum now exists or is hereafter created;

          (ii)   any claim or right which it may possess to the exercise of jurisdiction by any Nation Forum, including, without limitation, any determination that any Nation Forum has jurisdiction over any such dispute, controversy, suit, action or proceeding or jurisdiction to determine the scope of such Nation Forum's jurisdiction;

          (iii)   any requirement which may exist for exhaustion of any remedies available in any Nation Forum prior to the commencement of any dispute, controversy, suit, action or proceeding in any state or federal court even if any such Nation Forum would have concurrent jurisdiction over any such dispute, controversy, suit, action or proceeding but for such waiver;

          (iv)  its sovereign immunity as to the action of the Trustee in any of the United States District Courts for New York or the New York State Supreme Courts, and in the federal or state courts having appellate jurisdiction thereover, seeking injunctive and/or declaratory relief against the Nation, the Company or any Guarantor, as applicable, based upon an attempt by any of them to revoke its irrevocable waiver of its sovereign immunity or other waivers granted hereunder; and

          (v)   its sovereign immunity from a judgment or order (including any appellate judgment or other order) and post judgment proceedings supplemental thereto consistent with the terms and provisions hereof, which is final because either the time for appeal thereof has expired or the judgment or an order is issued by the court having final jurisdiction over the matter.

        Each of the Nation, the Company and the Guarantors shall agree not to revoke or limit, in whole or in part, its limited waiver of sovereign immunity contained in this section or in any way attempt to revoke or limit, in whole or in part, such limited waiver of sovereign immunity. In the event of any such revocation, limitation, attempted revocation, or attempted limitation, the Nation, the Company or such Guarantor, as the case may be, and the Trustee expressly recognize and agree that there remains no adequate remedy at law available to the Trustee, it will be irreparably injured upon any revocation or limitation hereof, and the Nation, the Company and the Guarantors, as applicable, shall consent to the entry of appropriate injunctive relief, consistent with the terms and conditions of the Nation Agreement or the Indenture or the Notes, as applicable. In the event of any attempted limitation or revocation of the limited waiver of sovereign immunity granted herein, the Trustee may immediately seek judicial injunctive relief as provided for herein without first complying with any of the prerequisites contained herein to the limited waiver of sovereign immunity granted herein. Any action seeking injunctive relief hereunder shall be brought in one of the United States District Courts for New

York or the New York State Supreme Court, and the Nation expressly consents to the jurisdiction of, and agrees to be bound by, any order or judgment of such District Courts or state court, and any federal or state court with appellate jurisdiction thereover.

Arbitration

        If, and only if, a dispute arises between the parties over a matter for which the Nation, the Company or a Guarantor, as applicable, has provided a limited waiver of immunity under the Nation Agreement or the Indenture or the Notes, as applicable, and neither the United States District Courts for New York nor the New York State Supreme Courts can or is willing to hear the dispute, then either party may request binding arbitration of such dispute in accordance with the procedures set forth below. To initiate binding arbitration of such dispute, a party shall notify the other party in writing. The dispute shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court. One arbitrator shall preside and shall be selected by the American Arbitration Association.

        Any party, before or during any arbitration, may apply to a court having jurisdiction as provided under "—Limited Waiver of Sovereign Immunity; Specific Consent to Jurisdiction; Exhaustion of Tribal Remedies" for a temporary restraining order or preliminary injunction where such relief is necessary to protect its interests pending completion of the dispute resolution proceedings.

        Neither party nor the arbitrator may disclose the existence or results of any arbitration hereunder, which shall be considered confidential to the parties, except:

          (i)    with the express prior written consent of the other party, which consent shall not be unreasonably withheld or delayed;

          (ii)   as required by applicable law, the rules of any relevant stock exchange or requirement of the Trustee, by order or decree of a court or other governmental authority having jurisdiction over such party, or in connection with such party's enforcement of any rights it may have at law or in equity;

          (iii)  on a "need to know" basis to persons within or outside such party's organization, such as attorneys, accountants, bankers, financial advisors and other consultants; or

          (iv)  after such information has become publicly available without breach of this Agreement.

        In the event of arbitration, the prevailing party shall be entitled to all of its costs, including reasonable attorneys' fees and costs and expenses, from the nonprevailing party.

        The arbitration shall take place at a location in an agreed city in the State of New York or such other place as the parties may jointly agree. The arbitrator shall render an award within forty-five (45) days from the conclusion of the arbitration.

        The decision of the arbitrator will be final and binding and enforced with the same force and effect as a decree of a court having competent jurisdiction as provided under "—Limited Waiver of Sovereign Immunity; Specific Consent to Jurisdiction; Exhaustion of Tribal Remedies". For this purpose, should the losing party in any arbitration proceeding pursuant to this section refuse to abide by the decision of the arbitrator, the prevailing party may apply to any of the United States District Courts of New York or the New York State Supreme Court to compel enforcement of the arbitrator's award resulting from binding arbitration and each party hereto consents to the jurisdiction of each such court for this purpose. Each of the Nation, the Company and the Guarantors shall expressly and irrevocably waive its sovereign immunity with respect to the entry of judgment on, and enforcement of, such award by such courts.

        In any action or proceeding as to which the Nation, the Company or a Guarantor has waived its sovereign immunity as set forth in "—Limited Waiver of Sovereign Immunity; Specific Consent to Jurisdiction; Exhaustion of Tribal Remedies", each of the Nation, the Company and the Guarantors consents and agrees that process against it shall be effective if served:

          (i)    on the Chairman of the Nation or the Chairman of the Company's Board of Directors as applicable; and

          (ii)   by sending two (2) copies of the process by registered or certified mail to the general counsel of the Nation or the Chief Executive Officer of the Company, at the address set forth in the Nation Agreement or Indenture, as applicable.

Modification and Waiver

        The Indenture and the Nation Agreement may be amended by the Company and the other parties thereto, without the consent of any Holder, to, among other things:

          (1)   cure any ambiguity, defect or inconsistency in the Indenture or the Nation Agreement;

          (2)   evidence the obligations of a new Guarantor to comply with the provisions described under "Certain Covenants—Subsidiary Guarantees" or to evidence the succession of another Person to the Company or a Guarantor and the assumption by any such successor of the applicable obligations under the Indenture in accordance with "Merger, Sale of Assets, etc.";

          (3)   comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

          (4)   evidence and provide for the acceptance of appointment by a successor Trustee;

          (5)   provide for uncertificated Notes in addition to certificated Notes; or

          (6)   make any other change that would provide any additional benefit or rights to the Holders or that does not materially adversely affect the rights of any Holder.

        Modifications and amendments of the Indenture and the Nation Agreement may be made by the Company and the other parties thereto with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes); provided, however, that no such modification or amendment to the Indenture may, without the consent of the Holder of each Note affected thereby:

          (1)   change the maturity of the principal of any such Note;

          (2)   reduce the principal amount of (or the premium on) any such Note;

          (3)   reduce the rate of or extend the time for payment of interest on any such Note;

          (4)   reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "Optional Redemption" above;

          (5)   change the currency of payment of principal of (or premium on) or interest on any such Note;

          (6)   impair the right of the Holders of Notes to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to any such Note;

          (7)   reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default or Event of Default in respect thereof,

          (8)   waive a default in the payment of principal of, interest on, or redemption payment with respect to, the Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

          (9)   cause the Notes or the Guarantees to become subordinate in right of payment to any other Indebtedness;

          (10) following an event or circumstance which may give rise to the requirement to make a Change of Control Offer or Net Proceeds Offer, modify the provisions of any covenant (or the related definitions) in the Indenture requiring the Company to make a Change of Control Offer or Net Proceeds Offer in a manner materially adverse to the Holders of Notes affected thereby;

          (11) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

          (12) make any change in the amendment or waiver provisions of the Indenture.

        The Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all Holders of Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the Notes, on behalf of all Holders, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the Notes), except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the Holder of each Note that is affected.

The Trustee

        Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The Indenture contains limitations on the rights of the Trustee, should it become a creditor of the Company, or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain assets received by it in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company or an Affiliate of the Company; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person (1) assumed in connection with an Acquisition of such Person or (2) existing at the time such Person becomes a Restricted Subsidiary of the Company or is consolidated with or merged into the Company or any Restricted Subsidiary of the Company, whether or not such Indebtedness was Incurred in connection with, or in contemplation of, such transaction.

        "Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

        "Acquisition" means (1) any capital contribution (by means of transfers of cash or other assets to others or payments for assets or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary of the Company to any other Person, or any acquisition or purchase of Capital Stock of any other Person by the Company or any Restricted Subsidiary of the Company, in either case pursuant to which such Person will become a Restricted Subsidiary of the Company or will be consolidated or amalgamated with or merged into the Company or any Restricted Subsidiary of the Company or (2) any acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

        "Additional Interest" has the meaning provided in the Registration Rights Agreement.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Affiliate Transaction" has the meaning set forth under "Certain Covenants—Transactions with Affiliates" above.

        "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger or consolidation or upon any condemnation, eminent domain or similar proceedings) to any Person other than the Company or a Restricted Subsidiary, in one transaction or a series of related transactions, of:

          (1)   any Capital Stock of any Subsidiary;

          (2)   any assets of the Company or any Restricted Subsidiary of the Company which constitute substantially all of an operating unit or line of business of the Company or any Restricted Subsidiary of the Company; or

          (3)   any other assets (including without limitation intellectual property) or asset of the Company or any Restricted Subsidiary of the Company outside of the ordinary course of business.

        For the purposes of this definition, the term "Asset Sale" will not include:

            (A)  any transaction consummated in compliance with "Certain Covenants—Merger, Sale of Assets, etc." above and the creation of and foreclosure on any Lien not prohibited by "Certain Covenants—Limitation on Liens" above;

            (B)  sales or other dispositions of property or equipment that, in the reasonable determination of the Company, has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary of the Company and dispositions of FF&E in the ordinary course of business pursuant to an established program for the maintenance and upgrading of such FF&E;

            (C)  any Permitted Investment or any Restricted Payment not prohibited by "Certain Covenants—Limitation on Restricted Payments" above;

            (D)  any transaction or series of related transactions involving assets with a Fair Market Value not in excess of $5.0 million;

            (E)  any operating lease or sublease;

            (F)  the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

            (G)  the licensing or sublicensing of intellectual property or other general intangibles;

            (H)  sales or other dispositions of Cash Equivalents, inventory, receivables and other current assets in the ordinary course of business; and

            (I)   any transaction between or among the Company and/or one or more Restricted Subsidiaries.

        "Assignment Agreement" means the assignment and plan of distribution agreement to be entered into between the Company and the Nation in connection with the issuance of the Notes.

        "Board of Directors" means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person, (iv) with respect to the Nation, the Tribal Council and (v) in any other case, the functional equivalent of the foregoing.

        "Board Resolution" means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person or a duly authorized committee thereof, as applicable.

        "Business Day" means a day that is not a Saturday, a Sunday or a day on which (i) commercial banking institutions in New York, New York are authorized or required by law to be closed or (ii) the New York Stock Exchange is not open for trading.

        "Capital Expenditures" means, for any period, all direct or indirect (by way of acquisition of securities of a Person or the expenditure of cash or the transfer of property or the Incurrence of Indebtedness) expenditures in respect of the purchase or other acquisition of fixed or capital assets determined in conformity with GAAP.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a lease that would at such time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

        "Capital Stock" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Capital Stock and any right or interest which is classified as equity in accordance with GAAP and any ownership interest created or granted as a matter of law.

        "Cash Equivalents" means

          (1)   marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (2)   marketable direct obligations issued by any state of the United States of America or by the District of Columbia maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

          (3)   commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or a rating of at least P-1 from Moody's;

          (4)   investments in time deposit accounts, term deposit accounts, money market deposit accounts, certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million;

          (5)   repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

          (6)   investments in money market funds which invest substantially all their assets in securities of the types described in any of clauses (1) through (5) above.

        "Change of Control" means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company):

          (1)   the Company ceases to be an entity wholly-owned, directly or indirectly, by the Nation;

          (2)   the Company or its Restricted Subsidiaries cease to have the exclusive legal right to operate the Venues in accordance with the Company Ordinance (other than pursuant to a consulting or management agreement permitted under the Indenture);

          (3)   the Company sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its assets to, or consolidates or merges with or into, any other Person, other than any such transaction where immediately thereafter the surviving Person is a (direct or indirect) unit, instrumentality, enterprise or subdivision controlled solely by the government of the Nation or an entity wholly-owned, directly or indirectly, by the Nation; or

          (4)   the adoption of a plan relating to the liquidation or dissolution of the Company unless such plan provides for the assets of the Company to be transferred to a Wholly Owned Restricted Subsidiary that is a Guarantor.

        "Change of Control Date" has the meaning set forth under "Repurchase at the Option of the Holders—Change of Control" above.

        "Change of Control Offer" has the meaning set forth under "Repurchase at the Option of the Holders—Change of Control" above.

        "Change of Control Purchase Date" has the meaning set forth under "Repurchase at the Option of the Holders—Change of Control" above.

        "Change of Control Purchase Price" has the meaning set forth under "Repurchase at the Option of the Holders—Change of Control" above.

        "Compact" means the Nation-State Compact between the Nation and the State of New York pursuant to IGRA, concerning which approval by the Secretary of Interior was published in the Federal Register on December 9, 2002, as the same may from time to time be amended, or such other compact between such parties as may be substituted therefor.

        "Company Ordinance" means the charter of the Company adopted by the Nation pursuant to resolutions creating the Company.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the latest four-quarter period for which financial statements are available ending prior to the date of such determination (the "Four-Quarter Period") to (ii) Consolidated Interest Expense for such Four-Quarter Period; provided, however, that:

          (1)   if the Company or any Restricted Subsidiary of the Company has Incurred any Indebtedness or issued any Disqualified Capital Stock since the beginning of such Four-Quarter Period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves an Incurrence of Indebtedness or an issuance of Disqualified Capital Stock, Consolidated EBITDA and Consolidated Interest Expense for such Four-Quarter Period will be calculated after giving effect on a pro forma basis to such Indebtedness or such Disqualified Capital Stock as if such Indebtedness or such Disqualified Capital Stock had been Incurred on the first day of such Four-Quarter Period;

          (2)   if the Company or any Restricted Subsidiary of the Company has repaid, repurchased, defeased, retired or otherwise discharged (a "Discharge") any Indebtedness or Disqualified Capital Stock since the beginning of such Four-Quarter Period that no longer remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness or Disqualified Capital Stock, then Consolidated EBITDA and Consolidated Interest Expense for such Four-Quarter Period will be calculated after giving effect on a pro forma basis to such Discharge of Indebtedness or Disqualified Capital Stock, including with the proceeds of any new Indebtedness, as if such Discharge (and Incurrence of new Indebtedness or Disqualified Capital Stock, if any) had occurred on the first day of such Four-Quarter Period;

          (3)   if since the beginning of such Four-Quarter Period the Company or any Restricted Subsidiary of the Company will have disposed of any business or operations or any material asset (a "Disposition"), then Consolidated EBITDA for such Four-Quarter Period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the business, operations or assets that are the subject of such Disposition for such Four-Quarter Period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such Four-Quarter Period, and Consolidated Interest Expense for such Four-Quarter Period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary of the Company repaid, repurchased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such asset sale for such Four-Quarter Period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such Four-Quarter Period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (4)   if since the beginning of such Four-Quarter Period the Company or any Restricted Subsidiary of the Company (by merger or otherwise) will have made an Investment in any Restricted Subsidiary of the Company (or any Person that becomes a Restricted Subsidiary of the Company) or an Acquisition, including any Acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, then Consolidated EBITDA and Consolidated Interest Expense for such Four-Quarter Period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such Four-Quarter Period;

          (5)   if since the beginning of such Four-Quarter Period any Person (that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any Restricted Subsidiary of the Company since the beginning of such Four-Quarter Period) will have made any Disposition or any Investment or Acquisition that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary of the Company during such Four-Quarter Period, then Consolidated EBITDA and Consolidated Interest Expense for such Four-Quarter Period will be calculated after giving pro forma effect thereto as if such Disposition, Investment or Acquisition occurred on, with respect to any Investment or Acquisition, the first day of such Four-Quarter Period and, with respect to any Disposition, the first day of such Four-Quarter Period; and

          (6)   notwithstanding the foregoing, interest expense on any Indebtedness under a revolving credit facility the outstanding principal balance of which is required to be computed on a pro forma basis in accordance with the foregoing shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided, that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under such revolving credit facility during the applicable period, to the extent such repayment permanently reduced the commitments or amounts available to be borrowed under such facility.

        For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations will be determined in accordance with Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any agreement under which Hedging Obligations relating to interest are outstanding applicable to such Indebtedness if such agreement under which such Hedging Obligations are outstanding has a remaining term as at the date of determination equal to or in excess of 12 months; but if the remaining term of such Hedging Obligation is less than 12 months, then such Hedging Obligation shall only be taken into account for that portion of the period equal to the remaining term thereof).

        "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, (A) plus the following, to the extent deducted in calculating such Consolidated Net Income:

          (1)   Consolidated Income Tax Expense for such period;

          (2)   Consolidated Interest Expense for such period;

          (3)   depreciation expense for such period;

          (4)   amortization expense for such period;

          (5)   pre-opening expenses for such period (provided that the aggregate amount of pre-opening expenses added back shall not exceed $25.0 million); and

          (6)   all other non-cash items reducing Consolidated Net Income for such period (other than any non-cash item requiring an accrual or a reserve for cash disbursements in any future period);

minus

(B)  all non-cash items increasing Consolidated Net Income for such period (other than the accrual of revenue in the ordinary course of business and any non-cash item representing a reduction of a liability to be paid in the future to the extent such liability previously reduced Consolidated Net Income in such period).

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company will be added to Consolidated Net Income to compute Consolidated EBITDA of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by that Restricted Subsidiary without prior governmental approval (or if any required prior governmental approval has been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its equity holders.

        "Consolidated Income Tax Expense" means, with respect to any Person for any period, the provision for taxes based on the income or profits of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of:

          (1)   the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) the net cost under Hedging Obligations relating to interest (including any amortizations of discounts, but excluding any mark-to-market adjustments), (b) the interest portion of any deferred payment obligation, (c) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (d) all capitalized interest and all accrued interest and (e) the accretion of any original issue discount on any Indebtedness;

          (2)   the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP;

          (3)   the product of (x) the amount of dividends and distributions paid or accrued in respect of Disqualified Capital Stock of such Person or Preferred Capital Stock of any of its Restricted Subsidiaries (other than dividends or distributions consisting solely of Qualified Capital Stock) during such period as determined on a consolidated basis in accordance with GAAP and (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, provincial, state and local tax rate of such Person, expressed as a decimal; and

          (4)   all interest on any Indebtedness described in clause (7) or (8) of the definition of "Indebtedness".

        "Consolidated Net Income" means, with respect to any Person (the referent Person) for any period, the consolidated net income (loss) of such Person and its Restricted Subsidiaries (which, for the avoidance of doubt, will be after deduction of minority interests in Restricted Subsidiaries held by third parties) for such period determined in accordance with GAAP; provided, however, that there will not be included in calculating such Consolidated Net Income:

          (1)   any net income (loss) of any Person other than the referent Person and each Restricted Subsidiary of the referent Person, except to the extent of the amount of cash actually distributed by such Person during such period to the referent Person or (subject to the limitation in clause (2) below) a Restricted Subsidiary of the referent Person as a dividend or other distribution;

          (2)   any net income (but not loss) of any Restricted Subsidiary of the referent Person if such Restricted Subsidiary is subject to restrictions, directly or indirectly, precluding the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the referent Person to the extent of such limitations or restrictions;

          (3)   any gain or loss realized upon the sale or other disposition of any asset of the referent Person or any Restricted Subsidiary that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

          (4)   any extraordinary or nonrecurring gain or loss;

          (5)   the cumulative effect of a change in accounting principles;

          (6)   unrealized gains or losses in respect of Hedging Obligations permitted by clause (7) of the "Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Capital Stock" covenant as recorded on the statement of operations in accordance with GAAP;

          (7)   any writedowns or impairments of intangible assets; and

          (8)   any loss on early extinguishment of Indebtedness in connection with, and expenses associated with premiums paid in connection with the refinancing of, the Existing Facility.

provided, however, that in the case of clauses (3), (4) and (6) such amount or charge will be net of any tax or tax benefit to the referent Person (less all fees and expenses relating to such transaction) or any Restricted Subsidiary resulting therefrom.

        "Credit Facilities" means one or more debt facilities, commercial paper facilities or other types of financings between the Company and its Restricted Subsidiaries with banks, other institutional lenders, vendors and others providing for revolving credit loans, term loans, capitalized leases, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any facility with respect to FF&E Financing or any Capital Lease Obligation to acquire or refinance furniture, fixtures or equipment incident to and useful in a Related Business.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designation" has the meaning set forth under "Certain Covenants—Designation of Unrestricted Subsidiaries" above.

        "Designation Amount" has the meaning set forth in the definition of "Investment."

        "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the date which is 91 days after the Stated Maturity of the principal of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require the issuer to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the maturity date of the Notes will not constitute Disqualified Capital Stock if the terms of such Capital Stock provide that the Company or the applicable Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "Certain Covenants—Limitation on Restricted Payments."

        "Excess" has the meaning set forth under "Repurchase at the Option of the Holders—Asset Sales."

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

        "Exchange Notes" means Notes issued in exchange for Initial Notes or Additional Notes pursuant to the Registration Rights Agreement.

        "Existing Facility" means the Term Loan Agreement dated November 22, 2002 between SNFGC and Freemantle Limited (and the loan documents entered into in connection therewith), as amended, modified, amended and restated, renewed or extended from time to time; provided that such agreement may not be amended, modified, amended and restated, renewed or extended in a manner that is materially adverse to the Holders.

        "Existing Indebtedness" means any Indebtedness of the Company and the Restricted Subsidiaries in existence on the Issue Date (after giving effect to the use of proceeds of the offering of the Notes and the other financing transactions on the Issue Date) until such amounts are repaid.

        "Expansion Project" means the construction of the luxury hotel, in substantially the form more fully described in this prospectus.

        "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as determined in good faith by the management of the Company; provided, however, if management of the Company determines the Fair Market Value of any such asset or assets to be in excess of $3.0 million, the Fair Market Value of such asset or assets will be determined conclusively by the Board of Directors of the Company (or a duly authorized committee thereof) acting in good faith, and will be evidenced by a Board Resolution delivered to the Trustee.

        "FF&E" means furniture, fixture, equipment, including gaming equipment, and other assets used in connection with any Related Business.

        "FF&E Financing" means the incurrence of Indebtedness, the proceeds of which will be used to finance the acquisition by the Company or a Restricted Subsidiary, cost of construction or improvement, or carrying cost, of FF&E used in a Related Business whether or not secured by a Lien on such FF&E; provided that such Indebtedness does not exceed the fair market value of such FF&E at the time of its acquisition plus related financing costs, and in the case of a refinancing, accrued but unpaid interest.

        "Four-Quarter Period" has the meaning set forth in the definition of "Consolidated Coverage Ratio" above.

        "GAAP" means generally accepted accounting principles in effect in the United States on the Issue Date and which are consistently applied.

        "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal or foreign government, the Nation, any state, province or any city or other political subdivision, whether now or hereafter in existence, or any officer or official thereof, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Nation or the Company or any subsidiary of the Company, including the Seneca Gaming Authority and any division of the Nation having such authority.

        "Gaming License" means every license, permit, franchise or other authorization from any Gaming Authority required on the Issue Date or at any time thereafter to own, lease, operate or otherwise conduct a Related Business of the Company and its Subsidiaries, including all licenses granted under the Nation Gaming Ordinance, and the regulation promulgated pursuant thereto, and other applicable federal, state, foreign or local laws.

        "guarantee" means, as applied to any obligation, (1) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (2) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee will include, without limitation, any agreement to maintain or preserve any other Person's financial condition or to cause any other Person to achieve certain levels of operating results.

        "Guarantee" means the senior guarantee by each Guarantor of the Company's payment obligations under the Indenture and the Notes, executed pursuant to the Indenture.

        "Guarantors" means each of: (1) Seneca Erie Gaming Corporation and Seneca Territory Gaming Corporation; (2) effective upon the repayment of the Existing Facility, SNFGC and its Restricted Subsidiaries, and (3) any other Subsidiary that executes a Guarantee in accordance with the provisions of the Indenture; and their respective successors and assigns, in each case, until such Person is released from its Guarantee in accordance with the terms of the Indenture.

        "Hedging Obligations" means, with respect to any Person, the Obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and similar agreements or arrangements and (2) foreign currency or commodity hedge, swap, exchange and similar agreements (agreements referred to in this definition being referred to herein as "Hedging Agreements").

        "Holder" means the registered holder of any Note.

        "IGRA" means the Indian Gaming Regulatory Act of 1988, PL 100-497, U.S.C. § 2701 et seq., as the same may from time to time be amended.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" will have meanings correlative to the foregoing). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Restricted Subsidiary of the Company (or is merged into or consolidated with the Company or any Restricted Subsidiary of the Company), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Restricted Subsidiary of the Company (or being merged into or consolidated or amalgamated with the Company or any Restricted Subsidiary of the Company), will be deemed Incurred at the time any such Acquired Person becomes a Restricted Subsidiary or merges into or consolidates or amalgamates with the Company or any Restricted Subsidiary of the Company. The following will be deemed not to be Incurrences of Indebtedness: (1) the accrual or payment of interest and the accretion or amortization of original issue discount will not be deemed to be an Incurrence of Indebtedness, provided, however, in each such case, that the amount thereof is included in Consolidated Interest Expense as accrued, (2) the payment of interest in the form of additional Indebtedness of the same instrument or the payment of dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms, and (3) losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS 133).

        "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

          (1)   every obligation of such Person for money borrowed;

          (2)   every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of assets or businesses by such Person;

          (3)   every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

          (4)   every obligation of such Person issued or assumed as the deferred purchase price of assets or services (but excluding (A) earnout or other similar obligations until such time as the amount of such obligation is capable of being determined and its payment is probable, (B) trade accounts payable incurred in the ordinary course of business and payable in accordance with industry practices, or (C) other accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith);

          (5)   every Capital Lease Obligation of such Person;

          (6)   every net obligation payable under Hedging Agreements of such Person;

          (7)   every obligation of the type referred to in clauses (1) through (6) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise, the amount of such obligation being the lesser of (A) such obligation and (B) the maximum amount covered by such guarantee or for which such Person is otherwise liable; and

          (8)   every obligation of the type referred to in clauses (1) through (7) above of another Person the payment of which is secured by the assets of such Person, the amount of such obligation being deemed to be the lesser of (i) the Fair Market Value of such asset or (ii) the amount of the obligation so secured.

        Indebtedness:

          (A)  for purposes of calculations, basket compliance and other limitations set forth in the Indenture, shall be calculated (1) based solely on the portion of such Indebtedness attributable to principal and (2) net of sinking fund payments made in respect of such Indebtedness and other cash collateral securing such Indebtedness;

          (B)  will not include obligations of any Person (1) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within five Business Days of their Incurrence, (2) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and (3) under standby letters of credit to the extent collateralized by cash or Cash Equivalents;

          (C)  will include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Capital Stock of the Company or any Preferred Capital Stock of any Restricted Subsidiary of the Company;

          (D)  will not include any liability for federal, provincial, state, Nation, local or other taxes; and

          (E)  will not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, incurred in the ordinary course of business.

        "Independent Financial Advisor" means a nationally recognized accounting, appraisal or investment banking firm or consultant in the United States that is, in the judgment of the Company's Board of Directors, qualified to perform the task for which it has been engaged (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "interest" means, with respect to the Notes, the sum of any cash interest and any Additional Interest on the Notes.

        "Investment" means, with respect to any Person, any direct or indirect loan, advance, guarantee or other extension of credit (in each case other than in connection with an acquisition of property or assets that does not otherwise constitute an Investment) or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. The amount of any Investment will be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or writeoffs with respect to such Investment. In determining the amount of any Investment involving a transfer of any property or asset other than cash, such property will be valued at its Fair Market Value at the time of such transfer. For purposes of the covenant described under "Certain Covenants—Limitation on Restricted Payments" above, an Investment will be deemed to be made upon any Designation in an amount (the "Designation Amount") equal to the greater of (1) the net book value of the Company's interest in the applicable Subsidiary calculated in accordance with GAAP and (2) the Fair Market Value of the Company's interest in the applicable Subsidiary as determined in good faith by the Board of Directors of the Company (or a duly authorized committee thereof) and evidenced by a Board Resolution, whose determination will be conclusive, plus, in each case, the amount, if applicable, described in clause (4) under the covenant described under "Certain Covenants—Designation of Unrestricted Subsidiaries." If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary of the Company such that, after giving effect to such sale or disposition, such Person ceases to be a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of such sale or disposition equal to the Fair Market Value of the Capital Stock of such Restricted Subsidiary that after giving effect to such sale or disposition is owned, directly or indirectly, by the Company.

        "Issue Date" means the original issue date of the Initial Notes.

        "Key Project Assets" means:

          (1)   any real property or interest in real property held in trust for the Nation by the United States upon which a Venue is located,

          (2)   any improvement to the real property referred to in clause (1) above (but excluding any real property improvements determined by the Company to be no longer useful to the operation of the Venues), and

          (3)   any business records of the Company or the Nation relating to the operation of the Venues.

        "Lien" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, and any agreement to give any security interest but excluding any lease which does not secure Indebtedness).

        "Maturity Date" means May 1, 2012.

        "Nation" means the Seneca Nation of Indians of New York, a sovereign Indian Nation recognized by the United States of America pursuant to 25 U.S.C. § 476, et seq.

        "Nation Forum" means any court or other tribunal, forum, council, or adjudicative body of the Nation.

        "Nation Gaming Ordinance" means the Nation Gaming Ordinance of the Nation adopted by the Nation's resolution on August 1, 2002, subsequently amended on November 16, 2002, and approved by the National Indian Gaming Commission on November 26, 2002.

        "Net Cash Proceeds" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Restricted Subsidiary of the Company in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of:

          (1)   the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, brokerage fees and sales commissions) and any relocation expenses incurred as a result thereof;

          (2)   taxes paid or payable directly as a result thereof;

          (3)   amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale;

          (4)   amounts deemed, in good faith, appropriate by the Board of Directors of the Company (or a duly authorized committee thereof) to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale (provided that the amount of any such reserves will be deemed to constitute Net Cash Proceeds at the time such reserves will have been released or are not otherwise required to be retained as a reserve); and

          (5)   all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale.

        "Net Proceeds Offer" has the meaning set forth under "Repurchase at the Option of the Holders—Asset Sales" above.

        "New York Gaming Authority" means the appropriate authority responsible for the regulation of Class III Gaming under the IGRA and other gaming activities at any Venue, including, without limitation, the New York State Racing and Wagering Board.

        "NIGC" means the National Indian Gaming Commission.

        "Notes" means, collectively, the Initial Notes and the Additional Notes, if any.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officer" means the Chairman, any Vice Chairman, the President, any Vice President, the Chief Financial Officer, the Treasurer or the Secretary of the Company.

        "Officers' Certificate" means a certificate signed by two Officers or by one Officer and any Assistant Treasurer or Assistant Secretary of the Company and which complies with the provisions of the Indenture.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee; such counsel may be an employee of or counsel to the Company or the Trustee.

        "Ownership Interest" means, with respect to any Person, Capital Stock of such Person or any interest which carries the right to elect or appoint any member of the Board of Directors or other executive office of such Person.

        "Pari Passu Debt" has the meaning set forth under "Repurchase at the Option of the Holders—Asset Sales" above.

        "Permitted Indebtedness" has the meaning set forth in the second paragraph of "Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Capital Stock" above.

        "Permitted Investments" means:

          (1)   Investments in cash and Cash Equivalents;

          (2)   Investments in the Company or any Guarantor or any Person that, as a result of or in connection with such Investment, (a) becomes a Guarantor or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Guarantor;

          (3)   Investments in the Notes;

          (4)   Investments in prepaid expenses, prepaid assets, negotiable instruments held for collection or deposit and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business;

          (5)   Hedging Obligations permitted by clause (7) of the definition of "Permitted Indebtedness";

          (6)   any Investment to the extent that the consideration therefor consists of Qualified Capital Stock of the Company;

          (7)   accounts receivable created or acquired in the ordinary course of business or Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers;

          (8)   advances to officers, directors and employees of the Company, any Guarantor, or any Restricted Subsidiary for travel, entertainment, relocation expenses, and payroll advances, in each case in the ordinary course of business not to exceed $1.0 million at any one time outstanding;

          (9)   any non-cash consideration received as a result of Asset Sales in compliance with "Repurchase at the Option of Holders—Asset Sales" above;

          (10) Investments in SNFGC to the extent required by SNFGC to make Capital Expenditures and for working capital purposes;

          (11) guarantees of Indebtedness under the Existing Facility by Seneca Erie Gaming Corporation, Seneca Territory Gaming Corporation, and any other Restricted Subsidiaries of the Company, and any payments thereunder; and

          (12) in addition to the Investments described in clauses (1) through (11) above, other Investments not to exceed $25.0 million at any time outstanding.

        The amount of Investments outstanding at any time pursuant to clause (12) above will be deemed to be reduced:

          (a)   upon the disposition or repayment of or return on any Investment made pursuant to clause (12) above, by an amount equal to the return of capital with respect to such Investment to the Company or any Restricted Subsidiary of the Company (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

          (b)   upon a Revocation redesignating an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Company's proportionate interest in such Subsidiary immediately following such redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (12) above.

        "Permitted Liens" means:

          (1)   Liens on property of a Person existing at the time such Person is merged or consolidated with or into the Company or any Restricted Subsidiary of the Company or such Person is designated to be a Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger, consolidation or designation and do not attach to any property or assets of the Company or any Restricted Subsidiary of the Company other than the property or assets subject to the Liens prior to such merger, consolidation or designation and the proceeds thereof;

          (2)   Liens securing the Indebtedness under the Credit Facilities permitted pursuant to the first paragraph of the covenant described under "Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Capital Stock" or clause (3), (4), (7) or (14) of such covenant; provided, however, that Liens to secure Indebtedness pursuant to such first paragraph of such covenant shall be permitted only if immediately thereafter, the ratio of (a) the principal amount (or accreted value, as the case may be) of Secured Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis to (b) the Consolidated EBITDA for the preceding Four-Quarter Period, determined on a pro forma basis as if any such Indebtedness had been Incurred and the proceeds thereof had been applied at the beginning of such period, would be greater than zero and less than 1.5 to 1.0;

          (3)   Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

          (4)   Liens securing all of the Obligations under the Indenture;

          (5)   Liens in favor of the Company or any Restricted Subsidiary of the Company;

          (6)   Liens securing Hedging Obligations incurred pursuant to clause (7) of the definition of "Permitted Indebtedness";

          (7)   Liens securing Indebtedness (including Capital Lease Obligations) permitted by clause (8) of the definition of "Permitted Indebtedness", provided such Indebtedness will not be secured by any asset other than the specified asset being financed;

          (8)   Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or any of its Restricted Subsidiaries will have set aside on its books such reserves as may be required pursuant to GAAP;

          (9)   Statutory and contractual Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or contract Incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as will be required by GAAP will have been made in respect thereof;

          (10) Liens Incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (11) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (12) Judgment Liens not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

          (13) Easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Company and the Restricted Subsidiaries taken as a whole;

          (14) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

          (15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and setoff;

          (16) Bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Company or any of its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case will any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

          (17) Leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

          (18) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (19) Liens securing Acquired Indebtedness permitted to be Incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Liens at the time of acquisition and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

          (20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (21) Liens on and pledges of the Capital Stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;

          (22) Liens arising under the Indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be Incurred under the Indenture, provided, that such Liens are solely for the benefit of the trustees, agents, or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

          (23) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under "Certain Covenants—Limitation on Restricted Payments";

          (24) Liens incurred in the ordinary course of business of the Company, a Guarantor or any of their respective Restricted Subsidiaries with respect to obligations that do not exceed $1.0 million at any one time outstanding and (A) are not Incurred in connection with the borrowing of money or the obtaining of advance of credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property and materially impair the use thereof in the operation of business by the Company, a Guarantor, or any of their respective Restricted Subsidiaries; and

          (25) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (1), (2), (3), (4), (7), (19) or (21) above so long as such Lien does not extend to any other property.

        In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Capital Stock," in any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class in such Person.

        "Qualified Capital Stock" in any Person means any Capital Stock in such Person other than any Disqualified Capital Stock.

        "Qualifying Subordinated Indebtedness" means Subordinated Indebtedness of the Company or any Guarantor as to which (1) the payment of principal, interest and premium, if any, and all other obligations in respect of such Indebtedness is expressly subordinated in right of payment to the Notes, (2) the maturity date of such Indebtedness occurs after August 15, 2012, (3) the holder of such Indebtedness is not entitled to receive any payments on such Indebtedness (other than payments in kind) until all of the Company's Obligations under the Indenture have been paid in full in cash, and (4) the holder thereof may not exercise any remedies thereunder until all of the Company's Obligations under the Indenture have been paid in full in cash.

        "Registration Rights Agreement" means, (i) with respect to the Initial Notes issued on the Issue Date, the Registration Rights Agreement dated as of the Issue Date by and among the Company, the Guarantors, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Wells Fargo Securities, LLC and (ii) with respect to each issuance of Additional Notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Company, the Guarantors and the initial purchasers under the related purchase agreement, in each case as the same may be amended or modified from time to time in accordance with the terms thereof.

        "Related Business" means the Class II and Class III Gaming (as such terms are defined in IGRA) and resort business and any activity or business incidental, related, complementary or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including without limitation any hotel, entertainment, transportation, recreation or other activity or business designed to promote, market, support, develop, construct or enhance the casino gaming and resort business operated by the Company and the Restricted Subsidiaries.

        "Restricted Subsidiary" means, with respect to any Person, any Subsidiary of such Person other than any Subsidiary that has been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to "Certain Covenants—Designation of Unrestricted Subsidiaries" above. Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of "Certain Covenants—Designation of Unrestricted Subsidiaries" above. For the avoidance of doubt, on the Issue Date, the only Subsidiaries of the Company that are its Restricted Subsidiaries are SNFGC, Seneca Erie Gaming Corporation and Seneca Territory Gaming Corporation.

        "Revocation" has the meaning set forth under "Certain Covenants—Designation of Unrestricted Subsidiaries" above.

        "SEC" means the Securities and Exchange Commission.

        "Secured Indebtedness" means, with respect to any Person, all Indebtedness of such Person of the types described in the first paragraph under the covenant described under "Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Capital Stock" and in clauses (3), (4), (8), (11), (13) and (14) of the definition of "Permitted Indebtedness" set forth in such covenant, secured by a Lien on any property or assets of such Person and/or its Restricted Subsidiaries.

        "Securities Act" means the Securities Act of 1933, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

        "Seneca Gaming Authority" means the Seneca Gaming Authority, established under the Nation Gaming Ordinance.

        "Significant Subsidiary" means (1) any Restricted Subsidiary that would be a "significant subsidiary" as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (8) under "Events of Default" has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

        "Stated Maturity," when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

        "Subordinated Indebtedness" means any Indebtedness of the Company or a Guarantor that is expressly subordinated in right of payment to the Notes or the Guarantee of such Guarantor.

        "Subsidiary" with respect to any Person means (1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of all outstanding Voting Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof). Unless otherwise specified, "Subsidiary" refers to a Subsidiary of the Company.

        "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

        "Term Loan-Nation Agreement" means the Nation Agreement, dated as of November 22, 2002, between Freemantle Limited and the Nation, as amended, modified, amended and restated, renewed or extended from time to time; provided, that such agreement may not be amended, modified, amended and restated, renewed or extended in a manner that is materially adverse to the Holders.

        "Total Assets" means, with respect to any Person, as of any date, the consolidated total assets of such Person, as determined in accordance with GAAP.

        "United States Government Obligations" means direct non-callable obligations of the United States of America for the payment of which the full faith and credit of the United States is pledged.

        "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with "Certain Covenants—Designation of Unrestricted Subsidiaries" above, in each case until such time as any such designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant. As of the Issue Date, Seneca Hospitality Corporation, a New York corporation that is wholly-owned by SNFGC, is an Unrestricted Subsidiary.

        "Unutilized Net Cash Proceeds" has the meaning set forth in the fifth paragraph under "Repurchase at the Option of the Holders—Asset Sales" above.

        "Venue" means the multi-amenity gaming, food, lodging and entertainment complexes, located or to be located on the Nation's properties, consisting of the facilities now existing, the Expansion Project as it comes into being and future development on such properties, as described in this prospectus.

        "Voting Stock" means Capital Stock in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other comparable governing body of such corporation or Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness (including Disqualified Capital Stock) at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal or dividends including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding aggregate principal amount of such Indebtedness (including Disqualified Capital Stock).

        "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all of the voting power of outstanding Voting Stock (other than directors' qualifying shares) of which is owned, directly or indirectly, by the Company.

REGISTRATION RIGHTS AGREEMENT

        We entered into a registration rights agreement with the initial purchasers, pursuant to which we agreed to file with the Securities and Exchange Commission a registration statement on an appropriate form under the Securities Act, or a shelf registration statement, with respect to an offer to exchange the old notes for exchange notes with terms substantially identical to the old notes (except that the exchange notes will not contain transfer restrictions) and to offer to the holders of old notes who are able to make certain representations the opportunity to exchange their old notes for exchange notes.

        In the event that:

  •
  we are not permitted to file the exchange offer registration statement or to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy;

  •
  the exchange offer is not for any other reason declared effective within 270 days after the issue date of the old notes or consummated within 300 days after the issue date of the old notes;

  •
  any holder of old notes notifies us within a specified time period that (a) due to a change in law or Commission policy it is not entitled to participate in the exchange offer, (b) due to a change in law or Commission policy it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder or (c) it is a broker-dealer and owns old notes acquired directly from us or our affiliates; or

  •
  the holders of a majority of the old notes are not permitted to resell the exchange notes acquired by them in the exchange offer to the public without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws, we will file with the Securities and Exchange Commission a shelf registration statementto cover resales of old notes by the holders thereof. We will use our reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Securities and Exchange Commission, but in any event, we will not be required to do so prior to the expiration of 270 days after the issue date of the old notes.

        Each holder of old notes that wishes to exchange old notes for exchange notes in the exchange offer will be required to make certain representations, including representations that (i) any exchange notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the exchange notes and (iii) it is not an "affiliate" of ours as defined in Rule 405 of the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

        Under existing Commission interpretations, the exchange notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered upon resale by such broker-dealers in connection with resales of the exchange notes. We have agreed to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any exchange notes acquired in the exchange offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

        If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

        We have agreed to pay all expenses incident to the exchange offer and will indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act.

        The Registration Rights Agreement provides that:

  •
  unless the exchange offer would not be permitted by applicable law or Commission policy, we will file the exchange offer Registration Statement with the Securities and Exchange Commission on or prior to 120 days after the issue date of the old notes;

  •
  unless the exchange offer would not be permitted by applicable law or Commission policy, we will use our reasonable best efforts to have the exchange offer Registration Statement declared effective by the Securities and Exchange Commission on or prior to 270 days after the issue date of the old notes;

  •
  unless the exchange offer would not be permitted by applicable law or Commission policy, we will commence the exchange offer and use our reasonable best efforts to issue, on or prior to 300 days after the issue date of the old notes, exchange notes in exchange for all old notes tendered prior thereto in the exchange offer; and

  •
  if obligated to file the shelf registration statement, we will file the shelf registration statement after such filing obligation arises and use our reasonable best efforts to file the shelf registration statement as promptly as practicable but not later than 300 days after the issue date of the old notes.

        We will use our reasonable best efforts to keep such shelf registration statement continuously effective, supplemented and amended until the earliest of (i) the time when the Registrable Securities covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (ii) the second anniversary of the effective date of the shelf registration statement or (iii) such shorter period that will terminate when all the Registrable Securities (as defined in the Registration Rights Agreement) covered by the shelf registration statement have been sold pursuant thereto.

        If (i) we fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (ii) any of such registration statements are not declared effective by the Securities and Exchange Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), subject to certain limited exceptions, (iii) we fail to consummate the exchange offer within 30 days of the Effectiveness Target Date with respect to the exchange offer Registration Statement, or (iv) the shelf registration statement or the exchange offer Registration Statement is declared effective but thereafter, subject to certain limited exceptions, ceases to be effective or usable in connection with the exchange offer or resales of old notes, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv) above, a "Registration Default"), then we will pay additional interest in cash to each holder of old notes, with respect to the first 90-day period (or portion thereof) while a Registration Default is continuing immediately following the occurrence of such Registration Default, in an amount equal to 0.25% per annum of the principal amount of the old notes. The amount of additional interest will increase by an additional 0.25% per annum of the principal amount of the old notes for each subsequent 90-day period (or portion thereof) while a Registration Default is continuing until all Registration Defaults have been cured, up to a maximum amount of 1.00% of the principal amount of the old notes. Following the cure of a particular Registration Default, the accrual of additional interest with respect to such Registration Default will cease.

BOOK-ENTRY; DELIVERY AND FORM

        The exchange notes will be represented by a single, permanent global note in definitive fully registered book-entry form. The global note will be deposited with, or on behalf of, The Depository Trust Company, or DTC and registered in the name of a nominee of DTC.

        The exchange notes will only be issued in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples of $1,000. No notes will be issued in bearer form. The exchange notes will be issued only against payment in immediately available funds.

        The Global Note.    We expect that pursuant to procedures established by DTC:

  •
  upon the issuance of the global note, DTC or its custodian will credit, on its internal system, the securities to the respective accounts of persons who have accounts with such depositary; and

  •
  ownership of beneficial interests in the global note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        Ownership of beneficial interests in the global note will be limited to persons that have accounts with DTC or its nominee or persons that may hold interests through participants. Thus, persons participating in the exchange offer may hold their interest in the global note directly through DTC if they are DTC participants, or indirectly through organizations that are participants in DTC.

        So long as DTC, or its nominee, is the registered owner or holder of the exchange notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such global note for all purposes under the indenture governing the exchange notes. No beneficial owner of an interest in the global note will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the exchange notes.

        Payments of the principal of, premium (if any) and interest (including additional interest) on the global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any) or interest (including additional interest) in respect of the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a certificated note for any reason, including to sell exchange notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in the global note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the exchange notes.

        DTC has advised us that it will take action permitted to be taken by a holder of exchange notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global note are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the exchange notes, DTC will exchange the global note for Certificated Securities, which it will distribute to its participants.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Certificated Securities.    If DTC is at any time unwilling or unable to continue as a depositary for the global note and we do not appoint a successor depositary within 90 days, Certificated Securities will be issued in exchange for the global note.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material United States federal income tax consequences of the ownership and disposition of the exchange notes to holders of the old notes exchanging old notes for exchange notes in this exchange offer. It deals primarily with holders that acquire exchange notes at original issuance at their original issue price, and that acquire and hold the exchange notes as capital assets. This summary does not deal with special situations, such as those of dealers in securities or currencies, real estate investment trusts, regulated investment companies, tax exempt entities, financial institutions, insurance companies, persons holding the exchange notes as a part of a hedging or conversion transaction or a straddle, or investors whose "functional currency" is not the U.S. dollar. This summary is based on the Internal Revenue Code of 1986, as amended, which is commonly referred to as the Code, administrative pronouncements, judicial decisions and Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. We have not sought, and do not intend to seek, any rulings from the Internal Revenue Service, or IRS, with respect to the tax consequences of the ownership or disposition of the exchange notes that are different from what is discussed in this summary; and we cannot assure you that any different position taken by the IRS will not be sustained. This discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to the exchange notes or the holders nor does it contain a description of any potentially applicable income tax treaty.

        Persons considering exchanging old notes for exchange notes should consult their own tax advisors concerning the federal income tax consequences of holding the exchange notes in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

        As used in this prospectus, the term "U.S. holder" means a beneficial owner of an exchange note that is, for United States federal income tax purposes, a citizen or resident of the United States, a corporation created or organized in or under the laws of the United States or any state thereof, including the District of Columbia, an estate the income of which is subject to United States federal income tax regardless of its source, or a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person under section 7701(a)(30) of the Code, taking into account certain effective dates and transition rules. The term "non-U.S. holder" means any beneficial owner of an exchange note that is an individual, corporation, trust or estate and not a U.S. holder. If a partnership holds old notes or exchange notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding an old note or an exchange note, and partners in a partnership holding an old note or an exchange note, should consult their tax advisors.

U.S. holders

  Exchange offer

        The exchange of an old note for an exchange note should not constitute a taxable exchange. As a result, (a) a U.S. holder should not recognize a taxable gain or loss as a result of exchanging the holder's old note for an exchange note, (b) the holding period for the exchange notes received should include the holding period of the old notes exchanged therefor and (c) the adjusted tax basis of the exchange notes received should be the same as the adjusted tax basis of the old notes exchanged therefor immediately before the exchange.

  Interest

        Interest on the exchange notes will be taxed to a U.S. holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. holder's regular method of accounting for federal income tax purposes.

  Amortizable bond premium

        If a U.S. holder purchases an exchange note in a secondary market transaction for an amount in excess of, in general, the exchange note's principal amount, such U.S. holder will be considered to have purchased such exchange note with "amortizable bond premium" equal in amount to such excess. Generally, a U.S. holder may elect to amortize such premium as an offset to interest income, using a constant yield method. The premium is calculated assuming that we will exercise redemption rights in a manner that maximizes the U.S. holder's yield. A U.S. holder that elects to amortize bond premium must reduce its tax basis in the exchange note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations held during or after the taxable year for which the election is made and may be revoked only with the consent of the IRS.

  Market discount

        If a U.S. holder acquires an exchange note in a secondary market transaction for an amount that is less than, in general, the exchange note's principal amount, the amount of such difference is treated as "market discount" for United States federal income tax purposes, unless such difference is considered to be de minimis as described in section 1278(a)(2)(C) of the Code. Under the market discount rules of the Code, a U.S. holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, an exchange note as ordinary income to the extent of the accrued market discount that has not previously been included in income. In general, the amount of market discount that has accrued is determined on a ratable basis although in certain circumstances an election may be made to accrue market discount on a constant interest basis. A U.S. holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry exchange notes with market discount. A U.S. holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. Such an election will apply to all debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which such election applies and is irrevocable without the consent of the IRS. A U.S. holder's tax basis in an exchange note will be increased by the amount of market discount included in such U.S. holder's income under such election. U.S. holders of exchange notes with market discount are urged to consult their tax advisors as to the tax consequences of ownership and disposition of the exchange notes.

  Disposition of exchange notes

        A U.S. holder who disposes of an exchange note by sale, exchange for other property, or payment by us, will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other disposition, not including any amount attributable to accrued but unpaid interest, and the U.S. holder's adjusted tax basis in the exchange note. Any amount attributable to accrued but unpaid interest will be treated as a payment of interest and taxed in the manner described above under the caption "—U.S. holders—Interest." Any amount attributable to accrued market discount that has not previously been included in income will be taxed in the manner described above under the caption "—U.S. holders—Market discount." In general, the U.S. holder's adjusted tax basis in an exchange note will be equal to the purchase price of the old note which was tendered in the exchange offer to acquire the exchange note (or, if the exchange note was not acquired by exchanging an old note, the purchase price for the exchange note), increased by the amount of market discount previously included in the U.S. holder's income with respect to the old note and the exchange note and reduced by any bond premium used to offset interest income as described above under the caption "—U.S. holders—Amortizable bond premium."

        Gain or loss realized on the sale, exchange or retirement of an exchange note generally will be capital gain or loss, subject to the market discount rules described above under the caption "—U.S. holders—Market discount", and will be long-term capital gain or loss if at the time of sale, exchange or retirement the exchange note has been held for more than one year. For individuals, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Non-U.S. holders

  Exchange offer

        The exchange of an old note for an exchange note should not constitute a taxable exchange. As a result, (a) a non-U.S. holder should not recognize a taxable gain or loss as a result of exchanging the holder's old notes for exchange notes, (b) the holding period for the exchange notes received should include the holding period of the old notes exchanged therefor and (c) the adjusted tax basis of the exchange notes received should be the same as the adjusted tax basis of the old notes exchanged therefor immediately before the exchange.

  Interest

        Subject to the discussion below concerning backup withholding, principal and interest payments made on, and gains from the sale, exchange or other disposition of, an exchange note will not be subject to the withholding of federal income tax, provided that, in the case of interest:

  •
  the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of voting stock of the issuer;

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  the non-U.S. holder is not a controlled foreign corporation related, directly or indirectly, to the issuer through stock ownership;

  •
  the non-U.S. holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code; and

  •
  the certification requirements under section 871(h) or section 881(c) of the Code and the Treasury Regulations thereunder, summarized below, are met.

        Sections 871(h) and 881(c) of the Code and related Treasury Regulations require that, in order to obtain the exemption from withholding described above, either:

  •
  the beneficial owner of the exchange note must certify, under penalties of perjury, to the withholding agent that such owner is a non-U.S. holder and must provide such owner's name, residential address and United States taxpayer identification number, if any and must otherwise satisfy documentary evidence requirements;

  •
  a financial institution that holds customers' securities in the ordinary course of business and holds an exchange note certifies to the withholding agent that appropriate certification has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and generally furnishes the withholding agent with a copy thereof; or

  •
  the non-U.S. holder must provide such certification to a "qualified intermediary" or a "withholding foreign partnership" and certain other conditions must be met.

        A non-U.S. holder may give the certification described above on IRS Form W-8BEN, which generally is effective for the remainder of the year of signature plus three full calendar years, unless a change in circumstances makes any information on the form incorrect. Special rules apply to foreign partnerships. In general, a foreign partnership will be required to provide a properly executed IRS Form W-8IMY and attach thereto an appropriate certification from each partner. Partners in foreign partnerships are urged to consult their tax advisors.

        Even if a non-U.S. holder does not meet the above requirements, interest payments will not be subject to the withholding of United States federal income tax, or will be subject to withholding at a reduced rate, if the non-U.S. holder certifies that either (i) an applicable tax treaty exempts, or provides for a reduction in, withholding or (ii) interest paid on an exchange note is effectively connected with the holder's trade or business in the U.S. and therefore is not subject to withholding, as described in greater detail below.

        If a non-U.S. holder is engaged in a trade or business in the United States, and if interest on an exchange note is effectively connected with the conduct of such trade or business, the non-U.S. holder, although exempt from withholding of federal income tax, will generally be subject to regular federal income tax on such interest in the same manner as if he or she were a U.S. holder. In lieu of providing a W-8BEN, such a non-U.S. holder will be required to provide the withholding agent with a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to branch profits tax equal to 30%, or such lower rate as may be provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        A non-U.S. holder will not be subject to federal income tax on any gain realized on the sale, exchange or disposition of an exchange note, except, in certain cases, to the extent that such gain is attributable to accrued but unpaid interest, unless the gain is effectively connected with such holder's trade or business in the United States, or, if the holder is an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange or disposition and certain other conditions are met. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to branch profits tax equal to 30%, or such lower rate as may be provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

  Backup withholding and information reporting

        A U.S. holder may be subject to backup withholding with respect to interest paid on the exchange notes and to proceeds from the sale, exchange, retirement or other taxable disposition of the exchange notes, unless the U.S. holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact, or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The backup withholding rate is currently 28%. A U.S. holder that does not provide us with the U.S. holder's correct taxpayer identification number may also be subject to penalties imposed by the IRS. In general, information reporting requirements will apply to payments of principal and interest on the exchange notes and proceeds from the taxable disposition of the exchange notes to non-corporate U.S. holders.

        In general, a non-U.S. holder will not be subject to backup withholding or information reporting with respect to payments that we make on the exchange notes provided that we have received from the holder the statement described above under "—Non-U.S. holders—Interest," or the non-U.S. holder otherwise qualifies for an exemption (provided that we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, or that the conditions of any exemption are in fact not satisfied.)

        Information reporting requirements and backup withholding tax generally will not apply to any payment of the proceeds of the sale of an exchange note effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), although certain information reporting requirements apply in respect of certain brokers who have certain connections with the U.S., as determined by applicable Treasury Regulations. A non-U.S. holder will be subject to backup withholding and information reporting with respect to the proceeds of the sale of an exchange note within the United States (for example, to a purchaser that is a U.S. person) or conducted through U.S.-related financial intermediaries, unless the payer receives the statement described above and does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person or that the non-U.S. holder does not otherwise qualify for an exemption.

        Backup withholding is not a separate U.S. federal income tax. Any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the holder's U.S. federal income tax, if any, provided the required information and appropriate claim for refund is filed with the IRS.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PERSONS CONSIDERING EXCHANGING OLD NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

        Until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes only where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes.

        Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        THE EXCHANGE NOTES ARE A NEW ISSUE OF SECURITIES, AND THERE IS CURRENTLY NO ESTABLISHED TRADING MARKET FOR THE NOTES. WE DO NOT INTEND TO APPLY FOR THE EXCHANGE NOTES TO BE LISTED ON ANY SECURITIES EXCHANGE OR TO ARRANGE FOR THE EXCHANGE NOTES TO BE QUOTED ON ANY QUOTATION SYSTEM. WE CANNOT ASSURE YOU THAT A LIQUID TRADING MARKET WILL DEVELOP FOR THE EXCHANGE NOTES, THAT YOU WILL BE ABLE TO SELL YOUR EXCHANGE NOTES AT A PARTICULAR TIME OR THAT THE PRICES THAT YOU RECEIVE WHEN YOU SELL WILL BE FAVORABLE.

LEGAL MATTERS

        Certain matters related to the exchange offer will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements at September 30, 2003 and 2002, and for the year ended September 30, 2003 and the period from August 1, 2002 (inception) to September 30, 2002, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

SENECA GAMING CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets, as of September 30, 2003 and 2002
Consolidated Statement of Operations and Changes in Capital, for the year ended September 30, 2003, and period from August 1, 2002 (inception) to September 30, 2002
Consolidated Statements of Cash Flows, for the year ended September 30, 2003, and period from August 1, 2002 (inception) to September 30, 2002
Notes to Consolidated Financial Statements
Unaudited Consolidated Financial Statements:
Condensed Consolidated Balance Sheets as of March 31, 2004 (Unaudited) and September 30, 2003
Condensed Consolidated Statements of Operations and Changes in Capital for the six-month periods ended March 31, 2004 and March 31, 2003 (Unaudited)
Condensed Consolidated Statements of Cash Flows for the six-month periods ended March 31, 2004 and March 31, 2003 (Unaudited)
Notes to Unaudited Condensed Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Seneca Gaming Corporation

        We have audited the accompanying consolidated balance sheets of Seneca Gaming Corporation as of September 30, 2003 and 2002, and the related consolidated statements of operations and changes in capital, and cash flows for the year ended September 30, 2003 and the period from August 1, 2002 (inception) through September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Seneca Gaming Corporation at September 30, 2003 and 2002, and the consolidated results of its operations and its cash flows for the year ended September 30, 2003 and the period from August 1, 2002 (inception) through September 30, 2002, in conformity with U.S. generally accepted accounting principles.

                      /s/ Ernst & Young LLP

Buffalo, New York

November 11, 2003,
except for Note 13
as to which the
date is April 13, 2004

SENECA GAMING CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 30,
	2003	2002
	(In Thousands)
Assets
Cash and cash equivalents	$59,628	$132
Receivables, net	1,792	—
Inventories	1,059	—
Other current assets	2,174	3

Total current assets	64,653	135
Property and equipment, net	105,499	2,684
Other long-term assets	11,597	64

Total assets	$181,749	$2,883

Liabilities and capital
Liabilities:
Current portion of long-term debt	$12,214	$—
Due to Nation	—	2,658
Trade payables	1,243	434
Construction payables	2,575	2,644
Exclusivity fees	28,959	—
Other current liabilities	15,819	108

Total current liabilities	60,810	5,844
Long-term debt	73,943	—

Total liabilities	134,753	5,844
Capital:
Retained earnings (deficit)	46,996	(2,961)

Total liabilities and capital	$181,749	$2,883

See accompanying notes.

SENECA GAMING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND CHANGES IN CAPITAL

	Year ended September 30, 2003	Period from Inception to September 30, 2002
	(In Thousands)
Revenues
Gaming	$184,332	$—
Food and beverage	16,158	—
Retail, entertainment and other	4,823	—
Less promotional allowances	(9,557)	—

Net revenues	195,756	—
Expenses
Gaming	53,686	—
Food and beverage	15,856	—
Retail, entertainment and other	2,732	—
Advertising, general and administrative	42,176	—
Pre-opening costs	7,155	2,961
Depreciation and amortization	9,660	—

Total operating expenses	131,265	2,961

Operating income (loss)	64,491	(2,961)
Interest income	44	—
Interest expense	(14,578)	—

Net income (loss)	49,957	(2,961)
Beginning capital balance	(2,961)	—

Ending capital balance	$46,996	$(2,961)

See accompanying notes.

SENECA GAMING CORPORATION

CONSOLIDATED STATEMENTS OF CASHFLOWS

	Year ended September 30, 2003	Period from Inception to September 30, 2002
	(In Thousands)
Cash flows provided by (used in) operating activities
Net income (loss)	$49,957	$(2,961)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	8,723	—
Amortization of deferred financing costs	937	—
Provision for bad debts	70	—
Changes in operating assets and liabilities:
Current assets	(5,092)	(3)
Current liabilities	45,533	487
Due to Nation for developmental and organizational costs	(2,408)	2,408

Net cash provided by (used in) operating activities	97,720	(69)
Cash flows from investing activities
Purchases of property and equipment	(111,607)	(39)
Payments for land acquisitions and other assets	(7,356)	—

Net cash used in investing activities	(118,963)	(39)
Cash flows from financing activities
Proceeds from term loan	57,300	—
Proceeds from notes payable-equipment	37,344	—
Repayments of notes payable-equipment	(8,487)
Net (repayments) proceeds from note payable to Nation	(250)	250
Payment of deferred financing costs	(5,168)	(10)

Net cash provided by financing activities	80,739	240

Increase in cash and cash equivalents	59,496	132
Cash and cash equivalents at beginning of year	132	—

Cash and cash equivalents at end of year	$59,628	$132

Supplemental disclosures of cash flow information
Cash paid for:
Interest, net of amounts capitalized	$3,138	$—

See accompanying notes.

SENECA GAMING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2003 AND 2002

1.     Organization and Basis of Presentation

        The consolidated financial statements include the accounts of Seneca Gaming Corporation and its wholly owned subsidiaries (SGC or the Company). In consolidation, all intercompany balances and transactions have been eliminated.

        SGC, which was created on August 1, 2002, is wholly owned by the Seneca Nation of Indians (the Nation). The Nation is a federally recognized Indian tribe with total territorial land comprising approximately 54,000 acres in the Western New York region. SGC was organized by the Nation to operate and manage its Class III Gaming activities pursuant to the Indian Gaming Regulatory Act of 1988 (the IGRA). Under IGRA, federally recognized Indian tribes are permitted to conduct full-scale casino gaming operations on tribal land, subject to, among other things, the negotiation of a compact with the affected state. Pursuant to IGRA, the Nation entered into the Nation-State Gaming Compact with the State of New York dated April 12, 2002 (the Compact), which has been approved by the Bureau of Indian Affairs, Department of the Interior. The Compact provides the Nation the exclusive right to conduct Class III gaming activities at three sites in the western region of the State of New York.

        The Nation established and authorized its Tribal Council (the Council) to act on the Nation's behalf with respect to SGC, and established the Seneca Gaming Authority (SGA) to regulate the gaming activities of SGC under the Compact.

        The SGC Board of Directors authorized the creation of three subsidiary corporations to operate the three sites authorized by the Compact. In addition, the SGC Board of Directors hired the executive management of SGC, including the President/Chief Executive Officer, to oversee, develop, and manage the three sites. The subsidiary corporations are as follows:

  •
  Seneca Niagara Falls Gaming Corporation (SNFGC)

  •
  Seneca Territory Gaming Corporation (STGC)

  •
  Seneca Erie Gaming Corporation (SEGC)

        SNFGC was formed on August 1, 2002 to operate the Nation's gaming activities in Niagara Falls, New York and was in the development stage through December 30, 2002 as it devoted most of its efforts to obtaining regulatory and governmental approvals, securing financing, recruiting and training personnel, and overseeing facility renovation. Operations at SNFGC commenced December 31, 2002.

        In connection with the approval of the Compact on October 25, 2002, the State of New York transferred to the Nation certain property upon which the former Niagara Falls, New York, Convention Center (the Facility) was located. The Nation leased the property to SNFGC pursuant to a lease agreement dated October 25, 2002. SNFGC then leased the property to the Empire State Development Corporation (the ESD) pursuant to a sublease agreement dated October 25, 2002. The ESD then subleased the property back to SNFGC under a sub-sublease agreement also dated as of October 25, 2002. The SNFGC casino is located on this leased property site and operates in the renovated facility. (See Note 12.)

        SEGC was formed on August 9, 2003 to operate the Nation's gaming activities in Erie County, New York in or proximate to the City of Buffalo, New York. SEGC is in the process of site selection.

        STGC was formed on September 20, 2003 to operate the Nation's gaming activities in Salamanca, New York on its territorial land. STGC began the design and planning phase of a casino subsequent to September 30, 2003; STGC expects to complete construction and commence operations in May of 2004.

        SGC's fiscal year-end is September 30. References to 2003 and 2002 represent the years ended September 30, 2003 and September 30, 2002, respectively. SGC's financial position at September 30, 2003 and 2002, and results of operations and cash flows for 2003 and 2002, consist principally of SNFGC's activities. The Company believes that all expenses incurred by the Nation on behalf of the Company have been properly allocated to the Company.

2.     Summary of Significant Accounting Policies

Cash and Cash Equivalents

        Cash and cash equivalents include investments with initial maturities of three months or less. Cash and cash equivalents are carried at cost, which approximates market value.

Receivables

        Receivables consist primarily of gaming receivables and non-gaming receivables. Gaming receivables represent credit extended to approved casino customers. The Company maintains an allowance for doubtful accounts which is based on management's estimate of the amount expected to be uncollectible considering experience and the information management obtains regarding the creditworthiness of the customer. The collectibility of these receivables could be affected by future business or economic trends.

Inventories

        Inventories consist principally of food and beverage, retail, and operating supplies. Inventories are stated at the lower of cost or market; cost is determined using the first-in first-out method.

Property and Equipment

        Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line basis. Amortization of leasehold improvements are over the lesser of the term of the lease or the estimated useful life. Useful life estimates of asset categories are as follows:

Leasehold improvements—casino	21 years
Leasehold improvements—other	4-5 years
Furniture and equipment	3-7 years

        The cost of significant improvements are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Gains or losses on disposition of property and equipment are included in the determination of income. Interest incurred for construction related projects are capitalized and amortized over the life of the related asset using the straight-line method. The interest (weighted average capitalization) rate used was 30.5% during the year ended September 30, 2003. The amount of interest capitalized for the year ended September 30, 2003 was approximately $1,416,000 ($0 for 2002).

        In accordance with the Financial Accounting Standard Board's Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), the carrying value of the Company's assets are reviewed when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment loss has occurred based on current and future levels of income and expected future cash flows as well as other factors, then an impairment loss is recognized as a deduction in determining operating income. SGC management concludes that no such impairment exists at September 30, 2003.

Deferred Financing Costs

        Deferred financing costs includes costs incurred in connection with issuance of long-term debt. These costs are amortized over the term of the related financing agreement using the straight-line method, which approximates the effective interest method. Amortization expense for 2003 and 2002 was $937,000 and $0, respectively.

Other Current Liabilities

        Accruals for estimates for vested employee benefits, unredeemed Player's Club points, marketing, and regulatory costs are classified in other current liabilities on the accompanying balance sheet. Management reviews the adequacy of the unredeemed Player's Club accrual by periodically evaluating the historical redemption experience and projected trends. Actual results could differ from those estimates.

Advertising

        The Company expenses advertising costs as incurred. Total advertising expenses for 2003 and 2002 were $2,454,000 and $0, respectively.

Pre-Opening Costs

        In accordance with the American Institute of Certified Public Accountants' Statement of Position 98-5, Reporting on the Costs of Start-up Activities, pre-opening costs are expensed as incurred. Pre-opening costs in 2003 and 2002 consist of development costs in obtaining Class III gaming approval as well as employee costs, legal, marketing and advertising expenses and other direct expenses related to the opening of SNFGC. For the years ended September 30, 2003 and 2002, such costs totaled $7,155,000 and $2,961,000, respectively. Additional pre-opening costs will be incurred in connection with future casino openings of STGC and SEGC.

Casino Revenues

        SGC recognizes casino revenue as gaming wins less gaming losses. Revenues from food and beverage, retail, entertainment, and other services are recognized at the time the service is performed.

Promotional Allowances

        SGC operates a complimentary program in which food and beverage, retail, entertainment and other services are provided to guests based on points that are earned through the Company's Players Club. The retail value of these complimentary items is included in gross revenues and then deducted as promotional allowances to arrive at net revenues.

        The retail value of providing such promotional allowances was included in revenues as follows:

	Years ended September 30,
	2003	2002
	(In Thousands)
Food and beverage	$7,037	$—
Retail, entertainment, and other	2,520	—

Promotional allowances	$9,557	$—

        The estimated cost of providing such promotional allowances was as follows:

	Years ended September 30,
	2003	2002
	(In Thousands)
Food and beverage	$6,913	$—
Retail, entertainment, and other	1,862	—

Promotional allowances	$8,775	$—

Gaming Expenses

        Gaming expenses primarily include the slot exclusivity fee which the Company is required to pay to the State of New York based on its Compact (see Note 12), casino operations, and earned Players Club points. The Company accrues for Players Club points expected to be redeemed in the future based on the cost of items expected to be redeemed.

Income Taxes

        The Nation is a sovereign Indian nation with independent legal jurisdiction over its people and its lands. As an enterprise owned by the Nation, SGC is not subject to federal or state income taxes.

Fair Value of Financial Instruments

        The fair value amounts presented below are reported to satisfy the disclosure requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments and are not necessarily indicative of the amount SGC could realize or settle its financial instruments for in a current market exchange.

        The carrying amount of cash and cash equivalents, receivables, accounts payable and accrued expenses and the equipment financing loans approximate fair value.

        The estimated fair value of the $57.3 million term loan has been calculated based on the future cash flows to be made under the term loan. Due to the unique nature of the sovereign nation status of SGC's ownership, and restrictions on gaming applicable to organizations without approved tribal status, current market interest rates for a similar loan provided under similar circumstances, are not readily determinable. Applying interest rates of 7% to 15% to the future cash flows, based on the $57.3 million outstanding balance at September 30, 2003 results in fair values ranging from $106 million (a 7% interest rate) to $85 million (a 15% interest rate). These amounts are less than the aggregate payments which would be required to obtain satisfactory defeasance of the term loan. (See Note 10.)

Management's Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The most significant estimates included in the accompanying financial statements relate to the liability associated with unredeemed Players Club points, vested employee benefits, and regulatory costs. Actual amounts could differ from these estimates.

3.     Cash and Cash Equivalents

        At September 30, 2003 and 2002, the Company had cash and cash equivalents of $59,628,000 and $131,750, respectively, of which $25,668,000 and $0, respectively, were invested in highly liquid investments with original maturities of three months or less. For reporting purposes, cash and cash equivalents include all operating cash and in-house funds.

4.     Concentration of Credit Risk

        Financial instruments that potentially subject SGC to concentrations of credit risk consist principally of cash and cash equivalent accounts in financial institutions. SGC maintains its cash balances in one financial institution. Accounts are insured by the Federal Deposit Insurance Corporation up to $100,000. Cash and cash equivalents exceeding federally insured limits totaled $44,839,000 and $32,000 at September 30, 2003 and 2002, respectively.

5.     Receivables, Net

        Components of receivables, net are as follows:

	September 30,
	2003	2002
	(In Thousands)
Gaming	$454	$—
Non-gaming receivable	1,408	—

	1,862	—
Allowance for doubtful accounts	(70)	—

Receivables, net	$1,792	$—

6.     Other Current Assets

        Components of other current assets are as follows:

	September 30,
	2003	2002
	(In Thousands)
Prepaid expenses	$1,515	$2
Deposits	559	1
Other	100	—

Other current assets	$2,174	$3

7.     Property and Equipment, Net

        Components of property and equipment are as follows:

	September 30,
	2003	2002
	(In Thousands)
Leasehold improvements — casino	$64,146	$—
Leasehold improvements — other	345	—
Furniture and equipment	46,837	—
Construction-in-progress	2,894	2,684

	114,222	2,684
Less accumulated depreciation and amortization	(8,723)	—

Property and equipment, net	$105,499	$2,684

        For the fiscal years ended September 30, 2003 and 2002, depreciation and amortization expense totaled $8,723,000 and $0, respectively.

8.     Other Long-Term Assets

        Components of other long-term assets are as follows:

	September 30,
	2003	2002
	(In Thousands)
Land to be transferred to Nation	$7,155	$—
Deferred financing costs, net	4,241	64
Other	201	—

	$11,597	$64

        In 2003, the Company acquired approximately 5.25 acres of land adjacent to its existing property for approximately $2 million from the City of Niagara Falls. This land is used for guest parking. This property was transferred to the Nation in October 2003.

        In September 2003, the Company acquired approximately 3.9 acres of land adjacent to its existing property for approximately $5.1 million. The Company acquired this land from the City of Niagara Falls, Niagara Frontier Transportation Authority, and leasehold interests from a private corporation. The Company is constructing a parking garage on this site. (See Note 12.) This property was also transferred to the Nation in October 2003.

9.     Other Current Liabilities

        Components of other current liabilities are as follows:

	September 30,
	2003	2002
	(In Thousands)
Accrued salaries, wages and benefits	$5,055	$28
Regulatory fees and police services	2,764	—
Gaming liabilities	4,075	—
Accrued interest	1,440	—
Other accrued expenses	2,485	80

Other current liabilities	$15,819	$108

10.   Long-Term Debt

        Long term debt, as described below, consist of the following:

	September 30,
	2003	2002
	(In Thousands)
Term loan	$57,300	$—
Equipment financing	28,857	—
	86,157	—
Less current maturities of long-term debt	(12,214)	—

Long-term debt	$73,943	$—

Term Loan

        SNFGC entered into a five year Term Loan Agreement (the Agreement) with Freemantle Limited (Lender or Freemantle) dated November 22, 2002. The Agreement provides that the Lender will provide up to $80 million in financing for the initial construction of the SNFGC casino facility and other related costs. As of September 30, 2003, $57.3 million was outstanding. SNFGC is obligated to borrow the remaining amount, $22.7 million prior to the termination of the Agreement. The entire outstanding balance is due on November 22, 2007.

        SNFGC, at its option, pays interest on a monthly basis in arrears based on the outstanding principal balance at the one-month LIBOR plus twenty-nine percent (29%) (the Fixed Interest Rate) or through December 31, 2003, at 9.9% of SNFGC's monthly earnings before interest taxes depreciation and amortization (the Variable Interest Rate) with the resulting interest shortfall, (compared to the amount due under the Fixed Interest Rate) added to the principal amount outstanding. Through September 30, 2003, SNFGC paid interest at the Fixed Interest Rate. In addition, SNFGC incurs an availability fee of 0.5% on the unborrowed amount.

        SNFGC has pledged substantially all of its assets as collateral for the outstanding amounts due under the Agreement. SNFGC is permitted to pledge its equipment, including slot machines, to support an additional $35.4 million of equipment financing from other lenders. During the term of the Agreement, this amount is permitted to be re-borrowed; however, the maturity date of new financing must be the same as or exceed the maturity date of the Agreement. As of September 30, 2003, SNFGC had $6.5 million available to be borrowed from other lenders. In addition, SNFGC cannot borrow additional funds, other than borrowings for equipment, until the entire $80.0 million under the Agreement has been borrowed. Any additional borrowings, except for the permitted equipment financing, cannot rank pari-passu with the borrowings from the Agreement unless permitted by the Lender.

        SNFGC is also obligated to make payments into a sinking fund account to be held for the benefit of and as additional collateral for the Lender. Annual payments to the sinking fund of $6.0 million and $12.0 million are due on or before December 31, 2003 and 2004, respectively. Commencing January 1, 2005 and through December 31, 2006, equal quarterly payments in the amount of $5.5 million each are due on or before the last day of each calendar quarter, resulting in annual payments of $22.0 million. Commencing January 1, 2007 through the maturity date of the Agreement, November 22, 2007, three equal quarterly payments are due on or before the last day of the first three calendar quarters and one final payment is due on the maturity date, of $4.5 million, or $18.0 million in total. SNFGC may satisfy these amounts by entering into an unconditional bank loan commitment or irrevocable standby letter of credit for the benefit of the Lender.

        The Agreement contains various covenants; these include, but are not limited to, restrictions on SNFGC's ability to pay dividends, guarantee of debt, limitation on additional borrowings, uses of cash, minimum debt coverage, and debt coverage threshold ratios. In addition, the Agreement requires SNFGC to maintain, at all times through the maturity of the Agreement, a minimum cash balance of $10.0 million. Also, the Agreement requires SNFGC to establish a segregated bank account where its operating and investment cash is maintained. In the event of default, as defined in the Agreement, the Lender has recourse to these funds as additional collateral. SNFGC may obtain a release of the collateral pledged as support for the borrowings by depositing funds sufficient to cover the $80 million principal balance of the Agreement and all cumulative successive interest payments due under the Fixed Interest Rate until the maturity date of the Agreement. Based upon the $80 million principal amount that is required to be borrowed under the Agreement, the total funding required at September 30, 2003, would be approximately $176 million.

Equipment Financing

        SNFGC entered into five financing arrangements with certain slot machine vendors providing approximately $37 million of loans to finance SNFGC's gaming equipment, including its slot machines. Interest rates on these loans range from 6.0% to 6.42%. Four of the notes mature in December 2005, and the other note matures in January 2006. Through December 2005 monthly principal payments total approximately $1.1 million. The final principal payment of $304,000 is due and payable in January 2006. The equipment purchased from the proceeds of these loans is collateral for the outstanding amounts due. In addition, through December 31, 2004, one of the loans requires SNFGC to maintain a minimum percentage of the vendor's slot machine product on the Company's gaming floor.

        Maturities of the Company's long-term debt and required sinking fund deposits are as follows:

	Term Loan	Equipment Financing	Total Long-term debt maturities	Required Sinking Fund Deposits
	(In Thousands)
Fiscal year ended September 30:
2004	$—	$12,214	$12,214	$6,000
2005	—	12,981	12,981	28,500
2006	—	3,658	3,658	22,000
2007	—	4	4	19,000
2008	57,300	—	57,300	4,500

	$57,300	$28,857	$86,157	$80,000

        The Company does not have scheduled maturities beyond fiscal year 2008.

11.   Related Party Transactions

Land Lease from the Nation to SNFGC

        The Nation entered into an operating lease agreement (Head Lease) with SNFGC on October 25, 2002, for use of the land and the original Facility. The lease term is for 21 years and requires monthly rent payments of $1,000,000, annually $12,000,000. Rent payments commenced July 1, 2003. Rent is payable only to the extent that sufficient funds are available from the net proceeds derived from the operation of the casino facility and other commercial activities related to the operation of the casino. Rent payments are subordinate to the payment required under the term loan. During the fiscal year ended September 30, 2003, SNFGC made lease payments to the Nation of $3,000,000.

        The Nation, as required by the Compact, has caused SNFGC to sublease the Premises to ESD pursuant to a certain sublease agreement, whereby a nominal Annual Rental payment is made for 21 years. ESD, as required by the Compact, leases back the Premises to SGC under a sub-sublease agreement.

Other Related Party Transactions

        In November 2002, the Company reimbursed the Nation $2,408,000 representing the development costs incurred by the Nation in obtaining Class III gaming approval and other SGC formation costs. This amount was recorded as a liability at September 30, 2002. Also, the Nation advanced $1 million to the Company on a short-term basis through October 2002 ($250,000 balance at September 30, 2002), for operating cash needs; this advance was repaid by the Company to the Nation in November 2002.

        The Company is charged by the Nation for SGA costs, which are incurred by the Nation. SGA costs charged to the Company were approximately $3.6 million in 2003 (none in 2002). The Company also incurs costs which are passed through the Nation for New York State gaming regulatory services and New York State Police services. The Company has recorded approximately $2.6 million in 2003 (none in 2002) in connection with these services. At September 30, 2003, approximately $2.8 million of the SGA, other regulatory and police costs are recorded as other current liabilities.

        SGC incurred legal fees of $229,000 primarily for regulatory and Compact matters during 2003 from a law firm which specializes in gaming regulatory issues in which the President/CEO of SGC is a partner. The President/CEO did not receive any remuneration from the law firm during 2003, and is not actively involved in its management.

        During 2003, the Company purchased $317,000 of tobacco products from an entity where the owner is an SGA Commissioner.

12.   Commitments and Contingencies

Litigation

        Litigation concerning the constitutionality of Class III gaming was filed on behalf of an individual against the Governor of the State of New York. The litigation seeks a declaratory judgment that the gaming laws passed by the New York Legislature in 2001, which authorized the Compact between the Nation and the State of New York, are unconstitutional. In July 2003, a New York State Supreme Court ruled that the New York Legislature did not violate the state constitution by authorizing the governor to enter compacts with Indian tribes. This decision is expected to be appealed. Based on the facts presently known, the Company does not believe the outcome of these proceedings will have a material adverse effect on its financial condition or results of operations.

        The Company is a defendant in certain litigation incurred in the normal course of business. In the opinion of management, based on advice of counsel, the aggregate liability, if any, arising from such litigation will not have a material adverse effect on the Company's financial condition or results of operations.

The Seneca Nation Compact

        As part of its Compact, the Nation agrees to contribute to the State of New York a portion of the proceeds from the operation and conduct of each category of Gaming Device for which exclusivity exists, based on the win of such machines (cash dropped into machines, after payouts but before expenses) and totaled on a cumulative quarterly basis to be adjusted annually at the end of the relevant calendar year. The contribution to the State of New York also referred to as the exclusivity fee, for years 1-4 is 18% paid on an annual basis. Thereafter, the contribution is 22% for years 5-7 on a semi-annual basis and 25% for years 8-14 on a quarterly basis.

        Amounts due to New York State totaling $28,959,000 for the fiscal year ended September 30, 2003, are recorded as Exclusivity Fees on the accompanying balance sheet. The total balance is expected to be paid in the following fiscal year.

Contingent Liability

        The sub-sublease agreement with ESD (see Note 11) requires the Company to make a one-time Supplemental Rent payment of approximately $23.9 million to ESD in the event SNFGC begins operations of a Permanent Gaming Facility. The Supplemental Rent represents the remaining general obligation bonds outstanding issued by ESD in connection with financing of the original Niagara Falls Convention Center. Payment in full of Supplemental Rent shall fulfill the Nation's obligation under the Compact with respect to such bonds. The meaning of Permanent Gaming Facility provides for portions of the structure within the City of Niagara Falls, other than the Facility, in which the Nation conducts Class III gaming pursuant to the Compact.

        While it is the intent of the Company to eventually expand its Class III gaming operations beyond the Facility, an expansion would be subject to several factors including financing, design, and construction delays. If the Company's plans are finalized and the mitigating factors are resolved, the Company will recognize this contingency. Payment to ESD is not required until Class III gaming commences in the Permanent Gaming Facility, though as a condition of the Term Loan Agreement the $24 million amount is required to be placed in escrow or satisfied through obtaining a letter of credit 60 days prior to commencement of a Permanent Gaming Facility.

Additional Casino Locations and Expansion

        As described in Note 1, the Compact provides the Nation the exclusive right to conduct Class III gaming activities at three sites in the western region of the State of New York. The Company began the design and planning phase for a casino on the Salamanca, New York territorial land, which it expects to open in May 2004. The Nation is in the process of site selection for the third site in Erie County, New York. These two facilities as well as expansion to SNFGC will require significant capital outlays. The amount and timing of these capital expenditures are dependent on various factors including financing availability, certain Nation and governmental approvals, and construction timelines.

Parking Garage and Bus Lobby Construction

        During the year, the Company approved construction of a parking garage and bus lobby at the SNFGC site. The Company received notification that the total estimated construction cost of the parking garage and bus lobby would be $33,236,000. The Company has capitalized, as construction-in-progress, $2,604,000 during the fiscal year ended September 30, 2003. The parking garage and bus lobby are expected to be completed in 2004.

Operating Leases

        In addition to its Head Lease with the Nation (Note 11), the Company rents land and building space for the SNFGC casino facility, an employee parking lot and warehouse space under operating leases. The lease terms vary from yearly to 21 years with renewal options. Total rent expense under all operating leases was $4 million for 2003 and $0 for 2002. Minimum rents due under the leases (including the Head Lease) are as follows:

(In Thousands)
Fiscal year ended September 30:
2004	$12,984
2005	2,924
2006	2,924
2007	2,533
2008	2,098
Thereafter	180,000

$243,463

13.   Condensed Consolidating Financial Statement Information

        SGC (the Parent) has initiated a process to issue debt securities. It is expected that these securities will be guaranteed by STGC and SEGC (collectively the Guarantors). SNFGC (the Non-Guarantor) will not guarantee the debt securities until after repayment of its existing term loan in November 2007.

        Condensed consolidating financial information for the Parent and Guarantors and Non-Guarantor is as follows (in thousands):

Condensed Consolidating Balance Sheet
September 30, 2003

	Parent and Guarantors	Non- Guarantor	Eliminations	Total
Assets
Cash and cash equivalents	$—	$59,628	$—	$59,628
Other current assets	15,000	5,229	(15,204)	5,025

Total current assets	15,000	64,857	(15,204)	64,653
Property and equipment, net	—	105,499	—	105,499
Other long-term assets	201	11,396	—	11,597

Total assets	$15,201	$181,752	$(15,204)	$181,749

Liability and Capital
Current liabilities	$204	$75,810	$(15,204)	$60,810
Long-term debt	73,943	—	73,943
Total capital	14,997	31,999	—	46,996

Total liabilities and capital	$15,201	$181,752	$(15,204)	$181,749

Condensed Consolidating Statement of Operations
For the Year Ended September 30, 2003

	Parent and Guarantors	Non- Guarantor	Total
Net revenues	$—	$195,756	$195,756
Expenses
Gaming and other operations	—	72,274	72,274
Advertising, general and administrative	—	42,176	42,176
Pre-opening costs	3	7,152	7,155
Depreciation and amortization	—	9,660	9,660

Total operating expenses	3	131,262	131,265

Operating income (loss)	(3)	64,494	64,491
Interest income	—	44	44
Interest expense	—	(14,578)	(14,578)

Net income (loss)	$(3)	$49,960	$49,957

Condensed Consolidating Statement of Cash Flows

	For the Year Ended September 30, 2003
	Parent and Guarantors	Non- Guarantor	Total
Net cash flows provided by (used in) operations	$(3)	$97,723	$97,720

Net cash used in investing activities	(201)	(118,762)	(118,963)

Proceeds from term loan and notes payable	—	94,644	94,644
Repayment of notes payable	—	(8,737)	(8,737)
Payment of deferred financing costs	—	(5,168)	(5,168)
Intercompany transactions	204	(204)	—

Net cash provided by financing activities	204	80,535	80,739

Net increase in cash and cash equivalents	—	59,496	59,496
Cash and cash equivalents at beginning of period	—	132	132

Cash and cash equivalents at end of period	$—	$59,628	$59,628

        As of September 30, 2002, all amounts in the consolidated financial statements consist of the financial position and results of operations and cash flows of SNFGC.

SENECA GAMING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2004	September 30, 2003
	(In thousands)
	(Unaudited)
Assets
Cash and cash equivalents	$26,826	$59,628
Accounts receivable, net	1,111	1,792
Inventories	1,020	1,059
Other current assets	2,098	2,174

Total current assets	31,055	64,653
Property and equipment, net	181,203	105,499
Other long-term assets	10,904	11,597

Total assets	$223,162	$181,749

Liabilities and capital
Liabilities:
Current portion of long-term debt	$13,007	$12,214
Obligation to Empire State Development Corporation	23,936	—
Trade payables	3,873	1,243
Construction payables	8,861	2,575
Federal and state liabilities	11,404	28,959
Dividend payable to Nation	2,576	—
Other current liabilities	16,738	15,819

Total current liabilities	80,395	60,810
Long-term debt	67,652	73,943
Total liabilities	148,047	134,753

Capital:
Retained earnings	75,115	46,996

Total liabilities and capital	$223,162	$181,749

See accompanying notes.

SENECA GAMING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND CHANGES IN CAPITAL
(Unaudited)

	Six months ended March 31,
	2004	2003
	(In thousands)
Revenues
Gaming	$141,954	$51,445
Food and beverage	12,466	4,345
Retail, entertainment, and other	5,120	925
Less promotional allowances	(9,455)	(2,045)

Net revenues	150,085	54,670
Expenses
Gaming	38,950	15,595
Food and beverage	10,445	5,383
Retail, entertainment, and other	3,078	525
Advertising, general, and administrative	37,268	12,435
Pre-opening costs	1,027	7,201
Depreciation and amortization	7,116	3,258

Total operating expenses	97,884	44,397

Operating income	52,201	10,273
Interest income	268	11
Interest expense	(9,674)	(4,724)

Net income	42,795	5,560
Beginning capital balance	46,996	(2,961)
Land distributions to Nation	(11,666)	—
Dividends to Nation	(3,010)	—

Ending capital balance	$75,115	$2,599

See accompanying notes.

SENECA GAMING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six months ended March 31,
	2004	2003
	(In thousands)
Cash flows provided by operating activities
Net income	$42,795	$5,560
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,501	2,878
Amortization of deferred financing costs	615	380
Provision for bad debts	55	20
Changes in operating assets and liabilities:
Current assets	741	(2,482)
Current liabilities	(14,006)	20,914
Due to Nation for developmental and organizational costs	—	(2,408)

Net cash provided by operating activities	36,701	24,862
Cash flows from investing activities
Purchases of property and equipment	(51,983)	(89,420)
Payments for land acquisitions and other assets	(5,093)	(2,077)

Net cash used in investing activities	(57,076)	(91,497)
Cash flows from financing activities
Proceeds from term loan	—	57,300
Proceeds from notes payable — equipment and other	1,128	37,344
Repayments of notes payable — equipment and other	(6,626)	(2,593)
Net repayments from note payable to Nation	—	(250)
Deposits to sinking fund	(6,008)	—
Payment of deferred financing costs	(487)	(4,724)
Cash dividends to the Nation	(434)	—

Net cash (used in) provided by financing activities	(12,427)	87,077

(Decrease) increase in cash and cash equivalents	(32,802)	20,442
Cash and cash equivalents at beginning of period	59,628	132

Cash and cash equivalents at end of period	$26,826	$20,574

See accompanying notes.

SENECA GAMING CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.     Organization and Basis of Presentation

        The condensed consolidated financial statements include the accounts of Seneca Gaming Corporation and its wholly owned subsidiaries (SGC or the Company). In consolidation, all intercompany balances and transactions have been eliminated. The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, the condensed financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of such condensed financial statements have been included. Operating results for the six-month period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ended September 30, 2004.

        The condensed consolidated balance sheet at September 30, 2003 has been derived from the audited financial statements at that date, but does not include all of the financial information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the Company's consolidated financial statements and the notes thereto for the year ended September 30, 2003.

        SGC, which was created on August 1, 2002, is wholly owned by the Seneca Nation of Indians (the Nation). The Nation is a federally recognized Indian tribe with total territorial land comprising approximately 54,000 acres in the Western New York region. SGC was organized by the Nation to operate and manage its Class III Gaming activities pursuant to the Indian Gaming Regulatory Act of 1988 (the IGRA). Under IGRA, federally recognized Indian tribes are permitted to conduct full-scale casino gaming operations on tribal land, subject to, among other things, the negotiation of a compact with the affected state. Pursuant to IGRA, the Nation entered into the Nation-State Gaming Compact with the State of New York dated April 12, 2002 (the Compact), which has been approved by the Bureau of Indian Affairs, Department of the Interior. The Compact provides the Nation the exclusive right to conduct Class III gaming activities at three sites in the western region of the State of New York.

        The Nation established and authorized its Tribal Council (the Council) to act on the Nation's behalf with respect to SGC, and established the Seneca Gaming Authority (SGA) to regulate the gaming activities of SGC under the Compact.

        The SGC Board of Directors authorized the creation of three subsidiary corporations to operate the three sites authorized by the Compact. In addition, the SGC Board of Directors hired the executive management of SGC, including the President/Chief Executive Officer, to oversee, develop, and manage the three sites. The subsidiary corporations are as follows:

  •
  Seneca Niagara Falls Gaming Corporation (SNFGC)

  •
  Seneca Territory Gaming Corporation (STGC)

  •
  Seneca Erie Gaming Corporation (SEGC)

        SNFGC was formed on August 1, 2002 to operate the Nation's gaming activities in Niagara Falls, New York. Operations at SNFGC commenced December 31, 2002.

        In connection with the approval of the Compact on October 25, 2002, the State of New York transferred to the Nation certain property upon which the former Niagara Falls, New York, Convention

Center (the Facility) was located. The Nation leased the property to SNFGC pursuant to a lease agreement dated October 25, 2002.

        SNFGC then leased the property to the Empire State Development Corporation (the ESD) pursuant to a sublease agreement dated October 25, 2002. The ESD then subleased the property back to SNFGC under a sub-sublease agreement also dated as of October 25, 2002. The SNFGC casino is located on this leased property site and operates in the renovated facility.

        STGC was formed on September 20, 2003 to operate the Nation's gaming activities in Salamanca, New York on its territorial land. STGC is in the process of constructing a casino facility, and recruiting and training personnel. STGC expects to complete the construction of the initial casino facility and commence casino operations in May of 2004.

        SEGC was formed on August 9, 2003 to operate the Nation's gaming activities in Erie County, New York. SEGC has entered into a non-binding letter of intent to purchase approximately 57.1 acres of property in Cheektowaga, New York. SEGC plans to construct its casino on this property, subject to certain factors. These factors include SEGC's ability to enter into a definitive purchase agreement and having the U.S. Department of the Interior place this land in restricted fee status for gaming. Based on the letter of intent, the purchase agreement will provide that if SEGC is unable to have this land placed in restricted fee status for gaming purposes or if a relevant taxing jurisdiction objects to such action, SEGC will have the right to withdraw its offer and terminate the purchase agreement, or if the purchase has been consummated, to rescind the purchase.

2.     Long-Term Debt

        Long term debt, as described below, consist of the following:

	March 31, 2004	September 30, 2003
	(In Thousands)
Term loan	$57,300	$57,300
Equipment financing and other	23,359	28,857

	80,659	86,157
Less current maturities of long-term debt	(13,007)	(12,214)

Long-term debt	$67,652	$73,943

Term Loan

        SNFGC entered into a five year Term Loan Agreement (the Agreement) with Freemantle Limited, (Lender, or Freemantle) dated November 22, 2002. The Agreement provides that the Lender will provide up to $80 million in financing for the initial construction of the SNFGC casino facility and other related costs. As of March 31, 2004, $57.3 million was outstanding. SNFGC is obligated to borrow the remaining amount, $22.7 million, prior to the termination of the Agreement. The entire outstanding balance is due on November 22, 2007.

        SNFGC pays interest on a monthly basis in arrears based on the outstanding principal balance at the one-month LIBOR plus twenty-nine percent (29%). In addition, SNFGC incurs an availability fee of 0.5% on the unborrowed amount.

        SNFGC has pledged substantially all of its assets as collateral for the outstanding amounts due under the Agreement. SNFGC is permitted to pledge its equipment, including slot machines, to support an additional $35.4 million of equipment financing from other lenders. During the term of the Agreement, this amount is permitted to be re-borrowed; however, the maturity date of new financing must be the same as or exceed the maturity date of the Agreement. As of March 31, 2004, SNFGC had $12.6 million available to be borrowed from other lenders. In addition, SNFGC cannot borrow additional funds, other than borrowings for equipment, until the entire $80.0 million under the Agreement has been borrowed. Any additional borrowings, except for the permitted equipment financing, cannot rank pari-passu with the borrowings from the Agreement unless permitted by the Lender.

        SNFGC is also obligated to make payments into a sinking fund account to be held for the benefit of and as additional collateral for the Lender. The first required deposit of $6.0 million was made on December 31, 2003 and is included in other long-term assets at March 31, 2004. The next required payment to the sinking fund of $12.0 million is due on or before December 31, 2004. Commencing January 1, 2005 and through December 31, 2006, equal quarterly payments in the amount of $5.5 million each are due on or before the last day of each calendar quarter, resulting in annual payments of $22.0 million. Commencing January 1, 2007 through the maturity date of the Agreement, November 22, 2007, three equal quarterly payments are due on or before the last day of the first three calendar quarters and one final payment is due on the maturity date, of $4.5 million, or $18.0 million in total. SNFGC may satisfy these amounts by entering into an unconditional bank loan commitment or irrevocable standby letter of credit for the benefit of the Lender.

        The Agreement contains various covenants; these include, but are not limited to, restrictions on SNFGC's ability to pay dividends, guarantee of debt, limitation on additional borrowings, uses of cash, minimum debt coverage, and debt coverage threshold ratios. In addition, the Agreement requires SNFGC to maintain, at all times through the maturity of the Agreement, a minimum cash balance of $10.0 million.

Equipment Financing

        SNFGC entered into five financing arrangements with certain slot machine vendors providing approximately $37 million of loans to finance SNFGC's gaming equipment, including its slot machines. Interest rates on these loans range from 6.0% to 6.42%. Four of the notes mature in December 2005, and the other note matures in January 2006. Through December 2005, monthly principal payments total approximately $1.1 million. The final principal payment of $304,000 is due and payable in January 2006. The equipment purchased from the proceeds of these loans is collateral for the outstanding amounts due. In addition, through December 31, 2004, one of the loans requires SNFGC to maintain a minimum percentage of the vendor's slot machine product on the Company's gaming floor.

3.     Related Party Transactions

Land Lease from the Nation to SNFGC

        The Nation entered into an operating lease agreement (Head Lease) with SNFGC on October 25, 2002, for use of the land and the original Facility. The lease term is for 21 years and requires monthly rent payments of $1,000,000, annually $12,000,000. Rent payments commenced July 1, 2003. Rent is payable only to the extent that sufficient funds are available from the net proceeds derived from the operation of the casino facility and other commercial activities related to the operation of the casino. Rent payments are subordinate to the payment required under the term loan. During the six months ended March 31, 2004, SNFGC made lease payments to the Nation of $6,000,000 (none during six months ended March 31, 2003).

        The Nation, as required by the Compact, has caused SNFGC to sublease the Premises to ESD pursuant to a certain sublease agreement, whereby a nominal Annual Rental payment is made for 21 years. As discussed in Note 4, ESD leases back the Premises to SGC under a sub-sublease agreement.

Other Related Party Transactions

        During March 2004, the Company declared a dividend to the Nation of $3,010,000. Of this amount, $434,000 was paid to the Nation in March 2004, the remaining $2,576,000 is payable in equal installments from April through September 2004.

        During the six months ended March 31, 2004, the Company distributed land that was purchased for use in its casino operations to the Nation. The amount of the distributions of $11.7 million are based on the acquisition costs of the land.

        The Company is charged by the Nation for SGA costs, which are incurred by the Nation. SGA costs charged to the Company were approximately $2.5 million and $1.3 million for the six months ended March 31, 2004 and 2003, respectively. The Company also incurs costs, which are passed through the Nation for New York State gaming regulatory services and New York State Police services. The Company has recorded approximately $1.7 million and $1.1 million for the six months ended March 31, 2004 and 2003, respectively, in connection with these services. The Company believes that all expenses incurred by the Nation on behalf of the Company have been properly allocated to the Company.

        In November 2002, the Company reimbursed the Nation $2,408,000 representing the development costs incurred by the Nation in obtaining Class III gaming approval and other SGC formation costs. This amount was recorded as a liability at September 30, 2002.

4.     Sub-Sublease Agreement with Empire State Development Corporation

        The sub-sublease agreement with Empire State Development Corporation (ESD) requires the Company to make a one-time Supplemental Rent payment of approximately $23.9 million to ESD in the event SNFGC begins operations of a Permanent Gaming Facility. The Supplemental Rent represents the remaining general obligation bonds outstanding issued by ESD in connection with financing of the original Niagara Falls Convention Center. Payment in full of the Supplemental Rent fulfills the Nation's obligation under the Compact with respect to such bonds. "Permanent Gaming Facility" is defined as any portion of a structure within the City of Niagara Falls, other than the Facility in which the Nation conducts Class III gaming pursuant to the Compact. Based on the Company's planned expansion in Niagara Falls, which is intended to include Class III gaming beyond the Facility, the Company has recorded this $23.9 million liability, with a corresponding amount capitalized as a building cost. Payment to ESD is not required until Class III gaming commences in the Permanent Gaming Facility, although a condition of the Term Loan Agreement requires the $23.9 million payment to be placed in escrow or otherwise satisfied through a letter of credit 60 days prior to commencement of a Permanent Gaming Facility as defined.

5.     Commitments and Contingencies

Litigation

        Litigation concerning the constitutionality of Class III gaming was filed on behalf of an individual against the Governor of the State of New York. The litigation seeks a declaratory judgment that the gaming laws passed by the New York Legislature in 2001, which authorized the Compact between the Nation and the State of New York, are unconstitutional. In July 2003, a New York State Supreme Court ruled that the New York Legislature did not violate the state constitution by authorizing the governor to enter compacts with Indian tribes.

        This decision is expected to be appealed. Based on the facts presently known, the Company does not believe the outcome of these proceedings will have a material adverse effect on its financial condition or results of operations.

        The Company is a defendant in certain litigation incurred in the normal course of business. In the opinion of management, based on advice of counsel, the aggregate liability, if any, arising from such litigation will not have a material adverse effect on the Company's financial condition or results of operations.

The Seneca Nation Compact

        As part of its Compact, the Nation agrees to contribute to the State of New York a portion of the proceeds from the operation and conduct of each category of Gaming Device for which exclusivity exists, based on the win of such machines (cash dropped into machines, after payouts but before expenses) and totaled on a cumulative quarterly basis to be adjusted annually at the end of the relevant calendar year. The contribution to the State of New York also referred to as the exclusivity fee, for years 1-4 is 18% paid on an annual basis. Thereafter, the contribution is 22% for years 5-7 on a semi-annual basis and 25% for years 8-14 on a quarterly basis.

        During January 2004, the Nation paid New York State approximately $39 million, representing the exclusivity fee for the 2003 calendar year. The exclusivity fee liability as of March 31, 2004, and September 30, 2003 is approximately $11.2 million and $28.9 million, respectively, and is included in the liability for federal and state fees on the accompanying balance sheet.

Additional Casino Locations and Expansion

        As described in Note 1, the Compact provides the Nation the exclusive right to conduct Class III gaming activities at three sites in the western region of the State of New York. STGC is in the process of constructing a casino facility, and recruiting and training personnel. STGC expects to complete the construction of the initial casino facility and commence casino operations in May of 2004. SEGC has selected a site for its casino in Cheektowaga, New York. Its construction and operating plans are contingent on obtaining various governmental approvals. These two facilities as well as expansion to SNFGC will require significant capital outlays. The amount and timing of these capital expenditures are dependent on various factors including financing availability, certain Nation and governmental approvals, and construction timelines.

6.     Condensed Consolidating Financial Statement Information

        SGC (the Parent) has initiated a process to issue debt securities. It is expected that these securities will be guaranteed by STGC and SEGC (collectively the Guarantors). SNFGC (the Non-Guarantor) will not guarantee the debt securities until after repayment of its existing term loan in November 2007.

        Condensed consolidating financial information for the Parent and Guarantors and Non-Guarantor is as follows (in thousands):

Condensed Consolidating Balance Sheet

	March 31, 2004
	Parent and Guarantors	Non-Guarantor	Total
Assets
Cash and cash equivalents	$3,124	$23,702	$26,826
Other current assets	154	4,075	4,229

Total current assets	3,278	27,777	31,055
Property and equipment, net	23,259	157,944	181,203
Other long-term assets	358	10,546	10,904

Total assets	$26,895	$196,267	$223,162

Liabilities and Capital
Current liabilities	$10,082	$70,313	$80,395
Long term debt	140	67,512	67,652
Total capital	16,673	58,442	75,115

Total liabilities and capital	$26,895	$196,267	$223,162

Condensed Consolidating Statement of Operations
For the Six Months Ended March 31, 2004

	Parent and Guarantors	Non-Guarantor	Total
Net revenues	$—	$150,085	$150,085
Expenses
Gaming and other operations	—	52,473	52,473
Advertising, general and administrative	114	37,154	37,268
Pre-opening costs	1,027	—	1,027
Depreciation and amortization	4	7,112	7,116

Total operating expenses	1,145	96,739	97,884

Operating income (loss)	(1,145)	53,346	52,201
Interest income	210	58	268
Interest expense	(6)	(9,668)	(9,674)

Net income (loss)	$(941)	$43,736	$42,795

Condensed Consolidating Statement of Cash Flows
For the Six Months Ended March 31, 2004

	Parent and Guarantors	Non-Guarantors	Total
Net cash flows provided by (used in) operations	$(517)	$37,218	$36,701

Net cash used in investing activities	(21,266)	(35,810)	(57,076)

Proceeds from note payable	1,128	—	1,128
Repayment of notes payable	(530)	(6,096)	(6,626)
Payment to sinking fund	—	(6,008)	(6,008)
Dividend from SNFGC to SGC	25,000	(25,000)	—
Payment of deferred financing costs	(71)	(416)	(487)
Intercompany transactions	(186)	186	—
Cash dividend to the Nation	(434)	—	(434)

Net cash provided by (used in) financing activities	24,907	(37,334)	(12,427)

Net increase (decrease) in cash and cash equivalents	3,124	(35,926)	(32,802)
Cash and cash equivalents at beginning of period	—	59,628	59,628

Cash and cash equivalents at end of period	$3,124	$23,702	$26,826

PART II

Information Not Required In Prospectus

Item 20. Indemnification of Officers and Directors

        Under the Company's charter, the Company must indemnify its officers and directors if any of them is a party or is threatened to be made a party to any threatened action or proceeding by reason that he or she is or was an officer or director, or person acting at the official direction of an officer or director, against expenses (including attorneys' fees), judgments, fines and amounts in connection with such action, suit or proceeding, if such person had no reasonable cause to believe that his or her conduct was unlawful or otherwise improper. Despite the foregoing, the Company's charter prohibits the indemnification of officers or directors who are adjudged liable for willful misconduct or a violation of the criminal law in the performance of such person's duty to the Company, unless the court in which such action or suit is brought determines that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

        Section 2 of Article VIII of the Company's bylaws provides that the Company must indemnify its officers and directors if any of them is serving or has served in any capacity at the request of the Company in another corporation, partnership, joint venture, employee benefit plan or other enterprise. This section of the bylaws prohibits the indemnification of any person if a judgment or other final adjudication adverse to the person establishes, or the board of directors in good faith determines, that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action or that he or she personally gained a financial profit or other advantage to which he or she was not legally entitled. The bylaws further require the Company to, upon request by a person who is entitled to be indemnified by the Company, pay or promptly reimburse such person's reasonably incurred expenses in connection with a threatened or pending action or proceeding prior to its final disposition. However, no advancement of expenses may be made unless such person makes a binding written commitment to repay the Company, with interest, for any amount advanced for which it is ultimately determined that he or she is not entitled to be indemnified.

        Under the Company's bylaws, the Company is not required to purchase directors' and officers' liability insurance, but may purchase such insurance if authorized and approved by the board. The Company's bylaws authorize the board to enter into agreements on behalf of the Company with any officer or director providing them with rights to indemnification or advancement of expenses subject to the limitations of Section 2 of Article VIII.

Item 21. Exhibits and Financial Statement Schedules

        The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Exhibits
*1.1	Purchase Agreement, dated April 29, 2004, by and among the Company, the Guarantors defined therein and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Wells Fargo Securities, LLC, as the Initial Purchasers.
*3.1	Third Amended and Restated Charter of Seneca Gaming Corporation.
*3.2	Amended and Restated Bylaws of Seneca Gaming Corporation.
*3.3	Charter of Seneca Territory Gaming Corporation.
*3.4	Bylaws of Seneca Territory Gaming Corporation.

*3.5	Charter of Seneca Erie Gaming Corporation.
*3.6	Bylaws of Seneca Erie Gaming Corporation.
*3.7	Amended and Restated Charter of Seneca Niagara Falls Gaming Corporation.
*3.8	Second Amended and Restated Bylaws of Seneca Niagara Falls Gaming Corporation.
*4.1
Indenture, dated as of May 5, 2004, among the Company, the Guarantors as defined therein, SNFGC and Wells Fargo Bank, National Association, as Trustee, relating to our $300,000,000 principal amount 7 1/4% Senior Notes due 2012 (including form of note).
*4.2
Registration Rights Agreement, dated as of May 5, 2004, by and among the Company, the Guarantors party thereto and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Wells Fargo Securities, LLC, as the Initial Purchasers.
*4.3
Nation Agreement, dated May 5, 2004, between Seneca Nation of Indians, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America Securities LLC and Wells Fargo Securities, LLC, collectively as the Initial Purchasers, and Wells Fargo Bank, National Association, as Trustee.
*4.4	Assignment and Plan of Distribution Agreement, entered into and effective as of May 5, 2004, by and between Seneca Nation of Indians and the Company.
†5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP.
*10.1	Nation-State Gaming Compact between Seneca Nation of Indians and State of New York, effective December 9, 2002.
*10.2	Term Loan Agreement, dated as of November 22, 2002, between Freemantle Limited, as Lender, and SNFGC, as Borrower, as amended on December 6, 2002.
*10.3	Nation Agreement, dated as of November 22, 2002, between Freemantle Limited, as Lender, and SNFGC, as Borrower.
*10.4	Agreement of Lease ("Head Lease Agreement"), dated as of October 25, 2002, between Seneca Nation of Indians, as Landlord, and SNFGC, as Tenant, as amended on December 23, 2002.
*10.5	Non-binding Letter of Intent regarding Offer to Purchase Airborne Business Park Site, executed on April 9, 2004, between Uniland Development Company and SEGC.
†10.6	Agreement, dated as of October 15, 2003, between SNFGC, as Owner, and Klewin Building Company, Inc., as Design/Builder.
†10.7	First Amendment to Design/Build Agreement, dated as of February 10, 2004, by and between SNFGC, as Owner, and Klewin Building Company, Inc., as Design/Builder.
*10.8	Amended and Restated Employment Agreement, dated April 13, 2004, between the Company and G. Michael Brown.
*10.9	Employment Agreement, dated July 13, 2004, between SGC and Barry W. Brandon.
*10.10	Amended and Restated Employment Agreement, dated July 13, 2004, between SGC and Annette Mohawk Smith.
*10.11	Amended and Restated Employment Agreement, dated July 13, 2004, between SGC and John Pasqualoni.

*10.12	Amended and Restated Employment Agreement, dated July 13, 2004, between SGC and Joseph D'Amato.
*10.13	Amended and Restated Employment Agreement, dated July 13, 2004, between SGC and Michael F. Speller.
*12.1	Statement regarding Computation of Ratios.
*21.1	List of Subsidiaries of the Company.
*23.1	Consent of Ernst & Young LLP.
†23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
*24.1	Power of Attorney (included on the signature pages of this Registration Statement).
*25.1	Statement of Eligibility of Trustee.
*99.1	Letter of Transmittal.
*99.2	Form of Notice of Guaranteed Delivery.
*99.3	Form of Notice to Investors.
*99.4	Form of Notice to Broker Dealers.

*
Filed herewith.

†
To be filed by amendment

ITEM 22. Undertakings

(a)
The each of the undersigned co-registrants hereby undertakes:

        (1)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (2)   To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (3)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (4)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

        (5)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (7)   To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Seneca Gaming Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Niagara Falls, State of New York, on July 23, 2004.

SENECA GAMING CORPORATION
By:	/s/ G. MICHAEL BROWN Name: G. Michael Brown Title: President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints G. Michael Brown his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign on his or her behalf individually and in each capacity stated below any or all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits and other documents relating thereto, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on July 23, 2004.

Signature	Title

/s/ G. MICHAEL BROWN G. Michael Brown	President and Chief Executive Officer (Principal Executive Officer)
/s/ ANNETTE MOHAWK SMITH Annette Mohawk Smith	Treasurer, Chief Financial Officer and Director (Principal Financial Officer)
/s/ JOSEPH D'AMATO Joseph D'amato	Senior Vice President, Finance and Administration (Principal Accounting Officer)
/s/ CYRUS M. SCHINDLER Cyrus M. Schindler	Chairman of the Board of Directors
/s/ NATALIE A. HEMLOCK Natalie A. Hemlock	Vice Chairman of the Board of Directors
/s/ BRUCE A. SNOW Bruce A. Snow	Director

/s/ BERGAL L. MITCHELL, III Bergal L. Mitchell, III	Director
/s/ RICKEY L. ARMSTRONG Rickey L. Armstrong	Director
/s/ ADRIAN V. STEVENS Adrian V. Stevens	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Seneca Territory Gaming Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Niagara Falls, State of New York, on July 23, 2004.

SENECA TERRITORY GAMING CORPORATION
BY:	/S/ G. MICHAEL BROWN Name: G. Michael Brown Title: President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints G. Michael Brown his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign on his or her behalf individually and in each capacity stated below any or all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits and other documents relating thereto, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on July 23, 2003.

Signature	Title

/s/ G. MICHAEL BROWN G. Michael Brown	President and Chief Executive Officer (Principal Executive Officer)
/s/ ANNETTE MOHAWK SMITH Annette Mohawk Smith	Treasurer, Chief Financial Officer and Director (Principal Financial Officer)
/s/ JOSEPH D'AMATO Joseph D'amato	Senior Vice President, Finance and Administration (Principal Accounting Officer)
/s/ RICKEY L. ARMSTRONG Rickey L. Armstrong	Chairman of the Board of Directors
/s/ TINA ABRAMS Tina Abrams	Director
/s/ RICHARD FRANK Richard Frank	Director

/s/ PAULINE JOHN Pauline John	Director
/s/ MICHAEL LEAF Michael Leaf	Director
/s/ NATALIE A. HEMLOCK Natalie A. Hemlock	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Seneca Erie Gaming Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Niagara Falls, State of New York, on July 23, 2004.

SENECA ERIE GAMING CORPORATION
BY:	/S/ G. MICHAEL BROWN Name: G. Michael Brown Title: President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints G. Michael Brown his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign on his or her behalf individually and in each capacity stated below any or all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits and other documents relating thereto, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on July 23, 2003.

Signature	Title

/s/ G. MICHAEL BROWN G. Michael Brown	President and Chief Executive Officer (Principal Executive Officer)
/s/ ANNETTE MOHAWK SMITH Annette Mohawk Smith	Treasurer, Chief Financial Officer and Director (Principal Financial Officer)
/s/ JOSEPH D'AMATO Joseph D'amato	Senior Vice President, Finance and Administration (Principal Accounting Officer)
/s/ DONALD "FLIP" WHITE Donald "Flip" White	Chairman of the Board of Directors
/s/ STEWART "JOJO" REDEYE Stewart "JoJo" Redeye	Director
/s/ Duane "Jim" Ray Duane "Jim" Ray	Director

/s/ BRUCE A. SNOW Bruce A. Snow	Director
/s/ STEVE TOME Steve Tome	Director
/s/ CYRUS M. SCHINDLER Cyrus M. Schindler	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Seneca Niagara Falls Gaming Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Niagara Falls, State of New York, on July 23, 2004.

SENECA NIAGARA FALLS GAMING CORPORATION
BY:	/S/ G. MICHAEL BROWN Name: G. Michael Brown Title: President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints G. Michael Brown his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign on his or her behalf individually and in each capacity stated below any or all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits and other documents relating thereto, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on July 23, 2003.

Signature	Title

/s/ G. MICHAEL BROWN G. Michael Brown	President and Chief Executive Officer (Principal Executive Officer)
/s/ ANNETTE MOHAWK SMITH Annette Mohawk Smith	Treasurer, Chief Financial Officer and Director (Principal Financial Officer)
/s/ JOSEPH D'AMATO Joseph D'amato	Senior Vice President, Finance and Administration (Principal Accounting Officer)
/s/ NATALIE A. HEMLOCK Natalie A. Hemlock	Vice Chairman of the Board of Directors
/s/ BRUCE A. SNOW Bruce A. Snow	Director
/s/ BERGAL L. MITCHELL, III Bergal L. Mitchell, III	Director

/s/ RICHARD SENECA Richard Seneca	Director
/s/ ADRIAN V. STEVENS Adrian V. Stevens	Director
/s/ CYRUS M. SCHINDLER Cyrus M. Schindler	Chairman of the Board of Directors

INDEX TO EXHIBITS

Exhibit Number	Exhibits
*1.1	Purchase Agreement, dated April 29, 2004, by and among the Company, the Guarantors defined therein and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Wells Fargo Securities, LLC, as the Initial Purchasers.
*3.1	Third Amended and Restated Charter of Seneca Gaming Corporation.
*3.2	Amended and Restated Bylaws of Seneca Gaming Corporation.
*3.3	Charter of Seneca Territory Gaming Corporation.
*3.4	Bylaws of Seneca Territory Gaming Corporation.
*3.5	Charter of Seneca Erie Gaming Corporation.
*3.6	Bylaws of Seneca Erie Gaming Corporation.
*3.7	Amended and Restated Charter of Seneca Niagara Falls Gaming Corporation.
*3.8	Second Amended and Restated Bylaws of Seneca Niagara Falls Gaming Corporation.
*4.1
Indenture, dated as of May 5, 2004, among the Company, the Guarantors as defined therein, SNFGC and Wells Fargo Bank, National Association, as Trustee, relating to our $300,000,000 principal amount 7 1/4% Senior Notes due 2012 (including form of note).
*4.2
Registration Rights Agreement, dated as of May 5, 2004, by and among the Company, the Guarantors party thereto and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Wells Fargo Securities, LLC, as the Initial Purchasers.
*4.3
Nation Agreement, dated May 5, 2004, between Seneca Nation of Indians, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America Securities LLC and Wells Fargo Securities, LLC, collectively as the Initial Purchasers, and Wells Fargo Bank, National Association, as Trustee.
*4.4	Assignment and Plan of Distribution Agreement, entered into and effective as of May 5, 2004, by and between Seneca Nation of Indians and the Company.
†5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP.
*10.1	Nation-State Gaming Compact between Seneca Nation of Indians and State of New York, effective December 9, 2002.
*10.2	Term Loan Agreement, dated as of November 22, 2002, between Freemantle Limited, as Lender, and SNFGC, as Borrower, as amended on December 6, 2002.
*10.3	Nation Agreement, dated as of November 22, 2002, between Freemantle Limited, as Lender, and SNFGC, as Borrower.
*10.4	Agreement of Lease ("Head Lease Agreement"), dated as of October 25, 2002, between Seneca Nation of Indians, as Landlord, and SNFGC, as Tenant, as amended on December 23, 2002.
*10.5	Non-binding Letter of Intent regarding Offer to Purchase Airborne Business Park Site, executed on April 9, 2004, between Uniland Development Company and SEGC.
†10.6	Agreement, dated as of October 15, 2003, between SNFGC, as Owner, and Klewin Building Company, Inc., as Design/Builder.

†10.7	First Amendment to Design/Build Agreement, dated as of February 10, 2004, by and between SNFGC, as Owner, and Klewin Building Company, Inc., as Design/Builder.
*10.8	Amended and Restated Employment Agreement, dated April 13, 2004, between the Company and G. Michael Brown.
*10.9	Employment Agreement, dated July 13, 2004, between SGC and Barry W. Brandon.
*10.10	Amended and Restated Employment Agreement, dated July 13, 2004, between SGC and Annette Mohawk Smith.
*10.11	Amended and Restated Employment Agreement, dated July 13, 2004, between SGC and John Pasqualoni.
*10.12	Amended and Restated Employment Agreement, dated July 13, 2004, between SGC and Joseph D'Amato.
*10.13	Amended and Restated Employment Agreement, dated July 13, 2004, between SGC and Michael F. Speller.
*12.1	Statement regarding Computation of Ratios.
*21.1	List of Subsidiaries of the Company.
*23.1	Consent of Ernst & Young LLP.
†23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
*24.1	Power of Attorney (included on the signature pages of this Registration Statement).
*25.1	Statement of Eligibility of Trustee.
*99.1	Letter of Transmittal.
*99.2	Form of Notice of Guaranteed Delivery.
*99.3	Form of Notice to Investors.
*99.4	Form of Notice to Broker Dealers.

*
Filed herewith.

†
To be filed by amendment